UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

PIKE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Pike Corporation common stock, par value $0.001 per share

(2)	Aggregate number of securities to which transaction applies:

33,636,030 shares of common stock, which consists of: (i) 32,457,655 shares of common stock (including shares subject to restricted stock units and deferred stock units) issued and outstanding as of September 15, 2014, and (ii) 1,178,375 shares of common stock underlying employee stock options outstanding as of September 15, 2014 with an exercise price of less than $12.00 per share.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $50,513.48 was determined by multiplying 0.0001288 by the proposed maximum aggregate value of the transaction of $392,185,434. The proposed maximum aggregate value of the transaction was calculated as the sum of (i) the product of (a) 32,457,655 issued and outstanding shares of common stock (including shares subject to restricted stock units and deferred stock units) as of September 15, 2014, and (b) the per share merger consideration of $12.00; plus (ii) $2,693,574, the amount expected to be paid to holders of employee stock options outstanding as of September 15, 2014 with an exercise price less than the merger consideration of $12.00 per share.

(4)	Proposed maximum aggregate value of transaction:

$392,185,434

(5)	Total fee paid:

$50,513.48

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY—SUBJECT TO COMPLETION

100 Pike Way, PO Box 868

Mount Airy, North Carolina 27030

[                    ], 2014

Dear Shareholder of Pike Corporation:

You are cordially invited to attend a special meeting of shareholders of Pike Corporation (the “Company,” “we,” “us” or “our”) to be held at [        ], Eastern Time, on [                    ], [                    ], 2014, at the Company’s principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030.

At the special meeting, holders of our common stock, par value $0.001 per share (“Common Stock”), will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 4, 2014 (as it may be amended from time to time, the “merger agreement”), by and among the Company, Pioneer Parent, Inc., a Delaware corporation (“Parent”), and Pioneer Merger Sub, Inc., a North Carolina corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”). Pursuant to the merger agreement, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent. The completion of the merger is conditioned upon, among other things, approval by our shareholders of the merger agreement.

If the merger is completed, then each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be cancelled and converted into the right to receive $12.00 in cash (the “merger consideration”), without interest and less any applicable withholding taxes. The following shares of Common Stock will not be entitled to the merger consideration: (i) shares held by either of the Parent Parties (including certain shares held by J. Eric Pike, Chairman and Chief Executive Officer of the Company, the Joe B. / Anne A. Pike Generation Skipping Trust and Takuan, LLC, an entity controlled and solely owned by Mr. Pike (collectively, the “JEP Investors”), which shares will be contributed to Parent prior to the merger), and (ii) shares held by any of the Company’s shareholders who are entitled to and properly exercise appraisal rights under North Carolina law.

The Board of Directors of the Company (the “Board”) formed a special committee (the “Special Committee”) consisting of five independent and disinterested directors of the Company to evaluate the merger and other alternatives available to the Company. The Special Committee, acting with the advice of its own independent legal and financial advisors, unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its shareholders (other than the JEP Investors), which we refer to as the “unaffiliated shareholders” of the Company, and (ii) recommended that the Board (a) approve, adopt, ratify and confirm the merger agreement, a copy of which is attached as Appendix A to the accompanying proxy statement, (b) approve the merger and the other transactions contemplated by the merger agreement and (c) recommend that the Company’s shareholders approve the merger agreement.

Based in part on the recommendations of the Special Committee, and with the assistance of its outside legal advisor, the Board unanimously (other than Mr. Pike, who did not participate due to his interest in the merger) (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of the Company and its unaffiliated shareholders, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger, and (iii) resolved to recommend that the Company’s shareholders vote for the approval of the merger agreement. Accordingly, the Board unanimously (without Mr. Pike’s participation) recommends that the shareholders of the Company vote “FOR” the proposal to approve the merger agreement.

At the special meeting, shareholders also will be asked to vote on (i) a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and (ii) a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement. The Board unanimously (without Mr. Pike’s participation) recommends that the shareholders of the Company vote “FOR” each of the foregoing proposals.

In considering the recommendation of the Board (without Mr. Pike’s participation), you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of the shareholders of the Company generally. See “Proposal 1: Approval of the Merger Agreement—Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” in the accompanying proxy statement. As of September 15, 2014, the JEP Investors beneficially owned, in the aggregate, 3,008,956 shares of Common Stock (including 870,463 shares subject to options to purchase shares of Common Stock that are currently exercisable or exercisable within 60 days of September 15, 2014), or approximately 9.1% of the total number of issued and outstanding shares of Common Stock as of September 15, 2014, and have agreed with Parent to contribute to Parent 1,644,275 shares of Common Stock (out of the 3,008,956 shares of Common Stock owned by the JEP Investors as of September 15, 2014), and, in the case of Mr. Pike, to provide an additional $1,078,308 (representing proceeds from the disposition of awards of restricted stock units with respect to shares of Common Stock and options to purchase shares of Common Stock) in cash equity financing for the merger, in exchange for common stock of Parent immediately prior to the consummation of the merger.

Your vote is important. Whether or not you plan to attend the special meeting and regardless of the number of shares of Common Stock you own, your careful consideration of, and vote on, the proposal to approve the merger agreement is important, and we encourage you to vote promptly. Under North Carolina law, the merger cannot be completed unless the merger agreement is approved by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon. If you fail to vote or abstain from voting on the merger agreement, the effect will be the same as a vote “AGAINST” approval of the merger agreement.

Under North Carolina law, holders of shares of Common Stock on the record date for the special meeting are entitled to statutory appraisal rights in connection with the merger. This means that if you are such a holder and you comply with the requirements of Article 13 of the North Carolina Business Corporation Act (the “NCBCA”), you are entitled to the “fair value” (as determined pursuant to Article 13 of the NCBCA) of your shares of Common Stock (which amount may be more than, less than or the same as the merger consideration) and to receive payment thereof instead of receiving the merger consideration. This right is explained more fully under “Proposal 1: Approval of the Merger Agreement — Special Factors—Appraisal Rights” in the accompanying proxy statement. A copy of the appraisal rights provisions of Article 13 of the NCBCA is attached as Appendix C to the accompanying proxy statement. We encourage you to read the statute carefully and to consult with legal counsel if you desire to exercise your appraisal rights. A copy of the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2014 (together with the report of the Company’s independent registered public accounting firm regarding such statements) is attached as Appendix D to the accompanying proxy statement.

If you are a shareholder of record (that is, if your shares of Common Stock are registered in your name with our transfer agent, Computershare Trust Company, N.A.), please complete, sign, date and return, as promptly as possible, the accompanying proxy card in the enclosed prepaid reply envelope, or submit your proxy by telephone or via the Internet by following the instructions on the proxy card. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If your shares of Common Stock are held in “street name” through a bank, broker or other nominee, please follow the instructions you receive from your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your shares.

The accompanying proxy statement provides detailed information regarding the matters to be acted on at the special meeting, including any adjournment or postponement thereof. We encourage you to read the entire proxy statement and its appendices, including the merger agreement, carefully. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

Sincerely,

James L. Turner

Lead Independent Director and Chairman of the Special Committee

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [                    ], 2014 and, together with the enclosed form of proxy, is first being mailed to the Company’s shareholders on or about [                    ], 2014.

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. Please remember that in the proposal to approve the merger agreement a failure to vote, or an abstention from voting, will have the same effect as a vote “AGAINST” the proposal. Whether or not you plan to attend the special meeting, please complete, sign, date and promptly mail the enclosed proxy card or submit your proxy by telephone or via the Internet by following the instructions on the proxy card.

PIKE CORPORATION

100 Pike Way, PO Box 868

Mount Airy, North Carolina 27030

(336) 789-2171

Notice of Special Meeting of Shareholders

To Be Held On [                    ], 2014

A special meeting of the shareholders of Pike Corporation, a North Carolina corporation (the “Company,” “we,” “us” or “our”), will be held at [            ], Eastern Time, on [                    ], [                    ], 2014, at the Company’s principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030, for the following purposes:

1.	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 4, 2014, as it may be amended from time to time (the “merger agreement”), by and among the Company, Pioneer Parent, Inc., a Delaware corporation (“Parent”), and Pioneer Merger Sub, Inc., a North Carolina corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “merger”);

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion;

3.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

4.	To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders of record of our common stock, par value $0.001 per share (“Common Stock”), at the close of business on [                    ], 2014 (the “record date”) are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement thereof. A complete list of shareholders entitled to notice of the special meeting will be available for inspection by any shareholder, personally or by or with his or her representative, at the Company’s principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030, during regular business hours beginning [                    ], 2014 and continuing through the special meeting.

Your vote is important, regardless of the number of shares of Common Stock you own. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter is required to approve the merger agreement. The proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement —Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, each require the affirmative vote of the holders of a majority of the votes cast with respect to such matter at the special meeting in person or represented by proxy and entitled to vote thereon. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card as soon as possible or submit your proxy by telephone or via the Internet by following the instructions on the proxy card. If your shares of Common Stock are held in “street name” through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee regarding how to instruct your bank, broker or other nominee to vote your shares.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the proposal to approve the merger agreement, the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

If you fail to vote or submit your proxy, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. However, failure to vote or submit your proxy will not affect the vote regarding the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, or the vote regarding the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate.

Even if you have voted by proxy, you may still vote in person if you attend the special meeting. Please note, however, that if your shares are held in “street name” through a bank, broker or other nominee and you wish to vote at the special meeting, you will need obtain a proxy executed in your favor from the bank, broker or other nominee that holds your shares.

By Order of the Board of Directors,

Jeffrey S. Calhoun
Secretary

Mount Airy, North Carolina

[                    ], 2014

i

ii

PIKE CORPORATION

Special Meeting of Shareholders

To Be Held On [                    ], 2014

PROXY STATEMENT

This proxy statement contains information related to a special meeting of shareholders of Pike Corporation (the “Company,” “we,” “us” or “our”) which will be held at [            ], Eastern Time, on [                    ], [                    ], 2014, at the Company’s principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030 and any adjournments or postponements thereof. We are furnishing this proxy statement to shareholders of Pike Corporation as part of the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the special meeting. This proxy statement is dated [                    ], 2014 and, together with the enclosed form of proxy, is first being mailed to the Company’s shareholders on or about [                    ], 2014.

Summary Term Sheet

This summary highlights information contained elsewhere in this proxy statement. We encourage you to read carefully the remainder of this proxy statement, including the attached appendices and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that is important to you with respect to the merger and the other matters being considered at the special meeting. For additional information on the Company included in documents incorporated by reference in this proxy statement, see “Where You Can Find More Information” beginning on page 129. We have included page references in this summary to direct you to a more complete description of the topics presented below.

The Parties to the Merger

Pike Corporation (Page 82)

Pike Corporation is a North Carolina corporation. We are one of the largest providers of construction and engineering services for investor-owned, municipal and co-operative electric utilities in the United States. Since our founding in 1945, we have evolved from a specialty non-unionized contractor for electric utilities focused on the distribution sector in the southeastern United States to one of the nation’s largest specialty construction and engineering firms servicing over 300 customers. Our comprehensive suite of energy and communication solutions includes facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of power delivery systems, including renewables (primarily ground-based) and utility-grade solar construction projects, and storm-related services. See “Important Information Regarding the Company” beginning on page 116. See also “The Parties to the Merger—Pike Corporation” on page 82.

Additional information about the Company is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 129.

The Parent Parties (Page 82)

Pioneer Parent, Inc. (“Parent”) is a newly formed Delaware corporation. Pioneer Merger Sub, Inc. (“Merger Sub” and, together with Parent, the “Parent Parties”) is a newly formed North Carolina corporation and a direct, wholly-owned subsidiary of Parent. Each of the Parent Parties is an affiliate of the entities referred to as the “CSCP Filing Persons” (see “Important Information Regarding the Parent Parties, the CSCP Filing Persons and

the JEP Investors—The CSCP Filing Persons” beginning on page 126) and may be deemed to be an affiliate of the person and entities referred to as the “JEP Investors” (see “Important Information Regarding the Parent Parties, the CSCP Filing Persons and the JEP Investors—The JEP Investors” beginning on page 127) and was formed solely for the purpose of entering into the “merger agreement” (as defined below) and consummating the transactions contemplated by the merger agreement. Neither of the Parent Parties has engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. See “Important Information Regarding the Parent Parties, the CSCP Filing Persons and the JEP Investors—The Parent Parties” beginning on page 125. See also “The Parties to the Merger—The Parent Parties” on page 82.

The Special Meeting

Date, Time and Place of the Meeting (Page 83)

The special meeting of the Company’s shareholders (the “special meeting”) is scheduled to be held at [            ], Eastern Time, on [                    ], [                    ], 2014, at the Company’s principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030.

Purpose of the Meeting (Page 83)

You will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of August 4, 2014, as amended from time to time (the “merger agreement”), by and among the Company, Parent and Merger Sub. The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent. At the effective time of the merger, each share of common stock, par value $0.001 per share, of the Company (“Common Stock”) issued and outstanding immediately prior to the effective time of the merger (other than certain excluded shares and shares held by any of the Company’s shareholders who are entitled to and properly exercise appraisal rights under North Carolina law (“dissenting shares”)) will be converted into the right to receive $12.00 in cash (the “merger consideration”), without interest and less any applicable withholding taxes, whereupon all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration. Shares of Common Stock held by either of the Parent Parties (including certain shares held by the “JEP Investors” (as defined below), which shares will be contributed to Parent prior to the merger) and dissenting shares will not be entitled to receive the merger consideration.

Following and as a result of the merger, the Company will become a privately held company, wholly-owned directly by Parent, which in turn will be owned by the following:

•	Court Square Capital Partners III, L.P. (“CSCP”) and its permitted assignees, if any, which have agreed to provide or cause others to provide up to $190,000,000 of equity financing for the merger (which may include any amounts contributed by the JEP Investors (as defined below) as set forth below and the rollover of Common Stock and/or cash equity contributions by certain other members of the Company’s management and other Company employees);

•	J. Eric Pike, Chairman and Chief Executive Officer of the Company, the Joe B. / Anne A. Pike Generation Skipping Trust (the “Trust”) and Takuan, LLC, an entity controlled and solely owned by Mr. Pike (“Takuan” and, together with Mr. Pike and the Trust, the “JEP Investors”), who together have agreed with Parent to contribute to Parent 1,644,275 shares of Common Stock (out of the 3,008,956 shares of Common Stock owned by the JEP Investors as of September 15, 2014), and, in the case of Mr. Pike, to provide an additional $1,078,308 (representing proceeds from the disposition of “Company RSU awards” (as defined below) and “Company stock options” (as defined below)) in cash equity financing for the merger, in exchange for common stock of Parent immediately prior to the consummation of the merger; and

•	Certain members of management and other Company employees who may agree to contribute shares of Common Stock to Parent and/or cash equity financing.

Record Date and Quorum (Page 84)

We have fixed [                    ], 2014, as the record date for the special meeting (the “record date”). Only holders of record of Common Stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, there were [            ] shares of Common Stock issued and outstanding held by [            ] holders of record.

Each holder of record of Common Stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of shareholders at the special meeting.

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the holders of Common Stock will constitute a quorum for the special meeting.

Vote Required for Approval (Page 85)

Approval of the proposal to approve the merger agreement requires the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote on the matter.

Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, each require the affirmative vote of the holders of a majority of the votes cast with respect to such matter at the special meeting in person or represented by proxy and entitled to vote thereon.

The JEP Investors have agreed, pursuant to a Voting and Support Agreement that they entered into with the Company and Parent on August 4, 2014 (the “voting agreement”), to vote, or cause to be voted, 2,053,979 shares of the Common Stock owned by them (together with any other shares of Common Stock the voting power over which is directly or indirectly acquired by them until the termination of the voting agreement, the “Covered Shares”) in favor of the proposal to approve the merger agreement and the transactions contemplated therein and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, and against any action, proposal, transaction or agreement that is not recommended by the Board for approval and that would reasonably be expected to (i) result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company under the merger agreement, (ii) result in any of the conditions to the consummation of the merger under the merger agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement. See “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Voting Agreement” beginning on page 69.

Conditions to the Merger (Page 109)

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions:

•	the proposal to approve the merger agreement has been approved by the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon;

•	there is no injunction or similar order prohibiting the consummation of the merger (i) by a governmental entity having jurisdiction over the business of the Company or any of its subsidiaries (other than a de minimis portion thereof) or (ii) that, if not abided by, would potentially result in criminal liability;

•	there is no law prohibiting or making illegal the consummation of the merger (i) by any governmental entity in a jurisdiction in which the business of the Company or any of its subsidiaries is conducted (other than a de minimis portion thereof) or (ii) that, if not abided by, would potentially result in criminal liability; and

•	any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), relating to the merger has expired or been earlier terminated.

The obligation of the Company to complete the merger is also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Parent Parties in the merger agreement will be true and correct in all material respects both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties) would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of either of the Parent Parties to perform its respective obligations under the merger agreement;

•	the Parent Parties will have performed in all material respects all obligations and complied with all covenants that they are required to perform or comply with under the merger agreement prior to the effective time of the merger; and

•	the Parent Parties will have delivered to the Company an officer’s certificate stating that the conditions set forth above have been satisfied.

The respective obligations of the Parent Parties to complete the merger are also subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the Company in the merger agreement relating to (i) organization and qualification; (ii) capitalization, (iii) dividends, (iv) adoption by the Board of the merger agreement and the Board’s recommendation that the Company’s shareholders vote for the approval of the merger agreement, (v) finder’s and broker’s fees and (vi) takeover laws and rights agreements will be true and correct in all respects;

•	the representations and warranties of the Company in the merger agreement relating to (i) the Company’s subsidiaries, (ii) outstanding indebtedness, (iii) corporate authority and (iv) shareholder approval of the merger agreement will be true and correct in all material respects both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•	all other representations and warranties of the Company in the merger agreement (except those listed in the above preceding bullet points) will be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or “Company material adverse effect” (as hereinafter defined) contained in such representations and warranties), individually or in the aggregate, does not constitute a Company material adverse effect, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 109;

•	the Company will have performed in all material respects all obligations and complied with all covenants that it is required to perform or comply with under the merger agreement prior to the effective time of the merger;

•	the Company will have delivered to the Parent Parties an officer’s certificate stating that the conditions set forth above have been satisfied;

•	the dissenting shares constitute less than 10% of the total number of outstanding shares of Common Stock; and

•	since the date of the merger agreement, no event, occurrence or development of a state of circumstances or facts will have occurred that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company material adverse effect.

When the Merger Becomes Effective (Page 90)

We currently anticipate completing the merger during the second quarter of our 2015 fiscal year, which quarter will end on December 31, 2014, subject to approval of the merger agreement by the Company’s shareholders as specified herein and the satisfaction of the other closing conditions.

Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger (Page 32)

The Board, acting upon the unanimous recommendation of a committee of the Board consisting solely of five independent and disinterested directors of the Company (the “Special Committee”), unanimously (without Mr. Pike’s participation) recommended that the shareholders of the Company vote “FOR” the proposal to approve the merger agreement. For a description of the reasons considered by the Special Committee and the Board in deciding to recommend approval of the merger agreement, see “Proposal 1: Approval of the Merger Agreement — Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger” beginning on page 32.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Page 38 and Appendix B)

The Special Committee retained Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) to act as its independent financial advisor in connection with the proposed merger. On August 3, 2014, at a meeting of the Special Committee held to evaluate the merger, BofA Merrill Lynch rendered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated August 3, 2014, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by the holders of Common Stock (other than the Rollover Investors (as defined in the merger agreement)) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated August 3, 2014, to the Special Committee which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference herein in its entirety. You are urged to read the opinion carefully in its entirety. BofA Merrill Lynch delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any other matter. For a further discussion of BofA Merrill Lynch’s opinion, see “Proposal 1: Approval of the Merger Agreement — Special Factors—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page 38 and Appendix B to this proxy statement.

Purposes and Reasons of the Company for the Merger (Page 51)

The Company’s purpose for engaging in the merger is to enable its shareholders to receive $12.00 per share in cash, without interest and less any applicable withholding taxes, which represents a premium of approximately 50.8% over the closing price of the Common Stock on August 1, 2014 (the last trading day before the merger agreement was executed and publicly announced), and a premium of approximately 39.6% over the 30-day volume-weighted average closing price of the Common Stock during the 30 calendar days that ended on August 1, 2014.

Certain Effects of the Merger (Page 53)

If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. At the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be converted automatically into the right to receive the merger consideration, whereupon all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration. Following the completion of the merger, the Common Stock will no longer be publicly traded, and shareholders (other than the JEP Investors and certain other members of the Company’s management and other Company employees who may agree to contribute shares of Common Stock to Parent and/or cash equity financing) will cease to have any ownership interest in the Company.

Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares (Page 91)

Company Stock Options. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of an option to purchase shares of Common Stock (each, a “Company stock option”) with respect to any of such holder’s Company stock options, each Company stock option granted under the Company’s compensation plans, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, $12.00, that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to such Company stock option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of $12.00 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company RSU Awards. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of an award of restricted stock units with respect to shares of Common Stock (each, a “Company RSU award”), each Company RSU award that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to such Company RSU award and (ii) $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company Restricted Shares. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company restricted shares (each, a “Company restricted share”) with respect to any of such holder’s Company restricted shares, each Company restricted share that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions. At the time of this proxy statement, there are no Company restricted shares issued and outstanding.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 63)

In considering the recommendation of the Board (without Mr. Pike’s participation) that you vote in favor of the proposal to approve the merger agreement, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. In particular, as is described elsewhere in this proxy statement, Mr. Pike, who is Chairman of the Board and Chief Executive Officer of the Company, will be a director, officer and shareholder of Parent after completion of the merger.

With regard to our directors serving on the Special Committee and the Board (other than Mr. Pike), areas where their interests may differ from those of shareholders in general relate to (i) the impact of the merger on the directors’ outstanding equity awards and cash compensation and (ii) the provision of indemnification and insurance arrangements pursuant to the merger agreement and the Company’s amended and restated articles of incorporation, amended and restated bylaws and indemnification agreements, which reflect the fact that, as a result of their service on the Board, they may be subject to claims arising from such service.

With regard to our executive officers, because of their existing compensation arrangements, the differences in interests for such persons involve the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger:

•	cash payments under executive employment agreements;

•	the treatment of executive officer equity awards;

•	the acceleration of any bonus payments under our 2015 Management Incentive Plan;

•	the provision of indemnification and insurance arrangements pursuant to the merger agreement; and

•	related benefits.

These and other interests are discussed in more detail under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 63. The members of the Special Committee and the Board were aware of the differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the merger agreement be approved.

Financing for the Merger (Page 58)

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions and financings, including refinancing of certain of the Company’s outstanding indebtedness and payment of related fees and expenses, will be approximately $630 million. Parent expects this amount to be funded through a combination of the following:

•

an aggregate cash equity investment by CSCP and its permitted assignees, if any, of up to $190 million (which may include any amounts contributed by the JEP Investors as set forth below and the rollover of Common Stock and/or cash equity contributions by certain other members of the Company’s management and other Company employees), which is described under “Proposal 1: Approval of the Merger Agreement — Special Factors—Financing for the Merger—CSCP Equity Financing” on page 59;

•	(i) the contribution by the JEP Investors of 1,644,275 shares of Common Stock to Parent (out of the 3,008,956 shares of Common Stock owned by the JEP Investors as of September 15, 2014) and (ii) a cash equity investment by Mr. Pike of $1,078,308 (representing proceeds from the disposition of Company RSU awards and Company stock options), immediately prior to the consummation of the merger, which are collectively described under “Proposal 1: Approval of the Merger Agreement — Special Factors—Financing for the Merger—JEP Investors Equity Financing” beginning on page 59; and

•	approximately $440 million of the $540 million facility from the debt financings described under “Proposal 1: Approval of the Merger Agreement — Special Factors—Financing for the Merger—Debt Financing” beginning on page 60.

Limited Guarantee (Page 62)

CSCP has agreed, pursuant to the terms of a limited guarantee, to guarantee the payment of certain termination fees and other guaranteed amounts that may be payable by Parent under the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger (Page 70)

If you are a U.S. holder, the receipt of cash in exchange for shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Anticipated Accounting Treatment of the Merger (Page 73)

The Company, as the surviving corporation in the merger, will account for the merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price will be allocated to the assets and liabilities of the Company based on their fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Regulatory Approvals (Page 72)

Under the HSR Act and related rules and regulations, the merger may not be completed until certain notifications have been given and information furnished to the United States Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have expired or been earlier terminated. Notification and Report Forms were filed by the necessary parties with the Antitrust Division and the FTC on September 4, 2014. The statutory waiting period expires at 11:59 p.m., Eastern Time, on October 6, 2014 unless earlier terminated or extended by a request for additional information and documentary material, which is referred to as a “second request.”

Litigation (Page 73)

Three lawsuits have been filed as of the date of this proxy statement relating to the merger. On August 19, 2014, a purported class action complaint relating to the merger was filed on behalf of a putative class of the Company’s public shareholders. The complaint names as defendants the members of the Board, the Company,

CSCP and the Parent Parties, and generally alleges that the members of the Board breached their fiduciary duties to the Company’s shareholders in connection with the merger and that CSCP and the Parent Parties aided and abetted that breach. On September 8, 2014, a second purported class action complaint relating to the merger was filed on behalf of a putative class of the Company’s public shareholders naming the members of the Board and the Parent Parties as defendants, and generally alleging that the Board breached its fiduciary duties and that the Parent Parties aided and abetted that breach. In such suit, the Company is also named as a “nominal defendant” because the action purports to be brought as a derivative action on the Company’s behalf in the alternative to the direct shareholder claims. On September 17, 2014, a third purported class action complaint relating to the merger was filed on behalf of a putative class of the Company’s shareholders naming the members of the Board, CSCP and the Parent Parties as defendants, and generally alleging that the Board breached its fiduciary duties and that CSCP and the Parent Parties aided and abetted that breach. In such suit, the Company is also named as a “nominal defendant” because of the alternative derivative claims. Each complaint seeks, among other things, injunctive relief preventing the consummation of the merger and an award of plaintiff’s expenses and attorneys’ fees. The defendants of each complaint believe that the claims asserted therein are without merit and intend to defend themselves vigorously against the claims.

Appraisal Rights (Page 75 and Appendix C)

Under North Carolina law, holders of shares of Common Stock on the record date for the special meeting who (i) do not vote in favor of the proposal to approve the merger agreement, and (ii) properly provide notice of their intent to demand payment for their shares of the Common Stock and who otherwise comply with the requirements of Article 13 of Chapter 55 (“Article 13”) of the North Carolina Business Corporation Act (the “NCBCA”) will be entitled to seek appraisal for, and obtain payment in cash for the “fair value” of, their shares of Common Stock in lieu of receiving the merger consideration if the merger is completed. These rights are occasionally referred to as “appraisal rights” in this proxy statement. A shareholder who properly exercises appraisal rights has no assurance that it will receive an amount more than the merger consideration and, in fact, may receive an amount the same as or even less than the merger consideration.

Any holder of record of shares of Common Stock intending to exercise appraisal rights, among other things, must be entitled to vote on the merger, must provide notice of their intent to demand payment for their shares of Common Stock to the Company prior to the vote on the proposal to approve the merger agreement, must not vote in favor of the proposal to approve the merger agreement, and must otherwise comply with all of the procedures required by North Carolina law. The relevant provisions of the NCBCA are attached as Appendix C to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. A copy of the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2014 (together with the report of the Company’s independent registered public accounting firm regarding such statements) is attached as Appendix D to this proxy statement to assist you in your determination of whether to exercise your appraisal rights.

Multiple steps must be taken to properly exercise and perfect appraisal rights. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with these provisions may result in loss of the right of appraisal. Voting against or abstaining from voting on the proposal to approve the merger agreement is not enough to satisfy the requirements of the NCBCA. A shareholder must also comply with all of the conditions relating to the separate written notice of intent to dissent to the merger and the other requirements set forth in Article 13 of the NCBCA.

Acquisition Proposals (Page 97)

Pursuant to the merger agreement, until 12:01 a.m., New York time, on September 4, 2014, the Company and its subsidiaries, and their respective representatives, were permitted to:

•	initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an “acquisition proposal” (as hereinafter defined);

•	provide access to non-public information to any person pursuant to an acceptable confidentiality agreement (provided that the Company was required to promptly make available to the Parent Parties any such non-public information concerning the Company or its subsidiaries or access that was provided to any person given such access that was not previously made available to the Parent Parties); and

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal, and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal.

From and after 12:01 a.m., New York time, on September 4, 2014, the Company and its subsidiaries, and their respective representatives, were required to immediately cease any solicitation, encouragement, discussion or negotiation with any person with respect to any acquisition proposal and to use reasonable best efforts to require the immediate return or destruction of all confidential information previously furnished, except that, until 11:59 p.m., New York time, on September 17, 2014, the Company and its subsidiaries and their respective representatives, were permitted to continue to engage in the foregoing activities with any person or group of persons from whom the Company or any of its representatives received prior to September 4, 2014 a written acquisition proposal that the Special Committee determined, in good faith, after consultation with outside counsel and its financial advisor, is or would reasonably be expected to result in a “superior proposal” (as hereinafter defined), including with respect to any amended or modified acquisition proposal submitted by any “excluded party” (as hereinafter defined) following September 4, 2014.

At any time from and after 12:01 a.m., New York time, on September 4, 2014 and prior to the time the Company’s shareholders approve the proposal to approve the merger agreement, if the Company receives an acquisition proposal from any person that did not result from a breach of the “no shop” restrictions in the merger agreement, the Company and its representatives may contact such person to clarify the terms and conditions of such acquisition proposal, provide information (including any non-public information) regarding, and afford access to, the business, properties, assets, books, records and personnel of the Company and its subsidiaries to such person (pursuant to an acceptable confidentiality agreement) (except that the Company is required to promptly make available to the Parent Parties any such non-public information concerning the Company or its subsidiaries that has not been previously made available to the Parent Parties), and engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person with respect to such acquisition proposal, if the Board or the Special Committee determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and after consultation with its outside legal counsel and outside financial advisors that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal.

Notwithstanding the limitations applicable after September 4, 2014, prior to the time the Company’s shareholders approve the proposal to approve the merger agreement, the Board may, subject to compliance with certain obligations set forth in the merger agreement, including providing Parent with prior written notice and allowing Parent the right to negotiate with the Company to match the terms of any superior proposal, change its recommendation if the Company receives an acquisition proposal that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel and upon recommendation thereof by the Special

Committee) constitutes a superior proposal and/or authorize, adopt, approve, propose to authorize, adopt or approve, or cause or permit the Company to enter into, an alternative acquisition agreement with respect to such superior proposal, so long as the Company terminates the merger agreement concurrently with entering into such alternative acquisition agreement and pays the applicable termination fee and expenses.

As of the date of this proxy statement, the Company has not received an acquisition proposal or a superior proposal from any person.

Termination (Page 110)

The Company and Parent may terminate the merger agreement by mutual written consent at any time before the completion of the merger. In addition, either the Company or Parent may terminate the merger agreement, if:

•	the merger has not been completed by January 2, 2015 (the “termination date”), as long as the party seeking to terminate the merger agreement has not acted or failed to act in any manner that constitutes a breach of the covenants, obligations and agreements under the merger agreement in any manner that has been the primary cause of the failure to consummate the merger on or before such date;

•	any final and non-appealable injunction or similar order that permanently enjoins or otherwise prohibits or conditions the consummation of the merger has been issued or entered (i) by a governmental entity having jurisdiction over the business of the Company or any of its subsidiaries (other than a de minimis portion thereof) or (ii) that, if not abided by, would potentially result in criminal liability, so long as the party seeking to terminate the merger agreement has used the efforts required of it under the merger agreement to prevent, oppose and remove such injunction or order; or

•	the meeting of the Company’s shareholders (including any adjournments or postponements thereof) has concluded and the approval of the proposal to approve the merger agreement by the required vote of the shareholders has not been obtained.

The Company may terminate the merger agreement, if:

•	the Parent Parties have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform, (i) would result in a failure of any of the mutual conditions to the parties’ obligations to complete the merger or the Company’s obligation to complete the merger and (ii) cannot be cured by the termination date or, if curable, is not cured within 30 days following the Company’s delivery of written notice to Parent of such breach or failure (which notice specifies in reasonable detail the nature of such breach or failure), so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement that would result in the failure of any of the mutual conditions to the parties’ obligations to complete the merger or the Parent Parties’ obligations to complete the merger being satisfied;

•	at any time prior to the time the shareholders of the Company approve the proposal to approve the merger agreement, the Board or the Special Committee has determined that an alternative acquisition agreement constitutes a superior proposal in accordance with the merger agreement and (i) substantially concurrently with such termination, the Company enters into such alternative acquisition agreement and (ii) pays to Parent the termination fee and expenses described under “The Merger Agreement—Termination Fees; Reimbursement of Expenses” on page 112; or

•

(i) all of the mutual conditions to the parties’ obligations to complete the merger and the conditions to the Parent Parties’ obligations to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but each of which was at the time of termination capable of being satisfied as if such time were the closing of the merger), (ii) the Company has irrevocably notified Parent in writing that (a) all conditions to its obligation to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but each of which was at the time of termination capable of being satisfied or waived at the closing of the merger) or that the Company is willing to waive any unsatisfied condition to its obligation to complete the merger and (b) the Company is ready, willing and able to consummate the closing of the merger, (iii) the Parent Parties fail to complete the closing of the merger within three business days following the date the closing of the merger was required to have occurred pursuant to the merger agreement and (iv) the Company stood ready, willing and able to consummate the closing of the merger during such three business day period.

Parent may terminate the merger agreement, if:

•	the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of any of the mutual conditions to the parties’ obligations to complete the merger or the Parent Parties’ obligations to complete the merger and (ii) cannot be cured by the termination date or, if curable, is not cured within 30 days following Parent’s delivery of written notice to the Company of such breach or failure (which notice specifies in reasonable detail the nature of such breach or failure), so long as the Parent Parties are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement that would result in the failure of any of the mutual conditions to the parties’ obligations to complete the merger or the Company’s obligation to complete the merger being satisfied; or

•	the Board or any committee thereof (including the Special Committee) has made a change of recommendation, so long as Parent terminates the merger agreement prior to 5:00 p.m., New York time, on the fifteenth calendar day following the date on which the Board makes such change of recommendation.

Termination Fees; Reimbursement of Expenses (Page 112)

The Company will pay to Parent (or one or more of its designees) an amount equal to $9,831,193 in cash, plus reimbursement of up to $2 million of the expenses incurred by Parent and its affiliates, if, on or prior to September 17, 2014, the Company has terminated the merger agreement to enter into an alternative acquisition agreement that constitutes a superior proposal with a person or group that made an alternative acquisition proposal on or prior to September 4, 2014 that the Special Committee determined, in good faith after consultation with outside counsel and its financial advisor is, or would reasonably be expected to result in, a superior proposal, subject to certain requirements.

The Company will pay to Parent (or one or more of its designees) an amount equal to $15,729,910 in cash, plus reimbursement of up to $2 million of the expenses incurred by Parent and its affiliates, if:

•	the Company has terminated the merger agreement to enter into an alternative acquisition agreement that constitutes a superior proposal in any circumstance other than those referred to above;

•	the merger agreement is terminated under certain circumstances and, within 12 months of such termination, the Company enters into a definitive agreement with respect to an acquisition proposal; or

•	Parent has terminated the merger agreement because the Board or any committee thereof (including the Special Committee) has changed its recommendation regarding the approval of the merger agreement in any circumstances, other than those referred to above.

Parent will pay to the Company an amount equal to $23,594,864 in cash if the Company terminates the merger agreement:

•	as a result of a material breach by either of the Parent Parties of the merger agreement that cannot be cured by the termination date or, if curable, is not cured within 30 days of the Company’s delivery of written notice to Parent of such breach or failure that would result in a failure of any of the mutual conditions to the parties’ obligations to complete the merger or the Company’s obligation to complete the merger; provided, that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement that would result in the failure of any of the mutual conditions to the parties’ obligations or the Parent Parties’ obligations to complete the merger or the Company’s obligations to complete the merger being satisfied; or

•	because (i) all of the mutual conditions to the parties’ obligations to complete the merger and the conditions to the Parent Parties’ obligations to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but each of which was at the time of termination capable of being satisfied as if such time were the closing of the merger), (ii) the Company has irrevocably notified Parent in writing that (x) all conditions to its obligation to complete the merger have been satisfied or that it is willing to waive any unsatisfied conditions and (y) it is ready, willing and able to consummate the closing of the merger, (iii) the Parent Parties fail to complete the closing of the merger within three business days following the date the closing of the merger was required pursuant to the merger agreement and (iv) the Company stood ready, willing and able to consummate the merger during such three business day period.

Questions and Answers About the Special Meeting and the Merger

The following questions and answers are intended to briefly address some of the questions that you may have regarding the merger, the special meeting and the proposals being considered at the special meeting. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving these proxy materials?

A:	On August 4, 2014, we entered into the merger agreement providing for the merger of Merger Sub with and into the Company, pursuant to which the Company will survive the merger as a wholly-owned subsidiary of Parent. Merger Sub is a direct, wholly-owned subsidiary of Parent. You are receiving this proxy statement in connection with the solicitation by the Board of proxies of the Company’s shareholders in favor of the proposal to approve the merger agreement and the other matters to be voted on at the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the merger agreement. Following the effective time of the merger, the Company would be privately held as a wholly-owned subsidiary of Parent.

Q:	What will I receive in the merger?

A:	Under the terms of the merger agreement, if the merger is completed, you will be entitled to receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock you own as of immediately prior to the effective time of the merger, unless you properly exercise, and do not withdraw or lose, appraisal rights under Article 13 of the NCBCA. For example, if you own 100 shares of Common Stock, you will be entitled to receive $1,200 in cash in exchange for your shares of Common Stock, without interest and less any applicable withholding taxes. You will not be entitled to receive shares in the surviving corporation or in either of the Parent Parties.

Q:	Is the merger expected to be taxable to me?

A:	If you are a U.S. holder, the receipt of cash for your shares of Common Stock pursuant to the merger will generally be a taxable transaction for U.S. federal income tax purposes. If you are a non-U.S. holder, the receipt of cash for your shares of Common Stock pursuant to the merger will generally not be a taxable transaction for U.S. federal income tax purposes, unless you have certain connections to the United States. See “Proposal 1: Approval of the Merger Agreement — Special Factors—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 70. You should consult your own tax advisors regarding the particular tax consequences to you of the exchange of shares of Common Stock for cash pursuant to the merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Q:	When and where will the special meeting be held, and who may attend?

A:	The special meeting will be held at [ ], Eastern Time, on [ ], [ ], 2014, at the Company’s principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030. Shareholders who are entitled to vote, as well as our invited guests, may attend the meeting.

Q:	What must I bring to attend the special meeting?

A:

If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license or passport. If you wish to attend the special meeting and your shares of Common Stock are held in

“street name” through an account with a bank, broker or other nominee, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy executed in such holder’s favor from the bank, broker or other nominee that holds their shares of Common Stock.

Q:	Who is entitled to vote at the special meeting?

A:	Only shareholders of record of the Common Stock at the close of business on [ ], 2014, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. Each share of Common Stock outstanding on the record date is entitled to one vote on all matters presented at the special meeting. At the close of business on the record date, there were [ ] shares of Common Stock issued and outstanding. A complete list of shareholders entitled to notice of the special meeting will be available for inspection by any shareholder, personally or by or with his or her representative, at the Company’s principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030, during regular business hours beginning [ ], 2014 and continuing through the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger agreement;

•	to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q:	How does the Board recommend that I vote?

A:	The Board, acting on the unanimous recommendation of the Special Committee, unanimously (without Mr. Pike’s participation) recommends that our shareholders vote:

•	“FOR” the proposal to approve the merger agreement;

•	“FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion; and

•	“FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

You should read “Proposal 1: Approval of the Merger Agreement — Special Factors—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger”

beginning on page 32 for a discussion of the factors that the Special Committee and the Board (without Mr. Pike’s participation) considered in deciding to recommend the approval of the merger agreement. See also “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 63.

Q:	What vote is required to approve the proposal to approve the merger agreement?

A:	Under North Carolina law and as a condition to the consummation of the merger, shareholders holding a majority of the shares of the Common Stock outstanding and entitled to vote at the close of business on the record date must vote “FOR” the proposal to approve the merger agreement.

As of the record date, there were [                ] shares of Common Stock outstanding.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to approve the merger agreement?

A:	A failure to vote your shares of Common Stock or an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Abstentions and broker non-votes will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. See “The Special Meeting—Vote Required for Approval” on page 85.

Q:	How will our directors and executive officers vote on the proposal to approve the merger agreement?

A:	The directors and current executive officers of the Company have informed the Company that, as of the date of the filing of this proxy statement, they intend to vote in favor of the proposal to approve the merger agreement. As of September 15, 2014, the directors and current executive officers (other than Mr. Pike) owned, in the aggregate, 583,818 shares of Common Stock entitled to vote at the special meeting.

In connection with the merger agreement, the Company entered into the voting agreement with the JEP Investors and Parent pursuant to which the JEP Investors agreed to vote, or cause to be voted, the Covered Shares in favor of the proposal to approve the merger agreement.

Q:	What vote of our shareholders is required to approve other matters to be discussed at the special meeting?

A:	The proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies each require the affirmative vote of the holders of a majority of the votes cast on the respective proposal at the special meeting in person or represented by proxy and entitled to vote thereon.

Q:	Why am I being asked to consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger?

A:	Securities and Exchange Commission (the “SEC”) rules require the Company to seek approval on a non-binding, advisory basis with respect to payments that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion. Approval of that proposal is not required to complete the merger.

Q:	Am I entitled to exercise appraisal rights (i.e., the ability to demand payment for the “fair value” of my shares) instead of receiving the merger consideration for my shares of Common Stock?

A:	Under North Carolina law, holders of shares of Common Stock on the record date for the special meeting are entitled to statutory appraisal rights in connection with the merger if they exercise and perfect such rights in accordance with North Carolina law. This means that if you are such a holder and you comply with the requirements of Article 13 of the NCBCA, you are entitled to have the “fair value” (as determined pursuant to Article 13 of the NCBCA) of your shares of Common Stock (which amount may be more than, less than or the same as the merger consideration) and to receive payment thereof instead of receiving the merger consideration. A shareholder who properly exercises appraisal rights has no assurance that it will receive an amount more than the merger consideration and, in fact, may receive an amount the same as or even less than the merger consideration. See “Proposal 1: Approval of the Merger Agreement — Special Factors—Appraisal Rights” beginning on page 75 and the text of the North Carolina appraisal rights statute, Article 13 of the NCBCA, which is reproduced in its entirety as Appendix C to this proxy statement. The provisions of North Carolina law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. A copy of the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2014 (together with the report of the Company’s independent registered public accounting firm regarding such statements) is attached as Appendix D to this proxy statement.

Q:	What effects will the merger have on the Company?

A:	The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is listed with, and traded on, the New York Stock Exchange (“NYSE”) under the symbol “PIKE.” Following the consummation of the merger, the registration of the Common Stock and our reporting obligations under the Exchange Act with respect to such registration will be terminated upon application to the SEC. In addition, upon the consummation of the merger, the Common Stock will no longer be listed with, and traded on, the NYSE or any other stock exchange or quoted on any quotation system.

Q:	When is the merger expected to be completed?

A:	The parties to the merger agreement are working to complete the merger as quickly as possible. In order to complete the merger, the Company must obtain the shareholder approval described in this proxy statement, the other closing conditions under the merger agreement must be satisfied or waived and the marketing period for Parent’s debt financing must have expired. See “The Merger Agreement—When the Merger Becomes Effective” beginning on page 90. The Company currently expects to complete the merger during the second quarter of the Company’s 2015 fiscal year, which quarter will end on December 31, 2014. The Company, however, cannot assure completion of the merger by any particular date, if at all, because completion is subject to conditions beyond the Company’s control.

Q:	What happens if the merger is not completed?

A:

If the proposal to approve the merger agreement is not approved by the Company’s shareholders, or if the merger is not completed for any other reason, the Company’s shareholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of Common Stock will continue to be listed with, and traded on, the NYSE. If the merger agreement is terminated under specified circumstances, the Company may be required to pay Parent (or one or more of its designees) a termination fee of either $9,831,193 or $15,729,910, plus the documented out-of-pocket expenses of the Parent Parties and their affiliates, up to a maximum amount of $2,000,000, or Parent may be required to pay the Company a termination fee of $23,594,864. If the proposal to approve the merger agreement is not approved by the Company’s shareholders, the Company will only be obligated to reimburse up to $2 million of the expenses incurred by Parent and its affiliates, unless the Company subsequently enters into a definitive agreement with respect to an acquisition proposal or consummates an acquisition proposal, in which case the Company may in certain circumstances also be required to pay Parent (or one or more of its designees) a termination fee of $15,729,910. See “The Merger Agreement—Termination Fees; Reimbursement of Expenses” on page 112.

Q:	Who is soliciting my vote?

A:	The Board is soliciting your proxy, and the Company will bear the cost of soliciting proxies. The Company has retained Georgeson Inc. to assist with the solicitation of proxies. Georgeson Inc. will be paid approximately $12,500 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through banks, brokers or other nominees to beneficial owners of shares of Common Stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by Georgeson Inc. or, without additional compensation, by the Company’s directors, officers and employees.

Q:	What do I need to do now?

A:	Read this proxy statement carefully, including the attached appendices and the documents referred to or incorporated by reference in this proxy statement, and consider how the merger affects you. Whether or not you plan to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	How do I vote?

A:	You may vote by any of the following methods:

•	In person. Shareholders of record and beneficial owners of shares held in street name may vote in person at the special meeting. If you hold shares in street name through a bank, broker or other nominee, you must obtain a proxy executed in your favor from the bank, broker or other nominee that holds your shares to vote in person at the meeting.

•	By phone or via the Internet. Shareholders of record may vote by proxy, by phone or via the Internet, by following the instructions included in the proxy card provided. If you are a beneficial owner of shares held in street name, your ability to vote by phone or via the Internet depends on the voting procedures of the shareholder of record (e.g., your bank, broker or other nominee). Please follow the instructions included in the voting instruction form provided to you by the shareholder of record.

•	By mail. Shareholders of record and beneficial owners of shares held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

Whether or not you plan to attend the special meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote by telephone or via the Internet, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card or voting instruction form by mail.

Q:	Can I revoke my proxy or change my vote?

A:

Yes. You may revoke your proxy or change your vote at any time before the vote is taken at the special meeting. If you are a shareholder of record, you may revoke your proxy or change your vote by (i) submitting a written notice of revocation to the Company’s Corporate Secretary at Pike Corporation, Attn: Corporate Secretary, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030; (ii) delivering a proxy bearing a later date by telephone, the Internet or mail until the applicable deadline for each method; or (iii) attending the special meeting and voting in person. Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the special meeting. For all methods of voting, the last vote cast will supersede all previous votes. If you hold your shares in “street name” and you have instructed your bank, broker or other nominee to vote your shares, you may change or revoke your voting instructions by following the specific instructions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the special meeting and voting in person.

Q:	How many shares of Common Stock must be present to constitute a quorum for the special meeting?

A:	The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the holders of Common Stock will constitute a quorum for the special meeting. There must be a quorum for business to be conducted at the special meeting. If a quorum is not present, a majority of the shares of Common Stock present or represented by proxy at the special meeting and entitled to vote may adjourn the special meeting to another date, time or place. Failure of a quorum to be present at the special meeting will necessitate an adjournment or postponement of the special meeting and will subject the Company to additional expense. As of the record date, there were [ ] shares of Common Stock outstanding. Accordingly, [ ] shares of Common Stock must be present or represented by proxy at the special meeting to constitute a quorum. See “The Special Meeting—Record Date and Quorum” on page 84.

Q:	What if I abstain from voting on any proposal?

A:	If you attend the special meeting or submit a proxy card, but abstain from voting on any proposal, your shares will be counted for purposes of determining whether a quorum exists, but will not be voted on any proposal. As a result, your abstention from voting will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement, but will have no effect on the outcome of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger or the proposal to approve the adjournment of the special meeting, if necessary or appropriate.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote by telephone or via the Internet or in person at the special meeting?

A:	If you are a shareholder of record and you do not sign and return your proxy card or vote by telephone, via the Internet or in person at the special meeting, your shares will not be voted at the meeting and will not be counted for purposes of determining whether a quorum exists. The failure to return your proxy card or otherwise vote your shares at the special meeting will have no effect on the outcome of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger or the proposal to approve the adjournment of the special meeting, if necessary or appropriate. However, the vote to approve the proposal to approve the merger agreement is based on the total number of shares of Common Stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to return your proxy card or otherwise vote your shares at the special meeting, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

You will have the right to receive the merger consideration if the proposal to approve the merger agreement is approved and the merger is completed even if your shares are not voted at the special meeting. However, if your shares are not voted at the special meeting, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What is a broker non-vote?

A:

Broker non-votes are shares held in “street name” by banks, brokers or other nominees that are present or represented by proxy at the special meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares how to vote on a particular proposal and such bank, broker or other nominee does not have discretionary voting power on such proposal. Because, under NYSE rules, banks, brokers or other nominees holding shares in “street name” do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement, if a beneficial owner of shares of Common Stock held in “street name” does not give voting instructions to the bank, broker or other nominee, then those shares will not be counted as present in person or by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with any of the three proposals described in this proxy statement. The failure to issue voting instructions to your bank, broker or other nominee will have no effect on the outcome of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger or the proposal to approve the adjournment of the special meeting, if necessary or appropriate. However, the vote to approve the proposal to approve the merger agreement is based on the total number of shares of Common Stock outstanding on the record date, not just the shares that are counted as present in person or by proxy at the special meeting. As a result, if you fail to issue voting instructions to your bank, broker or other nominee, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement.

Q:	What happens if I sell my shares of Common Stock before the completion of the merger?

A:	If you transfer your shares of Common Stock, you will have transferred your right to receive the merger consideration in the merger. In order to receive the merger consideration, you must hold your shares of Common Stock through completion of the merger.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will receive a letter of transmittal from the paying agent for the merger with detailed written instructions for exchanging your shares of Common Stock for the merger consideration. If your shares of Common Stock are held in “street name” by your bank, broker or other nominee, you may receive instructions from your bank, broker or other nominee as to what action, if any, you need to take to effect the surrender of such shares. Please do not send in your stock certificates now.

Q:	When will I receive the cash consideration for my shares?

A:	After the merger is completed, when you properly complete and return the letter of transmittal and required documentation described in the written instructions referenced above, you will receive from the paying agent a payment of the cash consideration for your shares. If you exercise and perfect statutory appraisal rights in connection with the merger in accordance with North Carolina law, you will not be entitled to receive any merger consideration and instead, subject to your compliance with Article 13 of the NCBCA, you will be entitled to receive payment in cash for the “fair value” of your shares (which amount may be more than, less than or the same as the merger consideration). See “Proposal 1: Approval of the Merger Agreement — Special Factors—Appraisal Rights” beginning on page 75 of this proxy statement and the text of the North Carolina appraisal rights statute, Article 13 of the NCBCA, which is reproduced in its entirety as Appendix C to this proxy statement.

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy card or voting instruction form. Please complete and return all of the proxy cards or voting instruction forms you receive (or submit each of your proxies by telephone or via the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” will be deemed to be held by a different shareholder than any shares you hold of record, any shares held in “street name” will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What is householding and how does it affect me?

A:	The SEC permits companies to send a single set of proxy materials to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials.

Q:	When will the Company announce the voting results of the special meeting, and where can I find the voting results?

A:	The Company intends to announce the preliminary voting results at the special meeting, and will publish the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the meeting. All reports that the Company files with the SEC are publicly available when filed.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact Georgeson Inc., which is acting as the Company’s proxy solicitation agent and information agent in connection with the merger.

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, New Jersey 07310

Shareholders, Banks and Brokers Call Toll Free: (888) 605-8334

If your shares are held through an account with a bank, broker or other nominee, you should also call your bank, broker or other nominee for additional information.

Proposal 1: Approval of the Merger Agreement

Special Factors

Background of the Merger

The Board, together with the Company’s senior management and outside advisors, regularly reviews the Company’s business and operations, as well as the strategic alternatives available to maximize shareholder value, including, among others, continuing to operate as a stand-alone company, continuing to make acquisitions, being acquired by another company or financial sponsor, or partnering with a competitor. Consistent with this review, the Board reviews potential acquisitions, mergers, and unsolicited indications of interest from third parties from time to time.

Both regionally and nationally, the Company faces significant competition from a variety of national and regional competitors and numerous small owner-operated companies. The Company also faces competition from the in-house service organizations of its existing and prospective customers. Some of the Company’s competitors are larger, have more extensive resources, offer a broader range of services, and have larger geographic territories. As a result, the Company operates in a highly competitive industry in which it must remain efficient and well-capitalized to compete.

In January 2013, the Board formed a special committee (the “2013 special committee”) consisting only of independent, disinterested directors to consider strategic alternatives, including a possible sale of the Company (the “2013 Process”). As part of the 2013 Process, the 2013 special committee retained independent legal counsel and an independent financial advisor, and the financial advisor approached approximately 40 potential buyers to gauge their interest in a business combination with the Company. Twenty potential buyers of this initial group desired to obtain confidential information about the Company and, in January and February 2013, each executed a nondisclosure agreement, which contained among other provisions a 12-month “stand still” on purchases or sales of the Company’s securities or proposals to acquire the Company. In April and May 2013, the 2013 Process resulted in the 2013 special committee identifying four potential buyers whose indications of interest were adequate to proceed to a second phase of discussions. During such second phase, each of the four potential buyers conducted extensive due diligence on the Company and attended management presentations with the Company’s executive officers. The 2013 Process ended in April 2013 when each of the four potential buyers failed to provide a firm offer for a business combination with the Company. These four potential buyers were CSCP and parties we refer to as Party A, Party B and Party C.

In January 2014, CSCP approached Mr. Pike to inquire whether he was interested in participating with CSCP in a go-private transaction. Mr. Pike informed CSCP he would be open to discussing the prospect of a go-private transaction with CSCP if the Board authorized it, if the Board oversaw and controlled the process and if the Board ultimately determined the transaction price and material terms were in the best interest of the Company’s unaffiliated shareholders, but that Mr. Pike had no interest in having the Company initiate another strategic transaction evaluation process within 12-months of the 2013 Process unless CSCP was committed and prepared to put forward a serious offer. CSCP then informed Mr. Pike that it was committed and intended to submit a non-binding indication of interest letter to Mr. Pike and Mr. Turner, the Board’s lead independent director. On February 18, 2014, Mr. Pike met with Mr. Turner to inform him of CSCP’s interest in the Company, its approach to Mr. Pike about a possible transaction and the likelihood that Mr. Turner and he would receive a non-binding indication of interest letter from CSCP the following day.

On February 19, 2014, CSCP submitted an indication of interest letter to Mr. Pike, as the Company’s Chairman and CEO, and Mr. Turner, as the Company’s lead independent director, conveying its desire to explore a business combination (the “February Letter”). The February Letter stated that CSCP was interested in acquiring all of the Company’s outstanding equity in an all-cash transaction at a preliminary non-binding price of $12.50 to $13.00 per share. On February 19, 2014, the Company’s stock price closed at $10.31 per share.

On February 20, 2014, the Board met telephonically to discuss the February Letter, a copy of which had been provided to the directors in advance of the meeting. At this meeting, Mr. Pike informed the Board of his prior conversations with CSCP, and the directors then discussed the February Letter, both with and without Mr. Pike present. After their discussion, the Board determined that it was appropriate and necessary to form a special committee of the Board comprised solely of the independent, disinterested directors, namely Messrs. Bayless, Helvey, Pace, Sullivan and Turner, to consider the February Letter as well as other strategic alternatives for the Company. On February 20, 2014, the Board approved resolutions by unanimous written consent establishing the Special Committee with a mandate to consider CSCP’s interest in the Company, including the February Letter, as well as other strategic alternatives available for the Company.

On March 2, 2014, the Special Committee met and discussed the potential engagement of McGuireWoods LLP to serve as independent counsel to the Special Committee. After having discussed among themselves and with the Board’s counsel, Moore & Van Allen PLLC, McGuireWoods’ qualifications to represent the Special Committee as well as McGuireWoods’ independence from any member of the Board and CSCP, the Special Committee unanimously approved engaging McGuireWoods to serve as its independent counsel. Representatives of McGuireWoods then joined the meeting and attended all subsequent meetings of the Special Committee. Except as expressly set forth herein, members of the Company’s management did not attend any meetings of the Special Committee.

At the March 2, 2014 meeting, the Special Committee also discussed the potential engagement of an independent financial advisor to the Special Committee. After extensive discussion regarding the qualifications of BofA Merrill Lynch, the Special Committee unanimously selected BofA Merrill Lynch to serve as its financial advisor. BofA Merrill Lynch was engaged effective as of March 1, 2014, and the written engagement letter was entered into on March 8, 2014. Among the reasons for the selection of BofA Merrill Lynch were its recent experience in evaluating companies in the electrical utilities and industrial services sectors, its experience in advising special committees, its reputation in the investment community, the Special Committee’s assessment of BofA Merrill Lynch’s independence from the Company and CSCP, and the Special Committee’s confidence in the capabilities of the members of the BofA Merrill Lynch team. At the March 2, 2014 meeting, after its selection by the Special Committee, representatives of BofA Merrill Lynch joined the meeting and discussed financial matters related to a potential transaction and other potential strategic alternatives available to the Company. Then, in an executive session without BofA Merrill Lynch, the Special Committee, with guidance from McGuireWoods, engaged in a discussion of matters related to its fiduciary duties to the Company’s shareholders, focusing on the need for a thorough and objective consideration of CSCP’s proposal in the February Letter, as well as all other strategic alternatives available to the Company, including continued operation on a stand-alone basis.

On March 22, 2014, the Special Committee met for the purpose of reviewing and providing comments on the initial draft projections that had been provided by the Company’s management to the Special Committee and BofA Merrill Lynch. Representatives of BofA Merrill Lynch attended for a portion of the meeting. The Board had most recently reviewed projections in August 2013 as part of the Company’s annual budgeting process, and the discussion at the March 22, 2014 meeting focused on changes from the prior projections, including storm-related revenue, gross margins and potential new opportunities, as well as changes resulting from updated information to reflect actual performance during the current fiscal year. The Special Committee directed BofA Merrill Lynch to follow-up with the Company’s management regarding several of the items discussed at the meeting, and to report back to the Special Committee. Then, in an executive session without BofA Merrill Lynch, the Special Committee continued its detailed discussions of the management projections.

On March 22 and 23, 2014, at the direction of the Special Committee, BofA Merrill Lynch had discussions with the Company’s management regarding questions raised by the Special Committee.

On March 24, 2014, the Special Committee met to continue discussions regarding the draft projections. Members of the Company’s management and representatives of BofA Merrill Lynch attended for a portion of the meeting. The discussions focused on matters related to storms (including anticipated revenue, margins and displacement of workers from other projects to work on storm repairs), recent changes in the level of work generated by various customers and the probability of achieving new growth opportunities and the sustainability of those opportunities. The Company’s management reported that the discussions with the Special Committee would result in the need for further refinements to projections. The Special Committee continued its discussions without the Company’s management and thereafter in an executive session without BofA Merrill Lynch. The Special Committee at this time also reviewed information provided by BofA Merrill Lynch regarding investment, commercial and corporate banking relationships during the past two years between (i) BofA Merrill Lynch and its affiliates, on the one hand, and (ii) either (x) the Company and certain of its affiliates or (y) Court Square Capital Partners, L.P., an affiliate of Parent (“Court Square Capital”), and certain of Court Square Capital’s affiliates and portfolio companies, on the other hand. Following its review of this information, the Special Committee reaffirmed its prior determination that BofA Merrill Lynch had no relationships that would impair its ability to serve as independent financial advisor to the Special Committee.

On March 27, 2014, the Special Committee met with representatives of BofA Merrill Lynch and reviewed projections that had been further refined by the Company’s management following the March 24, 2014 meeting. Adjustments had been made by the Company’s management to the anticipated level of revenues from storms, to the anticipated margins from overhead line installations, to the anticipated revenues and gross margins from the Company’s Klondyke and Pine Valley subsidiaries and to the anticipated revenues from engineering services. Additionally, changes had been made by the Company’s management to the anticipated growth from new opportunities. At the instruction of the Special Committee, the two incremental opportunities that were considered to be the most speculative were removed by the Company’s management from the “base case” analysis and were included in a new “sensitivity case” analysis. BofA Merrill Lynch then presented and discussed with the Special Committee financial matters relating to a potential transaction and other potential strategic alternatives, including its preliminary valuation analysis.

On March 27, 2014, the Company’s stock price closed at $10.79 per share.

The Special Committee met on March 28, 2014. Representatives of BofA Merrill Lynch attended for a portion of the meeting. The Special Committee engaged in a detailed discussion with BofA Merrill Lynch regarding its preliminary valuation analysis. Following that discussion, the Special Committee concluded that it was not willing to recommend a transaction at the price contained in the February Letter. Although the Special Committee had not yet determined whether the Company was for sale, the Special Committee discussed that, if a sales process were to be conducted, it would be important to include both financial and strategic buyers at some point in the process. The Special Committee next considered exploring a potential sale with a limited number of potential strategic and financial buyers in order to gauge the level of interest and to test the price contained in CSCP’s indicative offer. After receiving input from BofA Merrill Lynch regarding its internal views of potential strategic buyers and their possible interest levels in a potential acquisition of the Company and in light of the Special Committee’s concerns about negatively impacting the Company by sharing the Company’s confidential information with competitors (concerns grounded in a previous process in which such information had been shared to the Company’s detriment), the Special Committee determined that it would not be appropriate to reach out to strategic parties at this stage of the process. The Special Committee also considered expanding the process to include a number of financial sponsors. After extensive discussion, the Special Committee instructed BofA Merrill Lynch to first see if CSCP would be willing to enter into a confidentiality agreement and review updated confidential information regarding the Company, knowing that the Special Committee considered its current offer price to be inadequate. The Special Committee further instructed BofA Merrill Lynch that if CSCP was willing to move forward under these terms, BofA Merrill Lynch should then reach out to Party A, Party B and Party C, the three financial sponsors who had participated in the 2013 Process and had submitted expressions of interest in that process at a price in excess of the amount suggested by CSCP in its February Letter, to determine if they would be interested in receiving updated information regarding the Company and considering a potential transaction. Then, in an executive session without BofA Merrill Lynch, the Special Committee continued its discussions regarding the February Letter and other potential strategic alternatives.

On March 31, 2014, at the direction of the Special Committee, BofA Merrill Lynch spoke to CSCP, who indicated that it would be willing to sign a confidentiality agreement. On April 1, 2014, CSCP submitted a list of diligence questions regarding the Company. Following negotiations, CSCP signed a confidentiality agreement on April 4, 2014.

The Special Committee met on April 4, 2014. Representatives of BofA Merrill Lynch attended for a portion of the meeting. At the request of the Special Committee, BofA Merrill Lynch reported on discussions with CSCP and informed the Special Committee that CSCP had signed a confidentiality agreement with the Company earlier in the day. BofA Merrill Lynch also informed the Special Committee that after the termination of the 2013 Process Party C had made an acquisition of a company that is a direct competitor of the Company. Based on the Special Committee’s concerns with involving strategic buyers at this stage in the process as noted above, the Special Committee instructed BofA Merrill Lynch to not reach out to Party C at this time. In light of the signing of the confidentiality agreement by CSCP, the Special Committee reaffirmed its prior instructions to BofA Merrill Lynch to contact Party A and Party B. Then, in an executive session without BofA Merrill Lynch, the Special Committee continued its discussions regarding strategic alternatives.

On April 4, 2014, BofA Merrill Lynch, as directed by the Special Committee, contacted Party A and Party B to gauge their interest in considering a potential transaction with the Company. Both Party A and Party B indicated an interest in a potential transaction. Party A entered into a confidentiality agreement with the Company on April 9, 2014, and Party B entered into a confidentiality agreement with the Company on April 11, 2014.

On April 14, 2014, management presentations were conducted in New York City for Party A and CSCP. The presentation for Party A was held in the morning and the presentation for CSCP was held in the afternoon. Attending both meetings on behalf of the Company were Mr. Pike, Mr. Anthony K. Slater, the Company’s Chief Financial Officer, Mr. Audie G. Simmons, the Company’s Executive Vice President – Operations, Mr. John S. Thompson, President of the Company’s UC Synergetic subsidiary, Mr. Turner and representatives of BofA Merrill Lynch.

On April 17, 2014, a management presentation was conducted for Party B, which was held telephonically at Party B’s request. Participating on the call on behalf of the Company were Mr. Pike, Mr. Slater, Mr. Simmons, Mr. Thompson and Mr. Turner. Representatives of BofA Merrill Lynch also participated at the request of the Special Committee.

During the period from April 14, 2014 to April 28, 2014, the Company’s management participated in several calls with outside advisors retained by CSCP, and the Company continued to post supplemental due diligence materials in the electronic data room in response to requests from CSCP.

The Special Committee met on April 18, 2014. Representatives of BofA Merrill Lynch attended for a portion of the meeting. BofA Merrill Lynch and Mr. Turner reported on the management presentations with CSCP, Party A and Party B. Mr. Turner informed the Special Committee that all three parties appeared to be well-prepared and appeared to have carefully reviewed and considered the Company’s information. Mr. Turner also reported that, in his view, the Company’s management was engaged and responsive during the meetings, that Mr. Pike exhibited the same level of passion and enthusiasm for a potential transaction in each of the meetings, and that he did not feel there were any concerns with the participation of the Company’s management during these meetings, notwithstanding the discussions that had taken place between Mr. Pike and CSCP prior to CSCP’s submission of the February Letter. The Special Committee again considered whether to reach out to Party C, but again concluded that the risks to the Company’s business of bringing a competitor into the process at this time outweighed the potential benefits.

On April 16, 2014, at the direction of the Special Committee, BofA Merrill Lynch sent a process letter to CSCP, Party A and Party B, requesting that a formal indication of interest be submitted to BofA Merrill Lynch for the Special Committee’s consideration by April 29, 2014.

On April 24, 2014, Party B informed BofA Merrill Lynch that it was dropping out of the process and would not be submitting an indication of interest. BofA Merrill Lynch received a similar message from Party A on April 25, 2014.

On April 28, 2014, an in-person due diligence session was held for CSCP (at CSCP’s request) at the Company’s headquarters in Mount Airy, North Carolina.

On April 29, 2014, CSCP submitted a written indication of interest letter for the potential all-cash purchase of all of the Company’s outstanding shares at a price of $12.75 per share (the “April Letter”). Attached to the April Letter was a draft debt commitment letter from JPMorgan Chase Bank, N.A. (“JPMorgan”), pursuant to which JPMorgan would commit to provide up to $450 million of debt to facilitate the merger. The April Letter proposed a 45-day exclusivity period during which the Company and the Special Committee would not solicit offers from other parties, a 30-day “go-shop” period that would commence upon entering into a merger agreement and during which time the Special Committee would be permitted to actively solicit other offers for the Company, with a termination fee of 5.0% of equity value (plus reimbursement of expenses) if the Company terminated the merger agreement with CSCP in order to accept a superior proposal.

On April 29, 2014, the Company’s stock price closed at $9.63 per share.

The Special Committee met on April 30, 2014. Members of the Company’s management and representatives of BofA Merrill Lynch attended for a portion of the meeting. With the assistance of its independent financial and legal advisors, the Special Committee considered in detail the financial and legal terms contained in the April Letter. At the Special Committee’s request, the Company’s management also discussed the upside potential and downside risk of continuing to operate on a stand-alone basis. The Special Committee decided to continue to reflect on the indication of interest overnight and resume discussions on the following day.

On May 1, 2014, the Board held its third quarter fiscal 2014 meeting and, among other items routinely addressed at such quarterly meetings, discussed the Company’s financial performance for the third quarter of fiscal 2014. The Company’s management noted that the Company’s performance would be below analysts’ consensus estimates for core revenue, earnings per share and gross profit percentage.

On May 1, 2014, the Special Committee met and resumed its discussion of the April Letter, management’s assessment of the terms of CSCP’s indicative offer, management’s view of the Company’s business and the Special Committee’s assessment of the various alternatives. Representatives of BofA Merrill Lynch attended for a portion of the meeting. The Special Committee engaged in extensive discussions with its independent financial and legal advisors. Following these discussions, the Special Committee directed BofA Merrill Lynch to continue negotiations with CSCP on behalf of the Special Committee, with a goal of increasing the per share purchase price and addressing other terms. The Special Committee determined that before accepting CSCP’s request for exclusivity, the Special Committee should attempt to persuade CSCP to propose a higher price per share and reach agreement on modifying other terms in the April Letter. In particular, the Special Committee directed BofA Merrill Lynch to attempt to negotiate a lower termination fee (particularly for superior proposals made during the go-shop period), a longer go-shop period and a shorter exclusivity period. Then, in an executive session without BofA Merrill Lynch, the Special Committee continued its discussions regarding the April Letter.

On May 1, 2014, following the Special Committee’s meeting, BofA Merrill Lynch, at the direction of the Special Committee, continued negotiations with CSCP. During those negotiations, CSCP increased its indicative offer price to $12.85 per share and agreed to consider a lower termination fee if the Special Committee accepted a superior proposal made as a result of the go-shop period. CSCP indicated an unwillingness to shorten the exclusivity period or extend the go-shop period.

The Special Committee met on May 2, 2014. Representatives of BofA Merrill Lynch attended the meeting. BofA Merrill Lynch reported that CSCP was willing to revise its indicative offer price to $12.85 per share and to reduce the go-shop termination fee. Following BofA Merrill Lynch’s report on its negotiations with CSCP conducted at the direction of the Special Committee, the Special Committee determined that CSCP’s indicative offer price of $12.85 per share, which represented a 34% premium to the closing price of the Company’s stock of $9.61 on May 1, 2014, and a 23% premium to the 30-day volume-weighted average closing prices, was an attractive price that warranted the granting of exclusivity to CSCP. The Special Committee also determined that granting exclusivity to CSCP was appropriate in light of the fact that both Party A and Party B had been unwilling to submit an indicative offer. The Special Committee concluded that it would agree to a 45-day exclusivity period. The Special Committee requested that BofA Merrill Lynch continue to negotiate for a longer go-shop period and for a go-shop termination fee of not more than 2% of enterprise value. The Special Committee then authorized Mr. Turner to approve and sign an indication of interest letter with CSCP, provided that the go-shop termination fee was less than 2% of enterprise value.

From May 2, 2014, through May 6, 2014, CSCP and BofA Merrill Lynch, acting at the direction of the Special Committee, continued to negotiate the length of the go-shop period and the termination fee applicable for superior proposals made during or resulting from the go-shop period and for superior proposals made following the go-shop period. On May 6, 2014, Mr. Turner, acting upon authority granted to him by the Special Committee at its May 2 meeting, agreed, for purposes of CSCP’s indication of interest, to a 30-day go-shop period and a termination fee of 2.5% of equity value (approximately 1.6% of enterprise value) for superior proposals made during or resulting from the go-shop period and for 4.0% of equity value (approximately 2.6% of enterprise value) for superior proposals made following the go-shop period. On May 6, 2014, an indication of interest letter (the “May Letter”) with CSCP was signed by Mr. Turner on behalf of the Special Committee. The Company’s electronic data room was opened to CSCP on May 6, 2014.

On May 5, 2014, after the close of the market, the Company issued a press release announcing its financial results for its fiscal third quarter ended March 31, 2014. The Company’s EBITDA for the quarter was $17.1 million, approximately $0.8 million less than the consensus estimate. The closing price for the Company’s stock was $9.80 on May 5, 2014, and $9.08 on May 6, 2014.

Following the signing of May Letter, CSCP became very active in due diligence activities, and the Company’s management participated in several due diligence calls with CSCP and its advisors. In addition, the Company posted to the electronic data room 359 answers to CSCP’s questions and posted 12,518 documents. CSCP also engaged third-party consultants to assess the market in which the Company operates and perform a quality of earnings analysis. Simultaneously, in May 2014, McGuireWoods and Moore & Van Allen prepared drafts of the definitive documentation for a potential transaction with CSCP.

On May 19, 2014, the Special Committee held a brief meeting. Representatives of BofA Merrill Lynch attended, and, at the request of the Special Committee, provided an update on the due diligence activities of CSCP. Also on May 19, 2014, the initial draft of the merger agreement was provided to CSCP and its legal counsel, Dechert LLP.

On May 29, 2014, representatives of CSCP called BofA Merrill Lynch and told BofA Merrill Lynch that its quality of earnings advisors were suggesting that adjustments should be made to the Company’s projections. In that call, CSCP did not request a price adjustment.

The Special Committee met briefly on June 3, 2014. Representatives of BofA Merrill Lynch attended, and, at the request of the Special Committee, provided an update on the extensive due diligence that had been conducted by CSCP and also informed the Special Committee of its May 29, 2014, discussion with CSCP regarding adjustments to projections suggested by CSCP’s quality of earnings advisor. McGuireWoods provided an update as to the status of negotiations on the merger agreement and related documents.

Also on June 3, 2014, initial drafts of the following documents were provided to CSCP and Dechert: the limited guarantee of CSCP, the equity commitment letter of CSCP and the voting and support agreement of the JEP Investors.

On June 13, 2014, CSCP requested an extension of the exclusivity period from June 20, 2014 to June 30, 2014, stating that it was continuing its discussions with its debt financing lender, JPMorgan, but that it needed more time. At the direction of the Special Committee, BofA Merrill Lynch requested that CSCP speak again with JPMorgan and determine the earliest day upon which it would be prepared to execute the debt commitment.

On June 13, 2014, the Company’s management finalized its updated projections for fiscal year 2014. The revised projections showed that, as compared to the most recent projections, revenue was down approximately $10 million, gross profit was down approximately $4 million and EBITDA was down approximately $4.5 million. The revised projections were provided to CSCP on June 13, 2014.

On June 16, 2014, Dechert, on the one hand, and McGuireWoods and Moore & Van Allen, on the other hand, engaged in lengthy negotiations regarding the merger agreement and related documentation.

On June 17, 2014, CSCP called BofA Merrill Lynch again and reported that CSCP had spoken to JPMorgan, who again asked for more time. CSCP again requested that the exclusivity period be extended until June 30, 2014.

The Special Committee met on June 18, 2014. Representatives of BofA Merrill Lynch attended for a portion of the meeting. At the request of the Special Committee, BofA Merrill Lynch provided an update on the due diligence process being conducted by CSCP and JPMorgan. McGuireWoods provided an update on negotiations regarding the merger agreement. After considering the diligent efforts put forth by CSCP to date, including due diligence activities and negotiations regarding the merger agreement, the Special Committee agreed to CSCP’s request to extend the exclusivity period through June 30, 2014, but with a request that the Company be allowed to continue discussions for up to 14 days after the go-shop period with a party who submitted a sufficiently attractive proposal during the go-shop period. BofA Merrill Lynch discussed preparations that were being made, at the direction of the Special Committee, for the anticipated go-shop process, assuming the Company entered into an agreement with CSCP, and reviewed with the Special Committee a list of prospective purchasers to contact during the go-shop period. The members of the Special Committee suggested additional names to be added to the list. Then, in an executive session without BofA Merrill Lynch, the Special Committee continued its discussions regarding negotiations with CSCP.

On June 20, 2014, Dechert provided a revised version of the merger agreement and its revised drafts of the following documents: the limited guarantee of CSCP, the equity commitment letter of CSCP and the voting and support agreement of the JEP Investors. During the next few days, McGuireWoods consulted with Mr. Turner and BofA Merrill Lynch to discuss priorities for continued negotiations and Moore & Van Allen discussed with the Company’s management changes requested by CSCP to various representations, warranties and covenants.

On June 24, 2014, CSCP informed BofA Merrill Lynch that it was considering reducing the price that it was willing to pay, citing concerns regarding the Company’s business. CSCP called BofA Merrill Lynch on June 26, 2014, and stated that based on its due diligence it was reducing its indicative offer from $12.85 per share to $11 per share.

The Special Committee met on June 26, 2014. BofA Merrill Lynch attended the meeting, and informed the Special Committee that CSCP had reduced its indicative offer price to $11 per share, and discussed the concerns expressed by CSCP that had led to its decrease in price. The Special Committee also considered the Company’s performance in prior quarters, including management’s downward revisions of projections and historical reliance on storm revenues, and discussed the long-term prospects for the Company in the event it did not enter into a transaction with CSCP. The Special Committee also discussed its understanding that the two potential opportunities that were included in the sensitivity case had not achieved any traction and were not reasonably likely to be achieved. The Special Committee noted that the Company’s stock price had fallen to $8.74 as of the close of trading on June 25, 2014, but remained focused on evaluating CSCP’s proposal in light of the long-term value of the Company and the best interests of shareholders. Following discussion, the Special Committee asked Mr. Turner to discuss with the Company’s management the current prospects for the two opportunities included in the sensitivity case. The Special Committee also asked BofA Merrill Lynch for its view on financial matters with respect to the current CSCP proposal. Based on its consideration of the above items, the Special Committee provided guidance and authority to Mr. Turner to negotiate the per share offer price at or above the $12 level.

On June 27, 2014, Mr. Turner spoke with the Company’s management and discussed the two incremental opportunities included in the sensitivity case. The Company’s management expressed the view that one of the projects no longer had any chance of coming to fruition and that the other project had become highly speculative and that if it did occur, it appeared that margins, and consequently incremental EBITDA contribution, would be very low. The Company’s management also informed Mr. Turner that the views of the Company’s management regarding the second project were shared by the Company’s bidding partner on the project, who is a large multinational corporation.

The Special Committee met on June 27, 2014. Representatives of BofA Merrill Lynch attended for a portion of the meeting. Mr. Turner reported on his discussions with the Company’s management regarding the two components of the sensitivity case. Following discussion, the Special Committee instructed BofA Merrill Lynch to disregard the sensitivity case, and only consider the base case for purposes of its analysis, because the Special Committee deemed the sensitivity case unreliable due to the fact that the Company’s management had concluded that neither of the incremental opportunities would materialize and the Special Committee concurred with such conclusion. Then, in an executive session without BofA Merrill Lynch, the Special Committee continued its discussion of the Company, its performance and potential strategic alternatives.

On July 2, 2014, CSCP sent to BofA Merrill Lynch, and BofA Merrill Lynch forwarded to the Special Committee, a summary of the issues that CSCP stated had informed its revised proposal of $11 per share. CSCP’s summary cited negative momentum in the Company’s core business, the underperformance of the Company’s Klondyke and Pine Valley subsidiaries, risks associated with new opportunities, adjustments recommended by CSCP’s quality of earnings advisor, underperformance as compared to prior management projections and an increase in debt and debt-like items.

After receiving the summary of issues from CSCP, Mr. Turner called Mr. Pike and asked him to review the summary and provide to the Special Committee the views of the Company’s management on such issues.

The Special Committee met on July 7, 2014, with representatives of the Company’s management and BofA Merrill Lynch, to review the CSCP summary of issues and the proposed response of the Company’s management. The proposed response of the Company’s management included among other things a correction of certain incorrect assumptions made by CSCP regarding margins on various opportunities, debt-like instruments, and the performance of the Company’s Klondyke and Pine Valley subsidiaries. After discussing the materials with the Company’s management, the Special Committee concluded that the response to CSCP was appropriate. After the Company’s management departed, the Special Committee continued its previous discussions regarding the advantages and risks associated with various alternatives, including continuing to operate on a stand-alone basis. Following these discussions, the Special Committee instructed BofA Merrill Lynch to inform CSCP that the Special Committee remained firm at $12 per share.

On July 9, 2014, CSCP responded to BofA Merrill Lynch and provided an updated indicative offer of $11.40 per share. CSCP offered to address some of the non-price terms that remained open, and indicated a willingness to agree to a 14-day period following the go-shop period during which the Special Committee could continue negotiating with a party who had submitted an acceptable acquisition proposal during the 30-day go-shop period. CSCP also indicated that it would increase the threshold contained in a closing condition that allowed Parent to terminate the transaction if a certain percentage of shareholders exercised appraisal rights from 5% of the outstanding shares to 10% of the outstanding shares. However, because the indicative offer price was significantly below the $12 per share minimum price reconfirmed by the Special Committee at its July 7, 2014 meeting, Mr. Turner, on July 10, 2014, instructed BofA Merrill Lynch to reject the indicative offer and to inform CSCP that the Special Committee would terminate exclusivity if CSCP failed to make an acceptable indicative offer by July 14, 2014.

On July 10, 2014, Mr. Pike called Joseph M. Silvestri, a managing partner at CSCP, and told him that it was his understanding that the Special Committee was very firm at $12 per share. Mr. Silvestri informed Mr. Pike that he would like to have a call directly with Mr. Turner, and he asked Mr. Pike to see if Mr. Turner was willing to participate in a call with him. Mr. Pike informed Mr. Turner of his discussion with Mr. Silvestri, and upon Mr. Turner’s agreement, a call among Messrs. Turner, Silvestri and Kevin D. Brown, a partner at CSCP, occurred on the morning of July 11, 2014. On the call, CSCP raised its indicative offer to $11.75 per share. Mr. Turner told the CSCP representatives that because the indicative offer was getting close to $12 per share, he believed it merited a discussion with the rest of the Special Committee. He cautioned CSCP, however, that the Special Committee had not discussed accepting a price below $12 per share.

On July 10, 2014, the Company’s stock price closed at $8.52 per share.

The Special Committee met on the morning of July 14, 2014. Representatives of BofA Merrill Lynch attended for a portion of the meeting. Mr. Turner informed the Special Committee of his discussions with Messrs. Silvestri and Brown. At the request of the Special Committee, BofA Merrill Lynch reviewed with the Special Committee financial matters relating to the potential transaction, including an updated preliminary valuation analysis. The Special Committee discussed in detail with McGuireWoods some of the non-financial terms of the merger agreement that were being discussed with CSCP and provided guidance to McGuireWoods on responses to these matters. Then, in an executive session without BofA Merrill Lynch, the Special Committee continued its discussion regarding strategy for negotiations with CSCP, and the Special Committee instructed Mr. Turner to inform CSCP that it remained firm at a $12 per share price.

Later in the morning of July 14, 2014, Mr. Turner spoke to Messrs. Silvestri and Brown. He informed them that the Special Committee remained firm at $12 per share.

On July 21, 2014, CSCP informed BofA Merrill Lynch that it was willing to transact at a price of $12 per share. On that same day, the Company’s stock price closed at $8.31 per share. However, CSCP also included a requirement that the termination fee for deals transacted with persons who submitted an acceptable acquisition proposal during the go-shop period be increased to 4% of transaction equity value, up from 2.5% of transaction equity value contained in the May Letter. Mr. Turner conveyed his concern about this new requirement directly by telephone to Mr. Brown of CSCP on July 22, 2014, and instructed McGuireWoods to reject this change in order to preserve the value of the go-shop provision that had been heavily negotiated at the indication of interest stage. Later on July 22, 2014, CSCP agreed to retain the 2.5% of transaction equity value go-shop termination fee.

During the period from July 22, 2014 through July 31, 2014, the parties negotiated and exchanged multiple drafts of the merger agreement and the related documents. By July 31, 2014, the last drafting and business issues between CSCP and the Special Committee had been resolved. On that same day, the Company’s stock price closed at $8.06 per share.

During the same period, CSCP continued to negotiate the debt commitment letter with JPMorgan.

On August 1, 2014, the Special Committee met. Representatives of BofA Merrill Lynch attended the meeting and, at the request of the Special Committee, provided an update on negotiations with CSCP, and reported on its understanding of the status of the debt commitment and the banks that would potentially be providing the commitment. McGuireWoods reported on the review and status of the debt commitment letter.

Over the next two days, following much negotiation and discussion, CSCP obtained a debt commitment from JPMorgan Chase Bank, N.A., KeyBank National Association and SunTrust Bank (collectively, the “Lenders”), under which each committed to provide one-third of the debt financing proposed in the debt commitment letter, subject to the satisfaction or waiver of certain conditions set forth therein.

On August 2, 2014, Mr. Pike informed McGuireWoods that Mr. Pike and CSCP had concluded negotiations in respect of the terms sheet governing Mr. Pike’s future relationship with CSCP and Parent, and provided a finalized copy of that terms sheet to McGuireWoods for review by the Special Committee.

On August 3, 2014, the Special Committee held a meeting to review the proposed transaction with CSCP. Present for the entire meeting were all members of the Special Committee and attorneys from McGuireWoods, and present for portions of the meeting were Mr. Pike, Mr. Slater, attorneys from Moore & Van Allen and representatives of BofA Merrill Lynch. At the request of the Special Committee, the representatives of BofA Merrill Lynch reviewed the history of the contemplated transaction, discussed with the Special Committee its financial analysis of the proposal made by CSCP, and discussed in detail the proposed go-shop process that would begin immediately following any approval and announcement of the entry into the merger agreement. McGuireWoods discussed at length with the Special Committee the material terms and conditions of the merger agreement and the related documents. The Special Committee reviewed the terms sheet governing Mr. Pike’s future relationship with CSCP and the Parent and determined that nothing in the terms sheet led them to believe that the consideration to be received by Mr. Pike was excessive or was likely to have resulted in a decrease of the consideration to be received by the Company’s unaffiliated shareholders in the merger.

BofA Merrill Lynch then rendered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated August 3, 2014, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received pursuant to the merger agreement by the holders of Common Stock (other than the Rollover Investors (as defined in the merger agreement)) was fair, from a financial point of view, to such holders. Then, in an executive session without the Company’s management, the Special Committee discussed the proposed transaction in detail, following which it unanimously recommended that the Board (a) approve and adopt the merger agreement, (b) approve the merger and the other transactions contemplated by the merger agreement, and (c) recommend that the Company’s shareholders approve the merger agreement.

Moore & Van Allen next discussed with the members of the Board their fiduciary duties in determining whether to approve and recommend the proposed transaction with CSCP. Following such discussion, the Board, acting on the unanimous recommendation of the Special Committee, unanimously (other than Mr. Pike, who did not participate due to his interest in the merger) (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of the Company and its unaffiliated shareholders, (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger, and (iii) resolved to recommend that the Company’s shareholders vote for the approval of the merger agreement.

The merger agreement and related documents were finalized on August 3, 2014, and were executed and delivered by the parties as of August 4, 2014. Prior to the opening of trading on August 4, 2014, the Company announced the execution of the merger agreement. Later the same day, and under the direction and supervision of the Special Committee, representatives of BofA Merrill Lynch began contacting parties that were believed to be potentially interested in, and capable of, consummating an acquisition of the Company at a purchase price of greater than $12 per share. During the go-shop period, under the direction and supervision of the Special Committee, BofA Merrill Lynch contacted 63 potential buyers of the Company, including 22 strategic buyers and 41 financial sponsors, in order to actively solicit other offers for the Company. BofA Merrill Lynch provided each of these potential buyers a seven-page information package based on public information and a proposed confidentiality agreement.

After being contacted by BofA Merrill Lynch, four potential buyers executed confidentiality agreements in order to receive access to confidential information relating to the Company. We refer to these parties as Party D, Party E, Party F and Party G. Party D executed a confidentiality agreement on August 7, 2014, and was granted access to the electronic data room later that day. Party E executed a confidentiality agreement on August 12, 2014, and was granted access to the electronic data room on August 14, 2014. Party F executed a confidentiality agreement on August 14, 2014, and was granted access to the electronic data room on August 15, 2014. Party G executed a confidentiality agreement on August 18, 2014. After executing confidentiality agreements, Party D, Party E, Party F and Party G also each received an information package with a detailed presentation on the Company, including financial information.

On August 22, 2014, the Company’s executive officers conducted an in-person management presentation and site visit for Party F at the Company’s headquarters in Mount Airy. The management presentation to Party F was also attended by Mr. Jay Helvey on behalf of the Special Committee and, at the direction of the Special Committee, representatives of BofA Merrill Lynch. At the direction of the Special Committee, BofA Merrill Lynch offered follow-up diligence activities to Party D, Party E and Party G, including an invitation to each party to participate in a management presentation, but these parties declined to further pursue evaluating the Company.

On August 28, 2014, the Special Committee met. Representatives of BofA Merrill Lynch attended the meeting and, at the request of the Special Committee, provided an update regarding parties that had been contacted and the due diligence activities of those parties that had entered into confidentiality agreements. Throughout the go-shop process, the Special Committee received similar updates. None of the four parties who had entered into confidentiality agreements during the go-shop process made a proposal for a business combination with the Company.

Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger

Recommendation of the Special Committee

The Special Committee was formed to review and evaluate Parent’s proposal to acquire the Company, and was granted broad authority to review the Company’s strategic alternatives, including to evaluate the advisability of a business combination, to solicit and negotiate business combination proposals with one or more entities selected by it, to negotiate or reject the terms of any business combination and to recommend to the Board what (if any) action should be taken in respect of any potential business combination, all as described more fully in “—Background of the Merger” beginning on page 22 of this proxy statement. The Special Committee consists solely of directors who (1) are independent (as defined under the NYSE Listed Company Manual), (2) are not employees of the Company or otherwise affiliated with the Company (other than as directors), (3) do not have any personal or financial interests in the completion of the merger, other than to receive the same consideration for any shares of Common Stock and Company RSU awards held by them that will be paid to all other shareholders (other than the JEP Investors) and holders of Company RSU awards and (4) comprise all of the independent directors on the Board. The Special Committee retained McGuireWoods LLP as its independent legal advisor and BofA Merrill Lynch as its independent financial advisor.

On August 3, 2014, the Special Committee, acting with the advice of its independent legal and financial advisors, unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its shareholders (other than the JEP Investors) and (ii) recommended that the Board (a) approve, adopt, ratify and confirm the merger agreement, (b) approve the merger and the other transactions contemplated by the merger agreement and (c) recommend that the Company’s shareholders approve the merger agreement. The Special Committee further believes that the merger is fair to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

In the course of making the determinations described above, the Special Committee considered the following factors relating to the Company, its business and prospects, and the risks and challenges facing it, and to the potential benefits of the merger agreement and the transactions contemplated thereby, including the merger

(all of which factors tended to support the recommendation and consummation of such agreement and transactions, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):

•	its belief that, if the Company did not enter into the merger agreement, the price per share that might be received by the Company’s shareholders selling Company stock in the open market would, for the foreseeable future, be highly unlikely to be greater than the merger consideration, particularly in light of the Company’s results of operations and financial condition for the fiscal year ended June 30, 2014;

•	the Special Committee’s understanding, as a result of its discussions with Company management, of the Company’s business, financial condition, results of operations, competitive position, business strategy, strategic options and prospects, as well as the risks involved in achieving those prospects, the nature of the Company’s business and the industry in which it competes, and current industry, economic and market conditions, both on a historical basis and on a prospective basis;

•	its belief that the merger consideration is more favorable to the Company’s shareholders and more likely to result in greater value to the Company’s shareholders than the alternatives of remaining an independent public company operated in accordance with its existing business plan, remaining an independent public company operated in accordance with a modified business plan or undertaking alternative strategic initiatives, each of which alternatives presents considerable execution and timing risks;

•	the historical market price of the Common Stock and recent trading activity, including the fact that the merger consideration represents a premium of approximately 50.8% over the closing price of the Common Stock on August 1, 2014 (the last trading day before the merger agreement was executed and publicly announced), and a premium of approximately 39.6% over the 30-day volume-weighted average closing price of the Common Stock during the 30 calendar days that ended on August 1, 2014;

•	its belief that, based upon the extensive negotiation process led by the Special Committee, the merger consideration was the highest price per share of Company stock that was reasonably attainable;

•	the limitations on management’s ability to pursue and execute long-term strategic objectives and growth plans as a public company pressured by the market to focus on short-term financial results to satisfy short-term investor expectations;

•	the fact that the Company’s ability to achieve above-average earnings has historically been highly dependent upon inclement weather and, in particular, the level of storm activity that occurs in a particular year, the difficulty of predicting the level of storm activity and the fluctuations in the trading price of the Common Stock that are attributable to weather (a factor that is outside the control of the Company);

•	its concern that it may be necessary to augment the existing management team in order to improve the Company’s performance and enable continued growth, and the challenges associated with attracting and retaining experienced industry professionals to the Mount Airy, North Carolina area;

•	its belief that, in order for the Company to be competitive in its industry, the Company needs to be significantly larger, and its concerns that the Company has not in recent years been successful in achieving significant growth either through organic expansion or through acquisitions and, further, that the Company’s existing debt structure and volatile stock price do not accommodate rapid growth;

•	the fact that the merger consideration consists of all cash, which provides certainty and immediate value to the Company’s shareholders and allows the Company’s shareholders to avoid the risks of continuing to hold Common Stock or receiving other publicly-traded securities in the merger;

•

the financial analysis of BofA Merrill Lynch and the oral opinion of BofA Merrill Lynch rendered on August 3, 2014 which opinion was confirmed by delivery of a written opinion dated August 3, 2014, to the Special Committee to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received in the merger by the holders of Common Stock (other than the Rollover Investors (as defined in the merger agreement)) was fair, from a financial point of view, to such holders, as more fully described under “—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated” beginning on page 38 of this proxy statement;

•	the terms of the merger agreement, including:

•	the Special Committee’s ability during a 30-day period beginning on the date of the merger agreement (the “go-shop period”) to initiate, solicit and encourage alternative acquisition proposals from third parties, and to provide information to and engage in, enter into, continue or otherwise participate in discussions and negotiations with third parties with respect to such acquisition proposals (and under certain circumstances, continue discussions and negotiations with certain parties for an additional 14-day period);

•	the Company’s ability, under certain circumstances, at any time after expiration of the go-shop period to consider and respond to an unsolicited acquisition proposal received from a third party if the Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that failure to consider and respond to such acquisition proposal would be inconsistent with the directors’ fiduciary duties and, after consultation with outside legal counsel and its financial advisor, that such acquisition proposal is superior to the merger or would reasonably be expected to result in a proposal superior to the merger;

•	the fact that, under certain circumstances, Parent will be required to pay the Company a reverse termination fee equal to $23,594,864 if the merger agreement is terminated because Parent and Merger Sub fail to complete the merger or they breach or fail to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement such that conditions to the consummation of the merger cannot be satisfied; and

•	the fact that the Company is permitted under the terms of the merger agreement to continue to conduct its business in the ordinary course during the period between the execution of the merger agreement and the effective time of the merger, subject only to limitations and restrictions on the taking of certain prescribed actions;

•	the likelihood that the merger will be consummated, which is supported by:

•	the fact that the payment obligations of Parent under the merger agreement, including its obligation to pay the reverse termination fee that may become payable to the Company, have been guaranteed by an investment fund affiliated with CSCP, up to an amount not to exceed $23,844,864;

•	the fact that Parent has obtained debt and equity financing commitments for the transactions contemplated by the merger agreement, the aggregate proceeds of which, together with the proceeds of the equity rollover investment from the JEP Investors and the available cash of the Company, will be sufficient for Parent to pay the aggregate merger consideration and all related fees and expenses;

•	the fact that the conditions to the closing the merger are limited to customary contractual conditions that can be expected to be fulfilled;

•	the relative likelihood of obtaining the required regulatory approvals; and

•	the limited number and customary nature of the conditions to funding the transaction set forth in the debt financing commitments set forth in the commitment letter dated as of August 4, 2014 among JPMorgan Chase Bank, N.A., KeyBank National Association, SunTrust Bank and Parent;

•

the ability of the Company’s shareholders to exercise appraisal rights under Article 13 of the NCBCA, which provides such shareholders with the opportunity to have the Superior Court Division of the General Court of Justice of North Carolina determine the “fair value” (as defined under Article 13 of the NCBCA) of their shares of Common Stock (which may be more than, less than or the same as the amount such shareholders would have received under the merger agreement) and to receive payment based on that valuation in lieu of receiving the merger consideration, as more fully described under “—Appraisal Rights” beginning on page 75 of this proxy statement; and

•	the efforts made by the Special Committee and its independent legal and financial advisors, acting at the direction of the Special Committee, to negotiate and execute a merger agreement favorable to the Company and its shareholders.

In the course of reaching its determination regarding the fairness of the merger to the Company’s unaffiliated shareholders, the Special Committee considered the Company as a going concern. Given that the Company is being sold as a going concern, the Special Committee did not consider liquidation value as a factor and believed that the value of the Company’s assets that might be realized in a liquidation would be substantially less than the Company’s going concern value. Further, the Special Committee did not consider net book value, which is an accounting concept, because it believes that net book value is not a material indicator of the value of the Company as a going concern but rather is reflective of historical costs and because net book value does not take into account the prospects of the Company, market conditions, trends in the industry in which the Company operates or the business risks inherent in the industry. The Company is not aware of any firm offers by any other person during the past two years with respect to the Company’s merger or consolidation with another entity, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control over the Company.

In the course of making the determinations described above, the Special Committee also considered the following procedural safeguards involved in the negotiation of the merger agreement (all of which factors tended to support the recommendation and consummation of such agreement and transactions, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):

•	the fact that the consideration and negotiation of the merger agreement was conducted through arm’s-length negotiations under the oversight of the Special Committee, which is comprised solely of independent and disinterested members of the Board who are not employees of the Company or otherwise affiliated with the Company (other than as directors), CSCP (or any of its affiliates) or Parent and who have no personal or financial interests in the completion of the merger other than to receive the same consideration for any shares of Common Stock and Company RSU awards held by them that will be paid to all other shareholders (other than the JEP Investors) and holders of Company RSU awards;

•	the Special Committee met regularly, without the participation of the JEP Investors, and retained separate and independent legal and financial advisors, each a nationally recognized firm with extensive relevant experience, to assist the Special Committee in evaluating and negotiating the legal and financial terms of the merger agreement;

•	the fact that, from the Special Committee’s formation on February 20, 2014 through its recommendation of the merger agreement to the Board on August 3, 2014, the Special Committee held 19 formal meetings and was involved in extensive discussions and deliberations prior the Company’s entry into the merger agreement;

•	the fact that the Special Committee:

•	was granted authority by the Board to review the Company’s strategic alternatives, including to evaluate the advisability of a business combination, to solicit and negotiate business combination proposals with one or more entities selected by it, to negotiate or reject the terms of any business combination and to recommend to the Board what (if any) action should be taken in respect of any potential business combination, and no limitations were placed on the authority of the Special Committee, subject to the Board being required by the NCBCA to approve a merger agreement; and

•	was aware that it had no obligation to recommend the merger or any other business combination or strategic transaction to the Board and could reject the merger or any other business combination or strategic transaction;

•	the fact that the merger consideration and other terms and conditions of the merger agreement were the product of extensive negotiations between the Special Committee and its independent legal and financial advisors, acting at the direction of the Special Committee, on the one hand, and Parent, CSCP and their legal advisors, on the other hand; and

•	the fact that although the merger agreement does not require the vote of at least a majority of unaffiliated shareholders, shareholders representing in excess of 90% of the outstanding Company common stock are not affiliates of the JEP Investors or the Parent Parties and will have a meaningful opportunity to consider and vote upon the approval of the merger agreement.

In the course of making the determinations described above, the Special Committee considered the following potentially negative factors relating to the merger agreement and the transactions contemplated thereby, including the merger (which factors are not intended to be exhaustive and are not presented in any relative order of importance):

•	the fact that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied or waived, and, as a result, it is possible that the merger might not be completed even if the merger agreement is approved by the Company’s shareholders;

•	the risks during the pendency of the merger related to:

•	the disruption in management’s attention to the Company’s ongoing business operations due to the transaction;

•	the effect of the announcement of the proposed merger on the Company’s relationships with its employees and customers;

•	material adverse effects on the Company’s operating results, including as a result of costs incurred in connection with the merger; and

•	the Company’s ability to attract and retain key personnel;

•	the Company would no longer exist as an independent public company and its shareholders (other than the JEP Investors and certain other members of the Company’s management and other Company employees who may agree to contribute shares of Common Stock to Parent and/or cash equity financing) would no longer participate in its future earnings and growth, if any, as an independent company or benefit from increases, if any, in the value of the Common Stock, and will not participate in any future potential future sale of the Company to a third party;

•	the requirement that, if the merger agreement is terminated under specified circumstances, the Company must pay a termination fee of $9,831,193 or $15,729,910, depending on the circumstances, as well as documented out-of-pocket expenses incurred by Parent and its affiliates in connection with the merger agreement, the debt and equity financing and the transactions contemplated thereby in an amount up to $2,000,000;

•	the limited remedies available to the Company in the event that Parent or Merger Sub breaches the merger agreement, which remedies are generally limited to the payment of the reverse break-up fee;

•	the receipt of the merger consideration by the Company’s shareholders who are U.S. persons will generally be subject to U.S. federal income tax;

•	the fact that if the merger does not close, management will have expended significant time and effort in connection with the merger, and there will have been a significant disruption in management’s attention to the Company’s ongoing business operations;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger which prevent the taking of specified actions without the prior consent of Parent, which actions the Company might otherwise take in the absence of the pending merger;

•	even if the merger is not completed, the Company will be required to pay its legal and accounting fees and other miscellaneous fees and expenses; and

•	certain directors and executive officers of the Company have interests in the merger that are different from, or in addition to, those of the Company’s shareholders, as described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 63 of this proxy statement.

The foregoing discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but includes the material factors considered by the Special Committee. In view of the variety of factors considered in connection with its evaluation of the merger, the Special Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the Special Committee may have given different weights to different factors. While the Special Committee considered potentially positive and potentially negative factors, the Special Committee concluded that, based on the totality of the information presented, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the Special Committee recommended to the Board the merger agreement and the merger based upon the totality of the information it considered.

Determinations and Recommendation of the Board of Directors

On August 3, 2014, the Board, acting upon the unanimous recommendation of the Special Committee, unanimously (with Mr. Pike not participating in such meeting) (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its shareholders (other than the JEP Investors), (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger, and (iii) resolved to recommend that the Company’s shareholders vote for the approval of the merger agreement. The Board, on behalf of the Company, further believes that the merger is fair to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act.

In the course of making such determinations, the Board (with Mr. Pike not participating in such determinations) considered the following factors (which factors are not intended to be exhaustive and are not in any relative order of importance):

•	the Special Committee’s analyses, conclusions and unanimous determination, after their review and based upon the factors discussed above under “—Recommendation of the Special Committee”, which the Board adopted, that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its shareholders (other than the JEP Investors) and the Special Committee’s unanimous recommendation that the Board approve, adopt, ratify and confirm the merger agreement, approve the merger and the other transactions contemplated by the merger agreement, and recommend that the Company’s shareholders approve the merger agreement; and

•	the fact that the Special Committee consists of five independent and disinterested directors of the Company who are not affiliated with any of the JEP Investors, CSCP or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to, the Company’s unaffiliated shareholders other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 63.

The foregoing discussion of the information and factors considered by the Board (other than Mr. Pike, who did not participate in such consideration) is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board made its recommendation based upon the totality of the information it considered.

The Board unanimously (without Mr. Pike’s participation) recommends that the shareholders of the Company vote “FOR” the proposal to approve the merger agreement.

Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

The Special Committee has retained BofA Merrill Lynch to act as its financial advisor in connection with the merger. On August 3, 2014, at a meeting of the Special Committee held to consider recommending the potential merger, BofA Merrill Lynch rendered to the Special Committee an oral opinion, confirmed by delivery of a written opinion dated August 3, 2014, to the effect that, as of such date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received pursuant to the merger agreement by the holders of Common Stock (other than the Rollover Investors (as defined in the merger agreement)) was fair, from a financial point of view, to such holders.

The full text of BofA Merrill Lynch’s written opinion, dated August 3, 2014, to the Special Committee which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Appendix B to this proxy statement and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Special Committee for the benefit and use of the Special Committee (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion did not address any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. BofA Merrill Lynch also expressed no opinion or recommendation as to how any shareholder should vote or act in connection with the merger or any other matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to the Company;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company (including management’s expectations regarding long-term leverage levels) furnished to or discussed with BofA Merrill Lynch by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (“Company Forecasts”), and compared actual historical financial results of the Company against certain historical Company Forecasts;

•	discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

•	reviewed the trading history for Common Stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	considered the results of BofA Merrill Lynch’s efforts on behalf of the Special Committee to solicit, at the direction of the Special Committee, indications of interest from certain third parties with respect to a possible acquisition of the Company;

•	reviewed the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that it was not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company Forecasts, BofA Merrill Lynch was advised by the Company, and assumed, at the direction of the Special Committee, that the Company Forecast identified to BofA Merrill Lynch as the base case (the “Base Case”) was reasonably prepared on bases reflecting (and that the Base Case represented) the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company and, at the direction of the Special Committee, BofA Merrill Lynch used and relied upon the Base Case for purposes of its analysis and opinion. As described in “—Background of the Merger” beginning on page 22 of this proxy statement, the Special Committee instructed BofA Merrill Lynch to disregard the sensitivity case and only consider the Base Case for purposes of its analysis, and as such BofA Merrill Lynch did not consider or use the sensitivity case for purposes of its analysis and opinion.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of the Company or any other entity. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of the Special Committee, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the merger (including the contemplated benefits thereof).

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the merger or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by holders of Common Stock (other than the Rollover Investors (as defined in the merger agreement)) and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration or otherwise. Further, BofA Merrill Lynch did not express any view or opinion with respect to, and relied, at the direction of the Special Committee, upon the assessments of the Company’s representatives regarding, legal, regulatory, accounting, tax and similar matters relating to the Company and the merger as to which BofA Merrill Lynch understood that the Company obtained such advice as it deemed necessary from qualified professionals.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee. Except as described in this summary, the Special Committee imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The following represents a brief summary of the material financial analyses performed by BofA Merrill Lynch in connection with its opinion, dated August 3, 2014, to the Special Committee. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch reviewed financial and stock market information of the Company and seven publicly traded companies in the specialty contracting services industry selected by BofA Merrill Lynch (referred to as the “selected companies”). Although none of the selected companies is entirely comparable to the Company, BofA Merrill Lynch chose the selected companies because each company has operations, geographic markets and/or market size that for purposes of analysis may be considered similar to certain operations, geographic markets and/or market size to the Company. The companies selected by BofA Merrill Lynch, and the enterprise value (as defined below) to EBITDA multiples for calendar year 2014 and calendar year 2015 for each such company, were:

Company	Enterprise Value / Calendar Year 2014 Estimated EBITDA	Enterprise Value / Calendar Year 2015 Estimated EBITDA
Aegion Corporation	8.3x	7.2x
Dycom Industries, Inc.	7.0x	6.1x
EMCOR Group, Inc.	7.2x	6.5x
MasTec, Inc.	6.7x	5.5x
MYR Group Inc.	5.8x	5.4x
Willbros Group Inc.	6.5x	5.7x
Quanta Services, Inc.	9.2x	7.4x

BofA Merrill Lynch reviewed for each of the selected companies, among other things, enterprise values, calculated as equity values based on closing stock prices on August 1, 2014 plus debt, preferred stock and minority interest and less cash and marketable securities, as a multiple of calendar year 2014 and calendar year 2015 estimated earnings before interest, taxes, depreciation and amortization (referred to as “EBITDA”). Financial data of the selected companies were based on Wall Street research analysts’ consensus estimates, public filings and other publicly available information, with such data calendarized as necessary. Financial data of the Company was based on the Base Case and calendarized as necessary.

The overall low to high enterprise value to calendar year 2014 estimated EBITDA multiples observed for the selected companies were 5.8x to 9.2x (with a median of 7.0x) and the overall low to high enterprise value to calendar year 2015 estimated EBITDA multiples observed for the selected companies were 5.4x to 7.4x (with a median of 6.1x). BofA Merrill Lynch noted that the calendar year 2014 estimated EBITDA multiples and calendar year 2015 estimated EBITDA multiples for the Company, based on Wall Street research analysts’ consensus estimates, were 6.4x and 5.6x, respectively. Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected companies, BofA Merrill Lynch then applied selected ranges derived from the selected companies of calendar year 2014 estimated EBITDA multiples and calendar year 2015 estimated EBITDA multiples of 6.5x to 7.5x and 5.5x to 6.5x, respectively, to the Company’s estimated calendar year 2014 Adjusted EBITDA (based on the Base Case and including approximately $5 million of adjustments for fiscal year 2014 related to non-recurring items including the loss on sale and other expenses, M&A expenses, Tres Amigas reserves, California job losses and severance, which are calendarized as necessary) and to the Company’s estimated calendar year 2015 EBITDA (based on the Base Case), respectively.

The analysis described above indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges

(Selected Publicly Traded Companies Analysis)

Enterprise Value / Calendar Year 2014 Estimated EBITDA	Enterprise Value / Calendar Year 2015 Estimated EBITDA	Merger Consideration
$9.50 - $11.75	$9.00 - $11.75	$12.00

No company used in this analysis is identical to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, an evaluation of the results of this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the selected companies to which the Company was compared.

For informational purposes only and not as part of BofA Merrill Lynch’s financial analyses with respect to its opinion, BofA Merrill Lynch also presented to the Special Committee an implied enterprise value for the Company of approximately $589 million that BofA Merrill Lynch calculated based on the merger consideration of $12.00 per share.

Selected Precedent Transactions Analysis. BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to 16 transactions involving specialty contracting services companies selected by BofA Merrill Lynch (referred to as the “specialty contracting services selected transactions”). Although none of the specialty contracting services selected transactions is entirely comparable to the merger, BofA Merrill Lynch chose these transactions because each involved companies with operations, geographic markets and/or market size that for purposes of analysis may be considered similar to certain operations, geographic markets and/or market size to the Company. For the specialty contracting services selected transactions, BofA Merrill Lynch calculated the transaction values (as defined below) as multiples of the target company’s EBITDA for the last 12 months (“LTM EBITDA”). The specialty contracting services selected transactions chosen by BofA Merrill Lynch and the enterprise value / LTM EBITDA multiple for each transaction were:

Announcement Date	Acquiror	Target	Transaction Value / LTM EBITDA
September 2013	First Reserve Corporation	Utilities Services Associates, LLC	(1)
December 2012	Kelso & Company	Power Holdings, LLC	(1)
July 2012	Chicago Bridge & Iron Company	Shaw Group Inc.	7.0x
June 2012	Pike Corporation	UC Synergetic, Inc.	7.0x
February 2012	URS Corporation	Flint Energy Services Ltd.	10.6x
August 2011	Pike Corporation	Pine Valley Power, Inc.	(1)
May 2011	AMEC PLC	MacTec, Inc.	(1)
May 2011	EMCOR Group, Inc.	USM Services Holdings, Inc.	7.0x
April 2011	Clean Harbors, Inc.	Peak Energy Services Ltd.	5.9x
January 2011	Tutor Perini Corporation	Fisk Electric Company	(1)
October 2010	Quanta Services, Inc.	Valard Construction Ltd.	5.5x
June 2010	Pike Corporation	Klondyke Construction LLC	(1)
June 2010	URS Corporation	Scott Wilson Group PLC	5.5x
March 2010	Willbros Group Inc.	InfrastruX Group, Inc.	9.3x
November 2009	Alstom SA	AREVA T&D Ltd.	5.7x
June 2008	Pike Corporation	Shaw Energy Delivery Services, Inc.	(1)

(1)	Information not publicly available.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company, based on the consideration payable in the specialty contracting services selected transactions, as a multiple of the target company’s LTM EBITDA. The overall low to high enterprise value to LTM EBITDA multiples observed for the specialty contracting services selected transactions were 5.5x to 10.6x (with a median of 6.5x). Estimated financial data of the specialty contracting services selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information.

BofA Merrill Lynch also reviewed publicly available financial information relating to 23 selected transactions involving engineering and construction services companies selected by BofA Merrill Lynch (referred to as the “engineering and construction services selected transactions”). Although none of the engineering and construction services selected transactions is entirely comparable to the merger, BofA Merrill Lynch chose these transactions because each involved companies with operations, geographic markets and/or market size that for purposes of analysis may be considered similar to certain operations, geographic markets and/or market size to the Company. For the engineering and construction services selected transactions, BofA Merrill Lynch calculated the transaction values as multiples of the target company’s LTM EBITDA. The engineering and construction services selected transactions chosen by BofA Merrill Lynch, and the enterprise value / LTM EBITDA multiple for each transaction, were:

Announcement Date	Acquiror	Target	Transaction Value / LTM EBITDA
July 2014	AECOM Technology Corporation	URS Corporation	8.7x
March 2014	WSP Global Inc.	KRG Capital Partners	8.3x
January 2014	AMEC PLC	Foster Wheeler AG	10.1x
December 2013	Murray & Roberts Holdings Ltd.	Clough Limited	4.3x
September 2013	Jacobs Engineering Group Inc.	Sinclair Knight Merz	7.5x
July 2013	Integrated Mission Solutions, LLC	Michael Baker Corporation	8.8x
January 2013	Energy Capital Partners	EnergySolutions, Inc.	8.3x
December 2012	Granite Construction Inc.	Kenny Construction Company	5.0x
July 2012	Chicago Bridge & Iron Company	Shaw Group Inc.	7.0x
June 2012	GENIVAR Inc.	WSP Group PLC	7.8x
February 2012	URS Corporation	Flint Energy Services Ltd.	8.5x
September 2011	CH2M Hill, Inc.	Halcrow Group Ltd.	9.1x
May 2011	AMEC PLC	MACTEC	7.0x
May 2011	Charterhouse Capital Partners LLP	Environmental Resources Management	11.7x
December 2010	Jacobs Engineering Group Inc.	Aker Solutions ASA	7.2x
December 2010	Wood Group	PSN	9.6x
June 2010	URS Corporation	Scott Wilson Group plc	9.8x
September 2009	Balfour Beauty PLC	Parsons Brinckerhoff	6.0x
February 2008	AECOM Technology Corporation	Earth Tech, Inc.	7.0x
May 2007	URS Corporation	Washington Group International	15.9x
May 2007	CH2M Hill, Inc.	VECO Corporation	6.3x
February 2007	WorleyParsons Limited	Colt Engineering	9.7x
October 2004	Worley Group	Parsons E&C Corporation	6.9x

The overall low to high enterprise value to LTM EBITDA multiples observed for the engineering and construction services selected transactions were 4.3x to 15.9x (with a median of 8.3x). Estimated financial data of the engineering and construction services selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information.

Based on its professional judgment and after taking into consideration, among other things, the observed data for the selected transactions (including both the specialty contracting services selected transactions and the engineering and construction services selected transactions), BofA Merrill Lynch then applied a selected range of LTM EBITDA multiples of 7.5x to 8.5x derived from the selected transactions to the Company’s estimated fiscal year 2014 Adjusted EBITDA (based on the EBITDA estimates for the Base Case and including approximately $5 million of adjustments for fiscal year 2014 related to loss on sale and other expenses, M&A expenses, Tres Amigas reserves, California job losses and severance).

The analysis described above for the selected transactions indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range (Selected Precedent Transactions Analysis)	Merger Consideration
$11.25 - $13.50	$12.00

No company, business or transaction used in these analyses is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, an evaluation of the results of these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of the Company for purposes of determining the implied equity value per share for the Company. A discounted cash flow analysis is a method to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the Company was forecasted to generate during the fiscal years ending June 30, 2015 through June 30, 2018 based on the Base Case. Terminal values for the Company were calculated by applying to the Company’s unlevered, after-tax free cash flows (adjusted to reflect normalized levels of depreciation and amortization, taxes, net capital expenditures and changes in working capital) during such forecast period a range of perpetuity growth rates of 2.5% to 3.0%, which range was selected based on BofA Merrill Lynch’s professional judgment and after taking into consideration, among other things, the Company’s historical performance. This analysis also included an adjustment to account for a deferred compensation payment of $2.7 million expected in 2019. The Company’s cash flows and terminal values were then discounted to present value (as of June 30, 2014) using discount rates ranging from 7.5% to 9.5%, which range was selected based on BofA Merrill Lynch’s professional judgment and after taking into consideration, among other things, a weighted average cost of capital calculation. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Range (Discounted Cash Flow Analysis)	Merger Consideration
$11.50 - $20.75	$12.00

Other Factors. BofA Merrill Lynch also noted certain additional factors that were not considered part of BofA Merrill Lynch’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading prices of Common Stock during the 52-week period ended August 1, 2014, which indicated that during such period the Company’s closing stock prices ranged from $7.96 to $12.49 per share; and

•	one-year forward stock price targets for Common Stock in publicly available Wall Street research analysts’ reports, which indicated stock price targets for the Company, discounted to present value utilizing a discount rate of 9.0%, of approximately $9.25 to $12.00 per share.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses performed by BofA Merrill Lynch in connection with its opinion to the Special Committee and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other entity. The estimates of the future performance of the Company in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Special Committee in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of the Company.

The type and amount of consideration payable in the merger was determined by the Special Committee, rather than by any financial advisor, and was approved by the Special Committee and the Board (without Mr. Pike’s participation). The decision to enter into the merger was solely that of the Special Committee and the Board. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Special Committee with respect to the merger or the merger consideration.

In connection with BofA Merrill Lynch’s services as the Special Committee’s financial advisor, the Company has agreed to pay BofA Merrill Lynch an aggregate fee currently estimated to be approximately $6.2 million, a portion of which was payable upon its delivery of an initial presentation and financial analysis to the Special Committee, a portion of which was payable upon the rendering of its opinion and approximately $4.9 million of which is contingent upon consummation of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its reasonable expenses, including reasonable fees and disbursements of its legal counsel, incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, which would include liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of its businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, certain of its affiliates, Court Square Capital, and certain of Court Square Capital’s affiliates and portfolio companies. In addition, BofA Merrill Lynch and certain of its affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with the Company, certain of its affiliates, Court Square Capital and/or certain of its affiliates and portfolio companies.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to the Company and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint bookrunner and underwriter for an equity offering of the Company’s securities by a selling shareholder of the Company, and (ii) having acted or acting as a lender under certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of the Company and certain of its affiliates. From March 1, 2012 through July 31, 2014, BofA Merrill Lynch and its affiliates received aggregate revenues from the Company and certain of its affiliates of approximately $2 million for corporate, commercial and investment banking services.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Court Square Capital and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to a portfolio company of Court Square Capital in connection with the sale transaction pursuant to which Court Square Capital acquired such portfolio company, (ii) having acted as financial advisor to a former portfolio company of Court Square Capital in connection with Court Square Capital’s sale of such portfolio company, (iii) having acted or acting as an administrative agent, a joint lead arranger and/or a joint bookrunner for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Court Square Capital and certain of its affiliates and portfolio companies, (iv) having provided or providing certain derivatives, foreign exchange and other trading services to certain affiliates and portfolio companies of Court Square Capital, and (v) having provided or providing certain treasury management services and products to Court Square Capital and certain of its affiliates and portfolio companies. From March 1, 2012 through July 31, 2014, BofA Merrill Lynch and its affiliates received aggregate revenues from Court Square Capital and certain of its affiliates and portfolio companies of approximately $18 million for corporate, commercial and investment banking services.

BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. The Special Committee selected BofA Merrill Lynch to act as its financial advisor in connection with the merger on the basis of BofA Merrill Lynch’s recent experience in evaluating companies in the electrical utilities and industrial services sectors, its experience in advising special committees, its reputation in the investment community, the Special Committee’s assessment of BofA Merrill Lynch’s independence from the Company and CSCP, and the Special Committee’s confidence in the capabilities of the members of the BofA Merrill Lynch team.

A copy of BofA Merrill Lynch’s opinion and its reports to the Special Committee, attached as exhibits to the Schedule 13E-3, will be made available for inspection and copying at the Company’s principal executive offices during its regular business hours by any interested Company shareholder or its representative who has been so designated in writing to the Company’s Secretary.

Position of the Parent Parties and the CSCP Filing Persons as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the Parent Parties and the entities referred to as the “CSCP Filing Persons” (see “Important Information Regarding the Parent Parties, the CSCP Filing Persons and the JEP Investors—The CSCP Filing Persons” beginning on page 126) may be deemed to be an affiliate of the Company and, therefore, is required to express its beliefs as to the fairness of the merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the Parent Parties and the CSCP Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Parent Parties and the CSCP Filing Persons should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the proposal to approve the merger agreement.

The Parent Parties attempted to negotiate with the Special Committee the terms of a transaction that would be most favorable to the Parent Parties, and not necessarily to the Company’s unaffiliated shareholders, and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such unaffiliated shareholders. The Special Committee consists of five independent and disinterested directors of the Company who are not affiliated with any of the JEP Investors, CSCP or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to, the interests of the Company’s unaffiliated shareholders other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 63.

None of the Parent Parties or the CSCP Filing Persons participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Company’s legal advisor as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated shareholders. None of the Parent Parties or the CSCP Filing Persons has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated shareholders.

Based on the knowledge and analysis of each of the Parent Parties and the CSCP Filing Persons of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed under “—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger” beginning on page 32 (which analysis and resulting conclusions each of the Parent Parties and the CSCP Filing Persons adopt), each of the Parent Parties and the CSCP Filing Persons believes that the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders. In particular, each of the Parent Parties and the CSCP Filing Persons believes that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated shareholders based on its consideration of the following factors, among others:

•	the Special Committee determined, by unanimous vote of all members of the Special Committee, that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its unaffiliated shareholders;

•	the Board determined, by the unanimous vote of all members of the Board (other than Mr. Pike, who did not participate in such determination), that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of the Company and its unaffiliated shareholders;

•	the historical market price of the Common Stock and recent trading activity, including the fact that the merger consideration represents a premium of approximately 50.8% over the closing price of the Common Stock on August 1, 2014 (the last trading day before the merger agreement was executed and publicly announced), and a premium of approximately 39.6% over the 30-day volume-weighted average closing price of the Common Stock during the 30 calendar days that ended on August 1, 2014;

•	the merger consideration and the other terms and conditions of the merger agreement resulted from arm’s-length negotiations between the Parent Parties, on the one hand, and the Special Committee, on the other hand;

•	its belief that, if the Company did not enter into the merger agreement, the price per share that might be received by the Company’s shareholders selling Company stock in the open market would, for the foreseeable future, be highly unlikely to be greater than the merger consideration, particularly in light of the Company’s results of operations and financial condition for the fiscal year ended June 30, 2014;

•	the fact that the merger consideration consists of all cash, which provides certainty and immediate value to the Company’s shareholders and allows the Company’s shareholders to avoid the risks of continuing to hold Common Stock or receiving other publicly-traded securities in the merger;

•	the fact that the Parent Parties have obtained committed debt financing for the merger from nationally recognized financing sources with a limited number of conditions to the consummation of the debt financing, the absence of a financing condition in the merger agreement and the obligation of the Parent Parties to use their reasonable best efforts to obtain the debt financing;

•	the Special Committee consists solely of directors who are not affiliated with any of the JEP Investors, CSCP or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to, the Company’s unaffiliated shareholders (other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 63) to the knowledge of the Parent Parties and the CSCP Filing Persons;

•	the terms of the merger agreement, including:

•	the Special Committee’s ability during the go-shop period to initiate, solicit and encourage alternative acquisition proposals from third parties, and to provide information to and engage in, enter into, continue or otherwise participate in discussions and negotiations with third parties with respect to such acquisition proposals (and under certain circumstances, continue discussions and negotiations with certain parties for an additional 14-day period);

•	the Company’s ability, under certain circumstances, at any time after expiration of the go-shop period, to consider and respond to an unsolicited acquisition proposal received from a third party if the Board or the Special Committee determines in good faith, after consultation with outside legal counsel, that failure to consider and respond to such acquisition proposal would be inconsistent with the directors’ fiduciary duties and, after consultation with outside legal counsel and its financial advisor, that such acquisition proposal is superior to the merger or would reasonably be expected to result in a proposal superior to the merger;

•	the fact that, under certain circumstances, Parent will be required to pay the Company a reverse termination fee equal to $23,594,864 if the merger agreement is terminated because Parent and Merger Sub fail to complete the merger or they breach or fail to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement such that conditions to the consummation of the merger cannot be satisfied; and

•	the fact that the Company is permitted under the terms of the merger agreement to continue to conduct its business in the ordinary course during the period between the execution of the merger agreement and the effective time of the merger, subject only to limitations and restrictions on the taking of certain prescribed actions;

•	the Special Committee retained and received advice from BofA Merrill Lynch, as financial advisor, and McGuireWoods, LLP; and

•	the availability of appraisal rights under Article 13 of the NCBCA to holders of Common Stock who do not vote in favor of the approval of the merger agreement and who comply with all of the required procedures under Article 13 of the NCBCA (see “—Appraisal Rights” beginning on page 75).

In their consideration of the fairness of the proposed merger, the Parent Parties and the CSCP Filing Persons did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated shareholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered the Company to be a viable going concern and (iv) the Company will continue to operate its business following the merger. None of the Parent Parties or the CSCP Filing Persons considered net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated shareholders because, in their view, net book value is not indicative of the Company’s market value but rather an indicator of historical costs. Each of the Parent Parties and the CSCP Filing Persons notes, however, that the merger consideration is higher than the net book value of the Company per share of $8.10 as of June 30, 2014. None of the Parent Parties or the CSCP Filing Persons sought to establish a pre-merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders because following the merger the Company will have a significantly different capital structure.

However, to the extent the pre-merger going concern value was reflected in the share price of the Common Stock on August 1, 2014, the last trading day before the merger agreement was executed, the per share merger consideration of $12.00 represented a 50.8% premium to the closing price of the Common Stock on such date.

On September 12, 2014, the Company filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2014 with the SEC. While the Company’s fiscal 2014 financial results were not taken into account by any of the Parent Parties or the CSCP Filing Persons in making its determination that the merger is substantively and procedurally fair to the Company’s unaffiliated security holders, or in the analysis supporting that determination, the performance of the Company since the Parent Parties and the Company entered into the merger agreement has not caused any of the Parent Parties or the CSCP Filing Persons to change or modify their respective fairness determinations.

The foregoing discussion of the factors considered by each of the Parent Parties and the CSCP Filing Persons in connection with the fairness of the merger is not intended to be exhaustive but is believed to include all material factors considered by each of them. The Parent Parties and the CSCP Filing Persons did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. Rather, each of the Parent Parties and the CSCP Filing Persons made its fairness determination after considering all of the foregoing factors as a whole. Each of the Parent Parties and the CSCP Filing Persons believes these factors provide a reasonable basis upon which to form its belief that the merger is fair to the Company’s unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any Company shareholder to vote in favor of the proposal to approve the merger agreement. None of the Parent Parties or the CSCP Filing Persons makes any recommendation as to how shareholders of the Company should vote their shares of Common Stock on the proposal to approve the merger agreement.

Position of the JEP Investors as to Fairness of the Merger

Under the SEC rules governing “going private” transactions, each of the JEP Investors may be deemed to be an affiliate of the Company and, therefore, is required to express his or its beliefs as to fairness of the merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the JEP Investors is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the JEP Investors should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the proposal to approve the merger agreement.

The JEP Investors have interests in the merger that are different from, and in addition to, those of the other security holders of the Company. These interests are described under “—Interests of the Company’s Directors and Executive Officers in the Merger.” In light of these different interests, and the fact that Mr. Pike is an officer and director of the Company, the Board established a Special Committee consisting solely of independent and disinterested directors who are not affiliated with any of the JEP Investors, CSCP or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to, the Company’s shareholders (other than their interests described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 63) to negotiate with, among others, the Parent Parties, with the assistance of independent legal and financial advisors. None of the JEP Investors participated in the negotiations with the Special Committee with respect to the price to be paid to the Company’s unaffiliated shareholders in the merger, and none of the JEP Investors participated in the deliberations of the Special Committee or the Board regarding, or received advice from the Special Committee’s legal or financial advisors or the Company’s legal advisor as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated shareholders. For these reasons, the JEP Investors do not believe that their interests in the merger influenced the decision of the Special Committee or the Board with respect to the merger agreement or the merger.

None of the JEP Investors has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated shareholders.

Based on the knowledge and analysis of each of the JEP Investors of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed under “—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger” beginning on page 32 (which analysis and resulting conclusions each of the JEP Investors adopt), each of the JEP Investors believes that the merger is substantively and procedurally fair to the Company’s unaffiliated shareholders. In particular, each of the JEP Investors believes that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated shareholders based on its consideration of the factors enumerated above under “—Position of the Parent Parties and the CSCP Filing Persons as to Fairness of the Merger,” among others. Moreover, each of the JEP Investors believes that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated shareholders based on that fact that, following execution of the merger agreement, the Special Committee and its advisors engaged in the go-shop process described above under “–Background of the Merger,” and despite such go-shop process, the Company has not received an acquisition proposal or a superior proposal from any person as of the date of this proxy statement.

In their consideration of the fairness of the proposed merger, the JEP Investors did not find it practicable to, and did not, appraise the assets of the Company to determine the liquidation value for the Company’s unaffiliated shareholders because (i) of their belief that liquidation sales generally result in proceeds substantially less than the sales of a going concern, (ii) of the impracticability of determining a liquidation value given the significant execution risk involved in any breakup, (iii) they considered the Company to be a viable going concern and (iv) the Company will continue to operate its business following the merger. None of the JEP Investors considered net book value, which is an accounting concept, for purposes of determining the fairness of the per share merger consideration to the Company’s unaffiliated shareholders because, in their view, net book value is not indicative of the Company’s market value but rather an indicator of historical costs. Each of the JEP Investors note, however, that the merger consideration of $12.00 per share is higher than the net book value of the Company per share of $8.10 as of June 30, 2014. None of the JEP Investors sought to establish a pre-merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Company’s unaffiliated shareholders because following the merger the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the share price of the Common Stock on August 1, 2014, the last trading day before the merger agreement was executed, the per share merger consideration of $12.00 represented a 50.8% premium to the closing price of the Common Stock on such date.

On September 12, 2014, the Company filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2014 with the SEC. While the Company’s fiscal 2014 financial results were not taken into account by any of the JEP Investors in making his or its determination that the merger is substantively and procedurally fair to the Company’s unaffiliated security holders, or in the analysis supporting that determination, the performance of the Company since the Parent Parties and the Company entered into the merger agreement has not caused any of the JEP Investors to change or modify his or its respective fairness determinations.

The foregoing discussion of the factors considered by each of the JEP Investors in connection with the fairness of the merger is not intended to be exhaustive, but is believed to include all material factors considered by each of them. The JEP Investors did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. Rather, each of the JEP Investors made its fairness determination after considering all of the foregoing factors as a whole. Each of the JEP Investors believes these factors provide a reasonable basis upon which to form its belief that the merger is fair to the Company’s unaffiliated shareholders. This belief should not, however, be construed as a recommendation to any Company shareholder to vote in favor of the proposal to approve the merger agreement. None of the JEP Investors makes any recommendation as to how shareholders of the Company should vote their shares of Common Stock on the proposal to approve the merger agreement.

Purposes and Reasons of the Company for the Merger

The Company’s purpose for engaging in the merger is to enable its shareholders to receive $12.00 per share in cash, without interest and less any applicable withholding taxes, which $12.00 per share merger consideration represents a premium of approximately 50.8% over the closing price of the Common Stock on August 1, 2014 (the last trading day before the merger agreement was executed and publicly announced), and a premium of approximately 39.6% over the 30-day volume-weighted average closing price of the Common Stock during the 30 calendar days that ended on August 1, 2014. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the merger at this time based on the analyses, determinations and conclusions of the Special Committee and the Board described in detail above under “—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger” beginning on page 32.

Purposes and Reasons of the Parent Parties and the CSCP Filing Persons for the Merger

Under the SEC rules governing “going private” transactions, each of the Parent Parties and the CSCP Filing Persons may be deemed to be an affiliate of the Company and, therefore, is required to express its purposes and reasons for the merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the Parent Parties and the CSCP Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Parent Parties and the CSCP Filing Persons should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the proposal to approve the merger agreement.

If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the Common Stock will cease to be publicly traded. For the Parent Parties, the purpose of the merger is to effectuate the transactions contemplated by the merger agreement. For the CSCP Filing Persons, the purpose of the merger is to allow CSCP to indirectly own equity interests in the Company and to bear the rewards and risks of such ownership after the merger is completed and the Common Stock ceases to be publicly traded.

Each of the Parent Parties and the CSCP Filing Persons believes that it is in the best interests of the Company to operate as a privately held entity. The Parent Parties and the CSCP Filing Persons believe that, as a privately held entity, the Company will have greater operational flexibility to pursue alternatives that it would not have as a public company, and management will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of the Common Stock. Each of the Parent Parties and the CSCP Filing Persons also believes that the merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public shareholders, and that these transactions can be more effectively executed as a private company.

As a result of being privately held, the Company will also enjoy certain additional efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with the reporting and other requirements applicable to a public company. While the Parent Parties and the CSCP Filing Persons believe these plans for the Company after the merger are in the Company’s best interests in the long term, the Parent Parties and the CSCP Filing Persons believe that, were the Company to undertake these actions as a public company, many shareholders would be likely to object and the Company’s stock price could suffer a significant decline. The Parent Parties and the CSCP Filing Persons believe that this could, in turn, adversely affect customer perception and make it more difficult to retain employees, and that the Company can avoid these adverse effects as a private company.

Although each of the Parent Parties and the CSCP Filing Persons believes that there will be meaningful opportunities associated with their investment in the Company, the Parent Parties and the CSCP Filing Persons realize that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.

If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the Company’s shares of Common Stock will cease to be publicly traded. The Parent Parties and the CSCP Filing Persons believe that structuring the transaction in such manner is preferable to other alternative transaction structures because it (i) will enable Parent to acquire all of the outstanding shares of the Company at the same time, (ii) will allow the Company to cease to be a publicly registered and reporting company, (iii) represents an opportunity for the Company’s unaffiliated shareholders to immediately realize the value of their investment in the Company and (iv) allows the Parent Parties and the CSCP Filing Persons to invest in the Company.

Purposes and Reasons of the JEP Investors for the Merger

Under the SEC rules governing “going private” transactions, each of the JEP Investors may be deemed to be an affiliate of the Company and, therefore, is required to express his or its beliefs as to the purposes and reasons for the merger to the Company’s “unaffiliated security holders,” as defined under Rule 13e-3 of the Exchange Act. Each of the JEP Investors is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the JEP Investors should not be construed as a recommendation to any Company shareholder as to how that shareholder should vote on the proposal to approve the merger agreement.

Each of the JEP Investors believes that it is in the best interests of the Company to operate as a privately held entity. The JEP Investors believe that, as a privately held entity, the Company will have greater operational flexibility to pursue alternatives than it would have had as a public company, and management will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of the Common Stock. In this regard, each of the JEP Investors believes that, as a public company, the price of the Common Stock has not adequately reflected the Company’s long-term value or performance, and instead has reflected an undue emphasis on short-term results, including with respect to storm-related revenues (which are highly unpredictable and volatile), seasonal variations due to weather conditions and other factors that the Company cannot control. Each of the JEP Investors also believes that the merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public shareholders, and that these transactions can be more effectively executed as a private company.

In particular, the JEP Investors believe that the Parent Parties’ plans for the Company following the merger, which are discussed further below under “—Plans for the Company After the Merger” on page 53, will provide the Company with flexibility to pursue new investments and other business initiatives with a risk profile that may be unacceptable to many public shareholders, and that these new investments and other business initiatives can be more effectively executed as a private company. As a result of being privately held, the Company will also enjoy certain additional efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with the reporting and other requirements applicable to a public company. While the JEP Investors believe these plans for the Company after the merger are in the Company’s best interests in the long term, the JEP Investors believe that, were the Company to undertake these actions as a public company, many shareholders would be likely to object and the Company’s stock price could suffer a significant decline. The JEP Investors believe that this could, in turn, adversely affect customer perception and make it more difficult to retain employees, and that the Company can avoid these adverse effects as a private company.

Although each of the JEP Investors believes that there will be meaningful opportunities associated with the JEP Investors’ rollover and, in the case of Mr. Pike, cash equity investment in the Company, each JEP Investor realizes that there are also substantial risks (including the risks and uncertainties relating to the prospects of the Company) and that such opportunities may not ever be fully realized.

If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the Company’s shares of Common Stock will cease to be publicly traded. The JEP Investors believe that structuring the transaction in such manner is preferable to other alternative transaction structures because it (i) will enable Parent to acquire all of the outstanding shares of the Company at the same time, (ii) will allow the Company to cease to be a publicly registered and reporting company, (iii) represents an opportunity for the Company’s unaffiliated shareholders (and Mr. Pike, with respect to a portion of his holdings of shares of Common Stock, Company RSU awards and Company stock options) to immediately realize the value of their investment in the Company and (iv) allows the JEP Investors (taken as a whole) to maintain their equity interests in the Company through their commitments to exchange their existing equity interests in the Company for equity interests in Parent, and in the case of Mr. Pike, through his commitment to make an additional cash equity investment in Parent. For the JEP Investors, the purpose for the merger is to allow the JEP Investors to continue to own equity interests in the Company after the merger and to bear the rewards and risks of such ownership after the merger, and to permit Mr. Pike generally to continue his participation in, and involvement with, the operations of the Company.

Plans for the Company After the Merger

Upon consummation of the merger, the Company will cease to have publicly traded equity securities and will instead be a wholly-owned subsidiary of Parent, and will have substantially more debt than it currently has. Upon consummation of the merger, the Common Stock will be delisted from the NYSE and will cease to be registered under the Exchange Act (via termination of registration pursuant to Section 12(g) of the Exchange Act). At the effective time of the merger, the directors of Merger Sub immediately prior to the effective time will become the directors of the Company, and the officers of the Company immediately prior to the effective time will remain the officers of the Company, in each case, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Except as described above or elsewhere in this proxy statement, the Parent Parties have advised the Company that they do not have any current intentions, plans or proposals to cause the Company to engage in any of the following:

•	an extraordinary corporate transaction following consummation of the merger involving the Company’s corporate structure, business or management, such as a merger, reorganization or liquidation;

•	the purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; or

•	any other material changes to the Company’s corporate structure or business.

We expect, however, that, both before and following consummation of the merger, the management and/or Board of the Company (as reconstituted by CSCP or Parent following consummation of the merger) will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what additional changes, if any, would be desirable following the merger to enhance the business and operations of the Company and, subject to the terms of the merger agreement, before the consummation of the merger, may cause the Company to effect any changes or engage in any transactions that the management and/or Board of the Company decides are in the best interest of the Company upon such review. The Parent Parties expressly reserve the right to make any other changes to the Company’s operations after the consummation of the merger that they deem appropriate in light of additional evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is approved by the requisite vote of the Company’s shareholders and all other conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent.

At the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be converted automatically into the right to receive the merger consideration, whereupon all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto, other than the right to receive the merger consideration.

Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of a Company stock option with respect to any of such holder’s Company stock options, each Company stock option granted under the Company’s compensation plans, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, $12.00, that is outstanding immediately prior to the effective time of the merger, will, as of the effective time, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to such Company stock option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of $12.00 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of a Company RSU award, each Company RSU award that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to such Company RSU award and (ii) $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company restricted shares with respect to any of such holder’s Company restricted shares, each Company restricted share that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions.

A primary benefit of the merger to our shareholders (other than, with respect to certain of their shares of Common Stock, the JEP Investors) will be the right of such shareholders to receive a cash payment of $12.00, without interest, for each share of Common Stock held by such shareholders, as described above, representing a premium of approximately 50.8% over the closing price of the Common Stock on August 1, 2014 (the last trading day before the merger agreement was executed and publicly announced), and a premium of approximately 39.6% over the 30-day volume-weighted average closing price of the Common Stock during the 30 calendar days that ended on August 1, 2014. Additionally, such shareholders will avoid the risk after the merger of any possible decrease in our future earnings, growth or value.

The primary detriments of the merger to our shareholders (other than the JEP Investors and certain other members of the Company’s management and other Company employees who may agree to contribute shares of Common Stock to Parent and/or cash equity financing) include the lack of interest of such shareholders in any potential future earnings, growth or value realized by the Company after the merger. Additionally, the receipt of cash in exchange for shares of Common Stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes to our shareholders who are U.S. holders. See “—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 70.

Following the merger, it is contemplated that all of the equity interests in the Company will be owned, indirectly through Parent, by CSCP, the JEP Investors, certain other members of the Company’s management and other Company employees and, potentially, certain other permitted assignees. If the merger is completed, these equity investors will be the sole beneficiaries of our future earnings, growth and value, if any, and such equity investors will be the only ones entitled to vote on corporate matters affecting the Company. Similarly, these equity investors will also bear the risks of ongoing operations, including the risks of any decrease in the earnings, growth or value of the Company after the merger and other risks related to the incurrence of additional leverage as described under “—Financing for the Merger—Debt Financing” beginning on page 60.

The Common Stock is currently registered under the Exchange Act and is listed with, and traded on, the NYSE under the symbol “PIKE.” As a result of the merger, the Company will be a privately held corporation and a wholly-owned subsidiary of Parent, and there will be no public market for its Common Stock. After the merger, the Common Stock will cease to be listed with, and traded on, the NYSE and price quotations with respect to sales of Common Stock in the public market will no longer be available. In addition, the registration of the Common Stock under the Exchange Act will be terminated and the Company will no longer file periodic reports with the SEC with respect to the Common Stock. Termination of registration of the Common Stock under the Exchange Act will reduce the information required to be furnished by the Company to our shareholders and the SEC, and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b) of the Exchange Act and the requirement to furnish a proxy statement in connection with shareholders’ meetings pursuant to Section 14(a) of the Exchange Act, no longer applicable to the Company. The Company currently estimates that the amount of any regulatory compliance cost savings will be approximately $2.8 million per annum. CSCP, the JEP Investors and any other investors in Parent will benefit from any regulatory compliance cost savings realized by the Company after it ceases to be a publicly traded company.

The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation and the officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation. The articles of incorporation of the surviving corporation will be amended as set forth on Exhibit A to the merger agreement. The bylaws of the surviving corporation will be amended and restated in their entirety to be substantially in the form of the bylaws attached as Exhibit B to the merger agreement.

In connection with the merger, the JEP Investors will receive benefits and be subject to obligations in connection with the merger that are different from, or in addition to, the benefits and obligations the Company’s shareholders generally, as described in more detail under “—Interests of the Company’s Directors and Executive Officers in the Merger.” The incremental benefits will include the right of the JEP Investors to make an equity investment in Parent in exchange for their contribution to Parent of 1,644,275 shares of Common Stock (out of the 3,008,956 shares of Common Stock owned by the JEP Investors as of September 15, 2014), and, in the case of Mr. Pike, to provide an additional $1,078,308 (representing proceeds from the disposition of Company RSU awards and Company stock options) in cash equity financing for the merger. A detriment to the JEP Investors is that their equity interests in Parent will not be listed on a securities exchange, will be illiquid, without an active public trading market for such equity interests and will be subject to transfer restrictions under applicable securities laws. Their equity interests in Parent will also be subject to agreements restricting the ability of the JEP Investors to sell such equity interests. Additional incremental benefits to Mr. Pike will include, among others, continuing as an executive officer of the surviving corporation and entry into a new employment agreement or other arrangements with the surviving corporation or its subsidiaries. Furthermore, it is contemplated that Mr. Pike will be the chairman of the board of directors of Parent and chief executive officer of Parent.

Parent does not currently own any interest in the Company. Following consummation of the merger, Parent will directly own 100% of the outstanding Common Stock and will have a corresponding interest in our net book value and net earnings. Each shareholder of Parent will have a direct interest in our net book value and net earnings in proportion to such shareholder’s ownership interest in Parent. Our net income for the fiscal year ended June 30, 2014 was approximately $13.7 million and our net book value as of June 30, 2014 was approximately $258.7 million.

The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of the CSCP Filing Persons and the JEP Investors prior to and immediately after the merger, based on the net book value at June 30, 2014 and net earnings for the fiscal year ended June 30, 2014.

	Ownership of the Company Prior to the Merger (1)			Ownership of the Company After the Merger (2)
	% Ownership	Net book value at June 30, 2014	Net income for the fiscal year ended June 30, 2014	% Ownership	Net book value at June 30, 2014	Net income for the fiscal year ended June 30, 2014
	(in thousands)
CSCP Filing Persons	—	$—	$—	89.5%	$231,531	$12,228
JEP Investors	9.9%	$25,611	$1,353	10.5%	$27,163	$1,435

(1)	Based upon beneficial ownership as of June 30, 2014, (A) including (i) 1,549,253 shares of Common Stock held by Takuan, (ii) 437,259 shares of Common Stock owned directly by Mr. Pike, (iii) 67,467 shares of Common Stock held by the Trust, and (iv) 1,214,209 shares subject to Company stock options and (B) the Company’s net book value at June 30, 2014 and net income for the fiscal year ended June 30, 2014.
(2)	Based upon the agreed upon and anticipated equity investments and the Company’s net book value at June 30, 2014 and net income for the fiscal year ended June 30, 2014, and without giving effect to any additional indebtedness to be incurred in connection with the merger. Excludes any Company stock options (whether or not exercisable) and any other equity incentives issued in connection with or after the merger as described under “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 63.

Projected Financial Information

The Company does not as a matter of course make public projections as to future performance or earnings and is especially reluctant to make public projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, the Base Case, which constituted financial forecasts prepared by senior management for each year of the five-year period ending June 30, 2018, was made available to the Parent Parties, Party A and Party B as well as the Board, the Special Committee and the Special Committee’s financial advisor in connection with their consideration and evaluation of the merger. This projected financial information was first made available to the Parent Parties, Party A and Party B in April 2014. Updated projected financial information was provided to the Parent Parties as it became available, as further described in “—Background of the Merger.” Projected financial information was also made available to Party D, Party E, Party F and Party G in connection with the go-shop process. We have included a subset of these projections to give our shareholders access to certain non-public information made available to CSCP, Party A, Party B, Party D, Party E, Party F, Party G, the Special Committee and the Board in connection with their considering and evaluating the merger, not to influence the decision of our shareholders as to whether to vote in favor of the proposal to approve the merger. The inclusion of this information should not be regarded as an indication that the Special Committee or the Board, BofA Merrill Lynch, Mr. Pike, CSCP or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

Company management believes that the projected financial information was prepared in good faith and on a reasonable basis based on the best information available to Company management at the time the information was prepared. However, while presented with numeric specificity, the Company has advised the recipients of the projected financial information that its internal financial forecasts upon which the projected financial information was based are subjective in many respects. The projected financial information reflects numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and beyond the Company’s control. The projected financial information also reflects estimates and assumptions related to the business of the Company that are inherently subject to significant economic, political, and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company’s control. The projected financial information makes assumptions about internal growth rates, acquisition activity, storm activity, internalization rates, interest rates, operating margins, income tax rates and capital expenditures, all of which are subject to uncertainties regarding realization and other assumptions, including the factors described under “Cautionary Note Regarding Forward-Looking Statements,” which factors may cause the projected financial information or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since some of the projected financial information covers multiple years, such information by its nature becomes less reliable with each successive year. The projected financial information does not take into account any factual circumstances or events occurring after the date they were prepared that are at variance with the assumptions upon which such projected financial information was based.

Because this financial projection information was developed for the Company on a standalone basis without giving effect to the merger and the transactions contemplated thereby, the financial projection information does not give effect to the merger or the transactions contemplated thereby, including any cost savings realized as a result of the merger, or to any costs related to or that may arise in connection with the merger. In addition, the Special Committee received a “sensitivity case” prepared by management at the outset of the Special Committee’s process that would have factored into the financial projection information two additional business expansion opportunities. However, the Special Committee determined in late June 2014 that it would disregard the sensitivity case as unreliable due to the fact that management had concluded that neither of the additional opportunities would materialize, and the Special Committee agreed with management’s conclusion. See “–Background of the Merger”. From the date of such determination through the date of this proxy statement, including the date of the Special Committee’s determination to approve the merger agreement, no developments occurred that warranted a change to the Special Committee’s decision to disregard the sensitivity case as unreliable.

The financial projection information includes non-GAAP financial measures, which were presented because Company management believed that they could be useful indicators of the Company’s projected future operating performance and cash flow. However, non-GAAP measures presented in the projected financial information may not be comparable to similarly titled measures of other companies.

The projected financial information was prepared for internal use and to assist the Parent Parties, Party A, Party B, Party D, Party E, Party F and Party G as well as the Board, the Special Committee and the Special Committee’s financial advisor with their respective due diligence investigations of the Company and not with a view toward public disclosure or toward complying with generally accepted accounting principles, or GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The projected financial information included herein has been prepared by, and is the responsibility of, the Company’s management, and none of the Parent Parties (other than Mr. Pike), the Board, the Special Committee or the Special Committee’s financial advisor was involved in the preparation of the projected financial information or has any responsibility for the projected financial information. KPMG LLP, the Company’s independent registered public accounting firm, has not examined, compiled or otherwise applied procedures to any of the accompanying projected financial information, and accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the projected financial information and should not be read to do so.

The projected financial information has been prepared on a basis substantially consistent with the accounting principles used in the Company’s historical financial statements. For the foregoing reasons, as well as the basis and assumptions on which the projected financial information was compiled, the inclusion of the projected financial information in this proxy statement should not be regarded as an indication that such projected financial information will be an accurate prediction of future events, and this information should not be relied on as such. Moreover, the inclusion of the projected financial information should not be regarded as an indication that the Special Committee or the Board, BofA Merrill Lynch, Mr. Pike, CSCP or any other recipient of the information then considered, or now considers, the financial projection information to be material information of the Company, and the financial projection information should not be relied upon as such. The Company views the financial projection information as nonmaterial because of the inherent risks and uncertainties associated with such long-range financial forecasts. Shareholders are cautioned not to place undue reliance on the financial projection information in this proxy statement. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the projected financial information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be incorrect.

Projected Fiscal Year Ending June 30 (1)

($ in millions)	2014E (2)	2015E	2016E	2017E	2018E
Non-storm-related Services Revenue (3)	$746	$764	$826	$882	$926
Storm-related Services Revenue (3)	$64	$75	$75	$75	$75
New Opportunities Revenue	—	$32	$54	$54	$49
Total Revenue	$811	$871	$955	$1,010	$1,050
Gross Profit	$104	$118	$136	$146	$154
Reported EBITDA (4)	$71	$81	$97	$103	$109

(1)	As of April 9, 2014, with 2014E figures updated as of August 1, 2014 to reflect actual fiscal 2014 results through May as well as preliminary June results as of August 1, 2014.
(2)	The 2014E projections as of April 2014 were as follows: Non-storm related Services Revenue $739; Storm-related Services Revenue $74; New Opportunities Revenue $–; Total Revenue $813; Gross Profit $103; and Reported EBITDA $69.
(3)	The Company monitors revenue by two categories of services: non-storm-related and storm-related. Non-storm-related services represent ongoing service revenues, most of which are generated by the Company’s customers’ recurring maintenance and planning needs. Storm-related revenues represent additional revenue opportunities that depend on weather conditions. Storm assessment services are included in Non-storm-related Services Revenue. For 2014E, this amount was approximately $3 million.
(4)	EBITDA represents earnings before interest, taxes, depreciation and amortization. For 2014E, excludes approximately $5 million adjustment related to Loss on Sale and Other Expenses, M&A Expenses, Tres Amigas reserves, California Job Losses and Severance.

Based on the Base Case financial projections provided by the Company, BofA Merrill Lynch calculated the unlevered after-tax free cash flows that the Company is expected to generate during fiscal years 2015 through 2018. The following table sets forth these unlevered after-tax free cash flows.

Unlevered Free Cash Flows (1)

($ in millions)
	2015E	2016E	2017E	2018E
	$30	$13	$28	$32

(1)	Unlevered free cash flows represents EBITDA less income taxes (not taking into account the tax shield resulting from net interest expenses), change in net working capital and capital expenditures.

Financing for the Merger

Parent estimates that the total amount of funds necessary to complete the merger and the related transactions and financings, including (i) the refinancing of certain of the Company’s indebtedness outstanding as of the closing of the merger and (ii) the payment of related fees and expenses, will be approximately $630 million.

Parent expects this amount to be funded through a combination of the following:

•	an aggregate cash equity investment by CSCP and its permitted assignees, if any, of up to $190 million (which may include any amounts contributed by the JEP Investors as set forth below and/or the rollover of Common Stock or cash equity contributions by certain other members of the Company’s management and other Company employees), which is described under “—CSCP Equity Financing” on page 59;

•	(i) the contribution by the JEP Investors of 1,644,275 shares of Common Stock (out of the 3,008,956 shares of Common Stock owned by the JEP Investors as of September 15, 2014) to Parent and (ii) a cash equity investment by Mr. Pike of $1,078,308 (representing proceeds from the disposition of Company RSU awards and Company stock options), immediately prior to the consummation of the merger, which are collectively described under “—JEP Investors Equity Financing” beginning on page 59; and

•	approximately $440 million of the $540 million facility from the debt financings described under “—Debt Financing” beginning on page 60.

The cash equity investments, contribution of shares of Common Stock and debt financings are subject to the satisfaction of the conditions set forth in the commitment letters described below. Although obtaining the equity or debt financing is not a condition to the completion of the merger, the failure of the Parent Parties to obtain sufficient financing or the failure of the Company to have a sufficient amount of cash on hand at the effective time of the merger would likely result in the failure of the merger to be completed. However, pursuant to the merger agreement, the Company has the right to specifically enforce the Parent Parties’ obligations to use reasonable best efforts to obtain, or cause to be obtained, the financing and to timely cause the Lenders to fund the debt financing under the circumstances described under “The Merger Agreement—Specific Performance” on page 113. In each case, Parent may be obligated to pay the Company certain fees as described under “The Merger Agreement—Termination Fees; Reimbursement of Expenses” on page 112. Payment of such fees is guaranteed by the guarantor as described under “—Limited Guarantee” beginning on page 62.

CSCP Equity Financing

Parent has entered into a letter agreement with CSCP (the “CSCP equity commitment letter”) pursuant to which CSCP has committed upon the terms and subject to the conditions contained in the CSCP equity commitment letter, to contribute to Parent, at or prior to the consummation of the merger, an aggregate of up to $190 million (which may include any amounts contributed by the JEP Investors as set forth above and/or the rollover of Common Stock or cash equity contributions by certain other members of the Company’s management and other Company employees) of equity financing for the merger in exchange for which CSCP will receive common stock of Parent. CSCP may assign its equity commitment to other investors, subject to the terms and conditions of the CSCP equity commitment letter, although no assignment of the equity commitment to other investors will affect CSCP’s equity financing commitments pursuant to the CSCP equity commitment letter.

The equity commitment of CSCP is subject solely to the satisfaction or waiver (consented to by CSCP) of the conditions precedent to the Parent Parties’ obligations to complete the merger.

As described under “The Merger Agreement—Specific Performance” on page 113, the Company is an express third-party beneficiary of the CSCP equity commitment letter solely in the limited circumstances specified in the merger agreement in which the Company is entitled to seek specific performance of Parent’s obligation to cause the equity financing contemplated by the CSCP equity commitment letter to be funded.

The foregoing summary of the CSCP equity commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) filed with the SEC in connection with the merger and incorporated herein by reference.

JEP Investors Equity Financing

Parent has entered into a letter agreement with the JEP Investors (the “JEP equity commitment letter”) pursuant to which the JEP Investors have committed to contribute to Parent 1,644,275 shares of Common Stock (out of the 3,008,956 shares of Common Stock owned by the JEP Investors as of September 15, 2014) in exchange for common stock of Parent immediately prior to the consummation of the merger. For purposes of such contribution, the JEP Investors’ shares of Common Stock will be valued at $12.00 per share. In addition, Mr. Pike committed, upon the terms and subject to the conditions contained in the JEP equity commitment letter, to contribute to Parent an aggregate of $1,078,308 (representing proceeds from the disposition of Company RSU awards and Company stock options) in cash equity financing for the merger, in exchange for common stock of Parent immediately prior to the consummation of the merger. Mr. Pike may reduce the number of shares of Common Stock he contributes and/or his cash contribution so long as Takuan or the Trust increases the number of shares of Common Stock contributed to offset such reduction.

The commitments of the JEP Investors are generally subject to:

•	the terms of the JEP equity commitment letter; and

•	the substantially contemporaneous consummation of the merger in accordance with the merger agreement.

As described under “The Merger Agreement—Specific Performance” on page 113, the Company is not a third-party beneficiary of the JEP equity commitment letter and consequently has no right to seek specific performance of the JEP equity commitment letter.

The foregoing summary of the JEP equity commitment letter is qualified in its entirety by reference to the copy of such letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

Debt Financing

Parent has obtained a commitment letter (as amended from time to time in accordance with the merger agreement, the “debt commitment letter”) from the Lenders to provide, severally but not jointly, upon the terms and subject to the conditions set forth in the debt commitment letter, up to $540 million in debt financing in the aggregate (approximately $440 million of which is expected to be drawn at the closing of the merger), consisting of the following:

•	a $290.0 million senior secured first lien term loan facility;

•	a $100.0 million senior secured first lien revolving credit facility; and

•	a $150.0 million senior secured second lien term loan facility (collectively, the “debt facilities”).

We refer to the financing described above collectively as the “debt financing.” The proceeds of the debt financing will be used (i) (A) to finance, in part, the payment of the merger consideration, (B) to repay or refinance certain of the Company’s indebtedness outstanding as of the closing of the merger and (C) to pay related fees and expenses; (ii) to provide ongoing working capital; and (iii) for other general corporate purposes of the Company and its subsidiaries.

The debt financing contemplated by the debt commitment letter is conditioned on the consummation of the merger in accordance with the merger agreement, as well as other customary conditions, including, but not limited to:

•	the execution and delivery, by the Company and those of its subsidiaries who will be guarantors, of definitive documentation, consistent with the debt commitment letter;

•	the consummation of the CSCP Equity Financing (as described under “—CSCP Equity Financing” on page 59) and the JEP Investors Equity Financing (as described under “—JEP Investors Equity Financing” beginning on page 59) substantially concurrently with the initial borrowing under the debt facilities;

•	subject to certain limitations, the absence of a Company material adverse effect since March 31, 2014;

•	payment of all applicable fees and expenses related to the debt financing;

•	delivery of certain audited and unaudited financial statements of the Company and pro forma financial statements of the borrower (and its subsidiaries) under the debt facilities;

•	the Lenders (and their affiliates) having been afforded a marketing period of at least 15 consecutive business days (subject to certain blackout dates) following receipt of portions of a customary offering memorandum and certain financial statements;

•	receipt by the Lenders (and their affiliates) of documentation and other information about the Company and the guarantors required under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act);

•	subject to certain limitations, the execution and delivery of guarantees by the guarantors and the taking of certain actions necessary to establish and perfect a security interest in specified items of collateral;

•	the repayment or refinancing of all existing third-party indebtedness for borrowed money of the Company and its subsidiaries (other than certain indebtedness, if any, that the Lenders and Merger Sub reasonably agree may remain outstanding after the closing date); and

•	the accuracy in all material respects of certain representations and warranties in the merger agreement and specified representations and warranties in the debt facilities documents.

If any portion of the debt financing becomes unavailable on the terms and conditions contemplated by the debt commitment letter, Parent is required to promptly notify the Company and use its reasonable best efforts to obtain alternative financing (in an amount sufficient to replace such unavailable debt financing) from the same or other sources on terms and conditions no less favorable to the Parent Parties than such unavailable debt financing (including the “flex” provisions contained in the fee letter referenced in the debt commitment letter). As of September 15, 2014, the latest practicable date prior to the filing of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing is not available as anticipated. Except as described herein, there is no plan or arrangement regarding the refinancing or repayment of the debt financing. The documentation governing debt financing contemplated by the debt commitment letter has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in this proxy statement.

The Lenders may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter and to undertake a portion of the commitments to provide such debt financing.

Debt Facilities

Interest under (i) the first lien term loan facility will be payable, at the option of the Company, either at a base rate (subject to a floor of 2.0% and based on the highest of the prime rate, the overnight federal funds rate plus 1/2 of 1.0% and the one-month LIBOR rate plus 1.00%) plus 2.50% or a LIBOR-based rate (subject to a floor of 1.0%) plus 3.50%; (ii) the first lien revolving credit facility will be payable, at the option of the Company, either at a base rate (based on the highest of the prime rate, the overnight federal funds rate plus 1/2 of 1.0% and the one-month LIBOR rate plus 1.00%) plus 2.25% or a LIBOR-based rate plus 3.25%; and (iii) the second lien term loan facility will be payable, at the option of the Company, either at a base rate (subject to a floor of 2.0% and based on the highest of the prime rate, the overnight federal funds rate plus 1/2 of 1.0% and the one-month LIBOR rate plus 1.00%) plus 6.0% or a LIBOR-based rate (subject to a floor of 1.0%) plus 7.0%. Interest will be payable, in the case of loans bearing interest based on LIBOR, at the end of each interest period set forth in the credit agreement (but at least every three months) and on the applicable maturity date, and, in the case of loans bearing interest based on the base rate, quarterly in arrears and on the applicable maturity date. The first lien term loan facility will mature seven years from the date of closing of the merger and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount. The second lien term loan facility will mature seven and one-half years from the date of closing of the merger and will have no scheduled amortization. The commitments under the revolving credit facility will expire, and all amounts outstanding thereunder will be required to be repaid, on the date that is five years from the closing of the merger.

The borrower under the term loan facilities will be Merger Sub, and upon consummation of the merger, the rights and obligations under the debt facilities will be assumed by the Company. The senior debt facilities will be guaranteed, subject to certain agreed upon exceptions, on a joint and several basis by each direct and indirect wholly-owned U.S. subsidiary of the Company. The debt facilities will be secured, subject to certain agreed upon exceptions, by (i) a first priority security interest, with respect to the first lien term loan facility and the revolving credit facility, in all of the tangible and intangible assets of Merger Sub (and, after the merger, the Company) and each guarantor and (ii) a second priority security interest, with respect of the second lien term loan facility, in all of the tangible and intangible assets of Merger Sub (and, after the merger, the Company) and each guarantor. The debt facilities will contain customary affirmative covenants including, among other things, delivery of annual audited and quarterly unaudited financial statements, notices of defaults, material litigation and material ERISA events, submission to certain inspections, maintenance of property and customary insurance, payment of taxes and compliance with laws and regulations. The debt facilities also will contain customary negative covenants that, subject to certain exceptions, qualifications and “baskets,” generally will limit the borrower’s and its restricted subsidiaries’ ability to incur debt, create liens, make fundamental changes, enter into asset sales and sale-and-lease back transactions, make certain investments and acquisitions, pay dividends or distribute or redeem certain equity, prepay or redeem certain debt and enter into certain transactions with affiliates.

Refinancing of Certain Indebtedness

All existing third-party indebtedness for borrowed money of the Company and its subsidiaries (other than certain indebtedness, if any, that the Lenders and Merger Sub reasonably agree may remain outstanding after the closing date) will be refinanced or repaid.

Limited Guarantee

Concurrently with the execution of the merger agreement, CSCP (the “guarantor”) executed and delivered a limited guarantee in favor of the Company (the “limited guarantee”), pursuant to which the guarantor has irrevocably, absolutely and unconditionally guaranteed the payment obligations of Parent with respect to certain fees (each as described in more detail under “The Merger Agreement—Termination Fees; Reimbursement of Expenses—Parent Termination Fee” on page 112), subject to a cap equal to, in the aggregate, $23,844,864 if and when due pursuant to the merger agreement.

The limited guarantee will terminate upon the earliest to occur of:

•	the closing of the transactions contemplated in the merger agreement;

•	February 1, 2015, if the Company has not presented a claim for payment of the guaranteed obligations by such date;

•	the termination of the merger agreement except insofar as liabilities for such termination may be determined against Parent or Merger Sub; and

•	the 30-day anniversary of the termination of the merger agreement in accordance with its terms if the Company has not presented a claim for payment of the guaranteed obligations by such date.

In the event that the Company or any of its subsidiaries or certain of its affiliates (other than the JEP Investors) asserts in any litigation or other proceeding (i) that certain provisions of the limited guarantee are illegal, invalid or unenforceable or (ii) any theory of liability against the guarantor or certain related parties of the guarantor with respect to the limited guarantee or the commitment letter to which the guarantor is a party, then (a) the obligations of the guarantor under the limited guarantee will terminate, (b) if the guarantor has previously made any payments under the limited guarantee, it will be entitled to recover such payments and (c) neither the guarantor nor certain related parties of the guarantor will have any liability to the Company with respect to the transactions contemplated by the merger agreement under the limited guarantee or otherwise.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Board (without Mr. Pike’s participation) that you vote in favor of the proposal to approve the merger agreement, you should be aware that, aside from their interests as shareholders of the Company, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other shareholders of the Company generally. In particular, as is described elsewhere in this proxy statement, Mr. Pike, who is Chairman of the Board and Chief Executive Officer of the Company, will be a director, officer and shareholder of Parent after completion of the merger.

With regard to our directors serving on the Special Committee and the Board (other than Mr. Pike), areas where their interests may differ from those of shareholders in general relate to (i) the impact of the merger on the directors’ outstanding equity awards and cash compensation and (ii) the provision of indemnification and insurance arrangements pursuant to the merger agreement and the Company’s amended and restated articles of incorporation, amended and restated bylaws and indemnification agreements, which reflect the fact that, as a result of their service on the Board, they may be subject to claims arising from such service.

With regard to our executive officers, because of their existing compensation arrangements, the differences in interests for such persons involve the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger:

•	cash payments under executive employment agreements;

•	the treatment of executive officer equity awards;

•	the acceleration of any bonus payments under our 2015 Management Incentive Plan;

•	the provision of indemnification and insurance arrangements pursuant to the merger agreement; and

•	related benefits.

These interests are described in more detail below, and certain of them are quantified in the tables below.

The members of the Special Committee evaluated and negotiated the merger agreement and evaluated whether the merger is in the best interests of the Company’s unaffiliated shareholders. Mr. Pike did not participate in the deliberations of the Special Committee regarding the merger agreement and the transactions contemplated by the merger agreement. The members of the Special Committee were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the shareholders that the merger agreement be approved. See “—Background of the Merger” beginning on page 22 and “—Reasons for the Merger; Recommendations of the Special Committee and the Board of Directors; Fairness of the Merger” beginning on page 32 for a further discussion of these matters. You should take these interests into account in deciding whether to vote “FOR” the proposal to approve the merger agreement.

In consideration of the time and effort required of the members of the Special Committee in connection with evaluating strategic alternatives available to the Company, the proposed merger (including negotiating the terms and conditions of the merger agreement), the go-shop process and possible negotiations with parties making alternative acquisition proposals, the Board, by written consent dated February 20, 2014, determined that each member of the Special Committee will receive a monthly retainer of $5,000, beginning on that date and continuing for the duration of their service on the Special Committee (or in the case of the Chairman of the Special Committee, $10,000). These fees are not dependent on the closing of the merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the merger or any other transaction. As of the date of the filing of this proxy statement, the aggregate amount paid and payable to the Chairman of the Special Committee for his service on the Special Committee was approximately $63,200, and the aggregate amount paid and payable to each of the other Special Committee members for their service on the Special Committee was approximately $31,600.

Executive Employment Agreements

The Company has previously entered into employment agreements with each executive officer. The agreements are not change in control agreements. Therefore, no severance payments or other benefits will become automatically payable to any executive officer upon the completion of the merger. However, the employment agreements do provide for severance payments and benefit continuation in the event of termination of employment under certain circumstances.

Mr. Pike’s employment agreement provides that, if his employment is terminated by the Company without “Cause” or by him for “Good Reason” (as each such term is defined below), Mr. Pike will be entitled to receive two years of his then current annual base salary and the continuation for two years of health and welfare benefits that he was receiving as of the last day of his employment. The foregoing severance benefits are subject to Mr. Pike’s abiding by the confidentiality, non-disclosure, non-solicitation and non-competition provisions of his employment agreement.

Under the terms of the employment agreements with executive officers other than Mr. Pike, if any such executive is terminated for any reason other than death, “Disability” or “Cause” or if such executive resigns for “Good Reason” (as each such term is defined below), he will be entitled to (i) cash severance payments equal to 12 months of his annual base salary at the time of termination, payable in equal monthly installments, and (ii) continuation of his health and welfare benefits for a period equal to the lesser of (a) 12 months or (b) the period ending on the date he first becomes entitled to health insurance benefits under any plan maintained by any person for whom he provides services as an employee or otherwise. The foregoing severance benefits are subject to such executive entering into and not revoking a release of claims in favor of the Company and abiding by the non-competition provisions of the agreement. In addition, the agreements provide the Company the ability to extend the term of the executive’s restrictive covenant obligations for an additional 12 months (to two years in total), as long as the Company continues to provide the executive with the foregoing severance benefits for the additional 12-month period.

As defined in Mr. Pike’s employment agreement, “Cause” means Mr. Pike is either (i) convicted of a felony involving moral turpitude or (ii) guilty of gross neglect or willful misconduct in carrying out his duties, resulting in material harm to the Company, unless he believed in good faith he acted in the Company’s best interests; provided, that, with respect to (ii) above, Mr. Pike will have a 30-day cure period to eliminate the circumstances that are claimed to constitute Cause unless such circumstances are not capable of being cured. Mr. Pike may terminate his employment for “Good Reason” if (i) he is assigned duties or responsibilities that are inconsistent with his position as President and Chief Executive Officer, (ii) he suffers a reduction in, or material, adverse interference with, the authorities and duties associated with his position, (iii) the duties of his position change in a materially adverse manner from those at the date his employment agreement was executed or (iv) he is required to relocate to an employment location that is more than 50 miles from his employment location on the execution date of his employment agreement; provided, that the Company will have a 30-day cure period to eliminate the circumstances that are claimed to constitute Good Reason unless such circumstances are not capable of being cured.

Under the employment agreements with executive officers other than Mr. Pike, the term “Cause” is defined as the executive’s (i) continued willful failure to substantially perform his duties, (ii) willful engagement in gross misconduct materially and demonstrably injurious to the Company or (iii) material breach of certain provisions of his employment agreement, such as non-competition and non-solicitation provisions, and his failure to cure such breach upon written notice by the Company, if any. “Good Reason” is defined as (i) a material reduction in an executive’s title or responsibilities, (ii) the requirement that the executive relocate to an employment location that is more than 50 miles from his employment location on the effective date of his employment agreement or (iii) the Company’s failure to cure its material breach of certain provisions of the employment agreements, such as employment duties and compensation provisions, upon written notice to the Company. Finally, “Disability” is defined as having the same meaning set forth in any long-term disability plan in which the executive participates, and in the absence of such a plan means that, due to physical or mental illness, the executive failed to perform his duties on a full-time basis for 180 consecutive days and did not return on a full-time basis before the end of such period.

2015 Management Incentive Plan

The Company’s executive officers are eligible to earn annual incentive compensation under the Company’s Management Incentive Plan for fiscal year 2015 based on the achievement of performance metrics established at the beginning of the fiscal year by the Compensation Committee. The 2015 Management Incentive Plan was adopted under and is governed by the 2008 Omnibus Incentive Compensation Plan. The 2008 Omnibus Incentive Compensation Plan provides that all annual incentive awards outstanding upon the effective time of the merger will be paid out as if the date of the merger were the last day of the applicable performance period and the greater of actual or “target” performance levels had been obtained. Under this provision, the executive officers will receive payment of their target annual incentive awards upon the effective time of the merger.

Indemnification and Insurance

Under the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. For more information regarding such indemnification and insurance coverage, see “The Merger Agreement—Other Covenants and Agreements—Indemnification of Directors and Officers; Insurance” on page 104.

Treatment of Executive Officer and Director Common Stock

As is the case for any shareholder, the Company’s directors (other than Mr. Pike) and executive officers other than those executive officers, if any, who enter into agreements with Parent prior to the closing of the merger to roll over some or all of their shares of Common Stock into equity interests of Parent, will receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of Common Stock that they own at the effective time of the merger. For a discussion of the rollover shares of Common Stock by Mr. Pike, please see “—Financing for the Merger—JEP Investors Equity Financing” beginning on page 59. For a discussion of the potential rollover of shares of Common Stock by our other members of management and other Company employees, please see “—New Management Arrangements” on page 69. For information regarding the treatment of Company RSU awards, please see “The Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning on page 91. For information regarding beneficial ownership of the Common Stock by each of the Company’s current directors and certain executive officers and all directors and executive officers as a group, see “Important Information Regarding the Company—Security Ownership of Certain Beneficial Owners and Management” beginning on page 122.

Treatment of Executive Officer and Director Equity Awards

Company Stock Options

As described under “The Merger Agreement—Treatment of Company Stock Options and Company RSU Awards” beginning on page 91, the merger agreement provides that, except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of a Company stock option with respect to any of such holder’s Company stock options, each Company stock option granted under the Company’s compensation plans, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, $12.00, that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to such Company stock option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of $12.00 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions. Pursuant to the merger agreement, payments with respect to Company stock options granted under the Company’s compensation plans and cancelled under the merger agreement will be made within three business days following the effective time of the merger.

Company RSU Awards

As described under “The Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning on page 91, except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of a Company RSU award, each Company RSU award that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to such Company RSU award and (ii) $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions. Pursuant to the merger agreement, payments with respect to Company RSU awards granted under the Company’s compensation plans and cancelled under the merger agreement will be made within three business days following the effective time of the merger.

Company Restricted Shares

As described under “The Merger Agreement—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” beginning on page 91, except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company restricted shares with respect to any of such holder’s Company restricted shares, each Company restricted share that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions. Pursuant to the merger agreement, payments with respect to Company restricted shares granted under the Company’s compensation plans and cancelled under the merger agreement will be made within three business days following the effective time of the merger.

Quantification of Payments and Benefits

The following tables and related footnotes present information about the amounts of the payments and benefits that each named executive officer and non-employee director of the Company would receive in connection with the merger, after giving effect to the merger as if it had occurred on September 15, 2014, the latest practicable date prior to the filing of this proxy statement, and, in the case of the named executive officers (other than Mr. Pike), assuming that the employment of each such officer was terminated by the surviving corporation without Cause on such date. The information in the tables below assumes that none of the named executive officers roll over any of their shares of Common Stock or stock options for equity interests of Parent.

Potential Change of Control Payments to Named Executive Officers Table

The table below and the related footnotes present information about the elements of compensation that may be affected by the merger and may be payable to the Company’s chief executive officer, chief financial officer and other executive officers whose compensation was required to be disclosed in the Company’s most recent annual proxy statement, who are collectively referred to as the Company’s “named executive officers.” Certain payments, such as the payment of cash in respect of restricted stock units and stock options, are payable at the effective time of the merger, while other payments, such as the severance payments and benefits, are only payable, upon the named executive officer’s qualifying termination of employment. This table does not include the value of benefits which the named executive officers already have a vested right to receive without regard to the occurrence of the merger.

The compensation shown in the table below is the subject of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as discussed under “Proposal 2: Advisory Vote on Specified Compensation” on page 114. Because the vote to approve the executive compensation is advisory in nature only, it will not be binding on either the Company or Parent. Because the Company is contractually obligated to pay such executive compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the proposal to approve the merger agreement is approved and regardless of the outcome of the advisory vote.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisite/ Benefits ($) (3)	Total ($)
Mr. Pike	544,312	1,198,877	—	1,743,189
Mr. Slater	659,001	386,801	14,199	1,060,001
Mr. Simmons	716,819	442,235	14,199	1,173,253
Mr. Benfield	563,231	246,573	14,199	824,003
Mr. Harshbarger	485,843	212,266	14,199	712,308

(1)	Consists of:

(a)	Cash severance benefits in the amount of $425,162 for Mr. Slater, $448,012 for Mr. Simmons, $375,487 for Mr. Benfield and $323,895 for Mr. Harshbarger to be paid in 12 equal monthly installments if the executive’s employment is terminated by the Company other than for Cause or due to the officer’s death or Disability or the officer resigns for Good Reason. The employment agreements with Messrs. Slater, Simmons, Benfield and Harshbarger provide the Company the ability to extend the term of the executive’s restrictive covenant obligations for an additional 12 months (to two years in total). If the Company extends the restrictive covenant term, the cash severance benefits for the executives would be doubled and paid in 24 equal installments.
(b)	An incentive bonus under the 2015 Management Incentive Plan in the amount of $544,312 for Mr. Pike, $233,839 for Mr. Slater, $268,807 for Mr. Simmons, $187,744 for Mr. Benfield and $161,948 for Mr. Harshbarger. The incentive bonus will be paid in a single lump sum cash payment on the date of the merger provided the executive remains employed with the Company through the effective time of the merger.

(2)	The amounts shown in this column represent lump sum payments for the following Company RSU awards and Company stock options which will vest and be cancelled upon the completion of the merger. The payments are based on the merger consideration price of $12.00 per share, and with respect to the stock options, an exercise price of $9.22 per share.

Name	Company RSU Awards (#)	Company Stock Options (#)
Mr. Pike	89,859	43,370
Mr. Slater	29,026	13,845
Mr. Simmons	33,181	15,850
Mr. Benfield	18,510	8,796
Mr. Harshbarger	15,943	7,536

(3)	Represents the estimated incremental cost to the Company of medical, dental and vision plan continuation coverage for 12 months.

Payments to Non-Employee Directors in Respect of Unvested Equity Awards and Deferred Compensation Table

The table below shows the outstanding Company RSU awards units held by each of the Company’s non-employee directors and the payments to be made in consideration of the accelerated vesting cancellation of such awards in connection with the merger. The payments are based on the merger consideration price of $12.00 per share. The compensation shown in the table below is not subject to an advisory vote of the Company’s shareholders at the special meeting.

Name	Company RSU Awards (#)	Payment for Cancellation of Company RSU Awards ($)
Charles E. Bayless	6,398	76,776
James R. Helvey III	6,398	76,776
Peter Pace	6,398	76,776
Daniel J. Sullivan III	6,398	76,776
James L. Turner	6,398	76,776

Equity Investment by Mr. Pike

Parent and the JEP Investors have entered into the JEP equity commitment letter described above under “—Financing for the Merger—JEP Investors Equity Financing” beginning on page 59.

New Employment Agreement with Mr. Pike

Mr. Pike has agreed to enter into a new employment agreement with Parent and the Company effective as of the closing of the merger. The principal terms of the proposed employment agreement with Mr. Pike are set forth below:

•	Title. Mr. Pike will serve as the Chief Executive Officer and President of Parent and the Company and as Chairman of both Parent’s board of directors and the Company’s board of directors.

•	Term. The term of Mr. Pike’s employment is for one year, with a daily “evergreen” renewal feature, the existence of which renders the term of indefinite duration.

•	Base Salary. Mr. Pike will be entitled to receive an initial annual base salary of $780,000. The base salary will be subject to annual review by Parent’s board of directors and may be increased, but not decreased.

•	Annual Bonus. Mr. Pike will be eligible to earn an annual bonus of up to 100% of his base salary.

•	Equity Compensation. The Company will create a new option plan post-closing in which Mr. Pike will be eligible to participate.

•	Severance. Mr. Pike will be entitled to 24 months of base salary in cash plus continued benefits if his employment is terminated by the Company without cause or by him for good reason. As used, “good reason” means (i) assignment of duties inconsistent with those described in the employment agreement, (ii) reduction or material adverse interference with duties, (iii) material adverse change in duties or (iv) involuntary required relocation of at least 50 miles from existing employment location, where the Company has a 30 day period in which to cure such events; and, as used, “cause” means (x) felony or misdemeanor involving dishonesty or moral turpitude, (y) willful misconduct or gross negligence in the performance of his duties or (z) material breach of the employment agreement, each of which will be subject to a 30-day cure period.

•	Section 280G Golden Parachute Payments. To the extent Mr. Pike would otherwise receive payments that would trigger an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Mr. Pike would receive $1 less than the amount that would trigger such excise tax if he would be better off on an after-tax basis by following such reduction.

•	Restrictive Covenants. Mr. Pike would be subject to a 24-month non-competition covenant and a 24-month non-solicitation covenant, both substantially similar to those in his current employment agreement with the Company.

•	Perquisites. All present fringe benefits and perquisites presently received by Mr. Pike in his current employment will remain in place.

The foregoing summary of the employment agreement is qualified in its entirety by reference to Exhibit A of the JEP equity commitment letter attached as an exhibit to the Schedule 13E-3 filed with the SEC in connection with the merger and incorporated herein by reference.

New Management Arrangements

As of the date of this proxy statement, other than the arrangements previously discussed in this section “—Interests of the Company’s Directors and Executive Officers in the Merger,” none of our executive officers (other than Mr. Pike, as described under “—Equity Investment by Mr. Pike” and “—New Employment Agreement with Mr. Pike”) has entered into any agreement, arrangement or understanding with the Company or its subsidiaries or with the Parent Parties or their respective affiliates specifically regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the merger and, except for Mr. Pike, no member of our Board has entered into any agreement, arrangement or understanding with Parent or its affiliates regarding the right to participate in the equity of Parent following the completion of the merger.

Parent has indicated that it or its affiliates may pursue agreements, arrangements or understandings with certain members of management and other Company employees, which may include cash, stock and other equity co-investment opportunities such as the potential rollover of shares of Common Stock and the potential investment of proceeds arising from the disposition of Company stock options and Company RSU awards. Prior to the effective time of the merger, Parent may initiate negotiations of these agreements, arrangements and understandings, and may enter into definitive agreements regarding employment with, or the right to participate in the equity of, the surviving corporation or Parent on a going-forward basis following the completion of the merger.

Voting Agreement

Concurrently with the execution and delivery of the merger agreement, the Company entered into the voting agreement with the JEP Investors. As of September 15, 2014, the latest practicable date prior to the filing of this proxy statement, the JEP Investors held shares of the Company’s Common Stock representing approximately 9.1% of the Company’s total number of issued and outstanding shares.

Pursuant to the voting agreement, the JEP Investors agreed to vote, or cause to be voted, the Covered Shares in favor of the proposal to approve the merger agreement and the transactions contemplated therein and the proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, and against any action, proposal, transaction or agreement that is not recommended by the Board for approval and that would reasonably be expected to (i) result in a breach of any covenant, representation, warranty or other obligation or agreement of the Company under the merger agreement, (ii) result in any of the conditions to the consummation of the merger under the merger agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement.

In addition, in the event the merger agreement has not been terminated, the JEP Investors have agreed to vote the Covered Shares against (i) a third-party acquisition proposal that is not a superior proposal, (ii) a material change in the capitalization of the Company or any amendment of the Company’s amended and restated

articles of incorporation or amended and restated bylaws (other than the transactions contemplated by the merger agreement) or (iii) any other material change in the Company’s corporate structure or business (other than the transactions contemplated by the merger agreement).

The voting agreement will terminate at the effective time of the merger or, if earlier, the date of the termination of the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a general discussion of the material U.S. federal income tax consequences of the merger to holders of Common Stock whose shares are exchanged for cash pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the IRS with respect to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Common Stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of Common Stock, other than a partnership or other entity classified as a partnership for U.S. federal income tax purposes, which is not a U.S. holder.

This discussion applies only to beneficial owners of shares of Common Stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, controlled foreign corporations, passive foreign investment companies, dealers or brokers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, holders liable for the alternative minimum tax, U.S. holders that have a functional currency other than the U.S. dollar, tax-exempt organizations, banks and certain other financial institutions, mutual funds, certain expatriates, partnerships or other pass-through entities or investors in partnerships or such other entities and holders who hold shares of Common Stock as part of a hedge, straddle, constructive sale or conversion transaction. This discussion also does not cover the U.S. federal income tax consequences applicable to holders of Common Stock who will hold, directly or indirectly, an equity interest in the surviving corporation (including the JEP Investors).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding shares of Common Stock, you should consult your tax advisor.

Holders of Common Stock should consult their own tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws.

Consequences to U.S. Holders

The receipt of cash by U.S. holders in exchange for shares of Common Stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. In general, for U.S. federal income tax purposes, a U.S. holder who receives cash in exchange for shares of Common Stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in such shares.

If a U.S. holder’s holding period in the shares of Common Stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss generally will be long-term capital gain or loss. Long-term capital gains of certain non-corporate holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Common Stock at different times or different prices, such U.S. holder must determine its adjusted tax basis and holding period separately with respect to each block of Common Stock.

In addition to regular U.S. federal income tax, a U.S. holder that is an individual, estate or trust and whose income exceeds certain thresholds is subject to a 3.8% Medicare tax on all or a portion of such U.S. holder’s “net investment income,” which may include all or a portion of such U.S. holder’s gain from the disposition of shares of Common Stock. U.S. holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to gain from the disposition of shares of Common Stock.

Consequences to Non-U.S. Holders

A non-U.S. holder whose shares of Common Stock are converted into the right to receive cash in the merger generally will not be subject to U.S. federal income taxation unless:

•	gain resulting from the merger is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year in which the merger occurs and certain other conditions are satisfied; or

•	the Company is or has been a U.S. real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the non-U.S. holder owned more than 5% of the Common Stock at any time within that five-year period, and certain other conditions are satisfied. We believe that, as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date thereof.

Any gain recognized by a non-U.S. holder described in the first bullet above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such holder were a “U.S. person” as defined under the Code. A non-U.S. holder that is a corporation may also be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S. business.

Gain described in the second bullet above generally will be subject to U.S. federal income tax at a flat 30% rate, but may be offset by certain U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Payments made to holders in exchange for shares of Common Stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return IRS Form W-9, certifying that such U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. holder is not subject to backup withholding. In general, a non-U.S. holder will not be subject to U.S. federal backup withholding and information reporting with respect to cash payments to the non-U.S. holder pursuant to the merger if the non-U.S. holder has provided an IRS Form W-8BEN, W-8BEN-E, W-8IMY or W-8EXP, whichever is applicable (or an IRS Form W-8ECI if the non-U.S. holder’s gain is effectively connected with the conduct of a U.S. trade or business).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Common Stock should consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability and effect of the alternative minimum tax and the effect of any federal, state, local, foreign and other tax laws.

Regulatory Approvals

Under the HSR Act and related rules and regulations, certain transactions, including the merger, may not be completed until certain notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have expired or been earlier terminated. Notification and Report Forms were filed by the necessary parties with the Antitrust Division and the FTC on September 4, 2014. The statutory waiting period expires at 11:59 p.m., Eastern Time, on October 6, 2014 unless earlier terminated or extended by a request for additional information and documentary material, which we refer to as a “second request.”

At any time before or after the effective time of the merger, notwithstanding the expiration or early termination of the waiting period under the HSR Act, the Antitrust Division or the FTC could take action under the antitrust laws, including seeking to enjoin the consummation of the merger, conditionally approve the merger upon the divestiture of assets of the Company or Parent, subject the consummation of the merger to regulatory conditions or seek other remedies. In addition, at any time before or after the effective time of the merger and notwithstanding the expiration or early termination of the waiting period under the HSR Act, U.S. state attorneys general or a foreign competition authority could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Amount to be Paid (in thousands)
Financial advisory fees and expenses	$	[ ]
Legal, accounting and other professional fees	$	[ ]
SEC filing fees		$51
Proxy solicitation, printing and mailing costs	$	[ ]
Miscellaneous	$	[ ]

Total	$	[ ]

These expenses will not reduce the merger consideration to be received by our shareholders.

Anticipated Accounting Treatment of the Merger

The Company, as the surviving corporation in the merger, will account for the merger as a business combination using the acquisition method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of the Company based on their fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Litigation

Three lawsuits have been filed as of the date of this proxy statement relating to the merger. On August 19, 2014, a purported class action complaint, Michael Orban v. Pike Corporation, et. al., General Court of Justice, Superior Court Division, Surry County, North Carolina (Case No. 14-CVS-1031), was filed on behalf of a putative class of the Company’s public shareholders. The complaint names as defendants the members of the Board, the Company, CSCP and the Parent Parties. The complaint generally alleges that the members of the Board breached their fiduciary duties to the Company’s shareholders in connection with the merger and that CSCP and the Parent Parties aided and abetted that breach. The complaint seeks, among other things, injunctive relief preventing the consummation of the merger and an award of plaintiff’s expenses and attorneys’ fees. The outcome of this lawsuit is uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the merger. The defendants believe that the claims asserted are without merit and intend to defend themselves vigorously against the claims.

On September 8, 2014, a second purported class action complaint, Collin Lieberg v. Pioneer Parent, Inc., et. al., General Court of Justice, Superior Court Division, Surry County, North Carolina (Case No. 14-CVS-1127), was filed on behalf of a putative class of the Company’s public shareholders. The complaint names as defendants the members of the Board and the Parent Parties. The Company is named as a “nominal defendant” because the action purports to be brought as a derivative action on the Company’s behalf in the alternative to the direct shareholder claims. The complaint again generally alleges that the members of the Board breached their fiduciary duties and that the Parent Parties aided and abetted that breach. The complaint seeks injunctive relief preventing the consummation of the merger and an award of plaintiff’s expenses and attorneys’ fees. The outcome of this lawsuit is likewise uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the merger. The defendants believe that the claims asserted are without merit and intend to defend themselves vigorously against the claims.

On September 17, 2014, a third purported class action complaint, Edwin Beickert v. J. Eric Pike, et. al., General Court of Justice, Superior Court Division, Surry County, North Carolina (Case No. 14-CVS-1161), was filed on behalf of a putative class of the Company’s shareholders. The complaint names as defendants the members of the Board, CSCP and the Parent Parties. The Company is again named as a “nominal defendant” because of the alternative derivative claims. The complaint once more generally alleges that the members of the Board breached their fiduciary duties and that CSCP and the Parent Parties aided and abetted that breach. The complaint seeks injunctive relief preventing the consummation of the merger and an award of plaintiff’s expenses and attorneys’ fees. The outcome of this lawsuit is likewise uncertain. An adverse judgment for monetary damages could have an adverse effect on the operations and liquidity of the Company. A preliminary injunction could delay or jeopardize the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin the merger. The defendants believe that the claims asserted are without merit and intend to defend themselves vigorously against the claims.

Effective Time of the Merger

The merger will become effective at the time the Company files articles of merger with the Secretary of State of the State of North Carolina or any later date or time as the Company and Parent may agree in writing and specify in the articles of merger in accordance with the NCBCA. The parties intend to complete the merger as soon as practicable following the approval of the merger agreement by the Company’s shareholders and satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement. However, there may be a substantial amount of time between the special meeting and the completion of the merger. The parties to the merger agreement currently expect to complete the merger during the second quarter of the Company’s 2015 fiscal year, which quarter will end on December 31, 2014. Because the merger is subject to a number of conditions, including those beyond the Company’s control, the exact timing of the merger cannot be determined, if it is completed at all.

Payment of Merger Consideration and Surrender of Stock Certificates

At the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be converted automatically into the right to receive $12.00 in cash, without interest, whereupon all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration (less any applicable withholding taxes). Parent will designate a U.S. bank or trust company as paying agent to make the cash payments contemplated by the merger agreement. At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of the Common Stock, sufficient cash to pay to the holders of the Common Stock (other than the holders of certain excluded shares and dissenting shares) the merger consideration. The paying agent will deliver the merger consideration according to the procedure summarized below.

Within two business days following the closing of the merger, the surviving corporation will instruct the paying agent to mail, to each holder of record of shares of Common Stock whose shares were converted into the merger consideration, a letter of transmittal and instructions advising the holder of record how to surrender its stock certificates or non-certificated shares represented by book-entry in exchange for the merger consideration.

The paying agent will promptly pay each holder of record the merger consideration after the holder of record has surrendered its stock certificates (or effective affidavits of loss in lieu thereof) or book-entry shares to the paying agent, together with a properly completed letter of transmittal and any other documents as may customarily and reasonably be required by the paying agent. Interest will not be paid or accrue in respect of any cash payments of the merger consideration. The paying agent will reduce the amount of any merger consideration paid by any applicable withholding taxes.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

If you are the registered holder of Common Stock and any certificate has been lost, stolen or destroyed, you will be required to provide an affidavit to that fact in form and substance reasonably satisfactory to the surviving corporation and the paying agent, and, if required by the paying agent or the surviving corporation, post a bond in customary amount as an indemnity against any claim that may be made against it with respect to such certificate. The letter of transmittal instructions will tell you what to do in these circumstances.

After the completion of the merger, you will cease to have any rights as a shareholder of the Company, other than the right to receive the merger consideration.

Upon the surviving corporation’s demand, the paying agent will return to the surviving corporation all funds in its possession on the first anniversary of the closing date of the merger. After that time, if you have not received payment of the merger consideration, you may look only to the surviving corporation for payment of the merger consideration, without interest, subject to applicable abandoned property, escheat or similar law.

Provisions for Unaffiliated Shareholders

No provision has been made in connection with the merger (i) to grant the Company’s unaffiliated shareholders access to the corporate files of the Company, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

Appraisal Rights

The Company’s Shareholders Have Appraisal Rights

Holders of shares of Common Stock who are entitled to vote on the merger, who timely deliver notice to the Company of their intent to demand payment for their shares, who do not vote in favor of the approval of the merger agreement, and who otherwise comply with the requirements of Article 13 of the NCBCA will be entitled to appraisal rights in connection with the merger under Article 13 of the NCBCA. In order to exercise and perfect appraisal rights, the holder of shares must follow the steps summarized in this proxy statement and in a timely manner.

Under Article 13 of the NCBCA, where a merger agreement is to be submitted for approval at a meeting of shareholders and where the corporation concludes that shareholders are entitled to assert appraisal rights, the corporation must notify each of its shareholders entitled to appraisal rights that appraisal rights are available to them, include in the notice a copy of Article 13 and provide annual financial statements. This proxy statement shall constitute such notice, and a copy of the full text of Article 13 of the NCBCA and the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2014 (together with the report of the Company’s independent registered public accounting firm regarding such statements) are attached as Appendix C and Appendix D, respectively, to this proxy statement.

A shareholder who properly exercises appraisal rights has no assurance that it will receive an amount more than the merger consideration and, in fact, may receive an amount the same as or even less than the merger consideration.

The following summary is a description of the law pertaining to appraisal rights under the NCBCA and is qualified in its entirety by the full text of Article 13 of the NCBCA, which is attached as Appendix C to this proxy statement and incorporated by reference herein. The following summary does not constitute legal or other advice, nor does it constitute a recommendation on whether to exercise appraisal rights under Article 13.

ANY HOLDER OF SHARES OF COMMON STOCK WHO WISHES TO DEMAND PAYMENT FOR HIS, HER OR ITS SHARES, EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE

FOLLOWING DISCUSSION AND APPENDIX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED COULD RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR APPRAISAL THE COMPANY BELIEVES THAT, IF A SHAREHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH SHAREHOLDER SHOULD CONSIDER SEEKING THE ADVICE OF LEGAL COUNSEL.

Requirements of Appraisal Rights

Under Article 13 of the NCBCA, shareholders of Common Stock who (i) are entitled to vote on the merger, (ii) deliver to the Company, before the vote to effectuate the merger is taken, written notice of the shareholder’s intent to demand payment if the merger is effectuated, (iii) do not vote in favor of the proposal to approve the merger agreement, and (iv) otherwise follow the procedures set forth in Article 13 will be entitled to receive payment in cash of the fair value of those shares (excluding any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable), together with interest, if any, to be paid upon the amount determined to be the fair value as determined by the process set forth in Article 13. Shareholders who receive a fair value cash payment will not be entitled to receive any merger consideration.

The shareholder must not vote, or cause or permit to be voted, any shares in favor of the merger agreement. A failure to vote will satisfy this requirement, as will a vote against the merger agreement, but a vote in favor of the merger agreement (by proxy or in person) or the return of a signed proxy which does not specify a vote against approval of the merger agreement or contain a direction to abstain (which as specified under “The Special Meeting—How to Vote—Providing Voting Instructions by Proxy,” will result in your proxy being voted in favor of the proposal to approve the merger agreement), will constitute a waiver of the shareholder’s appraisal rights.

If the above requirements are not satisfied and the merger becomes effective, a holder of Common Stock will not be entitled to payment for such shareholder’s shares under the provisions of Article 13.

Filing Notice of Intent to Demand Payment

Any holder of shares of Common Stock wishing to exercise a demand for payment and appraisal rights must deliver to the Company, before the vote on the proposal to approve the merger agreement at the special meeting, a written notice of intent to demand appraisal of the shareholder’s shares. Written notices of intent to demand payment pursuant to Article 13 should be addressed to:

Pike Corporation

100 Pike Way, PO Box 868

Mount Airy, North Carolina 27030

Attn: Corporate Secretary

A record holder, such as a broker, who holds shares of Common Stock as a nominee for others, may exercise appraisal rights with respect to the shares held by all or less than all beneficial owners of shares as to which such person is the record holder, provided such record holder exercises appraisal rights with respect to all shares beneficially owned by any particular beneficial shareholder. In such case, the notice submitted by such nominee as record holder must set forth the name and address of the beneficial shareholder who is demanding payment. A beneficial owner may exercise appraisal rights only if such beneficial owner also submits to the Company the record holder’s written consent to such exercise not later than the “Demand Deadline” (as defined below) and may assert appraisal rights only with respect to all shares of Common Stock of which it is the beneficial owner. If you hold your shares in “street name” through an account with a bank, broker, or other nominee and wish to exercise your appraisal rights, you are urged to consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal.

Neither voting against the proposal to approve the merger agreement, nor abstaining from voting or failing to vote on the proposal to approve the merger agreement, will in and of itself constitute a notice of intent to demand payment for appraisal satisfying the requirements of Article 13. The written notice of intent to demand appraisal must be in addition to and separate from any proxy or vote on the proposal to approve the merger agreement. A shareholder’s failure to make the notice of intent to demand appraisal prior to the taking of the vote on the proposal to approve the merger agreement at the special meeting will constitute a waiver of appraisal rights.

Appraisal Notice from the Company

If the merger is completed, the Company will be required to deliver a written appraisal notice and form to all shareholders who have satisfied the requirements described above under “—Requirements of Appraisal Rights” and “—Filing Notice of Intent to Demand Payment.” The appraisal notice and form must be sent by the Company no earlier than the date the merger becomes effective and no later than 10 days after that date. See “The Merger Agreement—When the Merger Becomes Effective” beginning on page 90. The appraisal notice and form must:

•	Identify the first date of any announcement of the principal terms of the merger to the shareholders. If such an announcement was made, the form must require the shareholder to certify whether beneficial ownership of the shares was acquired before that date. For more information regarding this requirement, see “—After-Acquired Shares” below.

•	Require the shareholder to certify that the shareholder did not vote for or consent to the transaction.

•	State where the appraisal form is to be returned, where certificates for certificated shares must be deposited and, in the case of non-certificated shares represented by book-entry, the extent to which transfer of the shares will be restricted after the payment demand is received, and the date by which such certificates must be deposited.

•	State a date by which the Company must receive the appraisal form from the shareholder, known as the “Demand Deadline.” The Demand Deadline may not be less than 40 nor more than 60 days after the date the appraisal notice and form are sent to shareholders.

•	State that if the appraisal form is not received by the Company by the specified date, the shareholder will be deemed to have waived the right to demand appraisal.

•	State the Company’s estimate of the fair value of the shares.

•	Disclose that, if requested in writing by the shareholder, the Company will disclose within 10 days after the Demand Deadline the number of shareholders who have returned their appraisal forms and the total number of shares owned by them.

•	Establish a date within 20 days of the Demand Deadline by which shareholders can withdraw the request for appraisal.

•	Include a copy of Article 13 of the NCBCA.

A shareholder who receives an appraisal notice from the Company must demand payment by signing and returning the appraisal form included with the notice and, in the case of certificated shares, deposit his, her or its share certificates in accordance with the terms of the appraisal notice. Shareholders should respond to the appraisal form’s request discussed above regarding when beneficial ownership of the shares was acquired. A failure to provide this certification allows the Company to treat the shares as “after-acquired shares” subject to the Company’s authority to delay payment as described below under “—After-Acquired Shares.” Once a shareholder deposits his, her or its certificates or, in the case of non-certificated shares represented by book-entry, returns the signed appraisal form, the shareholder loses all rights as a shareholder unless a timely withdrawal occurs as described below. A shareholder who does not sign and return the appraisal form and, in the case of certificated shares, fails to deposit the shares, is not entitled to payment under Article 13.

A shareholder who has complied with all the steps required for appraisal may thereafter decline to exercise appraisal rights and withdraw from the appraisal process by notifying the Company in writing. The appraisal notice will include a date by which the withdrawal notice must be received. Following this date, a shareholder may only withdraw from the appraisal process with the Company’s consent.

The Company’s Payment to Shareholders

Within 30 days after the Demand Deadline, the Company is required to pay each shareholder the amount that the Company estimates to be the fair value of such shareholder’s shares, plus interest accrued from the date the merger became effective to the date of payment. The payment will be accompanied by the following:

•	the Company’s most recently available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available quarterly financial statements, if any;

•	a statement of the Company’s estimate of the fair value of the shares, which must equal or exceed the Company’s estimate in the earlier-circulated appraisal notice; and

•	a statement that the shareholder has the right to submit a final payment demand as described below and that the shareholder will lose the right to submit a final payment demand if he or she does not act within the specified time frame.

Final Payment Demand by Shareholder

A shareholder who is dissatisfied with the amount of the payment received from the Company may notify the Company in writing of such shareholder’s own estimate of the fair value of the shares and the amount of interest due, and demand payment of the excess of this estimate over the amount previously paid by the Company. A shareholder who does not submit a final payment demand within 30 days after receiving the Company’s payment is only entitled to the amount previously paid.

After-Acquired Shares

The Company may withhold payment with respect to any shares which a shareholder failed to certify on the appraisal form as being beneficially owned prior to the date stated in the appraisal notice as the date on which the principal terms of the merger were first announced. If the Company withholds payment, it must, within 30 days after the Demand Deadline, provide affected shareholders with the Company’s most recently available balance sheet, income statement and statement of cash flows as of the end of or for the fiscal year ending not more than 16 months before the date of payment, and the latest available quarterly financial statements, if any. The Company must also inform such shareholders that they may accept the Company’s estimate of the fair value of their shares, plus interest, in full satisfaction of their claim or submit a final payment demand. Shareholders who wish to accept the offer must notify the Company of their acceptance within 30 days after receiving the offer. The Company must send payment to such shareholders within 10 days after receiving their acceptance. Shareholders who are dissatisfied with the offer must reject the offer and demand payment of the shareholder’s own estimate of the fair value of the shares, plus interest within 30 days after receiving the Company’s offer of payment. If a shareholder does not explicitly accept or reject the Company’s offer, the shareholder will be deemed to have accepted the offer. The Company must send payment to these shareholders within 40 days after sending the notice regarding withholding of payment.

Judicial Appraisal of Shares

If the Company does not pay the amount demanded pursuant to a shareholder’s final payment demand, the Company must commence a proceeding in North Carolina Superior Court within 60 days after receiving the final demand. The purpose of the proceeding is to determine the fair value of the shares and the interest due. If the Company does not commence the proceeding within the sixty-day period, it must pay each shareholder demanding appraisal the amount demanded, plus interest.

All shareholders whose payment demands remain unsettled will be parties to the action. The proceeding is against the shareholders’ shares and not against shareholders personally. There is no right to a jury trial. Each shareholder who is a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the Company to the shareholder for the shares.

The court will determine all court costs of the proceeding and will assess the costs against the Company, except that the court may assess costs against some or all of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Article 13. The court may also assess expenses (including legal fees) for the respective parties, in the amounts the court finds equitable: (i) against the Company if the court finds that it did not comply with the statutes or (ii) against the Company or the shareholder demanding appraisal, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith. If the court finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that the expenses should not be assessed against the Company, it may direct that the expenses be paid out of the amounts awarded to the shareholders who were benefited.

If the Company fails to make a required payment to a shareholder under Article 13, the shareholder entitled to payment can commence an action against the Company directly for the amount owed and recover the expenses of that action.

Determination of Fair Value

The North Carolina Superior Court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings in North Carolina.

In determining fair value, the North Carolina Superior Court will consider the value of the shares of Common Stock (i) immediately before effectuation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the merger, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to Section 55-13-02(a)(5) of the NCBCA. Such fair value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF ARTICLE 13 RELATING TO THE RIGHTS OF SHAREHOLDERS DEMANDING APPRAISAL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE SECTIONS OF THE NCBCA, WHICH ARE ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT. SHAREHOLDERS INTENDING TO EXERCISE APPRAISAL RIGHTS ARE URGED TO REVIEW APPENDIX C CAREFULLY AND TO CONSULT WITH LEGAL COUNSEL SO AS TO BE IN STRICT COMPLIANCE THEREWITH.

Cautionary Note Regarding Forward-Looking Statements

This proxy statement, and the documents incorporated by reference in this proxy statement, contain “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. All forward-looking statements included in this document are based on information available to the Company on the date hereof. These statements are identifiable because they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “Questions and Answers About the Special Meeting and the Merger,” “Proposal 1: Approval of the Merger Agreement — Special Factors,” “The Special Meeting” and “Important Information Regarding the Company,” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance or other future events. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date as of which the statements were made. We cannot guarantee any future results, levels of activity, performance or achievements. Although we believe that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, we give no assurance that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the inability to complete or a delay in completing the proposed merger due to the failure to obtain, on a timely basis or otherwise, the required shareholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction;

•	the failure of Parent to obtain the necessary financing arrangements as set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, or the failure of the proposed merger to close for any other reason;

•	risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that have been or may be instituted against the Company and others relating to the merger agreement;

•	the risk that the pendency of the proposed merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed merger;

•	the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the proposed merger; and

•	additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements, which are discussed in reports we have filed with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information” beginning on page 129.

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

The Parties to the Merger

Pike Corporation

Pike Corporation is a North Carolina corporation. We are one of the largest providers of construction and engineering services for investor-owned, municipal and co-operative electric utilities in the United States. Since our founding in 1945, we have evolved from a specialty non-unionized contractor for electric utilities focused on the distribution sector in the southeastern United States to one of the nation’s largest specialty construction and engineering firms servicing over 300 customers. Our comprehensive suite of energy and communication solutions includes facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of power delivery systems, including renewables (primarily ground-based) and utility-grade solar construction projects, and storm-related services. See “Important Information Regarding the Company—Company Background” on page 116.

Shares of the Common Stock are listed with, and traded on, the NYSE under the symbol “PIKE.” Our corporate website address is www.pike.com. The information provided on our website is not part of this proxy statement and is not incorporated in this proxy statement by reference hereby or by any other reference to our website provided in this proxy statement.

The Company’s principal executive offices are located at 100 Pike Way, Mount Airy, North Carolina 27030. Our telephone number is (336) 789-2171.

Additional information about the Company is contained in reports we have filed with the SEC, including our most recent filings on Forms 10-Q and 10-K, which are incorporated by reference herein. See “Where You Can Find More Information” beginning on page 129.

The Parent Parties

Pioneer Parent, Inc. is a Delaware corporation. Pioneer Merger Sub, Inc. is a North Carolina corporation and a direct, wholly-owned subsidiary of Parent. Each of the Parent Parties is an affiliate of the CSCP Filing Persons and may be deemed to be an affiliate of the JEP Investors, and was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Neither of the Parent Parties has engaged in any business to date, except for activities incident to its incorporation and in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Merger Sub will be merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent. The principal executive office of the Parent Parties is c/o Court Square Capital Partners, 55 East 52nd Street, 34th Floor, New York, New York 10055.

For additional information regarding the Parent Parties, see “Important Information Regarding the Parent Parties, the CSCP Filing Persons and the JEP Investors—The Parent Parties” beginning on page 125.

The Special Meeting

We are furnishing this proxy statement to the Company’s shareholders as part of the solicitation of proxies by the Board for use at the special meeting.

Date, Time and Place of the Meeting

We will hold the special meeting at [            ], Eastern Time, on [            ], [                    ], 2014, at the Company’s principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030 and any adjournment or postponement thereof.

Purpose of the Meeting

The special meeting is for the following purposes:

•	to consider and vote on a proposal to approve the merger agreement;

•	to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The votes on the proposals to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies are separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, a shareholder may vote in favor of the proposal to approve the merger agreement and vote not to approve the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and/or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies (and vice versa).

A copy of the merger agreement is attached as Appendix A to this proxy statement. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [                    ], 2014.

Recommendations of the Special Committee and the Board of Directors

On August 3, 2014, the Special Committee, consisting entirely of independent and disinterested directors, and acting with the advice of its own independent legal and financial advisors, unanimously (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of the Company and its shareholders (other than the JEP Investors) and (ii) recommended that the Board (a) approve, adopt, ratify and confirm the merger agreement, (b) approve the merger and the other transactions contemplated by the merger agreement and (c) recommend that the Company’s shareholders approve the merger agreement.

Based in part on the recommendations of the Special Committee, and with the assistance of its outside legal advisor, the Board, on August 3, 2014, unanimously (other than Mr. Pike, who did not participate due to his interest in the merger) (i) determined that the transactions contemplated by the merger agreement, including the merger, are advisable and in the best interests of the Company and its shareholders (other than the JEP Investors), (ii) approved the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated therein, including the merger, and (iii) resolved to recommend that the Company’s shareholders vote for the approval of the merger agreement.

Accordingly, the Board, acting upon the unanimous recommendations of the Special Committee, unanimously (without Mr. Pike’s participation) recommends that the shareholders of the Company vote “FOR” the proposal to approve the merger agreement.

The Board also unanimously (without Mr. Pike’s participation) recommends that the shareholders of the Company vote “FOR” the proposal to approve, on a non-binding advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion.

The Board unanimously (without Mr. Pike’s participation) recommends that the shareholders of the Company vote “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

Record Date and Quorum

We have fixed [                    ], 2014, as the record date for the special meeting. Only holders of record of Common Stock at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof. At the close of business on the record date, there were [            ] shares of Common Stock issued and outstanding. A complete list of shareholders entitled to notice of the special meeting will be available for inspection by any shareholder, personally or by or with his or her representative, at the Company’s principal executive offices located at 100 Pike Way, Mount Airy, North Carolina 27030, during regular business hours beginning [                    ], 2014 and continuing through the special meeting.

No matter may be considered at the special meeting unless a quorum is present. For any matter to be considered, the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the holders of Common Stock will constitute a quorum at the special meeting. Shares of Common Stock represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a broker, dealer, commercial bank, trust company or other nominee does not vote on a particular matter because such broker, dealer, commercial bank, trust company or other nominee does not have the discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Brokers, dealers, commercial banks, trust companies and other nominees will not have discretionary voting power with respect to the proposal to approve the merger agreement. If a quorum is not present, the shareholders who are present or represented by proxy may adjourn the meeting until a quorum is present.

Attendance

All holders of shares of Common Stock at the close of business on [                    ], 2014, the record date, including shareholders of record and beneficial owners of Common Stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a shareholder of record, please be prepared to provide proper identification, such as a driver’s license or passport. If you hold your shares in “street name,” you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.

Vote Required for Approval

Each share of Common Stock outstanding as of the record date is entitled to one vote on all matters presented at the special meeting.

Proposal to Approve the Merger Agreement

For the Company to consummate the merger, under North Carolina law and under the merger agreement, shareholders holding a majority of the shares of Common Stock outstanding at the close of business on the record date must vote “FOR” the proposal to approve the merger agreement.

Proposal to Approve, on a Non-Binding Advisory Basis, Specified Compensation

Approval of the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting in present or represented by proxy.

Proposal to Approve the Adjournment of the Special Meeting, if Necessary or Appropriate, to Solicit Additional Proxies

Approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting in present or represented by proxy.

The directors and current executive officers of the Company have informed the Company that as of the date of this proxy statement, they intend to vote in favor of the proposal to approve the merger agreement and the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion. As of September 15, 2014, the directors and current executive officers (other than Mr. Pike) owned, in the aggregate, 583,818 shares of Common Stock entitled to vote at the special meeting.

In connection with the merger agreement, the Company entered into the voting agreement with the JEP Investors, pursuant to which the JEP Investors agreed to vote the Covered Shares in favor of the approval of the proposal to approve the merger agreement. See “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Executive Officers and Directors in the Merger—Voting Agreement” beginning on page 69.

Abstentions

Abstentions will be included in the calculation of the number of shares of Common Stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote against the proposal to approve the merger agreement, but will have no effect on the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement—Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

How to Vote

Voting in Person

Shareholders of record will be able to vote in person at the special meeting. If you are not a shareholder of record, but instead hold your shares in “street name” through an account with a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

Providing Voting Instructions by Proxy

To ensure that your shares are represented at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

If you are a shareholder of record, you may provide voting instructions by proxy by completing, signing, dating and returning the enclosed proxy card. You may alternatively follow the instructions on the enclosed proxy card for Internet or telephone submissions. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the proposal to approve the merger agreement, “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, and “FOR” the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies and in accordance with the recommendation of the Board on any other matters properly brought before the shareholders at the special meeting for a vote. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting (unless you are a record holder as of the record date and attend the special meeting in person) and will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Failure to return your proxy card will not affect the vote regarding the proposal to approve, on a non-binding, advisory basis, the compensation that may become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

If your shares are held by a bank, broker or other nominee on your behalf in “street name,” your bank, broker or other nominee will send you instructions as to how to provide voting instructions for your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by voting instruction form.

In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of Common Stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to any of the three proposals described in this proxy statement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to any of these proposals. Under such circumstance, a “broker non-vote” would arise. Broker non-votes, if any, will be counted for purposes of determining whether a quorum is present at the special meeting, but will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement. Broker non-votes, if any, will not affect the vote regarding the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, or the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement. For shares of Common Stock held in “street name,” only shares of Common Stock affirmatively voted “FOR” the proposal to approve the merger agreement and/or “FOR” the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, will be counted as favorable vote(s) for such proposal(s).

Revocation of Proxies or Changing Your Vote

You may revoke your proxy or change your vote at any time before the vote is taken at the special meeting. If you are a shareholder of record, you may revoke your proxy or change your vote by:

•	submitting a written notice of revocation to the Company’s Corporate Secretary at Pike Corporation, Attn: Corporate Secretary, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030;

•	delivering a proxy bearing a later date by telephone, the Internet or mail until the applicable deadline for each method; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the special meeting. For all methods of voting, the last vote cast will supersede all previous votes. Please note that if you want to revoke your proxy by sending a written notice of revocation to the Company or by mailing a new proxy card to the Company, you should ensure that you send your written notice of revocation or new proxy card in sufficient time for it to be received by the Company before the day of the special meeting.

If you hold your shares in “street name” and you have instructed your bank, broker or other nominee to vote your shares, you may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the special meeting and voting in person.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the shareholders of the Company necessary to approve the proposal to approve the merger agreement, the Company does not anticipate that it will adjourn or postpone the special meeting unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 120 days. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Company will bear all costs of this proxy solicitation. Proxies may be solicited by mail, in person, by telephone, or by facsimile or by electronic means by officers, directors and regular employees of the Company. In addition, the Company will utilize the services of Georgeson Inc., an independent proxy solicitation firm, and will pay approximately $12,500 plus reasonable expenses as compensation for those services. The Company may also reimburse brokerage firms, custodians, nominees and fiduciaries for their expenses to forward proxy materials to beneficial owners. Parent, directly or through one or more affiliates (including the JEP Investors, CSCP and their respective affiliates or representatives) or representatives, may, at its own cost, also make solicitations of proxies by mail, telephone, facsimile or other contact in connection with the merger.

Additional Assistance

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement or the enclosed proxy card, please contact Georgeson Inc., who is acting as the Company’s proxy solicitation agent and information agent in connection with the merger.

Georgeson Inc.

480 Washington Boulevard, 26th Floor

Jersey City, New Jersey 07310

Shareholders, Banks and Brokers Call Toll Free: (888) 605-8334

If you hold your shares through a bank, broker or other nominee, you should also call your bank, broker or other nominee for additional information.

The Merger Agreement

The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and which we incorporate by reference in this proxy statement. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached hereto as Appendix A, are intended to provide information regarding the terms of the merger agreement, although the SEC has taken the position that the merger agreement (when included in filings made with the SEC) and the related summary constitute public disclosures. The merger agreement contains representations and warranties by the Company and the Parent Parties that were made as of specified dates and for purposes of the merger agreement (notwithstanding that the merger agreement has been included in filings made with the SEC and the SEC has taken the position that its representations and warranties therefore constitute disclosures), including establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, rather than establishing matters as facts. The representations, warranties, covenants and other agreements in the merger agreement may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply contractual standards of materiality or material adverse effect that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties, covenants and other agreements may change after the date of the merger agreement, and subsequent information may have been included in this proxy statement or reflected in the Company’s other public disclosures. Moreover, the description of the merger agreement below does not purport to describe all of the terms of such agreement, and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Appendix A and is incorporated herein by reference. Any material change to the terms of the merger agreement will be disclosed in subsequent filings by the Company with the SEC.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find More Information” beginning on page 129.

Structure of the Merger

At the effective time of the merger, Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence under North Carolina law after the merger. The articles of incorporation of the surviving corporation will be amended as set forth on Exhibit A to the merger agreement, until thereafter amended in accordance with their terms or by applicable law. The bylaws of the surviving corporation will be amended and restated in their entirety to be substantially in the form of the bylaws attached as Exhibit B to the merger agreement, until thereafter amended in accordance with their terms or by applicable law. The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the articles of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the initial officers of the surviving corporation and will hold office until their respective successors are duly appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the articles of incorporation and bylaws of the surviving corporation.

When the Merger Becomes Effective

The merger will become effective at the time (which we refer to as the “effective time” of the merger) when the Company files articles of merger with the Secretary of State of the State of North Carolina or at such later date or time as the Company and Parent may agree in writing and specify in the articles of merger in accordance with the NCBCA.

The closing of the merger will take place on a date which will be the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Company and Parent may agree in writing. However, without the prior written consent of Parent, the closing will not occur prior to the earlier of (i) a date during the “marketing period” (as defined below) specified by Parent on no fewer than two business days’ notice to the Company (which date may be conditioned upon the simultaneous completion of the Parent Parties’ financing of the transactions contemplated by the merger agreement) and (ii) the final day of the marketing period.

For purposes of the merger agreement, the “marketing period” means the first period of 20 consecutive business days commencing on the later of September 18, 2014 or the date on which the Company files the preliminary proxy statement with the SEC and throughout and at the end of which (a) Parent shall have received the “Required Information” (as defined under “—Other Covenants and Agreements—Financing”) from the Company and (b)(i) the mutual conditions to the parties’ obligations to complete the merger and the conditions to the Parent Parties’ obligations to complete the merger are satisfied (except for those conditions that by their nature are to be satisfied at the closing of the merger) and (ii) nothing has occurred and no condition exists that would cause any of the mutual conditions to the parties’ obligations to complete the merger or the Parent Parties’ conditions to their obligations to complete the merger to fail to be satisfied assuming the closing of the merger were to be scheduled for any time during such twenty consecutive business day period; provided that (x) November 28, 2014 shall not be considered a business day for purposes of this definition, (y) if the marketing period has not been completed on or prior to December 23, 2014, the marketing period shall commence no earlier than January 2, 2015 and (z) the marketing period shall not be deemed to have commenced if (A) after the date of the merger agreement and prior to the completion of the marketing period (I) Ernst & Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the “Company SEC Documents” (as defined below), including Company SEC Documents filed after the date of the merger agreement, in which case the marketing period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such twenty consecutive business day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such twenty consecutive business day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such twenty consecutive business day period, in which case the marketing period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new twenty consecutive business day period or (III) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the marketing period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required, and (B) the Company shall have been delinquent in filing or furnishing any Company SEC Document, the marketing period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured.

For purposes of the merger agreement, “Company SEC Documents” means all forms, documents, statements and reports required to be filed or furnished by the Company with the SEC on a timely basis since January 1, 2011 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing).

Effect of the Merger on the Common Stock

At the effective time of the merger, each share of Common Stock issued and outstanding immediately prior to the effective time of the merger, other than (i) shares owned directly immediately prior to the effective time of the merger by (a) any direct or indirect wholly-owned subsidiary of the Company, (b) Parent or any direct or indirect wholly-owned subsidiary of Parent or (c) Merger Sub (including the shares of Common Stock to be contributed by the JEP Investors to Parent immediately prior to the effective time of the merger in exchange for equity interests in Parent) (collectively, the “excluded shares”), (ii) Company restricted shares and (iii) dissenting shares, will be converted automatically into the right to receive $12.00 in cash, without interest, whereupon all such shares will be automatically cancelled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration (less any applicable withholding taxes). The JEP Investors have agreed with Parent to contribute to Parent 1,644,275 shares of Common Stock (out of the 3,008,956 shares of Common Stock owned by the JEP Investors as of September 15, 2014) in exchange for common stock of Parent immediately prior to the consummation of the merger.

At the effective time of the merger, each excluded share will be automatically cancelled and will cease to exist, and no consideration will be delivered in exchange for such cancellation. At the effective time of the merger, each dissenting share will be automatically cancelled and will cease to exist, and any holder thereof will cease to have any rights with respect thereto, except the rights provided under Article 13 of the NCBCA.

Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares

Company Stock Options. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of a Company stock option with respect to any of such holder’s Company stock options, each Company stock option granted under the Company’s compensation plans, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, $12.00, that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to such Company stock option as of immediately prior to the effective time of the merger and (ii) the excess, if any, of $12.00 over the exercise price per share of Common Stock subject to such Company stock option, less such amounts as are required to be withheld or deducted under applicable tax provisions. As of September 15, 2014, options to purchase 2,410,439 shares of Common Stock were outstanding under the Company’s compensation plans.

Company RSU Awards. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of a Company RSU award with respect to any of such holder’s Company RSU awards, each Company RSU award that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to the product of (i) the total number of shares of Common Stock subject to such Company RSU award and (ii) $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Company Restricted Shares. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company restricted shares with respect to any of such holder’s Company restricted shares, each Company restricted share that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be cancelled and converted into the right to receive from the surviving corporation an amount in cash, without interest, equal to $12.00, less such amounts as are required to be withheld or deducted under applicable tax provisions.

Payment for the Common Stock in the Merger

At or prior to the effective time of the merger, Parent will deposit, or cause to be deposited, with a U.S. bank or trust company that will be appointed by Parent (and reasonably satisfactory to the Company) to act as paying agent (the “paying agent”), in trust for the benefit of the holders of the Common Stock, sufficient cash to pay to the holders of all of the shares of the Common Stock issued and outstanding immediately prior to the effective time of the merger (other than the holders of the excluded shares and the dissenting shares) the merger consideration, without interest. In the event any dissenting shares cease to be dissenting shares, Parent will deposit, or cause to be deposited, with the paying agent sufficient cash to pay to the holders of such Common Stock the merger consideration, without interest. In the event that the cash amount deposited with the paying agent is insufficient to make the aggregate payments of the per share merger consideration, Parent will promptly deposit, or cause Merger Sub or the surviving corporation to promptly deposit, additional funds with the paying agent in an amount sufficient to make such payments.

Within two business days following the closing of the merger, the surviving corporation will instruct the paying agent to mail to each record holder of shares of Common Stock whose shares were converted into the merger consideration a letter of transmittal and instructions for use in effecting the surrender of certificates (or effective affidavits of loss in lieu thereof) that formerly represented shares of the Common Stock or non-certificated shares represented by book-entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card and you should not forward your stock certificates to the paying agent without a letter of transmittal.

The surviving corporation will pay to each holder of Company stock options, Company RSU awards and Company restricted shares, the cash amounts described under “—Treatment of Company Stock Options, Company RSU Awards and Company Restricted Shares” within three business days following the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of each of the Company and the Parent Parties as to, among other matters:

•	corporate organization, existence, good standing (where applicable) and power and authority to carry on their respective businesses, including, as to the Company, with respect to its subsidiaries;

•	the capitalization of the Company or Merger Sub, as applicable;

•	corporate power and authority to enter into and deliver the merger agreement, to perform their respective obligations under the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	required regulatory filings and authorizations, consents or approvals of governmental entities;

•	the absence of certain violations, defaults or consent requirements under certain contracts, organizational or governing documents and law, in each case arising out of the execution, delivery and performance of, and the consummation of the transactions contemplated by, the merger agreement;

•	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to the Company or Parent, or their respective subsidiaries, as applicable;

•	matters relating to information to be included in required filings with the SEC in connection with the merger, including this proxy statement and the Schedule 13E-3; and

•	the absence of any undisclosed fees or commissions owed to investment bankers, financial advisors or brokers in connection with the merger.

The merger agreement also contains representations and warranties of the Company as to, among other things:

•	the absence of certain rights to purchase or acquire equity securities of the Company or any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with shareholders of the Company, the absence of shareholder agreements, voting trusts or agreements, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party and the absence of declared, but unpaid dividends and undisclosed indebtedness;

•	the declaration of advisability to enter into the merger agreement and the transactions contemplated therein, including the merger, by the Board (upon the unanimous recommendation of the Special Committee), and the approval by the Board of the merger agreement and the consummation of the transactions contemplated therein, including the merger;

•	the Company’s filings since January 1, 2011 with the SEC and financial statements included therein and the absence of “off-balance sheet arrangements”;

•	the design and maintenance of disclosure controls and procedures and internal controls over financial reporting and the absence of certain complaints, allegations, assertions or claims with respect thereto;

•	the absence of certain undisclosed liabilities for the Company and its subsidiaries;

•	the absence of certain changes or events since March 31, 2014;

•	the absence of a Company material adverse effect since March 31, 2014;

•	compliance with laws since January 1, 2011, including the Foreign Corrupt Practices Act, and possession of necessary authorizations, licenses and permits by the Company and its subsidiaries;

•	environmental matters;

•	employee matters;

•	tax matters;

•	labor matters;

•	intellectual property matters;

•	real and personal property matters;

•	material contracts of the Company and its subsidiaries;

•	insurance policies of the Company and its subsidiaries;

•	the receipt by the Special Committee of an opinion from BofA Merrill Lynch;

•	the vote of shareholders required to approve the merger agreement;

•	state takeover statutes and shareholder rights plan; and

•	the limitation of the Company’s representations and warranties to those set forth in the merger agreement or any certificate delivered in connection with the closing of the merger.

The merger agreement also contains representations and warranties of the Parent Parties as to, among other matters:

•	the financing that has been committed in connection with the merger;

•	Parent’s direct ownership of Merger Sub and the absence of any previous conduct of business by Merger Sub other than in connection with the transactions contemplated by the merger agreement;

•	the absence of undisclosed agreements or arrangements with any beneficial owner of outstanding shares of Common Stock or any member of the Company’s management or the Board relating in any way to the Common Stock, the transactions contemplated by the merger agreement, employment or the ownership or operations of the Company after the effective time of the merger;

•	the absence of any undisclosed direct or indirect beneficial ownership by either of the Parent Parties or any of their respective subsidiaries or affiliates of Common Stock or other securities convertible into, exchangeable for or exercisable for Common Stock or any securities of any subsidiary of the Company;

•	the solvency of the surviving corporation and its subsidiaries immediately after giving effect to the transactions contemplated by the merger agreement;

•	none of Parent’s affiliates are engaged in, and none of Parent nor any of its affiliates beneficially owns any equity interests or voting securities in excess of 4.9% of the outstanding capital stock of any person engaged in any business that derives a substantial portion of its revenue from a line of business within the Company’s principal lines of business;

•	each of the Parent Parties’ conduct of its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its subsidiaries;

•	acknowledgment as to the absence of any other representations and warranties made by the Company, including with respect to any estimates, projections, predictions, data financial information, memoranda, presentations or any other materials or information provided by the Company; and

•	the limited guarantee delivered by Parent to the Company.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” clause. For purposes of the merger agreement, a “Company material adverse effect” means:

any fact, circumstance, change, event, occurrence or effect that individually or in the aggregate would, or would reasonably be expected to, have a material adverse effect on the financial condition, business properties, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole; provided, none of the following, and no fact, circumstance, change, event, occurrence or effect to the extent arising out of or relating to the following, shall in and of itself constitute a “Company material adverse effect” or be taken into account in determining whether a “Company material adverse effect” has occurred or may, would or could occur: (a) any facts, circumstances, changes, events, occurrences or effects generally affecting (i) any of the industries in which the Company and its subsidiaries operate or (ii) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (b) any facts, circumstances, changes, events, occurrences or effects, arising out of, resulting from or attributable to (i) changes or prospective changes in law, applicable regulations of any governmental entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing (except, for purposes of clauses (a)(i), (a)(ii), and (b)(i), (b)(iii) and (b)(iv) only, to the extent that such fact, circumstance, change, event or occurrence adversely affects the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in any of the industries in which the Company and its subsidiaries primarily operate), (ii) the negotiation, execution, announcement, pendency or performance of the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement (other than compliance with the covenant regarding the conduct of the Company’s business), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement except that this clause (b)(ii) shall not apply in the determination of a breach or violation of certain representations and warranties as set forth in the merger agreement, (iii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (v) any action taken by the Company or its subsidiaries that is required by the merger agreement or taken at Parent’s written request (other than compliance with the covenant regarding the conduct of the Company’s business), (vi) any change or announcement of a potential change in the Company’s credit ratings, (vii) any change to the extent resulting or arising from the identity of, or any facts or circumstances relating only to, Parent, Merger Sub or their respective affiliates, (viii) any decline in the market price, or change in trading volume, of any capital stock of the Company or (ix) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position; provided, that the underlying cause of any decline, change or failure referred to in clause (b)(vi), (b)(viii) or (b)(ix) (if not otherwise falling within any of clause (a) or clauses (b)(i) through (ix) above) may be taken into account in determining whether there is a “Company material adverse effect.”

For purposes of the merger agreement, (i) the term “equity financing” means the equity committed pursuant to the equity commitment letter; (ii) the term “debt financing” means debt amounts committed pursuant to the debt commitment letter; (iii) the term “rollover investment” means (a) the JEP Investors’ commitment to transfer, contribute and deliver to Parent 1,644,275 shares of Common Stock and (b) the $1,078,308 of proceeds committed by Mr. Pike from the disposition of Company RSU awards and Company stock options, in exchange for common stock of Parent immediately prior to the consummation of the merger, in each case pursuant to the equity commitment letter; and (iv) the term “financing” means the “equity financing,” the “debt financing,” and the “rollover investment,” collectively.

Conduct of Business Pending the Merger

The merger agreement provides that during the period from the signing of the merger agreement to the effective time of the merger, subject to certain exceptions in the merger agreement (such as applicable legal requirements or Parent’s consent) and disclosure schedules delivered by the Company in connection with the merger agreement, the Company will, and will cause each of its subsidiaries to, conduct the Company’s and each such subsidiary’s business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with governmental entities, customers, suppliers, creditors, lessors, officers and employees, and will not, and will not permit any of its subsidiaries to, take the following actions (subject, in some cases, to certain additional exceptions):

•	amend its articles of incorporation or bylaws or other applicable governing instruments;

•	split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its subsidiaries;

•	issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire (or valued, in whole or in part, in reference to), any shares of capital stock or other equity interests of the Company or any of its subsidiaries or create any non-wholly-owned subsidiaries of the Company;

•	declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests;

•	purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities, other than in the ordinary course of business and consistent with past practice;

•

make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any person or any division or assets thereof in any transaction or series of related transactions, other than (i) acquisitions pursuant to contracts in effect as of the date of the merger agreement and set forth on the disclosure schedules delivered by the Company in connection with the merger agreement, (ii) purchases of supplies in the ordinary course of business and consistent with past practice or (iii) acquisitions in consideration of forbearance on, or restructuring, of existing loans to or payment obligations from third parties with respect to those contracts disclosed in the disclosure schedules delivered by the Company in connection with the merger agreement;

•	become an obligor under any surety bonds or other guarantees of performance, other than those entered into after the date of the merger agreement in the ordinary course of business and consistent with past practices;

•	make any loans, advances or capital contributions to or investments in any person (other than the Company or any direct or indirect wholly-owned subsidiary of the Company in the ordinary course of business), other than loans, advances, capital contributions or investments in the ordinary course of business and consistent with past practices pursuant to contracts in effect as of the date of the merger agreement and set forth on disclosure schedules delivered by the Company in connection with the merger agreement;

•	make any capital expenditures, other than capital expenditures made in the ordinary course of business and consistent with past practice in an amount per fiscal quarter not to exceed $10,000,000;

•	incur or assume any indebtedness, other than (i) indebtedness under the Company’s existing credit facilities in the ordinary course of business and consistent with past practice and (ii) in order to refinance any existing indebtedness at the maturity thereof or at any time starting two months prior to the date such indebtedness would become a current liability on the balance sheet of the Company on terms substantially similar in the aggregate to the Company given then current market conditions;

•	settle or compromise any litigation, claim or other proceeding against the Company or any of its subsidiaries other than settlements or compromises where the amounts paid or payable by the Company or any of its subsidiaries in settlement or compromise of such litigation, claim or proceeding do not exceed $1,250,000 in the aggregate, so long as such settlement or compromise (i) would not impose any material non-monetary obligations on the Company or its subsidiaries or any of their respective assets or the conduct of any of their respective businesses and (ii) is not in connection with any litigation, claim or other proceeding related to the transactions contemplated by the merger agreement, including any litigation, claim or other proceeding against the Company or any of its officers or directors (in their capacities as such) by any shareholder of the Company (on its own behalf or on behalf of the Company);

•	transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any of its material assets, other than (i) sales, leases and licenses in the ordinary course of business, (ii) dispositions of assets no longer used in the operation of the business, (iii) sales, leases and licenses that are not material to the Company and its subsidiaries, taken as a whole, or (iv) factoring of accounts receivable pursuant to contracts in effect as of the date of the merger agreement; provided, that at least 75% of the consideration received for all such transactions in the aggregate consists of cash;

•

except as required by law, (i) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers (other than the payment of bonuses earned in respect of fiscal year 2014 under and in accordance with the terms of the Company’s annual management incentive plan in effect as of the date of the merger agreement (based on actual performance and without exercising any positive discretion) in the ordinary course of business consistent with past practice), (ii) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Company’s employees that are not directors or executive officers, (iii) establish, adopt, enter into or materially amend any material Company benefit plan or plan, agreement or arrangement that would have been a material Company benefit plan if it had been in effect on the date of the merger agreement (other than the adoption of the Company’s annual management incentive plan in respect of fiscal year 2015 and the award of incentive opportunities thereunder of up to $5,906,452 in the aggregate), or (iv) except pursuant to a retention plan adopted pursuant to the merger agreement, modify any severance, retention, change in control, pension, incentive or retirement arrangement;

•	adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its subsidiaries;

•	make or change any material tax election, adopt or change any material accounting method with respect to taxes, change any annual tax accounting period, file any material amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any proceeding with respect to any material tax claim or assessment, surrender any right to claim a material refund of taxes, seek any tax ruling from any taxing authority or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

•	enter into, or amend in a manner materially adverse to the Company or its subsidiaries, any related party transaction;

•	materially amend or modify, terminate or grant a waiver of any material rights under any material contract, or enter into any contract that (i) would be characterized as a material contract if it had been in effect on the date of the merger agreement or (ii) contains, unless required by applicable law, a change in control provision in favor of the other party or parties thereto that would prohibit, or give such party or parties a right to terminate such agreement as a result of, the merger or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated by the merger agreement;

•	fail to maintain in full force and effect any material insurance policies with respect to which the Company or any of its subsidiaries is a “named insured” or otherwise the beneficiary of coverage, or replacements therefor, in a form and amount consistent with past practice;

•	except as may be required by a change in generally accepted accounting principles, make any material change in its financial accounting principles, policies or practices; or

•	agree, authorize or commit to do any of the foregoing actions.

The merger agreement also provides that the Parent Parties will not take any action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties to the merger agreement from obtaining any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement, performing its covenants and agreements under the merger agreement or consummating the transactions contemplated by the merger agreement or otherwise materially delay or prohibit consummation of the merger or other transactions contemplated by the merger agreement.

Other Covenants and Agreements

Access and Information

Subject to certain exceptions and limitations, the Company must afford to the Parent Parties and the Lenders and to their respective representatives, upon written request, reasonable access during normal business hours, during the period prior to the effective time of the merger, to the officers, employees, properties, assets, liabilities, contracts, commitments and books and records of the Company and its subsidiaries.

Acquisition Proposals

Until 12:01 a.m., New York time, on September 4, 2014, the Company and its subsidiaries, and their respective representatives, were permitted to:

•	initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an acquisition proposal;

•	provide access to non-public information to any person pursuant to a confidentiality agreement entered into by such person containing terms that are no less favorable in the aggregate to the Company or more favorable to such person than those contained in the confidentiality agreement, dated as of April 4, 2014, between the Company and CSCP (provided that the Company was required to promptly make available to the Parent Parties any such non-public information concerning the Company or its subsidiaries or access that was provided to any person given such access that was not previously made available to the Parent Parties); and

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to any acquisition proposal, and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any acquisition proposal.

No later than two business days after 12:01 a.m., New York time, on September 4, 2014, the Company was required to notify Parent in writing of the identity of each person or group of persons from whom the Company received an acquisition proposal after the execution of the merger agreement through such date and provide to Parent (i) a copy of any acquisition proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its subsidiaries and (ii) a written summary of the material terms of any acquisition proposal not made in writing (including any terms proposed orally or supplementally).

From and after 12:01 a.m., New York time, on September 4, 2014, the Company and its subsidiaries, and their respective representatives, were required to immediately cease any activities described above, except that the Company and its subsidiaries, and their respective representatives, were permitted to continue or engage in the foregoing activities with excluded parties (as defined below) until 11:59 p.m., New York time, on September 17, 2014. Except as expressly permitted under the provision of the merger agreement regarding acquisition proposals or as may relate to an excluded party, from and after 12:01 a.m., New York time, on September 4, 2014 and until the effective time of the merger or, if earlier, the termination of the merger agreement, the Company and its subsidiaries may not, and the Company must use its reasonable best efforts to direct and cause its representatives not to:

•	initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes or could reasonably be expected to result in an acquisition proposal;

•	engage in, enter into, continue or otherwise participate in any discussions or negotiations with any person with respect to, or provide any non-public information or data concerning the Company or its subsidiaries to any person relating to, an acquisition proposal or any proposal or offer that constitutes, or could reasonably be expected to result in an acquisition proposal; or

•	enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than an acceptable confidentiality agreement) relating to an acquisition proposal or requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by the merger agreement.

Except as described above with respect to excluded parties, at any time from and after 12:01 a.m., New York time, on September 4, 2014 and prior to the time the Company’s shareholders approve the proposal to approve the merger agreement, if the Company receives an acquisition proposal from any person that did not result from a breach of the “no shop” restrictions in the merger agreement, the Company and its representatives may contact such person to clarify the terms and conditions of such acquisition proposal, provide information (including any non-public information) regarding, and afford access to, the business, properties, assets, books, records and personnel of the Company and its subsidiaries (pursuant to an acceptable confidentiality agreement) (except that the Company is required to promptly make available to the Parent Parties any such non-public information concerning the Company or its subsidiaries that has not been previously made available to the Parent

Parties), and engage in, enter into, continue or otherwise participate in any discussions or negotiations with such person with respect to such acquisition proposal, if the Board or the Special Committee determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and after consultation with its outside legal counsel and outside financial advisors that such acquisition proposal either constitutes a superior proposal or would reasonably be expected to result in a superior proposal.

At any time from and after 12:01 a.m., New York time, on September 4, 2014, the Company is required to promptly give oral and written notice to Parent of the receipt of any acquisition proposal, any inquiries that would reasonably be expected to result in an acquisition proposal, or any request for information from, or any negotiations sought to be initiated or resumed with, either the Company or its representatives concerning an acquisition proposal, which includes the information prescribed by the merger agreement.

Except as permitted by the terms of the merger agreement described below, neither the Board nor any committee thereof (including the Special Committee) will (i) change, withhold, withdraw, qualify or modify (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Board’s recommendation that the shareholders approve the proposal to approve the merger agreement at the special meeting, (ii) fail to include the Board’s recommendation that the shareholders vote in favor of the proposal to approve the merger agreement in the proxy statement, (iii) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, an acquisition proposal, (iv) authorize, adopt, approve or propose to authorize, adopt or approve, an acquisition proposal, or cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement or similar agreement relating to an acquisition proposal or (v) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which constitutes a failure to recommend against acceptance of such tender offer or exchange offer) within 10 business days after commencement (any of the foregoing, a “change of recommendation”).

Prior to the time the Company’s shareholders approve the proposal to approve the merger agreement, the Board may effect a change of recommendation if the Company receives an acquisition proposal that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel and upon recommendation thereof by the Special Committee) constitutes a superior proposal and/or authorize, adopt, approve, propose to authorize, adopt or approve, or cause or permit the Company to enter into, an acquisition agreement with respect to such superior proposal. However, prior to taking such action, the Company must terminate the merger agreement concurrently with entering into such alternative acquisition agreement and pay the applicable termination fees and expenses, and the Company must comply with the following requirements:

•	the Company has provided prior written notice to Parent of the Board’s intention to take such actions at least four business days in advance of taking such action, which notice specifies the material terms of the acquisition proposal received by the Company that constitutes a superior proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the acquisition proposal and other material documents (including any financing commitments with respect to such acquisition proposal) and any arrangements with the JEP Investors or any of their affiliates;

•	after providing such notice and prior to taking such actions, the Company has, and has caused its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four business day period to make such adjustments in the terms and conditions of the merger agreement and the financing as would permit the Board not to take such actions; and

•

the Special Committee and the Board have considered in good faith any changes to the merger agreement and the financing or other arrangements that are offered in writing by Parent by 5:00 p.m., Eastern Time, on the fourth business day of such four business day period and must have determined in good faith (i) after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the change of recommendation and (ii) after consultation with outside counsel and its financial advisors, that the acquisition proposal received by the Company would continue to constitute a superior proposal, in each case, if such changes offered in writing by Parent were given effect.

If the acquisition proposal is subsequently modified in any material respect by the party making such acquisition proposal, the Company must provide written notice of such modified acquisition proposal to Parent and must again follow the above process and provide Parent with an additional two business days’ notice prior to effecting any change of recommendation or a termination of the merger agreement (and must do so for each subsequent modification).

Nothing in the provisions of the merger agreement prohibits the Company, the Board, the Special Committee or any other committee of the Board from (i) complying with its disclosure obligations under U.S. federal or state law with respect to an acquisition proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s shareholders in connection with the making or amendment of a tender offer or exchange offer).

For purposes of the merger agreement, “acquisition proposal” means any bona fide inquiry, proposal or offer made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (in each case where the owners of at least 20% of the voting power of the Common Stock prior to such transaction cease to own at least 20% of the voting power of common stock of the surviving entity in such transaction), (ii) the direct or indirect acquisition by any person of 20% or more of the assets of the Company and its subsidiaries, on a consolidated basis or assets of the Company and its subsidiaries representing 20% or more of the consolidated revenues or net income (including, in each case, securities of the Company’s subsidiaries) or (iii) the direct or indirect acquisition by any person of 20% or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any person beneficially owning shares of Common Stock with 20% or more of the voting power of the outstanding shares of Common Stock of the Company, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “excluded party” means (i) any person, group of persons or group of persons that includes any person or group of persons, from whom the Company or any of its representatives had received prior to 12:01 a.m., New York time, on September 4, 2014 a written acquisition proposal that the Special Committee determines in good faith, after consultation with outside counsel and its financial advisors, is or would reasonably be expected to result in a superior proposal.

For purposes of the merger agreement, “superior proposal” means an acquisition proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable to the Company’s shareholders (other than the JEP Investors) than the merger and the other transactions contemplated by the merger agreement, taking into account, among other things, all of the terms and conditions of such acquisition proposal (including the financing, likelihood and timing of consummation thereof) and the merger agreement (including any changes to the terms of the merger agreement committed to by Parent to the Company in writing in response to such acquisition proposal).

Shareholders’ Meeting

The Company is required pursuant to the merger agreement to take all action necessary in accordance with the NCBCA and its amended and restated articles of incorporation and amended and restated bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the mailing of this proxy statement for the purpose of obtaining the approval of the Company’s shareholders. The Company may adjourn or postpone the meeting (i) with the consent of Parent, (ii) for the absence of a quorum or to solicit more proxies or (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the shareholders’ meeting. Subject to the provisions of the merger agreement discussed above under “—Acquisition Proposals,” unless there has been a change of recommendation, the Company will use commercially reasonable efforts to solicit proxies in favor of the approval of the proposal to approve the merger agreement. Parent and its representatives may solicit proxies in favor of the approval of the proposal to approve the merger agreement.

Employee Matters

For a period of one year following the effective time of the merger (but not beyond the date on which the applicable individual’s employment with the Company, the surviving corporation or their respective subsidiaries terminates), Parent will provide, or will cause to be provided, to each employee of the Company or its subsidiaries, other than employees covered by a collective bargaining agreement, (i) base salary or hourly wage (as applicable) and target cash bonus opportunities that are substantially similar in the aggregate to those that were provided to the employee immediately before the effective time of the merger and (ii) all other compensation and benefits (excluding equity-based compensation, change in control benefits and any defined benefit pension plans) that are substantially similar in the aggregate to the compensation and benefits that were provided to the employee immediately before the effective time of the merger (excluding equity-based compensation, change in control benefits and any defined benefit pension plans). Notwithstanding the foregoing, if providing such benefits would result in a violation of applicable law or adverse tax consequences, then such benefits will not be required to be provided and will not be taken into account in determining whether post-closing compensation and benefits are substantially similar in the aggregate to compensation and benefits immediately before the effective time of the merger. In addition, Parent will, or will cause the surviving corporation or its subsidiaries to, provide to each employee of the Company or its subsidiaries (other than those who are entitled to severance benefits under a collective bargaining agreement) whose employment terminates involuntarily during the one-year period following the effective time of the merger, severance benefits (other than relating to equity awards) equal to (and on the same terms as) the severance benefits provided for under the Company benefit plans covering such employee that are severance arrangements (disregarding the vesting, settlement, exercisability or other features regarding equity awards), as in effect on the date of the merger agreement, and, during such one-year period following the effective time of the merger, severance benefits offered to each employee shall be determined without taking into account any reduction after the effective time of the merger in base salary paid to such employee.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits, but not for benefit accrual purposes) under the employee benefit plans of Parent and its subsidiaries providing benefits to any employees of the Company or its subsidiaries after the effective time of the merger (such plans are referred to as the “new plans”), each such employee will be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as such employee was entitled, before the effective time of the merger, to credit for such service under any similar Company benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time of the merger, provided that the foregoing will not apply to any equity-based compensation, with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each such employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan replaces coverage under a comparable Company benefit plan in which such employee participated immediately before the effective time of the merger and (ii) for purposes of each new plan providing medical, dental, pharmaceutical or vision, disability and/or life benefits to any such employee, Parent will (or will cause one of its subsidiaries to) cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents (but only to the extent that such pre-existing condition restrictions or actively-at-work requirements did not apply to such person under the comparable Company benefit plan that he or she was participating in prior to being covered under such new plan), and Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old Company benefit plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the plan year in which such employee commences participation in such new plan as if such amounts had been paid in accordance with such new plan. However, the provisions in this paragraph will not apply to individuals receiving benefits covered under the merger agreement under a collective bargaining agreement.

Consents and Approvals

Each of the parties to the merger agreement must use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts with respect to:

•	the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all necessary consents, approvals or waivers from third parties;

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement; and

•	the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement; provided, that no party will be required to pay (and the Company or any of its subsidiaries will not pay or agree to pay without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the merger agreement under any contract or agreement.

The Company and Parent will cooperate with each other in determining whether any filings are required to be made with, or governmental consents are required to be obtained from, any governmental entities (including in any foreign jurisdiction in which the Company or its subsidiaries are operating any business) and, to the extent not made prior to the date of the merger agreement, timely making or causing to be made all such applications and filings as reasonably determined by Parent and the Company, as promptly as practicable or as required by the law of the jurisdiction of the governmental entity. Each party will supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any governmental entity, including by complying at the earliest reasonably practicable date with any request under or with respect to:

•	the HSR Act;

•	any other governmental consent; and

•	any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective subsidiaries from the Federal Trade Commission or the Department of Justice or any other governmental entity in connection with such applications or filings or the merger.

In order to resolve objections, if any, that may be asserted by the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or jurisdiction (including multinational or supranational), or any other person, under any regulatory law with respect to the transactions contemplated by the merger agreement, and to avoid or eliminate each and every impediment under any regulatory law that may be asserted by any governmental entity with respect to the merger, in each case so as to enable the merger and the other transactions contemplated by the merger agreement to occur as soon as possible, the Company and the Parent Parties have agreed to propose, negotiate, commit to and effect, by agreement, consent decree, hold separate order, trust or otherwise:

•	the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective subsidiaries), or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective subsidiaries);

•	the creation or termination of relationships, ventures, contractual rights or obligations of Parent or the Company (or any of their respective subsidiaries); and

•	any other actions that would limit the freedom of action of Parent or the Company (or any of their respective subsidiaries or affiliates) with respect to, or its ability to retain, one or more of its or the Company’s subsidiaries’ assets, businesses, services, products or product lines, in each case as may be required in order to obtain all required governmental consents as promptly as practicable (including expirations or terminations of waiting periods whether imposed by law or agreement) and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the merger or other transactions contemplated by the merger agreement or delaying any of the foregoing beyond the termination date, January 2, 2015.

Notwithstanding the foregoing, neither Parent nor Merger Sub nor any of their respective affiliates or portfolio companies in which the Equity Investor or any of its investment fund affiliates have made a debt or equity investment (other than such portfolio companies engaged in the same line of business as the Company or any of its subsidiaries) will be obligated to agree to take any action, or accept any conditions, restrictions, obligations or requirements, including any of the foregoing actions, with respect to any affiliates or portfolio companies of Parent or Merger Sub (as constituted and without giving effect to the merger), and neither the Company nor any of its subsidiaries will agree, without Parent’s prior written consent, to take any action, or accept any conditions, restrictions, obligations or requirements, including any of the foregoing actions, with respect to the Company and its subsidiaries.

The Company and Parent have agreed, subject to certain exceptions:

•	to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions necessary for any consents and approvals;

•	to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings;

•	to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the foregoing, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any governmental entity with respect to the merger;

•	to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any governmental entity with respect to obtaining the necessary approvals for the merger and the other transactions contemplated by the merger agreement; and

•	not to participate in any meeting or discussion in person or by telephone expected to address matters related to the transactions contemplated by the foregoing with any governmental entity in connection with the merger unless, to the extent not prohibited by such governmental entity, it gives the other party reasonable notice thereof and the opportunity to attend and observe and participate.

The Company and Parent have agreed to use reasonable best efforts to contest and resist any administrative or judicial action or proceeding challenging any of the transactions contemplated by the merger agreement as violative of any regulatory law and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the merger agreement.

Indemnification of Directors and Officers; Insurance

For a period of six years from the effective time of the merger, the surviving corporation, subject to compliance with applicable law, is required by the merger agreement to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the effective time of the merger or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors or officers as in effect immediately prior to the effective time of the merger with respect to any action or omission occurring or alleged to have occurred before or at the effective time of the merger, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who, at the effective time of the merger, were current or former directors or officers of the Company or any of its subsidiaries. Further, the surviving corporation will, and Parent will cause the surviving corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the persons entitled to indemnification) each current and former director or officer of the Company or any of its subsidiaries and each person who served, at the request or direction of the Company or any of its subsidiaries, or for their benefit, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each of the persons entitled to indemnification to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before or at the effective time of the merger, in connection with such person’s service as a director or officer of the Company or any of its subsidiaries (or acts or omissions in connection with such person’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request, at the direction or for the benefit of the Company).

For a period of six years from the effective time of the merger, Parent has agreed to cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, except that Parent will not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement. At the Company’s option, the Company may (or, if requested by Parent, the Company will) purchase, prior to the effective time of the merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement, except that the Company will not pay in excess of 300% of the last annual premium paid by the Company prior to the date of the merger agreement in respect of such “tail” policy. From and after the effective time of the merger, Parent has agreed to pay, or cause to be paid, all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any person entitled to indemnification under the terms of the merger agreement in enforcing the indemnity, advancement and other obligations.

Financing

Parent has agreed to use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the financing on the terms and conditions described in the commitment letters, including:

•	maintaining in effect such commitment letters;

•	negotiating definitive agreements with respect to the debt financing consistent in all material respects with the terms and conditions contained in the debt commitment letter or, if available, on other terms that are acceptable to Parent and would not adversely affect the ability of Parent to consummate the transactions contemplated by the merger agreement; and

•	satisfying all conditions applicable to Parent and its subsidiaries to obtaining the financing that are within the Parent Parties’ control.

If all conditions contained in the debt commitment letter and the definitive agreements with respect to the debt financing have been satisfied (or upon funding will be satisfied), each Parent Party is required to use its reasonable best efforts to timely cause the Lenders to fund the debt financing, as applicable.

The Parent Parties have agreed they will not, without the prior written consent of the Company, terminate any commitment letter unless it is replaced as provided below. The Parent Parties will not, without the prior written consent of the Company, permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the commitment letters if such amendment, modification, waiver or replacement:

•	would (i) add any new (or adversely modify any existing) condition to the financing commitments or otherwise adversely affect the ability of the Parent Parties to timely consummate the transactions contemplated by the merger agreement or the likelihood of the Parent Parties doing so or (ii) make the timely funding of the debt financing or satisfaction of the conditions to obtaining the financing less likely to occur;

•	reduces the amount of the debt financing unless the equity financing and/or the rollover investment is increased by a corresponding amount;

•	adversely affects the ability of Parent to enforce its rights against other parties to the commitment letters or the definitive agreements with respect to the debt financing as so amended, replaced, supplemented or otherwise modified; or

•	could reasonably be expected to prevent, impede or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement.

However, the Parent Parties may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who did not execute the original debt commitment letter as of the date of the merger agreement.

If any portion of the financing becomes unavailable, regardless of the reason therefor, Parent has agreed to:

•	promptly notify the Company of such unavailability and, to the knowledge of the Parent Parties, the reason therefor; and

•	use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient, when taken together with other sources of funds available to Parent, to replace such unavailable debt financing) from the same or other sources and on terms and conditions no less favorable to Parent than such unavailable debt financing and which would not reasonably be expected to prevent, impede or materially delay the consummation of the financing or the transactions contemplated by the merger agreement.

In furtherance of and not in limitation of the foregoing, if any portion of the debt financing becomes unavailable, regardless of the reason therefor, but the bridge facilities contemplated by the debt commitment letter (or alternative bridge facilities obtained in accordance with the merger agreement are available on the terms and conditions described in the debt commitment letter (or replacements thereof), then Parent will cause the proceeds of such bridge financing to be used in lieu of such contemplated debt financing.

The terms “debt commitment letter,” “debt financing commitments” and “fee letter” include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance with the merger agreement (and any debt commitment letter, debt financing commitment and fee letter remaining in effect at the time in question).

Parent has agreed to provide the Company with prompt oral and written notice:

•	of any material breach or default by any party to any commitment letter or the definitive agreements with respect to the debt financing of which any Parent Party has knowledge;

•	of any termination of any of the commitment letters;

•	of any Parent Party’s receipt of any written notice or other written communication from any Lender, Equity Investor, JEP Investor or other financing source with respect to any actual or threatened breach, default (or any accusation of breach or default), termination or repudiation by any party to any commitment letters or the definitive agreements with respect to the debt financing or any provision thereof;

•	of any material dispute or disagreement between or among any parties to any of the commitment letters or the definitive agreements with respect to the debt financing with respect to the obligation to fund the financing or the amount of the financing to be funded at the closing of the merger; and

•	if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the financing on the terms and conditions, in the manner or from the sources contemplated by any of the commitment letters or the definitive agreements with respect to the debt financing.

Parent will keep the Company reasonably informed of the status of its efforts to consummate the financing.

Before the closing of the merger, the Company will, and will cause each of its subsidiaries to, provide and will use its reasonable best efforts to cause its representatives to provide all cooperation reasonably requested by Parent in connection with the arrangement of the debt financing (including any offering or private placement of debt securities) as soon as reasonably practicable, including by:

•	furnishing Parent and the Lenders as promptly as practicable with financial information and other pertinent information regarding the Company and its subsidiaries, including, but not limited to, monthly consolidated statements of income and monthly balance sheets, as may be reasonably requested by Parent to consummate the financing as is customary to be included in (i) marketing materials for senior secured or unsecured indebtedness (or any documentation or deliverables in connection therewith) and (ii) all other information and data necessary for the Parent Parties to satisfy the conditions set forth in the debt commitment letter (all such information is referred to as the “Required Information”; provided, that with respect to any pro forma and summary financial data provided pursuant to clauses (i) and (ii) above, such pro forma and summary financial data will not be considered a part of the Required Information unless Parent has provided the Company with notice reasonably in advance of when the marketing period otherwise would begin if the Required Information did not include such pro forma and summary financial data any post-closing or pro forma cost savings, synergies, capitalization, ownership or other post-closing pro forma adjustments desired to be incorporated into any information used in connection with the debt financing;

•

participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, meetings with prospective lenders, drafting sessions and sessions with rating agencies in connection with the financing, and assisting with the preparation of materials for rating agency presentations, road show presentations, offering memoranda, bank information memoranda and similar documents required in connection with the debt financing, and otherwise reasonably cooperating in the marketing efforts related to the debt financing, including, as reasonably requested, prior to September 4, 2014;

•	obtaining consents and customary comfort letters of independent accountants (including “negative assurance” comfort), legal opinions, surveys and title insurance as reasonably requested by Parent as necessary and customary for financings similar to the financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act of 1933, as amended) and the rules and regulations promulgated by the SEC thereunder;

•	assisting in the preparation of a customary confidential information memorandum, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for the facilities and other customary marketing materials to be used in connection with the syndications reasonably deemed necessary by the lead arranger of the debt financing to complete a successful syndication pursuant to the terms of the debt commitment letter;

•	assisting Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the facilities contemplated by the debt commitment letter and public ratings for any of the facilities or notes issued in connection with the debt financing;

•	assisting in the preparation of (and executing and delivering) one or more credit, indenture, purchase or other agreements, as well as any pledge, security, guaranty and mortgage documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and taking all necessary corporate or other entity actions to facilitate all of the foregoing; provided, however, that (i) none of such indentures, agreements, documents or certificates will be executed and delivered except in connection with the closing of the merger, (ii) the effectiveness thereof shall be conditioned upon, or become effective after, the occurrence of the closing of the merger and (iii) no personal liability will be imposed on the officers or employees involved;

•	furnishing Parent, Merger Sub and the Lenders with (i) such pertinent and customary information regarding the Company and its subsidiaries (other than the Required Information) as may be reasonably requested in connection with the debt financing, including for note offering diligence purposes and (ii) information (other than the Required Information) regarding the business, operations, financial projections and prospects of the Company and its subsidiaries customary for the arrangement of loans contemplated by the debt financing;

•	obtaining customary payoff letters with respect to any indebtedness of the Company or its subsidiaries;

•	with respect to any real property or interests in real property owned or leased by the Company or any of its subsidiaries, reasonably cooperating with Parent to attempt to obtain title policies, surveys, owner affidavits, lease estoppels and subordination nondisturbance agreements;

•	at least three business days prior to closing of the merger, providing all documentation and other information about the Company as is reasonably requested by the Lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act;

•	in each case to the extent customary and reasonable, (i) permitting the prospective lenders and third party service providers involved in the debt financing to evaluate, promptly after the date of the merger agreement, the Company’s and its subsidiaries’ inventory, current assets, cash management and accounting systems policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, the commercial finance examinations and inventory, equipment and real property appraisals) upon reasonable advance notice and (ii) assisting Parent with the establishment of bank and other accounts and blocked account and control agreements of the Company and one or more of its subsidiaries in connection with the foregoing; and

•	(i) obtaining a certificate of the chief financial officer of the Company and its subsidiaries (as in effect on the date of the merger agreement) with respect to solvency matters, (ii) obtaining customary authorization letters with respect to the bank information memoranda from a senior officer of the Company, (iii) delivering any borrowing base certificates requested by Parent a reasonable time prior to closing of the merger and (iv) using reasonable best efforts to attempt to obtain consents of accountants for use of their reports in any materials relating to the debt financing.

Despite these requirements, (i) neither the Company nor any persons who are directors of the Company will be required to pass resolutions or consents to approve or authorize the execution of the debt financing before the effective time of the merger, (ii) no obligation of the Company or any of its subsidiaries or any of their respective representatives under any certificate, document or instrument executed pursuant to the foregoing (except the authorization letters delivered with respect to the bank information memoranda) will be effective until the closing of the merger and (iii) none of the Company or its subsidiaries nor any of their respective representatives will be required to pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed by Parent promptly after written request by the Company in connection with the debt financing prior to the closing of the merger.

Nothing contained in the merger agreement will require the Company or any of its subsidiaries, before the closing of the merger, to be an issuer or other obligor with respect to the debt financing. Parent has agreed to, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its subsidiaries or their respective representatives in connection with such cooperation and will indemnify and hold harmless the Company and its subsidiaries and their respective representatives for and against any and all judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually suffered or incurred by them in connection with the arrangement of the debt financing, any action taken by them at the request of Parent pursuant to the financing cooperation provisions of the merger agreement described in this section and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries).

Other Covenants

The merger agreement contains additional agreements between the Company and the Parent Parties relating to, among other matters:

•	the filing of this proxy statement and the Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

•	any anti-takeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

•	the coordination of press releases and other public announcements or filings relating to the merger agreement or the transactions contemplated therein;

•	the control or direction of the Company’s operations prior to the effective time of the merger;

•	the equity interests in either of the Parent Parties;

•	the notification of certain matters and the defense or settlement of any shareholder litigation in connection with the merger agreement;

•	actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act; and

•	the de-listing of the Common Stock from the NYSE and the deregistering of the Common Stock under the Exchange Act.

Conditions to the Merger

The obligations of the Company and the Parent Parties to effect the merger and the other transactions contemplated by the merger agreement are subject to the fulfillment (or, to the extent permitted by law, waiver in writing by Parent and the Company, except that the first condition described below may not be waived) at or prior to the effective time of the merger of the following conditions:

•	the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote in favor of the proposal to approve the merger agreement in accordance with applicable law and the amended and restated articles of incorporation and amended and restated bylaws of the Company;

•	the absence of any injunction or similar order by a governmental entity having jurisdiction over the business of the Company or any of its subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by such an injunction or similar order prohibiting the consummation of the merger would potentially result in criminal liability, prohibiting the consummation of the transactions contemplated by the merger agreement;

•	the absence of any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity in a jurisdiction in which the business of the Company or any of its subsidiaries (other than a de minimis portion thereof) is conducted, or with respect to which the failure to abide by such a law prohibiting or making illegal the consummation of the merger would potentially result in criminal liability, prohibiting, conditioning or making illegal the consummation of the merger; and

•	the expiration or earlier termination of any applicable waiting period (and any extension thereof) under the HSR Act, relating to the merger.

The obligation of the Company to effect the merger and the other transactions contemplated by the merger agreement is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the effective time of the merger of the following additional conditions:

•	the representations and warranties of the Parent Parties set forth in the merger agreement will be true and correct in all material respects both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties) would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of either of the Parent Parties to perform its respective obligations under the merger agreement;

•	the Parent Parties will have performed in all material respects all obligations and complied with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time of the merger; and

•	the Parent Parties will have delivered to the Company a certificate, dated as of the closing date of the merger and signed by an executive officer of each of the Parent Parties, certifying to the effect that the above conditions have been satisfied.

The obligations of the Parent Parties to effect the merger and the other transactions contemplated by the merger agreement are further subject to the fulfillment (or waiver in writing by the Parent Parties) at or prior to the effective time of the merger of the following additional conditions:

•

(i) the representations and warranties of the Company with respect to organization and qualification, capitalization, dividends, the Board’s adoption of the merger agreement and recommendation that the Company’s shareholders vote for the approval of the merger agreement, finder’s and broker’s fees and anti-takeover laws and rights agreements must be true and correct in all respects, (ii) the representations and warranties of the Company with respect to the Company’s subsidiaries, outstanding indebtedness, corporate authority and shareholder approval of the merger agreement will be true and correct in all material respects, both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Company will be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company material adverse effect contained in such representations and warranties), individually or in the aggregate, does not constitute a Company material adverse effect;

•	the Company will have performed in all material respects all obligations and complied with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger;

•	the Company will have delivered to the Parent Parties a certificate, dated as of the closing date of the merger and signed by an executive officer of the Company, certifying that the above two conditions have been satisfied;

•	the dissenting shares constitute less than 10% of the total number of outstanding shares of Common Stock; and

•	since the date of the merger agreement, no event, occurrence or development of a state of circumstances or facts will have occurred that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company material adverse effect.

None of the Company or the Parent Parties may rely, either as a basis for not consummating the merger or terminating the merger agreement and abandoning the merger, on the failure of any condition set forth above (other than the mutual conditions to both the Company’s and the Parent Parties’ obligations) to be satisfied if such failure was caused by such party’s material breach of any provision of the merger agreement.

Termination

The merger agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement by the shareholders of the Company and the sole shareholder of Merger Sub:

•	by the mutual written consent of the Company and Parent;

•	by either the Company or Parent, if:

•	the effective time of the merger has not occurred on or before the termination date, as long as the party seeking to terminate the merger agreement has not acted or failed to act in any manner that constitutes a breach of the covenants, obligations and agreements under the merger agreement in any manner that has been the primary cause of the failure to consummate the merger on or before such date;

•	any governmental entity having jurisdiction over the business of the Company or any of its subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by any injunction or similar order of a governmental entity regarding the consummation of the transactions contemplated by the merger agreement would potentially result in criminal liability, has issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting or conditioning the consummation of the merger and such injunction or order has become final and non-appealable, so long as the party seeking to terminate the merger agreement has used the efforts required of it under the merger agreement to prevent, oppose and remove such injunction or order; or

•	the meeting of the Company’s shareholders (including any adjournments or postponements thereof) has concluded and the approval of the proposal to approve the merger agreement by the required vote of the shareholders has not been obtained.

•	by the Company, if:

•	the Parent Parties have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform, (i) would result in a failure of any of the mutual conditions to the parties’ obligations to complete the merger or the Company’s obligation to complete the merger and (ii) cannot be cured by the termination date or, if curable, is not cured within 30 days following the Company’s delivery of written notice to Parent of such breach or failure (which notice specifies in reasonable detail the nature of such breach or failure), so long as the Company is not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement that would result in the failure of any of the mutual conditions to the parties’ obligations to complete the merger or the Parent Parties’ obligations to complete the merger being satisfied (such termination, a “Company termination for Parent breach”);

•	at any time prior to the time the shareholders of the Company approve the proposal to approve the merger agreement, the Board or the Special Committee has determined that an alternative acquisition agreement constitutes a superior proposal in accordance with the merger agreement and (i) substantially concurrently with such termination, the Company enters into such alternative acquisition agreement and (ii) pays to Parent the applicable termination fee and expenses (as described under “—Termination Fees; Reimbursement of Expenses—Company Termination Fee”); or

•	(i) all of the mutual conditions to the parties’ obligations to complete the merger and the conditions to the Parent Parties’ obligations to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but each of which was at the time of termination capable of being satisfied as if such time were the closing of the merger), (ii) the Company has irrevocably notified Parent in writing that (a) all conditions to its obligation to complete the merger have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the merger, but each of which was at the time of termination capable of being satisfied or waived at the closing of the merger) or that the Company is willing to waive any unsatisfied condition to its obligation to complete the merger and (b) the Company is ready, willing and able to consummate the closing of the merger, (iii) the Parent Parties fail to complete the closing of the merger within three business days following the date the closing of the merger was required to have occurred pursuant to the merger agreement and (iv) the Company stood ready, willing and able to consummate the closing of the merger during such three business day period (such termination, a “Company termination for failure to close”).

•	by Parent, if:

•	the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of any of the mutual conditions to the parties’ obligations to complete the merger or the Parent Parties’ obligations to complete the merger and (ii) cannot be cured by the termination date or, if curable, is not cured within 30 days following Parent’s delivery of written notice to the Company of such breach or failure (which notice specifies in reasonable detail the nature of such breach or failure), so long as the Parent Parties are not then in material breach of any representation, warranty, agreement or covenant contained in the merger agreement that would result in the failure of any of the mutual conditions to the parties’ obligations to complete the merger or the Company’s obligation to complete the merger being satisfied (such a termination, a “Parent termination for Company breach”); or

•	the Board or any committee thereof (including the Special Committee) has made a change of recommendation, so long as Parent terminates the merger agreement prior to 5:00 p.m., New York time, on the fifteenth calendar day following the date on which the Board makes such change of recommendation.

Termination Fees; Reimbursement of Expenses

Company Termination Fee

The Company will pay to Parent (or one or more of its designees) an amount equal to $9,831,193 in cash, plus reimbursement of up to $2 million of the expenses incurred by Parent and its affiliates, if, on or prior to September 17, 2014, the Company has terminated the merger agreement to enter into an alternative acquisition agreement that constitutes a superior proposal with a person or group that made an alternative acquisition proposal on or prior to September 4, 2014 that the Special Committee determined, in good faith after consultation with outside counsel and its financial advisor is, or would reasonably be expected to result in, a superior proposal, subject to certain requirements.

The Company will pay to Parent (or one or more of its designees) an amount equal to $15,729,910 in cash, plus reimbursement of up to $2 million of the expenses incurred by Parent and its affiliates, if:

•	the Company has terminated the merger agreement to enter into an alternative acquisition agreement that constitutes a superior proposal in any circumstance other than those referred to above;

•	the merger agreement is terminated under certain circumstances and, within 12 months of such termination, the Company enters into a definitive agreement with respect to an acquisition proposal; or

•	Parent has terminated the merger agreement because the Board or any committee thereof (including the Special Committee) has changed its recommendation regarding the approval of the merger agreement in any circumstances, other than those referred to above.

Parent Termination Fee

Parent will pay to the Company an amount equal to $23,594,864 in cash if the Company terminates the merger agreement because of the occurrence of:

•	a Company termination for Parent breach; or

•	a Company termination for failure to close.

Reimbursement of Expenses

The Company will be required to pay Parent (or one or more of its designees) the documented out-of-pocket expenses incurred by Parent and its affiliates in connection with the merger agreement and the financing and the transactions contemplated thereby up to a maximum amount of $2 million if the merger agreement is terminated by (i) the Company or Parent because the meeting of the Company’s shareholders has concluded and the approval of the proposal to approve the merger agreement by the required vote of the shareholders has not been obtained or (ii) by Parent as a result of a material breach by the Company of its obligations in the merger agreement relating to alternative acquisition proposals or the meeting of the Company’s shareholders. Any such amount will be credited against any Company termination fee payable to any Parent Party.

Expenses

Subject to certain exceptions contained in the merger agreement and the reimbursement of expenses described immediately above, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring or required to incur the expenses, except that (i) all expenses incurred in connection with the printing, filing and mailing of this proxy statement and the Schedule 13E-3 (including applicable SEC filing fees) will be borne by the Company and (ii) all filing fees paid in respect of any HSR Act or other regulatory filing will be borne by Parent.

Specific Performance

In the event of any breach or threatened breach by any other party of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction or injunctions restraining such breach or threatened breach.

Notwithstanding the foregoing, the Company will be entitled to the granting of a decree or order of specific performance or other equitable relief of Parent’s obligation to cause the full funding of the equity financing and the rollover investment and to consummate the merger if and only if:

•	all of the mutual conditions to the parties’ obligations to complete the merger and the conditions to the Parent Parties’ obligations to complete the merger (other than those conditions that by their nature are to be satisfied at the closing, but each of which at such time is capable of being satisfied) have been satisfied or waived;

•	the debt financing, or any alternative financing obtained in accordance with the terms of the merger agreement, has been funded or will be funded at the closing of the merger if the equity financing and the rollover investment are funded at the closing of the merger;

•	the marketing period has ended and Parent and Merger Sub fail to complete the closing of the merger by January 2, 2015; and

•	the Company has irrevocably confirmed in a written notice to Parent and the Lenders that it is ready, willing and able to consummate the closing of the merger and that if a decree or order of specific performance or other equitable relief is granted and the equity financing, the rollover investment and the debt financing are funded, the closing of the merger will occur.

Proposal 2: Advisory Vote on Specified Compensation

In accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger, the value of which is set forth in the table titled “Golden Parachute Compensation” within “Proposal 1: Approval of the Merger Agreement —Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table” beginning on page 66. As required by Section 14A of the Exchange Act, the Company is asking its shareholders to vote on the approval of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion, is hereby APPROVED.”

The non-binding, advisory vote on the proposal to approve the compensation that may be paid or become payable to the Company’s named executive officers in connection with the merger is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve the proposal to approve the merger agreement and vote not to approve the proposal to approve the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger and vice versa. Because the vote on the proposal to approve the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger is only advisory in nature, it will not be binding on either the Company or Parent. Because the Company is contractually obligated to pay such executive compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the proposal to approve the merger agreement is approved and regardless of the outcome of the advisory vote.

Approval of the non-binding, advisory vote on the compensation that may be paid or become payable to the named executive officers of the Company in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the special meeting in present or represented by proxy. The failure to vote your shares, abstentions and broker non-votes will have no effect on the outcome of the proposal.

The Board unanimously (without Mr. Pike’s participation) recommends a vote “FOR” this proposal.

Proposal 3: Authority to Adjourn the Special Meeting

The Company’s shareholders are being asked to approve a proposal that will give the Board authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to approve the merger agreement if there are not sufficient votes at the time of the special meeting to approve the proposal. If a quorum does not exist, the special meeting may be adjourned to another place, date or time if approved by the holders of a majority of the votes cast with respect to the motion to adjourn in person or represented by proxy. If the adjournment proposal is approved, the special meeting could be adjourned by the Board. In addition, the Board, as permitted under the terms of the merger agreement, could postpone the special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned or postponed for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your shares will be voted in favor of the adjournment proposal. The Company does not intend to call a vote on this proposal if the proposal to approve the merger agreement has been approved at the special meeting.

The Board unanimously (without Mr. Pike’s participation) recommends a vote “FOR” this proposal.

Important Information Regarding the Company

Company Background

The Company is a North Carolina corporation. We are one of the largest providers of construction and engineering services for investor-owned, municipal and co-operative electric utilities in the United States. Since our founding in 1945, we have evolved from a specialty non-unionized contractor for electric utilities focused on the distribution sector in the southeastern United States to one of the nation’s largest specialty construction and engineering firms servicing over 300 customers. Our comprehensive suite of energy and communication solutions includes facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of power delivery systems, including renewables (primarily ground-based) and utility-grade solar construction projects, and storm-related services. A detailed description of the Company’s business is contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which is incorporated by reference in this proxy statement. See “Where You Can Find More Information” beginning on page 129.

The Common Stock is listed with, and traded on, the New York Stock Exchange under the symbol “PIKE.” See “—Market Price of the Common Stock and Dividend Information” on page 121.

The Company’s mailing address is 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030, and its telephone number is (336) 789-2171.

Directors and Executive Officers

The following persons are the directors and executive officers of the Company as of the date of this proxy statement. The Board presently consists of six members. Each executive officer will serve until the earlier of the time a successor is elected by the Board or his resignation or removal. During the past ten years, neither the Company nor any of the Company’s directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past ten years, neither the Company nor any of the Company’s directors or executive officers listed below has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers of the Company are citizens of the United States and can be reached at: c/o Pike Corporation, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030.

Directors

J. Eric Pike. Mr. Pike, age 46, is the Chairman of the Board and Chief Executive Officer of the Company. Mr. Pike has been President of the Company since 1998, Chief Executive Officer since 2002 and Chairman since 2005. He is the grandson of founder Floyd Pike and joined the Company in 1990 as an A-class lineman on an overhead construction crew, advancing through various office positions, and served as Vice President of the Central Region from 1993 to 1998, where he was responsible for the powerline operations in North Carolina and South Carolina. Mr. Pike graduated from Emory University with a B.A. in History.

Charles E. Bayless. Mr. Bayless, age 71, is the retired President and Provost of the West Virginia University Institute of Technology, where he served in such capacities from 2005 until 2008. Mr. Bayless served as Chairman, President and Chief Executive Officer of Illinova Corporation, an electric utility company, from 1998 to 1999. From 1992 to 1998, he served as Chief Executive Officer of UniSource Energy Corp., an electric utility company. Mr. Bayless holds a B.S.E.E. from the West Virginia University Institute of Technology, an M.S.E.E. in Power Engineering and a J.D. from West Virginia University and an M.B.A. from the Graduate School of Business Administration at the University of Michigan.

James R. Helvey III. Mr. Helvey, age 55, co-founded Cassia Capital Partners, LLC, a registered investment advisor, in 2011 and has served as a managing partner since its formation. From 2005 to 2011, Mr. Helvey was a partner and the Risk Management Officer for CMT Asset Management Limited, a private investment firm. From 2003 to 2004, Mr. Helvey was a candidate for the United States Congress in the 5th District of North Carolina. Mr. Helvey served as Chairman and Chief Executive Officer of Cygnifi Derivatives Services, LLC, an online derivatives services provider, from 2000 to 2002. From 1985 to 2000, Mr. Helvey was employed by J.P. Morgan & Co., serving in a variety of capacities, including as Vice Chairman of J.P. Morgan’s Risk Management Committee, Global Head of Derivative Counterparty Risk Management, head of the swap derivative trading business in Asia and head of short-term interest rate derivatives and foreign exchange forward trading in Europe. Mr. Helvey graduated magna cum laude with honors in 1981 from Wake Forest University. In 1982, Mr. Helvey was a Fulbright Scholar at the University of Cologne in Germany, and, in 1984, Mr. Helvey received a Master’s degree in international finance and banking from Columbia University, School of International and Public Affairs, where he was an International Fellow. Mr. Helvey is a director of Piedmont Federal Savings Bank and Verger Capital Management, LLC, and he has served as a member of the Wake Forest University Board of Trustees since 1998.

Peter Pace. General Pace, age 68, was the sixteenth Chairman of the Joint Chiefs of Staff from 2005 to 2007, where he served as the principal military advisor to the President, the Secretary of Defense, the National Security Council and the Homeland Security Council. He is the first Marine to have held this position. General Pace held command at virtually every level in the United States Marine Corps. He is a graduate of the United States Naval Academy, holds an M.B.A. from George Washington University and attended Harvard University for the Senior Executives in National and International Security program. General Pace currently serves as a director of AAR Corp., Qualys, Inc. and Textura Corporation. He was a director of LaserLock Technologies, Inc. until February 2014.

Daniel J. Sullivan III. Mr. Sullivan, age 68, is President of Flyway, LLC, a private investment company, a position he has held since 2008. He was the President and Chief Executive Officer of FedEx Ground Package System, Inc., a wholly-owned subsidiary of FedEx Corporation, from 1998 until his retirement in 2006. From 1996 to 1998, Mr. Sullivan was the Chairman, President and Chief Executive Officer of Caliber System, Inc. In 1995, he was the Chairman, President and Chief Executive Officer of Roadway Services, Inc. Mr. Sullivan is a graduate of Amherst College. He also serves as a director of Computer Task Group, Inc., Schneider National, Inc. and the Medical University of South Carolina Foundation.

James L. Turner. Mr. Turner, age 55, currently serves as a consulting executive mentor with Merryck & Co. Limited, a leading global business leader mentoring firm, a position he has held since January 2012. Mr. Turner also serves as President of JLT Consulting, Inc., an Indiana subchapter S corporation engaged in energy and leadership related consulting and advice, a position he has held since September 2013. Prior to that, he served as Group Executive of Duke Energy Corporation, an energy company, and President and Chief Operating Officer of Duke Energy’s U.S. Franchised Electric and Gas business from May 2007 until December 2010. From October 2006 to April 2007, Mr. Turner served as Group Executive and President, U.S. Franchised Electric and Gas, of Duke Energy. From April 2006, upon the merger of Duke Energy and Cinergy Corp., to September 2006, he served as Group Executive and Chief Commercial Officer, U.S. Franchised Electric and Gas, of Duke Energy. From August 2005 until the merger of Duke Energy and Cinergy Corp., Mr. Turner served as President of Cinergy Corp., an energy company; from September 2004 to August 2005 as Executive Vice President and Chief Financial Officer of Cinergy; and from December 2001 to September 2004 as Executive Vice President and Chief Executive Officer, Regulated Business Unit of Cinergy. Mr. Turner holds a B.S. in Political Science from Ball State University and a J.D. from Indiana University School of Law. Mr. Turner was a director of EnerNOC, Inc. until 2010.

Executive Officers

J. Eric Pike. Mr. Pike, age 46, currently serves as Chairman of the Board, President and Chief Executive Officer of the Company. See “—Directors” beginning on page 116 for additional biographical information regarding Mr. Pike.

Anthony K. Slater. Mr. Slater, age 44, has been Chief Financial Officer of the Company since August 2006 and Executive Vice President of the Company since May 2009. Mr. Slater is responsible for financial reporting and the supervision of all finance and accounting functions, corporate planning, and mergers and acquisitions. Prior to assuming this position, Mr. Slater served as the Vice President of Finance beginning in February 2006. Mr. Slater served as the Chief Financial Officer of Universal Solutions International, Inc., a provider of supply chain analysis and reverse logistic services, from January 2005 to December 2005 and as Vice President of Finance and Accounting as well as Secretary from July 2003 until December 2004. Prior to joining Universal Solutions, he served as Vice President of Accounting and Financial Reporting for Konover Property Trust Inc., a self-administered REIT, from 1999 to 2002. Mr. Slater graduated magna cum laude from North Carolina State University with a B.A. in Accounting and also is a certified public accountant.

Audie G. Simmons. Mr. Simmons, age 58, has been Executive Vice President of Operations of the Company since November 2008 and serves as the principal operating officer. Mr. Simmons has over 35 years of operational experience with the Company, including serving as the Senior Vice President of Operations from November 2006 until November 2008 and as Vice President of Fleet and Operations immediately prior to becoming Senior Vice President of Operations.

James T. Benfield. Mr. Benfield, age 52, has been President of Pike Electric, LLC since October 2010 and previously was the Senior Vice President of Operations from November 2008 until October 2010. He is responsible for managing and supervising Pike Electric, LLC, whose operational focus is on construction and maintenance of substation, distribution (underground and overhead) and transmission with voltages up to 345 kV with a non-unionized workforce throughout the South, Southeast and Midatlantic United States. He joined the Company in 1985 as a project manager. Previously, he has served as a regional vice president of operations in several operating regions. Mr. Benfield received a B.S. in Electrical Engineering from North Carolina State University.

Timothy G. Harshbarger. Mr. Harshbarger, age 54, has been Senior Vice President of Human Resources of the Company since August 2007 and is responsible for managing and supervising the Company’s human resources and risk management. Prior to assuming this position, Mr. Harshbarger spent 21 years at American Electric Power where he held a number of positions including Executive Assistant to the Chairman/CEO, Vice President of HR Services & Operations and Director Business Development. He received his B.S. from Purdue University and his M.B.A. from The Ohio State University’s Fisher College of Business.

For information about the directors and officers of the surviving corporation after the completion of the merger, see “Proposal 1: Approval of the Merger Agreement — Special Factors—Certain Effects of the Merger” beginning on page 53.

Selected Summary Historical Consolidated Financial Data

Set forth below is certain selected historical consolidated financial information relating to the Company. The selected consolidated statements of financial position data, consolidated statements of income data, consolidated statements of cash flows data, and consolidated statements of shareholders’ equity data of the Company as of and for the fiscal years ended June 30, 2010, 2011, 2012 and 2013, which have been audited by Ernst & Young LLP, and as of and for the fiscal year ended June 30, 2014, which have been audited by KPMG LLP, have been derived from our consolidated financial statements. Each of Ernst & Young LLP and KPMG LLP is an independent registered public accounting firm. This information is only a summary and should be read in conjunction with the audited consolidated financial statements and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2014, which is incorporated by reference in this proxy statement. More comprehensive financial information is included in that report, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to such report and all of the financial information and notes contained therein. For additional information, see “Where You Can Find More Information” beginning on page 129.

	Fiscal Year Ended June 30,
	2014	2013	2012	2011	2010
	(in thousands, except per share amounts)
Statement of Operations Data (1):
Core revenues	$743,229	$751,364	$614,623	$529,335	$457,448
Storm-related revenues	67,431	167,327	70,546	64,523	46,636

Total revenues	810,660	918,691	685,169	593,858	504,084
Cost of operations (2)	706,929	771,475	593,478	525,915	456,317

Gross profit	103,731	147,216	91,691	67,943	47,767
General and administrative expenses (3)	74,894	75,579	66,219	57,675	51,994
Secondary offering and other related costs (4)	—	4,138	—	—	—
(Gain) loss on sale and impairment of property and equipment	(1,968)	(584)	(626)	751	1,239
Restructuring expenses (5)	—	—	—	—	8,945

Income (loss) from operations	30,805	68,083	26,098	9,517	(14,411)
Other expense (income):
Interest expense	8,187	7,384	7,304	6,608	7,908
Other, net	(349)	(127)	(63)	(55)	(298)

Total other expense	7,838	7,257	7,241	6,553	7,610

Income (loss) before income taxes	22,967	60,826	18,857	2,964	(22,021)
Income tax expense (benefit)	9,304	24,633	7,974	1,563	(8,562)

Net income (loss)	13,663	$36,193	$10,883	$1,401	$(13,459)

Earnings (loss) per share:
Basic	$0.43	$1.04	$0.31	$0.04	$(0.41)

Diluted	$0.42	$1.03	$0.31	$0.04	$(0.41)

Weighted average shares used in computing earnings (loss) per share:
Basic	31,830	34,777	34,678	33,399	33,132

Diluted	32,191	35,057	35,111	33,996	33,132

Dividends per share:	$—	$1.00	$—	$—	$—

	As of June 30,
	2014	2013	2012	2011	2010
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$989	$2,578	$1,601	$311	$11,133
Working capital	124,802	123,209	113,842	84,342	73,530
Property and equipment, net	177,743	179,928	174,655	177,682	194,885
Total assets	616,152	623,774	538,148	493,609	505,378
Total current liabilities	88,306	88,232	79,303	78,488	78,532
Total long-term liabilities	269,152	293,707	181,920	160,732	177,378
Total shareholders’ equity	258,694	241,835	276,925	254,389	249,468

We have not provided any pro forma data giving effect to the proposed merger as we do not believe such information is material to our shareholders in evaluating the proposal to approve the merger agreement, since the proposed merger consideration is all cash and the Common Stock would cease to be publicly traded if the proposed merger is completed.

We also have not provided any separate financial information for Parent or Merger Sub since each entity was formed in connection with the merger and has no independent operations.

Ratio of Earnings to Fixed Charges

The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

	Fiscal Year Ended June 30,
	2014	2013	2012	2011	2010
Income (loss) from continuing operations before income taxes	$22,967	$60,826	$18,857	$2,964	$(22,021)
Add: Fixed charges	12,576	10,978	11,038	9,311	10,718
Less: Capitalized interest	(12)	(12)	(47)	(23)	(259)

Total earnings / (loss) before fixed charges	$35,531	$71,792	$29,848	$12,252	$(11,562)

Fixed Charges:
Interest expense	$8,187	$7,384	$7,304	$6,608	$7,908
Interest portion of rent expense	4,377	3,582	3,687	2,680	2,551
Capitalized interest	12	12	47	23	259

Total Fixed Charges	$12,576	$10,978	$11,038	$9,311	$10,718

Ratio of earnings to fixed charges	2.8	6.5	2.7	1.3	*

*	Earnings for the fiscal year ended June 30, 2010 were inadequate to cover fixed charges. The coverage deficiency was $22.3 million.

Book Value Per Share

Our net book value per share as of June 30, 2014 was approximately $8.10 (calculated based on 31,938,800 shares outstanding as of such date).

Market Price of the Common Stock and Dividend Information

The Common Stock is listed with, and traded on, the NYSE under the symbol “PIKE.”

The following table sets forth for the periods indicated the high and low sales prices for the Common Stock and the dividends declared on the Common Stock.

	Market Price
Fiscal Year	High	Low	Dividends
2013
First Quarter	$9.19	$7.72	$—
Second Quarter	$10.98	$7.55	$1.00
Third Quarter	$15.18	$9.40	$—
Fourth Quarter	$15.93	$11.52	$—
2014
First Quarter	$13.36	$10.25	$—
Second Quarter	$11.38	$8.72	$—
Third Quarter	$11.46	$9.72	$—
Fourth Quarter	$11.00	$8.52	$—
2015
First Quarter (through September 15, 2014)	$11.99	$7.93	$—

The merger consideration represents a premium of approximately 50.8% over the closing price of the Common Stock on August 1, 2014 (the last trading day before the merger agreement was executed and publicly announced), and a premium of approximately 39.6% over the 30-day volume-weighted average closing price of the Common Stock during the 30 calendar days that ended on August 1, 2014. On September 15, 2014, the latest practicable trading date prior to the filing of this proxy statement, the closing sale price of the Common Stock was $11.95 and the number of shares of the Common Stock outstanding was 32,065,770.

Since the Company’s initial public offering in 2005, the Company has not paid quarterly dividends on the Common Stock and has paid only one special cash dividend on the Common Stock, which it paid in December 2012. Specifically, on December 4, 2012, we announced that the Board declared a special cash dividend of $1.00 per share on the Common Stock totaling $35,164,000. The dividend was payable to shareholders of record as of December 14, 2012 and was paid on December 21, 2012. Under the terms of the merger agreement, the Company is prohibited from declaring or paying any dividends prior to the effective time of the merger.

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of the Common Stock as of September 15, 2014 (unless otherwise indicated) by each person that owned more than 5% of outstanding shares of the Common Stock as of such date as well as each director, named executive officer and all directors and executive officers as a group. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, (i) shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of September 15, 2014 and (ii) restricted stock units and deferred stock units which vest within 60 days of September 15, 2014 are deemed outstanding. These shares or units, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. The percentage ownership is based on 32,065,770 shares of Common Stock outstanding as of September 15, 2014. Unless otherwise indicated in the footnotes below, (i) each of the persons listed below holds sole investment and voting power over the shares shown and (ii) the address for each of the persons listed below is c/o Pike Corporation, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030.

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Ownership Percentage
Wells Fargo & Company	5,464,611	(1)	17.0%
T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc.	2,794,540	(2)	8.7%
Invesco Ltd.	2,205,167	(3)	6.9%
Wellington Management Company, LLP	2,114,194	(4)	6.6%
Dimensional Fund Advisors LP	1,827,285	(5)	5.7%
Victory Capital Management Inc.	1,678,793	(6)	5.2%
J. Eric Pike	3,008,956	(7)	9.1%
Charles E. Bayless	81,888	(8)	*
James R. Helvey III	63,158	(9)	*
Peter Pace	33,160	(10)	*
Daniel J. Sullivan III	54,147	(11)	*
James L. Turner	15,171	(12)	*
James T. Benfield	230,855	(13)	*
Timothy G. Harshbarger	141,386	(14)	*
Audie G. Simmons	445,510	(15)	1.4%
Anthony K. Slater	290,506	(16)	*
Directors and executive officers as a group (10 persons)	4,364,737		13.0%

*	Less than 1%.
(1)	The information shown is based on a Schedule 13G/A filed with the SEC on January 10, 2014 by Wells Fargo & Company, on behalf of itself and certain of its subsidiaries, including Metropolitan West Capital Management, LLC, an investment adviser (which owns 4,365,247 shares of the Common Stock, representing 13.6% of the Common Stock outstanding), reporting shares held on December 31, 2013. The Schedule 13G/A reports that Wells Fargo & Company has sole power to vote no shares, shared power to vote 4,760,971 shares and shared power to dispose of all of such shares, and Metropolitan West Capital Management, LLC has sole power to vote no shares, shared power to vote 3,362,622 shares, sole power to dispose of no shares, and shared power to dispose of 4,365,247 shares. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104, and the address for Metropolitan West Capital Management, LLC is 610 Newport Center Drive, #1000, Newport Beach, California 92660.
(2)

The information shown is based on a Schedule 13G filed with the SEC on February 10, 2014 by T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. (which owns 2,060,320 shares of the Common Stock, representing 6.4% of the Common Stock outstanding) reporting shares held on December 31, 2013. The Schedule 13G reports that T. Rowe Price Associates, Inc. has sole power to vote 729,500 shares, shared power to vote no shares and sole power to dispose of all of such shares, and T. Rowe Price Small-Cap Value Fund, Inc. has sole power to vote 2,060,320 shares, shared power to vote no shares, sole power to dispose of no shares and shared power to dispose of no shares. The address for T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3)	The information shown is based on a Schedule 13G filed with the SEC on February 11, 2014 by Invesco Ltd., on behalf of itself and certain of its investment advisory subsidiaries, reporting shares held on December 31, 2013. The Schedule 13G reports that Invesco Ltd. has sole power to vote and to dispose of all of such shares. The address for Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, Georgia 30309.
(4)	The information shown is based on a Schedule 13G filed with the SEC on February 14, 2014 by Wellington Management Company, LLP reporting shares held on December 31, 2013. The Schedule 13G reports that Wellington Management Company, LLP, in its capacity as investment adviser, may be deemed to beneficially own all of such shares which are held of record by its clients. The Schedule 13G reports that Wellington Management Company, LLP has sole power to vote no shares, shared power to vote 1,126,769 shares and shared power to dispose of all of such shares. The address for Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210.
(5)	The information shown is based on a Schedule 13G filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP, an investment adviser to four registered investment companies and investment manager to certain other commingled group trusts and separate accounts, reporting shares held on December 31, 2013. The Schedule 13G reports that Dimensional Fund Advisors LP has sole power to vote 1,740,319 shares, shared power to vote no shares and sole power to dispose of all of such shares, and that it disclaims beneficial ownership of all of such shares, all of which were reported as owned by the foregoing investment companies, group trusts and separate accounts. The address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(6)	The information shown is based on a Schedule 13G filed with the SEC on February 12, 2014 by Victory Capital Management Inc. reporting shares held on December 31, 2013. The Schedule 13G reports that Victory Capital Management Inc. has sole power to vote 1,574,293 shares, shared power to vote no shares and sole power to dispose of all of such shares. The address for Victory Capital Management Inc. is 4900 Tiedman Road, 4th Floor, Brooklyn, Ohio 44144.
(7)	Consists of (i) 1,549,253 shares of Common Stock held by Takuan, (ii) 521,773 shares of Common Stock owned directly, (iii) 67,467 shares of Common Stock held by the Joe B. / Anne A. Pike Generation Skipping Trust, of which Mr. Pike is a trustee, and (iv) 870,463 shares subject to stock options.
(8)	Consists of (i) 6,398 restricted stock units owned directly, which vest on the earlier of (a) November 1, 2014 or (b) the date of the Company’s 2014 Annual Meeting of Shareholders, and (ii) 75,490 shares of Common Stock owned by the Bayless Family Trust, of which Mr. Bayless and his spouse are the co-trustees. Mr. Bayless may be deemed to have voting and dispositive power over such Common Stock. Mr. Bayless expressly disclaims beneficial ownership of such Common Stock, except to the extent of his pecuniary interest therein.
(9)	Consists of (i) 38,719 shares of Common Stock owned directly, (ii) 6,398 restricted stock units owned directly, which vest on the earlier of (a) November 1, 2014 or (b) the date of the Company’s 2014 Annual Meeting of Shareholders, and (iii) 18,041 deferred stock units, which will be released following Mr. Helvey’s termination of service as a director of the Company.
(10)	Consists of (i) 26,762 shares of Common Stock owned directly and (ii) 6,398 restricted stock units owned directly, which vest on the earlier of (a) November 1, 2014 or (b) the date of the Company’s 2014 Annual Meeting of Shareholders.
(11)	Consists of (i) 29,708 shares of Common Stock owned directly, (ii) 6,398 restricted stock units owned directly, which vest on the earlier of (a) November 1, 2014 or (b) the date of the Company’s 2014 Annual Meeting of Shareholders, and (iii) 18,041 deferred stock units, which will be released following Mr. Sullivan’s termination of service as a director of the Company.
(12)	Consists of (i) 8,773 shares of Common Stock owned directly and (ii) 6,398 restricted stock units owned directly, which vest on the earlier of (a) November 1, 2014 or (b) the date of the Company’s 2014 Annual Meeting of Shareholders.
(13)	Consists of 89,223 shares of Common Stock and options to purchase 141,632 shares of Common Stock, all of which are owned directly.

(14)	Consists of 31,249 shares of Common Stock and options to purchase 110,137 shares of Common Stock, all of which are owned directly.
(15)	Consists of 219,877 shares of Common Stock and options to purchase 225,633 shares of Common Stock, all of which are owned directly.
(16)	Consists of 64,017 shares of Common Stock and options to purchase 226,489 shares of Common Stock, all of which are owned directly.

Transactions in Common Stock

Transactions in Common Stock During the Past 60 Days

Other than the merger agreement and agreements entered into in connection therewith, including the JEP equity commitment letter and the voting agreement discussed under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” and “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Voting Agreement,” respectively, beginning on pages 63 and 69, respectively, the Company, the JEP Investors, CSCP, the Parent Parties and their respective affiliates have not made any transactions with respect to the Common Stock during the past 60 days, other than as set forth below.

On September 12, 2014, in connection with three net share settlement transactions associated with the exercise of 343,746 Company stock options by Mr. Pike, 61,904 Company stock options by Mr. Audie G. Simmons, and 61,904 Company stock options by Mr. James T. Benfield, the Company purchased 345,288 shares (259,232 from Mr. Pike, 43,028 from Mr. Simmons and 43,028 from Mr. Benfield) of Common Stock from such persons at $11.97 per share.

On August 19, 2014, the Company purchased 1,707 shares of Common Stock at $11.88 per share from a non-executive employee of the Company in connection with the vesting of Company restricted shares on such date.

Transactions in Common Stock by the Company During the Past Two Years

The following table sets forth information regarding purchases of the Common Stock by the Company during the past two years:

Fiscal Year	Total Number of Shares Purchased		Price Range of Prices Paid	Average Price Paid per Share
2013
First Quarter	—		—	—
Second Quarter	5,813	(1)	$9.93	$9.93
Third Quarter	—		—	—
Fourth Quarter	3,661,327	(2)	$10.925	$10.925
2014
First Quarter	—		—	—
Second Quarter	—		—	—
Third Quarter	—		—	—
Fourth Quarter	—		—	—
2015
First Quarter (through September 15, 2014)	1,707	(3)	$11.88	$11.88

(1)	On December 1, 2012, the Company withheld shares to cover taxes for four restricted stock awards that vested and were released as of that date. Due to the Company’s market close rule, the average market price ($9.93) on November 30, 2012 was used.

(2)	On May 13, 2013, the Company entered into a share repurchase agreement with LGB Pike II LLC pursuant to which the Company agreed to purchase $40 million of the Common Stock from LGB Pike II LLC concurrently with the closing of an underwritten public offering by LGB Pike II LLC of 8,000,000 shares of the Common Stock at the price at which the shares of Common Stock were sold to the public in the offering, less the underwriting discount, or $10.925 per share. The Company funded the share repurchase with available cash and borrowings under its revolving credit facility, and the shares were repurchased and cancelled on May 21, 2013.
(3)	On August 19, 2014, the Company withheld shares to cover taxes for an award of Company restricted shares that vested and was released on that date. The average market price on August 19, 2014 was $11.88.

Transactions in Common Stock by the JEP Investors During the Past Two Years

Except for the transactions set forth above under “—Transactions in Common Stock During the Past 60 Days” with respect to Mr. Pike’s exercise of Company stock options, the JEP Investors have not made any purchases of the Common Stock during the past two years.

Transactions in Common Stock by the Parent Parties and the CSCP Filing Persons During the Past Two Years

None of the Parent Parties or the CSCP Filing Persons has made any purchases of the Common Stock during the past two years.

Prior Public Offerings

On May 21, 2013, the Company closed an underwritten public offering of 8,000,000 shares of Common Stock on behalf of LGB Pike II LLC, as the selling shareholder. The offering price for such shares was $11.50 per share. The aggregate proceeds received by LGB Pike II LLC were $87,400,000; the Company did not receive any proceeds from the offering.

Important Information Regarding the Parent Parties, the CSCP Filing Persons and the JEP Investors

The Parent Parties

Parent is a Delaware corporation. Merger Sub is a North Carolina corporation and wholly-owned subsidiary of Parent. Each of the Parent Parties is an affiliate of the CSCP Filing Persons, may be deemed to be an affiliate of the JEP Investors, and was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Neither of the Parent Parties has engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement.

The business address and telephone number for each of the Parent Parties is c/o Court Square Capital Partners, 55 East 52nd Street, 34th Floor, New York, New York 10055, telephone number (212) 752-6110.

During the past five years, none of the Parent Parties and none of their respective directors or executive officers have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the Parent Parties and none of their respective directors or executive officers has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Set forth below for each of the directors and executive officers of the Parent Parties is his respective present principal occupation or employment, the name, principal business and address of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. Mr. Brown and Mr. Silvestri are citizens of the United States of America. The principal address of each executive officer listed below is Court Square Capital Partners III, L.P., c/o Court Square Capital Partners, 55 East 52nd Street, 34th Floor, New York, New York 10055, telephone number (212) 752-6110.

Joseph M. Silvestri—Director and President of each of the Parent Parties. Mr. Silvestri is also a managing partner of Court Square Capital GP III, LLC. He has been with Court Square Capital Partners III, L.P. and its predecessor Citigroup Venture Capital, Ltd. since 1990.

Kevin D. Brown—Director and Secretary of each of the Parent Parties. Mr. Brown is also a partner of Court Square Capital GP III, LLC. He has been with Court Square Capital Partners III, L.P. since 2006 after working at Apax Partners. Prior to Apax, Mr. Brown worked at Alta Communications and J.P. Morgan.

The CSCP Filing Persons

Court Square Capital Partners III, L.P. is a Delaware limited partnership formed for the purpose of engaging in the private equity and leveraged buyout business. Court Square Capital Partners III, L.P.’s principal address is 55 East 52nd Street, 34th Floor, New York, New York 10055 and its telephone number is (212) 752-6110. Court Square Capital GP III, LLC, a Delaware limited liability company, acts as the sole general partner of Court Square Capital Partners III, L.P. Court Square Capital GP III, LLC is also engaged, directly or indirectly, in the private equity and leveraged buyout business, with its principal address located at 55 East 52nd Street, 34th Floor, New York, New York 10055 and its telephone number is (212) 752-6110. We refer to Court Square Capital Partners III, L.P. and Court Square Capital GP III, LLC collectively as the “CSCP Filing Persons.”

Set forth below for each managing partner of Court Square Capital GP III, LLC is his respective principal occupation or employment, the name of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such managing partner. Each person identified below is a United States citizen. During the last five years, none of Court Square Capital Partners III, L.P., Court Square Capital GP III, LLC or any of Court Square Capital GP III, LLC’s managing partners listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The principal address of each managing partner listed below is Court Square Capital Partners III, L.P., c/o Court Square Capital Partners, 55 East 52nd Street, 34th Floor, New York, New York 10055.

William Comfort—Managing Partner. Mr. Comfort is currently a managing partner of Court Square Capital GP III, LLC. He has been with Court Square Capital Partners III, L.P. and its predecessor Citigroup Venture Capital, Ltd. since 1979. Mr. Comfort joined Citicorp in 1973 and has been Executive Director of Citicorp International Bank, Ltd. in London and Head of Corporate Finance.

Michael A. Delaney—Managing Partner. Mr. Delaney is currently a managing partner of Court Square Capital GP III, LLC. He has been with Court Square Capital Partners III, L.P. and its predecessor Citigroup Venture Capital, Ltd. and its affiliate Citigroup Venture Capital Equity Partners since 1989.

Ian D. Highet—Managing Partner. Mr. Highet is currently a managing partner of Court Square Capital GP III, LLC. He has been with Court Square Capital Partners III, L.P. since 1998.

Thomas F. McWilliams—Managing Partner. Mr. McWilliams is currently a managing partner of Court Square Capital GP III, LLC. He has been with Court Square Capital Partners III, L.P. and its predecessor Citigroup Venture Capital, Ltd. since 1983.

David F. Thomas—Managing Partner. Mr. Thomas is currently a managing partner of Court Square Capital GP III, LLC. He has been with Court Square Capital Partners III, L.P. and its predecessor Citigroup Venture Capital, Ltd. since 1980. Previously, he held various positions with Citibank’s Transportation Finance and Acquisition Finance Groups. Prior to joining Citibank, Mr. Thomas was a certified public accountant with Arthur Andersen & Co.

Joseph M. Silvestri—Managing Partner. Mr. Silvestri is currently a managing partner of Court Square Capital GP III, LLC. He has been with Court Square Capital Partners III, L.P. and its predecessor Citigroup Venture Capital, Ltd. since 1990.

John D. Weber—Managing Partner. Mr. Weber is currently a managing partner of Court Square Capital GP III, LLC. He has been with Court Square Capital Partners III, L.P. since 1994.

The JEP Investors

J. Eric Pike

Mr. Pike is the Chairman of the Board and Chief Executive Officer of the Company. He has been President of the Company since 1998, Chief Executive Officer since 2002 and Chairman since 2005. Mr. Pike presently serves on the board of directors of Malaria No More (New York, New York), the board of counselors of the Oxford College of Emory University (Oxford, Georgia), the board of trustees of the Forsyth Country Day School (Lewisville, North Carolina), and the executive committee for the Occupational Safety & Health Administration’s Transmission and Distribution Strategic Partnership.

The business address and telephone number of Mr. Pike is c/o Pike Corporation, 100 Pike Way, P.O. Box 868, Mount Airy, North Carolina 27030, telephone number (336) 789-2171.

During the past five years, Mr. Pike has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Mr. Pike from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Mr. Pike is a citizen of the United States.

Takuan, LLC

Takuan, LLC is a North Carolina limited liability company and was formed on July 8, 2002. The principal business of Takuan is to manage the assets of Takuan for the benefit of its members.

Mr. Pike is currently the sole member and the sole manager of Takuan, and Mr. Pike has been the sole member and sole manager of Takuan at all times since its formation.

Please see the information provided above in respect of Mr. Pike’s present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted, Mr. Pike’s five-year employment history, and Mr. Pike’s citizenship. During the past five years, neither Takuan nor Mr. Pike has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The business address and telephone number of Takuan is c/o Perkinson Law, PLLC, 4622 Country Club Road, Suite 270, Winston-Salem, North Carolina 27104, telephone number (336) 794-6002.

The Joe B. / Anne A. Pike Generation Skipping Trust

The Trust is a generation skipping trust created by Joe B. Pike and Anne A. Pike, the parents of Mr. Pike, pursuant to a trust agreement entered into on February 7, 1994. The principal business of the Trust is to manage the assets of the Trust for the beneficiaries thereof. The children of Mr. Pike and the children of Mr. Pike’s sister, Susan Margaret Pike (“Margaret Pike”), are currently the Trust’s beneficiaries.

The business address and telephone number of the Trust is c/o Perkinson Law, PLLC, 4622 Country Club Road, Suite 270, Winston-Salem, North Carolina 27104, telephone number (336) 794-6002.

Mr. Pike and Margaret Pike serve as trustees of the Trust.

Please see the information provided above in respect of Mr. Pike’s present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted, Mr. Pike’s five-year employment history, and Mr. Pike’s citizenship.

Margaret Pike is an attorney licensed to practice in the State of North Carolina and is currently, and for the past five years has been, self-employed.

The business address and telephone number of Margaret Pike is c/o Perkinson Law, PLLC, 4622 Country Club Road, Suite 270, Winston-Salem, North Carolina 27104, telephone number (336) 794-6002.

Margaret Pike is a citizen of the United States.

During the past five years, neither Mr. Pike, Margaret Pike nor the Trust has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Submission of Future Shareholder Proposals and Nominations

If the merger is completed, we may not hold an annual meeting of shareholders in 2014. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of shareholders, and we may hold a 2014 annual meeting of shareholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2014 annual meeting will be held. If the 2014 annual meeting of shareholders is held, shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the meeting in accordance with Rule 14a-8 of the Exchange Act and the Company’s amended and restated bylaws, as described below.

Shareholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2014 annual meeting of shareholders must have been received no later than May 20, 2014 (unless the meeting date is changed by more than 30 days from the anniversary of the 2013 annual meeting, in which case a proposal must be received a reasonable time before we print proxy materials). In addition, all proposals will need to comply with Rule 14a-8 of the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals must be delivered to the Company’s Corporate Secretary at 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030.

Notice of any director nomination or other proposal that a shareholder intended to present at the 2014 annual meeting of shareholders, but did not intend to have included in the proxy statement and form of proxy relating to the 2014 annual meeting of shareholders, must have been delivered to or mailed and received by the Company’s

Corporate Secretary at 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030 not later than the close of business on August 2, 2014. If the date of the meeting is advanced by more than 30 days or delayed by more than 60 days from October 31, 2014, the notice must be delivered or received no earlier than the close of business on the 120th day prior to the date of the 2014 annual meeting of shareholders and no later than the close of business on the later of the 90th day prior to the date of the 2014 annual meeting of shareholders or the 10th day after public disclosure of the actual date of the 2014 annual meeting of shareholders is first made. The notice must contain the information required by the Company’s amended and restated bylaws. In addition, such notice must set forth the information required by the Company’s amended and restated bylaws with respect to each director nomination or other proposal that the shareholder intends to present at the 2014 annual meeting of shareholders.

If the Company’s Corporate Secretary receives at the address listed above any shareholder proposal intended to be presented at the 2014 annual meeting without inclusion in the proxy statement and form of proxy for the meeting after the deadline specified in the Company’s amended and restated bylaws (or if such proposal is received less than a reasonable time before we print proxy materials, if the date of the 2014 annual meeting of shareholders is changed by more than 30 days from the anniversary of the 2013 annual meeting), Rule 14a-4(c) of the Exchange Act provides that the proxies designated by the Board will have discretionary authority to vote on such proposal. The proxies designated by the Board also will have such discretionary authority, notwithstanding the shareholder’s compliance with the deadlines described above, if we advise shareholders in the proxy statement for the meeting about the nature of the matter and how management intends to vote on such matter, and the shareholder does not comply with specified provisions of the SEC’s rules.

Multiple Shareholders Sharing One Address

In accordance with Rule 14a-3(e)(1) of the Exchange Act, one proxy statement will be delivered to all shareholders residing at the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any shareholder residing at an address to which only a single copy of this proxy statement was delivered. Requests for additional copies of this proxy statement should be directed to the Company’s Corporate Secretary at Pike Corporation, c/o Corporate Secretary, 100 Pike Way, PO Box 868, Mount Airy, North Carolina 27030, or by calling 1-800-997-7718. In addition, shareholders who reside at the same address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy of proxy statements by contacting the Company at the address and phone number set forth in the prior sentence.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We make available free of charge through the “Investor Center” section of our website at www.pike.com copies of the reports, proxy statements and other information we file with, or furnish to, the SEC as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information located on, or hyperlinked or otherwise connected to, our website is not, and shall not be deemed to be, part of this proxy statement or incorporated into any other filings that we make with the SEC.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this proxy statement is delivered, upon written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in this proxy statement, excluding exhibits to a document unless an exhibit has been specifically incorporated by reference in that document. Such requests should be directed to: Pike Corporation, 100 Pike Way, Mount Airy, North Carolina 27030, Attention: Investor Relations, (336) 789-2171. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made at least five business days before the date of the special meeting.

Because the merger is a “going private” transaction, the Company has filed with the SEC the Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement, regarding the contents of any contract, agreement or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract, agreement or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information in this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below that we previously filed with the SEC and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement until the date of the special meeting (other than, in each case, documents or information deemed to have been furnished and not filed with the SEC):

•	our Annual Report on Form 10-K for the fiscal year ended June 30, 2014; and

•	our Current Report on Form 8-K filed with the SEC on August 4, 2014.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting to the extent required to fulfill our obligations under the Exchange Act.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                    ], 2014. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

PIONEER PARENT, INC.,

PIONEER MERGER SUB, INC.

and

PIKE CORPORATION

Dated as of August 4, 2014

A-ii

Exhibit A - Articles of Amendment of Surviving Corporation
Exhibit B - Bylaws of Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2014 (the “Agreement”), by and among Pioneer Parent, Inc., a Delaware corporation (“Parent”), Pioneer Merger Sub, Inc., a North Carolina corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Pike Corporation, a North Carolina corporation (the “Company”). Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 8.15.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of the North Carolina Business Corporation Act (the “NCBCA”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of an independent committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”), has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders (other than the Rollover Investors), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved to recommend that the Company’s shareholders approve this Agreement;

WHEREAS, the board of directors of each of Parent and Merger Sub has, on the terms and subject to the conditions set forth herein, approved and declared advisable the execution, delivery and performance of this Agreement and the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent to enter into this Agreement, Takuan and the Company Chairman and CEO are entering into the Voting and Support Agreement (the “Voting Agreement”) with Parent and the Company pursuant to which, among other things, such shareholders have agreed to vote their Shares in favor of the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, Court Square Capital Partners III, L.P., a Delaware limited partnership (the “Equity Investor”), has entered into an equity financing commitment letter with Parent (the “Equity Commitment Letter”), pursuant to which, subject to the terms and conditions contained therein, the Equity Investor has committed to invest in Parent the amounts set forth therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, the Equity Investor has executed and delivered a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which the Equity Investor is guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Takuan, the Joe B./Anne A. Pike Generation Skipping Trust and the Company Chairman and CEO (collectively, the “Rollover Investors”) have entered into a rollover contribution agreement with Parent, pursuant to which, subject to the terms and conditions contained therein, the Rollover Investors have agreed to transfer, contribute and deliver Shares to Parent (the “Rollover Shares”) immediately prior to the Effective Time in exchange for equity interests in Parent and certain of the Rollover Investors have committed to invest in Parent the amounts set forth therein (the “Rollover Equity Investment”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Parent and Merger Sub agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NCBCA, at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under North Carolina law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, 100 North Tryon Street, Charlotte, North Carolina 28202 at 9:00 a.m. Eastern Time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time and date as the Company and Parent may agree in writing (including by remote exchange); provided, that without the prior written consent of Parent, the Closing shall not occur prior to the earlier of (a) a date during the Marketing Period specified by Parent on no fewer than two (2) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of Parent and Merger Sub’s financing of the transactions contemplated by this Agreement) and (b) the final day of the Marketing Period. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of North Carolina as promptly as practicable on the Closing Date. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of North Carolina or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Articles of Merger in accordance with the NCBCA (the effective time of the Merger being referred to herein as the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Articles of Merger and Section 55-11-06 of the NCBCA.

Section 1.5 Articles of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the articles of incorporation of the Surviving Corporation (the “Charter”) shall be amended as set forth on Exhibit A and (b) the bylaws of the Surviving Corporation (the “Bylaws”) shall be amended and restated in their entirety to be substantially in the form attached hereto as Exhibit B, until thereafter amended as provided therein or by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Common Stock. Each Share issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares, the Company Restricted Shares and the Dissenting Shares, shall be converted automatically into the right to receive $12.00 in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1(a) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and each holder of a certificate (or Shares in book-entry form) which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (less any applicable withholding Taxes) subject to compliance with Section 2.2.

(b) Parent and Merger Sub-Owned Shares. Each Share that is owned directly immediately prior to the Effective Time by (i) any direct or indirect wholly-owned Subsidiary of the Company, (ii) Parent or any direct or indirect wholly-owned Subsidiary of Parent or (iii) Merger Sub, including the Rollover Shares (such Shares in clauses (i), (ii) and (iii) collectively, the “Excluded Shares”), shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have (i) not voted in favor of the approval of this Agreement or consented thereto in writing and (ii) properly exercised (and not lost or properly withdrawn) appraisal rights with respect thereto in accordance with, and otherwise complied with, Section 55-13-21 of the NCBCA (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). Holders of Dissenting Shares shall be entitled only to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 55-13-21, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the NCBCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such rights, such Dissenting Shares shall thereupon cease to be Dissenting Shares, including for purposes of Section 2.1(a), and shall be deemed to have been converted into, at the Effective Time, the right to receive the Merger Consideration upon surrender, in the manner provided for in Section 2.1(a), of the Certificate or Certificates (or effective affidavits in lieu of loss thereof) or Book-Entry Shares that formerly evidenced such Shares, and the Surviving Corporation shall become liable for payment of the Merger Consideration for such Shares. At the Effective Time, the Dissenting Shares shall automatically be cancelled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 55-13-21 of the NCBCA and as provided in the previous sentence. The Company shall give Parent (x) prompt notice of any demands received prior to the Effective Time by the Company for appraisals of Shares, withdrawals of any demands received and any other communications received by the Company in respect of the demand, withdrawal or perfection of the appraisal rights and (y) the opportunity to conduct jointly all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or settle any such demands or agree to do or commit to do any of the foregoing.

Section 2.2 Exchange of Certificates.

(a) Exchange Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration, if any, in exchange for all of the Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Company Restricted Shares and the Dissenting Shares), payable (i) upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or (ii) automatically in the case of non-certificated Shares represented by book-entry that are not Dissenting Shares (“Book-Entry Shares”) pursuant to the provisions of this Article II (such cash in the aggregate being hereinafter referred to as the “Exchange Fund”). In the event any Dissenting Shares cease to be Dissenting Shares, Parent shall deposit, or cause to be deposited, with the Paying Agent in the Exchange Fund, an amount equal to the product of (x) the Merger Consideration and (y) the number of such formerly Dissenting Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by this Agreement, Parent shall, or shall cause Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that (1) any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and (2) no such investment or loss thereon shall affect the amounts payable to the former holders of Shares pursuant to this Article II.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1 (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily and reasonably be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor a check in an amount equal to the product of (A) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares and (B) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of

Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer and other applicable Taxes have been paid or are not applicable. The Merger Consideration, paid in full (less any applicable withholding Taxes) with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares.

(iii) The Paying Agent, the Company and its Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be (A) remitted by the applicable entity to the appropriate Governmental Entity and (B) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, the holder of any such Certificates shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares on the first (1st) anniversary of the Closing Date shall be delivered to the Surviving Corporation upon its demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration without interest upon due surrender of their Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, in each case subject to applicable abandoned property, escheat or similar Law.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to the Paying Agent and the Surviving Corporation and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in reasonable and customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the product of (i) the number of Shares formerly represented by such lost, stolen or destroyed Certificate and (ii) the Merger Consideration (less any applicable withholding Taxes), without any interest thereon.

Section 2.3 Treatment of Company Options, Company RSU Awards and Company Restricted Shares.

(a) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company Option with respect to any of such holder’s Company Options, each Company Option, whether vested or unvested and whether with an exercise price per Share that is greater or less than, or equal to, the

Merger Consideration, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be cancelled, and each such Company Option with an exercise price per Share that is less than the Merger Consideration shall be converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share of such Company Option and (ii) the total number of Shares subject to such Company Option as of immediately prior to the Effective Time. The Surviving Corporation shall pay to each holder of Company Options the cash amounts described in the immediately preceding sentence (the “Option Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment through the Company’s or its Subsidiary’s payroll system or through the Company’s equity award administrator, within three (3) Business Days following the Effective Time. Each Company Option with an exercise price per Share that is equal to or greater than the Merger Consideration shall be cancelled as of the Effective Time with no consideration or payment due to the holder in respect thereof. From and after the Effective Time, there shall be no outstanding Company Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration, if any.

(b) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of a Company RSU Award with respect to any of such holder’s Company RSU Awards, each Company RSU Award that is outstanding immediately prior to the Effective Time, shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the RSU Award Consideration. For purposes of this Agreement, “RSU Award Consideration” shall mean, with respect to a Company RSU Award, an amount equal to the product of (i) the total number of Shares subject to such Company RSU Award and (ii) the Merger Consideration. The Surviving Corporation shall pay (through the Company’s or its Subsidiary’s payroll system or through the Company’s equity award administrator) the RSU Award Consideration due to each holder of Company RSU Awards, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within three (3) Business Days following the Effective Time. From and after the Effective Time, there shall be no outstanding Company RSU Awards, and the former holders thereof shall be entitled only to the payment of the RSU Award Consideration.

(c) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any Company Restricted Shares with respect to any of such holder’s Company Restricted Shares, each Company Restricted Share that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be cancelled and converted into the right to receive from the Surviving Corporation an amount in cash, without interest, equal to the Merger Consideration (the “Restricted Shares Consideration”). The Surviving Corporation shall pay (through the Company’s or its Subsidiary’s payroll system or through the Company’s equity award administrator) the Restricted Shares Consideration due to each holder of a Company Restricted Share, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment, within three (3) Business Days following the Effective Time. From and after the Effective Time, there shall be no outstanding Company Restricted Shares, and the former holders thereof shall be entitled only to the payment of the Restricted Shares Consideration.

(d) Prior to the Effective Time, the Company shall (i) provide optionees with notice of their opportunity to exercise their Company Options if such notice is required by the applicable plan or award agreement, (ii) adopt such resolutions and take all other such actions (including obtaining required consents, if any) as may be necessary to effectuate the foregoing provisions of this Section 2.3 and (iii) terminate all equity incentive plans of the Company effective as of the Effective Time.

(e) The Surviving Company, the Company and their Subsidiaries, Parent and Merger Sub, as applicable, shall be entitled to deduct and withhold from any Option Consideration, RSU Award Consideration or Restricted Shares Consideration payable under this Agreement such amounts as are required to be withheld or deducted under the Code, and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be (i) remitted by the applicable entity to the appropriate Governmental Entity and (ii) treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this Article III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure (i) in the Company SEC Documents filed or furnished to or by the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval system after June 30, 2012 and prior to the date hereof (other than any disclosures contained in the “risk factors,” “market risk” or “forward-looking statements” sections thereof or to the extent such disclosures are cautionary, predictive or forward looking in nature), provided that nothing disclosed in the Company SEC Documents shall be deemed to be a qualification of or a modification to the representations and warranties set forth in Sections 3.2, 3.3, 3.4 and 3.21 or (ii) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”). Each disclosure set forth in the Company Disclosure Letter or such Company SEC Documents shall qualify or modify each of the representations and warranties set forth in this Article III in accordance with the previous sentence to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made and, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance (or that such item has had, or could have, a Company Material Adverse Effect).

Section 3.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated and validly existing under the Laws of the State of North Carolina. The Company has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any failure to be so organized, existing, in good standing or qualified, or to have such power or authority would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company’s articles of incorporation and bylaws as filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval system as of the date hereof are true, complete and correct copies. The Company has made available to Parent, prior to the date hereof, true, complete and correct copies of the articles of incorporation and bylaws (or equivalent organizational and governing documents) of each Subsidiary of the Company, each as amended through the date hereof. The Company and its Subsidiaries are not in material violation of any provision of such organizational or governing documents.

(b) Section 3.1(b) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company as of the date hereof, each such Subsidiary’s jurisdiction of incorporation, organization or formation and its authorized, issued and outstanding shares or units of equity interests (including limited liability company interests), and the ownership thereof.

(c) All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries held by the Company or one of its other Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right and are free and clear of any Liens, other than Permitted Liens and Liens solely in favor of the Company and/or any of the Company’s wholly-owned Subsidiaries.

Section 3.2 Capital Stock.

(a) The authorized share capital of the Company consists of 100,000,000 Shares and 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of July 23, 2014, there were (i) 31,938,800 Shares (which amount includes the Company Restricted Shares set forth in clause (iv) below) issued and outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) 2,884,404 Shares subject to outstanding Company Options, (iv) 5,000 Company Restricted Shares issued and outstanding, (v) 391,885 Shares underlying Company RSU Awards, and (vi) 3,061,313 Shares available for issuance under the Company Benefit Plans. All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 3.2(a) of the Company Disclosure Letter sets forth, (x) with respect to each Company Option outstanding as of the date of this Agreement, the holder of such Company Option, the exercise price of such Company Option, the number of Shares underlying such Company Option, whether such Company Option is intended to be an “incentive stock option” within the meaning of Code Section 422 and the grant date of such Company Option, (y) with respect to each Company Restricted Share outstanding as of the date of this Agreement, the holder of such Company Restricted Share, the number of Company Restricted Shares held by such holder, whether a Section 83(b) election has been made with respect to such Company Restricted Share and the grant date of such Company Restricted Share, and (z) with respect to each Company RSU Award outstanding as of the date of this Agreement, the holder of such Company RSU Award, the number of Shares underlying such Company RSU Award and the grant and payment dates of such Company RSU Award. No Company RSU Award has accrued but unpaid, or is entitled to, dividend equivalents. The Company sold 15,112 Shares under the ESPP on the June 30, 2014 purchase date.

(b) Except as set forth in clause (a) above, the Company does not have any shares of its capital stock issued or outstanding other than Shares that have become outstanding after July 23, 2014, which were reserved for issuance as of such date as set forth in subsection (a) above. Since July 23, 2014, the Company has not issued any shares of its capital stock or other rights or securities exercisable, convertible into or exchangeable for shares in its capital, other than or pursuant to any equity awards or interests referred to above that were issued pursuant to the Company Benefit Plans and that were outstanding on July 23, 2014, or as expressly permitted by Section 5.1(b).

(c) Except as set forth in clause (a) above, there are no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (i) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (iii) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests or (iv) make any material investment (in the form of a loan, capital contribution or otherwise) in any Person other than any direct or indirect wholly-owned Subsidiary of the Company. The Company Options are not, and have never been, subject to Section 409A of the Code.

(d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes, or except for awards to acquire Shares under the Company Benefit Plans, other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(e) As of the date hereof, except as set forth on Section 3.2(e) of the Company Disclosure Letter, there is no outstanding Indebtedness of the Company or its Subsidiaries.

(f) Other than the Voting Agreement and the Stockholders Agreement, there are no voting agreements, voting trusts, shareholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of, restricting the transfer of, or providing for registration rights with respect to such capital stock or other equity interest of the Company or any of its Subsidiaries, or the designation or nomination of a director to the Company Board or the board of directors of any of the Company’s Subsidiaries.

(g) As of the date hereof, the Company does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company.

Section 3.3 Corporate Authority and Approval.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Shareholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the NCBCA or otherwise, is necessary to authorize this Agreement or to consummate the transactions contemplated herein, subject, in the case of the Merger, to the Shareholder Approval and the filing with the Secretary of State of the State of North Carolina of the Articles of Merger as required by the NCBCA. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Company Board (upon the unanimous recommendation of the Special Committee) at a duly held meeting has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders (other than the Rollover Investors), and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and, subject to Section 5.3, the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved, subject to Section 5.3, to recommend that the shareholders of the Company approve this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the shareholders of the Company at the Company Meeting.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing with the Secretary of State of the State of North Carolina of the Articles of

Merger as required by the NCBCA, (ii) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and any foreign antitrust filings that the Company and Parent determine are required to be filed (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with the rules and regulations of the NYSE, (v) compliance with any applicable foreign or state securities or blue sky laws and (vi) the other consents and/or notices set forth on Section 3.4(a) of the Company Disclosure Letter (collectively, clauses (i) through (vi), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) assuming receipt of the Company Approvals and the receipt of the Shareholder Approval, violate any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any contract or result in the imposition of any Lien (other than a Permitted Lien) on any property of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, Lien or loss that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents, statements and reports required to be filed or furnished by it with the SEC on a timely basis since January 1, 2011 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended since their filing, the “Company SEC Documents”). Each of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, complied or, if not yet filed, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Sarbanes-Oxley Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder. As of the date filed or furnished with the SEC, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no material outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b) Neither the Company nor any of its Subsidiaries has or is party to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act).

(c) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows and changes in shareholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto, which individually or in the aggregate are not expected to be material) in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto). Since January 1, 2011, the books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in a manner reasonably designed to permit preparation of the Company’s financial statements in accordance with GAAP. Since January 1, 2011, subject to any applicable grace periods, the Company has been and is in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of the NYSE, except for any such noncompliance that would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.6 Internal Controls and Procedures. The Company has designed and maintained disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (a) any material weaknesses in its internal controls over financial reporting and (b) any allegation of fraud that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures. Since January 1, 2011, to the Knowledge of the Company, neither the Company nor its Subsidiaries has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or their respective internal accounting controls that could reasonably be expected to result in a Company Material Adverse Effect.

Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2014 (or the notes thereto) or as disclosed in the audited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2013 (or the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein and (c) for liabilities and obligations incurred in the ordinary course of business since the date of such balance sheet, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than those which would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Absence of Certain Changes or Events. Since March 31, 2014, through the date hereof (a) the Company has conducted its business in all material respects in the ordinary course, except in connection with this Agreement and the transactions contemplated herein, (b) there has not occurred any Company Material Adverse Effect and (c) except as set forth on Section 3.8 of the Company Disclosure Letter, neither the Company, nor any of its Subsidiaries, has taken any action, that if taken after the date of this Agreement, would require Parent’s consent pursuant to Section 5.1(b).

Section 3.9 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are, and since January 1, 2011 have been, in compliance with all Laws to which the Company or its Subsidiaries are subject or otherwise affecting the Company’s or any of its Subsidiary’s business or assets, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Since January 1, 2011 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of, been charged by any Governmental Entity with, or, to the Knowledge of the Company, been under investigation by any Governmental Entity with respect to any material violation of any applicable Law, or commenced any internal investigation with respect to any of the foregoing matters.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law (the “Company Permits”), including any environmental Company Permits necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has, directly or indirectly, in connection with the business activities of the Company used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (i) influencing any act or decision of such government official, candidate, party or campaign, (ii) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (iii) obtaining or retaining business for or with any Person, (iv) expediting or securing the performance of official acts of a routine nature, or (v) otherwise securing any improper advantage, in each case in violation of any applicable anti-corruption Laws, including, without limitation, the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq.

Section 3.10 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and its Subsidiaries are and since January 1, 2011 have been in compliance with all applicable Environmental Laws, (ii) since January 1, 2011, neither the Company nor any of its Subsidiaries has received any written notices or demand letters (and no such notice or demand letter is pending) from any federal, state, local or foreign Governmental Entity alleging that the Company or any of its Subsidiaries is in violation of or has liability under any Environmental Law, (iii) there are no actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, or any investigations or reviews pending, against the Company or any of its Subsidiaries or orders, judgments or decrees of or before any Governmental Entity arising under Environmental Law applicable to the Company or any of its Subsidiaries, (iv) neither the Company nor any Subsidiary of the Company has had, nor to the Knowledge of the Company, has any other Person had, a release of any Hazardous Substance in violation of any applicable Environmental Law or requiring investigation or remediation by the Company or any Subsidiary of the Company pursuant to Environmental Laws on or from any properties owned or currently leased by the Company or any Subsidiary of the Company or on or from any properties formerly owned or leased by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned or leased and (v) the Company and its Subsidiaries have made available for review by Parent all non-routine environmental reports, assessments, audits, studies and tests in their possession or control and that are material to an understanding of the environmental liabilities of the Company or its Subsidiaries.

(b) As used herein, “Environmental Law” means any Law regulating (i) the protection of the environment or (ii) the use, storage, treatment, generation, transportation, handling, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated or classified as of the date hereof as hazardous or toxic under any Environmental Law, including pollutants, contaminants, petroleum or any derivative or byproduct thereof, asbestos, and polychlorinated biphenyls.

(d) The generality of any other representations and warranties in this Agreement notwithstanding, this Section 3.10, Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.8, Section 3.9(b), Section 3.17, and Section 3.18 shall be deemed to contain the only representations and warranties in this Agreement with respect to Environmental Law.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter lists all material Company Benefit Plans (including any that provide retirement, retention, change in control, equity, cash bonus or profit sharing benefits). “Company Benefit Plans” means all employee, consultant or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control, retention or fringe benefit plan, program or agreement (other than any Multiemployer Plan), in each case that are sponsored, maintained, contributed to, or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, officers, directors or consultants of the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries have any liability.

(b) With respect to each Company Benefit Plan, the Company has, prior to the execution of this Agreement, made available to Parent true and complete copies of, as applicable, (i) such Company Benefit Plan and any and all plan documents and amendments thereto (or if a material Company Benefit Plan is not a written Company Benefit Plan, a summary of the material terms thereof), (ii) any related trust, insurance contracts and other funding vehicle, (iii) each summary plan description required by ERISA and summary of material modifications thereto, (iv) the most recently filed annual reports with any Governmental Entity (e.g., Form 5500), and all financial statements and accompanying schedules, (v) the most recent determination, advisory or opinion letter received from the Internal Revenue Service, (vi) all material written correspondence from or to any Governmental Entity within the preceding three years, and (vii) all policies and procedures established to comply with the privacy, security and breach notification rules of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations thereunder.

(c) Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon a favorable opinion issued by the Internal Revenue Service. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any such Company Benefit Plan or a related trust.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. There are no pending or, to the Knowledge of the Company, threatened material claims (other than individual claims for benefits in accordance with the terms of the Company Benefit Plans) by, on behalf of or against any of the Company Benefit Plans. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened, by the Internal Revenue Service, Department of Labor or other Governmental Entity with respect to any Company Benefit Plan.

(e) (i) No Company Benefit Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) no Company Benefit Plan provides medical or other welfare benefits with respect to current or former employees or directors of the Company or its Subsidiaries, or any spouse or dependent of any such person, beyond their retirement or other termination of service, other than coverage mandated by applicable Law, (iii) no liability has been or is expected to be incurred under Title IV of ERISA by the Company or its Subsidiaries that has not been satisfied in full and (iv) all material contributions or other material amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan and Multiemployer Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(f) Section 3.11(f)(i) of the Company Disclosure Letter sets forth each “multiemployer plan” within the meaning of Section 3(37) of ERISA contributed to or required to be contributed to by the Company or any of its Subsidiaries during the last six years, or with respect to which the Company, any of its Subsidiaries or any member of their “controlled group” within the meaning of Section 414 of ERISA has any liability (each, a “Multiemployer Plan”). With respect to each Multiemployer Plan, the Company has made available to Parent (as applicable) (i) the most recent withdrawal liability statement, (ii) any notices or correspondences regarding the “endangered” or “critical” status of any such plan (within the meaning of Section 305 of ERISA) and (iii) any rehabilitation plan applicable to, or proposed with respect to, such plan. Any withdrawal liability incurred by the Company or any of its Subsidiaries with respect to any Multiemployer Plan has been fully paid as of the date hereof. To the Knowledge of the Company, no Multiemployer Plan is, or is expected to be, (x) in “endangered” or “critical” status (within the meaning of Section 305 of ERISA), (y) “insolvent” (within the meaning of Section 4245 of ERISA) or (z) in “reorganization” (within the meaning of Section 4241 of ERISA).

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of benefits or compensation due to any such employee, consultant or officer, or (iii) result in any payment or benefit that will be made by the Company or its Subsidiaries that would not be deductible pursuant to Section 280G of the Code. No Person is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax under Sections 4999 or 409A of the Code.

(h) For purposes of each Company Benefit Plan and for all other purposes, each Person providing services to the Company or any of its Subsidiaries has been correctly classified as an employee or independent contractor, as applicable, as of the date hereof and during the last two years.

Section 3.12 Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, (b) there are no claims, actions, arbitrations, suits, inquiries, hearings, investigations or proceedings (whether civil, criminal or administrative) pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and there are no awards, injunctions, rulings, subpoenas, verdicts, orders, judgments or decrees of, or before, any Governmental Entity and (c) there are no settlements to which the Company or any of its Subsidiaries is a party or any of their properties are bound, in each case under clauses (a) through (c) that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.13 Proxy Statement; Other Information. The proxy statement (including the letter to shareholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Shareholder Approval and the Schedule 13E-3 (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time each is filed with the SEC, and, in the case of the Proxy Statement, at the time it is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Proxy Statement to comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by or on behalf of Parent, Merger Sub or any of their Affiliates or Parent Representatives specifically for inclusion or incorporation by reference therein.

Section 3.14 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all material Taxes (whether or not shown to be due on such Tax Returns), except, in the case of clauses (i) and (ii), with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP, (iii) there are no pending or, to the Knowledge of the Company, threatened in writing, audits, examinations, investigations, suits or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, (iv) there are no liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens, (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code, (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (vii) neither the Company nor any of its Subsidiaries (A) has received or applied for a Tax ruling from the U.S. Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any comparable provision of state, local or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (B) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and any of its Subsidiaries or (y) not primarily relating to Taxes and entered into in the ordinary course of business, (viii) since June 30, 2010, neither the Company nor any of its Subsidiaries has applied for or elected a change in a method of accounting, (ix) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law), (x) neither the Company nor any of its Subsidiaries is a party to, or has requested, a waiver or other agreement extending the statute of limitation or period of assessment or collection of any material Taxes, (xi) each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all material amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law), (xii) there is no outstanding request for any extension of time within which to pay any Taxes, (xiii) no written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction, nor to the Knowledge of the Company is any such assertion threatened, (xiv) neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for Tax purposes, (xv) neither the Company nor any of its Subsidiaries is subject to a Tax holiday or Tax incentive or grant in any jurisdiction that will terminate (or be subject to a clawback) as a result of any transaction contemplated by this Agreement, and (xvi) the charges, accruals, and reserves with respect to Taxes on the accounting records of the Company are adequate and are at least equal to the Company’s estimated liability for Taxes.

(b) As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed in connection therewith or with respect thereto) imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, environmental, natural resources, production, inventory, alternative, add-on minimum, sales, use, abandoned property, service, utility, capital stock, license, payroll, employment, unemployment, severance, social security (or similar, including FICA), workers’ compensation, disability, net worth, excise, stamp, occupation, premium, transfer, registration, gains, estimated, customs duties, withholding, ad valorem and value added taxes, whether disputed or not, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.15 Labor Matters.

(a) Except for such matters that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (i) there are no strikes, lockouts, or demands for recognition pending (or, to the Knowledge of the Company, threatened) with respect to any employees of the Company or any of its Subsidiaries, and no such action has occurred within the past three (3) years, (ii) to the Knowledge of the Company there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (iv) there is no slowdown or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to employees of the Company or any of its Subsidiaries, (v) the Company and its Subsidiaries are (and have been since January 1, 2011) in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment, and (C) unfair labor practices, and (vi) there are no actions, suits, inquiries, investigations, audits, or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries asserting any violation of Law relating to labor or employment, and there are no orders, judgments, or decrees of or before any Governmental Entity regarding labor or employment. Section 3.15(a) of the Company Disclosure Letter lists all collective bargaining agreements or project labor agreements to which the Company or any of its Subsidiaries are bound with respect to employees of the Company or any of its Subsidiaries.

(b) Section 3.15(b) of the Company Disclosure Letter lists each employee of the Company or any of the Company’s Subsidiaries who was terminated or laid off for any reason other than for cause, or whose hours were reduced by more than 50%, during the ninety (90) days preceding the date of this Agreement, and for each such employee, sets forth: (i) the date of such termination, layoff or reduction in hours; and (ii) the location to which the employee was assigned. No later than the Closing Date, the Company must update Section 3.15(b) of the Company Disclosure Letter to reflect any employment terminations, layoffs, or reductions in hours effective by the Company or any of the Company’s Subsidiaries between the date hereof and the Closing Date.

Section 3.16 Intellectual Property.

(a) Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries either own or have a right to use such patents, trademarks, trade names, service marks, domain names, copyrights and any applications and registrations for any of the foregoing, trade secrets, know-how, technology, Software and other intangible intellectual property rights (collectively, “Intellectual Property”) as are used in the business of the Company and its Subsidiaries as currently conducted. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, following the Closing, the Company and its Subsidiaries will continue to own or have a right to use all Intellectual Property used in the business of the Company and its Subsidiaries as conducted as of the Closing. To the Knowledge of the Company, and except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property of any third party in the three (3) years prior to the date of this Agreement and (ii) as of the date of this Agreement, no third party is infringing, misappropriating or violating any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(b) Section 3.16(b) of the Company Disclosure Letter lists, as of the date of this Agreement and to the extent owned by the Company or any of its Subsidiaries, (i) all United States patents and patent applications and registered United States and state trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing and (ii) (A) all foreign country trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (B) all foreign country patents and patent applications, (C) all copyrights and pending applications to register the same and (D) all registered domain names, in each case of (i) and (ii), that are material to the business of the Company and its Subsidiaries, taken as a whole.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, there are no actions, suits or claims or administrative proceedings or investigations pending or, to the Knowledge of the Company, threatened that (i) challenge or question the validity of or the Company’s ownership or right to use Intellectual Property owned by the Company or any of its Subsidiaries, or (ii) assert infringement, misappropriation or violation by the Company or any of its Subsidiaries of any Intellectual Property owned by a third party.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of trade secrets owned by them, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of all confidential information that is owned by the Company and its Subsidiaries and used in the conduct of the business.

Section 3.17 Real and Personal Property. As used in this Agreement, the term “Real Property” shall mean all real property and interests in real property currently owned or leased by the Company or any of its Subsidiaries. Section 3.17 of the Company Disclosure Letter lists all owned Real Property (the “Owned Real Property”) and lists all leases relative to any leased Real Property (the “Leased Real Property”) to which the Company or any of its Subsidiaries are a party (each, a “Real Property Lease”).

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, with respect to the Owned Real Property, (i) (A) the Company or a Subsidiary of the Company has good and marketable title to the Owned Real Property, free and clear of all Liens except for Permitted Liens, (B) neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property, and (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein, (ii) the Company has made available to Parent true, correct and complete copies of the deeds and other instruments (as recorded) in its possession by which the Company or any of its Subsidiaries acquired the Owned Real Property and copies of all title insurance policies and surveys in the possession of such party and relating to the Owned Real Property, and (iii) to the Knowledge of the Company, none of the Company or any of its Subsidiaries has done anything to invalidate or limit the coverage afforded by such title insurance policies or made any claims for loss, damage, or indemnification against the title company under such title insurance policies.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have valid leasehold interests in the Leased Real Property leased by them under each Real Property Lease, in each case, free and clear of all Liens except for Permitted Liens. The Company has made available to Parent true, correct and complete copies of the Real Property Leases (including all amendments and modifications thereto).

(c) The Company has not received written notice of any material violation of any Laws or of any material eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries with respect to the Owned Real Property or the Leased Property.

(d) To the Knowledge of the Company, each parcel of Owned Real Property is adequately served by proper utilities and other building services necessary for its current use and all of the buildings and structures located at the parcels of Owned Real Property are structurally sound with no material defects that are not being addressed in the ordinary course and are in good operating condition in all material respects. The Company or any of its Subsidiaries has the right to access a public road or other means of lawful access to and from the Owned Real Property.

(e) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have good and valid title to all the personal properties and assets reflected on the March 31, 2014 balance sheet as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company and its Subsidiaries taken as a whole (except for properties and assets that have been disposed of since the date thereof).

Section 3.18 Company Material Contracts.

(a) Section 3.18(a) of the Company Disclosure Letter lists the following contracts to which the Company or any of its Subsidiaries is a party or may be otherwise bound by as of the date of this Agreement, other than the Company Benefit Plans, the Company Insurance Policies, this Agreement and the other agreements entered into in connection with the transactions contemplated herein (the “Company Material Contracts”):

(i) any contract containing (A) any right of any exclusivity in favor of the other parties thereto and involving aggregate payments in any calendar year to or from the Company or any Subsidiary thereof in excess of $2,000,000 or (B) any covenant limiting, to a degree that is material to the Company and its Subsidiaries, taken as a whole, the ability of the Company or any of its Subsidiaries to engage in any line of business or compete with any Person or in any geographic area;

(ii) each contract that creates, governs or controls any material partnership, joint venture or other similar arrangement with respect to the Company or any of its Subsidiaries;

(iii) each contract that (A) provides for or relates to Indebtedness of the Company or its Subsidiaries having an outstanding amount in excess of $1,000,000 under such contract (other than any Indebtedness between or among any of the Company and any of its wholly-owned Subsidiaries, including any performance guarantee made by the Company or any of its wholly-owned Subsidiaries on behalf of any direct or indirect wholly-owned Subsidiary of the Company) (a “Debt Agreement”), (B) grants a Lien, other than a Permitted Lien, on any property or asset of the Company or its Subsidiaries that taken as a whole is material to the Company and its Subsidiaries, taken as a whole, (C) restricts the granting of Liens on any property or asset of the Company or its Subsidiaries that taken as a whole is material to the Company and its Subsidiaries, taken as a whole (except for leases, license and contracts relating to Indebtedness), or the incurrence or guaranteeing of any Indebtedness, (D) provides for or relates to any material interest, currency or hedging, derivatives or similar contracts or arrangements or (E) restricts payment of dividends or any distributions in respect of the equity interests of the Company or any of its Subsidiaries;

(iv) each contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) other than this Agreement pursuant to which any material earn-out, deferred or contingent payment, indemnification, or other material obligations remain outstanding (excluding indemnification obligations in respect of representations and warranties that survive indefinitely or for periods equal to a statute of limitations);

(v) each contract, taking into account all purchase orders under such contract, that involved aggregate payments to or from the Company or any Subsidiary thereof during the twelve-month period ended March 31, 2014 of $10,000,000 or more, except for any such contract that may be cancelled without material liability by the Company or any Subsidiary thereof upon notice of 90 days or less;

(vi) each contract with a Governmental Entity for aggregate consideration in excess of $5,000,000;

(vii) each contract for the employment of any employee, director, officer or other Person on a full-time, part-time, consulting or other basis providing for annual base compensation in excess of $150,000 or containing any non-competition or non-solicitation provisions in favor of the Company or any of its Subsidiaries; and

(viii) each contract that grants any (A) put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, or (B) any rights of first refusal, rights of first offer or other similar rights to, in each case with respect to any material asset of the Company or its Subsidiaries.

(b) Each Company Material Contract is valid and binding on the Company or one of its Subsidiaries party thereto, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except to the extent such Company Material Contract has previously expired in accordance with its terms or as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, or, to the Knowledge of the Company, the other parties thereto, is in violation of, or default under, any provision of any Company Material Contract, and to the Knowledge of the Company, no party to any Company Material Contract has committed or failed to perform any act under and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a default under the provisions of such Company Material Contract, except in each case for such violations, defaults, acts, events or failures as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth a list of all material insurance policies with respect to which the Company or any of its Subsidiaries is a “named insured” or otherwise the beneficiary of coverage (collectively, the “Company Insurance Policies”). Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (a) each Company Insurance Policy is in full force and effect and all premiums due and payable thereon have been paid, and (b) neither the Company nor any of its Subsidiaries is in breach or default (including any breach or default with respect to the giving of notice) of any Company Insurance Policy. To the Knowledge of the Company, all claims, and events that would reasonably be expected to result in claims covered by the Company Insurance Policies have been properly reported to the applicable insurer(s) and no insurer of any Company Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination with respect to any Company Insurance Policy has been received by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such action has been threatened.

Section 3.20 Opinion of Financial Advisors. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BAML”) has delivered to the Special Committee, on or prior to the date hereof, its opinion to the effect that, as of the date of such opinion, subject to the various assumptions and limitations set forth therein, the Merger Consideration to be received in the Merger by holders of Shares (other than the Rollover Investors) is fair, from a financial point of view, to such holders. A true, correct and complete copy of such opinion has been provided to Parent, solely for information purposes.

Section 3.21 Finders or Brokers; Fees. No broker, investment banker, financial advisor or other Person, other than BAML, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date hereof, the Company has made available to Parent a true and correct copy of the engagement letter between the Company and BAML.

Section 3.22 Required Vote of Company Shareholders. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Shares entitled to vote, in favor of the adoption of this Agreement (the “Shareholder Approval”) at the Company Meeting, or any adjournment or postponement thereof, is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries necessary to approve this Agreement and the transactions contemplated herein.

Section 3.23 Takeover Laws. The Company is not subject to the prohibitions on certain business combinations set forth in Article 9 or Article 9A of the NCBCA. The Company does not have in effect any shareholder rights plan, “poison pill” or similar plan or arrangement.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or any certificate delivered in connection with the Closing, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV; provided that such representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosure set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). Each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 4.1 Organization and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable as a legal concept) under the Laws of its respective jurisdiction of incorporation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (where applicable as a legal concept) as a foreign company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, impair, prevent or materially delay the ability of each of Parent and Merger Sub to perform its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the certificate of incorporation and bylaws or other equivalent organizational documents of each of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority and Approval. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, subject, in the case of the Merger, to (a) the adoption of this Agreement by Parent, as sole shareholder of Merger Sub, which approval shall be obtained immediately following execution of this Agreement, and (b) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Articles of Merger, (ii) the filing of the pre-merger notification report under the HSR Act and any foreign antitrust filings as the Company and Parent determine are required to be filed (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with any applicable foreign or state securities or blue sky laws, and (v) compliance with the rules and regulations of the NYSE (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

(b) Assuming receipt of the Parent Approvals, the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

Section 4.4 Investigations; Litigation. As of the date hereof, to the Knowledge of Parent, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s Knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, impair, prevent or materially delay the ability of Parent or Merger Sub to perform its obligations under this Agreement.

Section 4.5 Proxy Statement; Other Information. None of the information supplied in writing by Parent or its Subsidiaries or Affiliates to be included in the Proxy Statement or the Schedule 13E-3 will, assuming the Company’s compliance with its obligations under Section 5.4, at the time the Proxy Statement or the Schedule 13E-3 is filed with the SEC, or at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by Parent or its Subsidiaries or Affiliates with respect to any other statements made in the Proxy Statement or the Schedule 13E-3.

Section 4.6 Financing.

(a) Parent has received and accepted an executed commitment letter dated as of the date hereof (the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to lend amounts set forth therein (the “Debt Financing Commitments”). The Debt Financing Commitments pursuant to the Debt Commitment Letter are collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent has received and accepted (i) the Equity Commitment Letter from the Equity Investor pursuant to which the Equity Investor has agreed, subject to the terms and conditions thereof, to invest in Parent the amounts set forth therein (the “Equity Financing Commitment”) and (ii) an executed Rollover Contribution Agreement dated as of the date hereof (the “Rollover Contribution Agreement” and, together with the Debt Commitment Letter and the Equity Commitment Letter, the “Commitment Letters”) from the Rollover Investors pursuant to which the Rollover Investors have committed, subject to the terms and conditions thereof, to transfer, contribute and deliver to Parent the Rollover Shares (the “Rollover Investment” and, together with the Debt Financing Commitments and the Equity Financing Commitment, the “Financing Commitments”). The equity committed pursuant to the Equity Commitment Letter is collectively referred to in this Agreement as the “Equity Financing.” The Equity Financing, the Debt Financing and the Rollover Investment are collectively referred to as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and the fee letter referenced in the Debt Commitment Letter (the “Fee Letter”) (except that the fee amounts and other economic provisions (none of which would adversely affect the amount or availability of the Debt Financing) set forth therein have been redacted). There are no agreements, side letters or arrangements, other than the Commitment Letters and the Fee Letter, to which Parent or Merger Sub or any of their Affiliates is a party relating to any of the Financing Commitments that would adversely affect the availability of the Financing.

(c) Except as expressly set forth in the Commitment Letters and the Fee Letter, there are no conditions precedent to the obligations of the Lenders, the Equity Investor or the Rollover Investors to provide the Financing or any contingencies that would permit the Lenders, the Equity Investor or the Rollover Investors to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth in Section 6.1 and 6.3 and the completion of the Marketing Period, Parent does not have any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to Parent or Merger Sub on the Closing Date.

(d) Assuming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b), the Financing, when funded in accordance with the Commitment Letters, will provide Parent with cash proceeds on the Closing Date (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter and the Fee Letter) sufficient for the satisfaction of Parent’s and Merger Sub’s obligations to pay (i) the aggregate Merger Consideration, the Option Consideration, the RSU Award Consideration and the Restricted Shares Consideration, (ii) any fees and expenses of or payable by Parent, Merger Sub or the Surviving Corporation and (iii) all other amounts required to be paid by Parent or Merger Sub hereunder or incurred by Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

(e) As of the date hereof, the Commitment Letters are (i) valid and binding obligations of Parent and any Parent Affiliates party thereto and, to the Knowledge of Parent, of each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law) and (ii) in full force and effect. As of the date hereof, to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to result in a default or breach or a failure to satisfy a condition precedent on the part of Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. None of the Commitment Letters has been modified, amended or altered as of the date hereof, none of the Commitment Letters will be amended, modified or altered at any time through the Closing, except as permitted by Section 5.12(b), and as of the date hereof, none of the respective commitments under any of the Commitment Letters have been reduced, withdrawn or rescinded in any respect.

(f) Without limiting Section 8.5(b), in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s or Merger Sub’s obligations hereunder.

(g) Neither Parent nor Merger Sub, nor any of their respective Affiliates, is a party to any contracts, or has made or entered into any formal or informal arrangement or other understanding (whether or not binding), with any other Person that prohibits such Person from providing any other Person with financing or other potential sources of capital (whether equity, debt, rollover or a hybrid thereof) in connection with the Merger or any other transaction contemplated by this Agreement.

Section 4.7 Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may, directly or indirectly, acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Financing and the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Certain Arrangements. Other than the Rollover Contribution Agreement and the Voting Agreement or as set forth in Section 4.8 of the Parent Disclosure Letter, there are no material contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between Parent, Merger Sub, the Equity Investor or any of their respective Affiliates or, to the Knowledge of Parent, the Rollover Investors or any of their respective Affiliates on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, relating in any way to (i) the Shares, the transactions contemplated by this Agreement or employment or (ii) the ownership or operations of the Company after the Effective Time that would require disclosure in the Proxy Statement or the Schedule 13E-3.

Section 4.9 Ownership of Common Stock. None of Parent, Merger Sub or any of their respective Subsidiaries or Affiliates beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement or agreements to which the Company is a party.

Section 4.10 Solvency. On the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Financing) and assuming (a) the accuracy in all material respects of the representations and warranties contained in Article III (without giving effect to any materiality, “Company Material Adverse Effect” or Knowledge qualification), (b) the satisfaction of the conditions set forth in Section 6.1 and 6.3 and (c) that all estimates, projections and other forecasts and plans of the Company provided to Parent were prepared in good faith by the Company using all material information reasonably available to the Company for such purpose at the time of such preparation and based upon assumptions that were and continue to be reasonable:

(x) the fair saleable value (determined on a going concern basis) of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, will be greater than the total amount of their liabilities, taken as a whole, (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed);

(y) the Surviving Corporation and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due; and

(z) the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the businesses in which they are engaged.

Section 4.11 Finders or Brokers. None of Parent, the Equity Investor, the Rollover Investors or any of their respective Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger that the Company or any of its Subsidiaries would be responsible to pay in the event the Merger is not consummated.

Section 4.12 No Competing Businesses. None of Parent’s Affiliates (including the Equity Investor and its Affiliates) or other Entity within the same Person as Parent are engaged in, and none of Parent nor any of its Affiliates (including the Equity Investor and its Affiliates) or other Entity within the same Person as Parent beneficially owns any equity interests or voting securities (including any equity interests or voting securities that may be acquired through the conversion or exchange of securities or the exercise of options, warrants or other rights) in excess of 4.9% of the outstanding capital stock of any Person engaged in any business that derives a substantial portion of its revenue from a line of business within the Company principal lines of business. As used in this Section 4.12, the terms “Entity” and “Person” have the respective meanings given to such terms in the rules promulgated under the HSR Act.

Section 4.13 Investigation; No Other Representations and Warranties.

(a) Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, shareholders, controlling persons or Representatives, that are not expressly set forth in this Agreement or the agreements listed on Section 4.13(a) of the Parent Disclosure Letter, whether or not such representations, warranties or statements were made in writing or orally. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective Affiliates, shareholders, controlling persons or Representatives, shall have no liability or responsibility whatsoever to Parent, Merger Sub or their respective Affiliates, shareholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, or their respective Affiliates, shareholders, controlling persons or Representatives, except (i) with respect to the Company, for the representations and warranties of the Company expressly set forth in Article III (subject to the qualifications set forth therein) and any certificates delivered by or on behalf of the Company at the Closing in connection with the Merger and any disclosures related thereto set forth in the Company Disclosure Letter and the Company SEC Documents and (ii) with respect to the Company’s shareholders, any letter of transmittal delivered in connection with the Merger and any agreements listed on

Section 4.13(a) of the Parent Disclosure Letter. For the avoidance of doubt, Parent, Merger Sub, the Equity Investor and the Rollover Investors have made certain representations and warranties to each in the agreements listed on Section 4.13(a) of the Parent Disclosure Letter.

(b) Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III (subject to the qualifications set forth therein and the expiration thereof at the Effective Time) and in any certificates delivered by or on behalf of the Company at the Closing in connection with the Merger, (i) the Company does not make, and has not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty will not be relied upon by Parent or Merger Sub as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives by or on behalf of the Company, oral or written, are not and shall not be deemed to be or include representations or warranties.

Section 4.14 Limited Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true and correct copy of the executed Limited Guarantee. As of the date hereof, the Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the Equity Investor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, and has not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to result in a default on the part of the Equity Investor under the Limited Guarantee.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated or required by this Agreement, or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to conduct the Company’s and each such Subsidiary’s business in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with Governmental Entities, customers, suppliers, creditors, lessors, officers and employees.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), between the date hereof and the earlier of the Effective Time and the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to (it being understood and hereby agreed that if any action is expressly permitted by any of the following clauses or such action is specifically set forth on Section 5.1(b) of the Company Disclosure Letter, such action shall be expressly permitted under Section 5.1(a)):

(i) amend its articles of incorporation or bylaws or other applicable governing instruments;

(ii) split, combine, subdivide or reclassify any shares of capital stock or other equity interests of the Company or any of its subsidiaries except as permitted by this Agreement;

(iii) issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire (or valued, in whole or in part, in reference to), any shares of capital stock or equity interests of the Company or any of its Subsidiaries or create any non-wholly owned Subsidiaries of the Company (other than (A) the issuance of Shares upon the settlement of Company Options or Company RSU Awards outstanding as of the date hereof or (B) by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business);

(iv) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests (except dividends or other distributions paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business);

(v) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities, other than in the ordinary course of business and consistent with past practices, and in each case, (A) in connection with the issuance of Shares upon the net exercise of Company Options or net settlement of Company RSU Awards (including in connection with withholding for Taxes) outstanding as of the date hereof or upon the forfeiture, cancellation, retirement or other deemed acquisition of awards issued under the Company Benefit Plans not involving any payment of cash or other consideration therefor, (B) in satisfaction of obligations pursuant to contracts existing as of the date hereof and set forth on Section 5.1(b)(v) of the Company Disclosure Letter (true, correct and complete copies of which have been provided to Parent prior to the date hereof), or (C) in transactions solely between the Company and any direct or indirect wholly-owned Subsidiaries of the Company or among direct or indirect wholly-owned Subsidiaries of the Company;

(vi) make any acquisition (whether by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division or assets thereof in any transaction or series of related transactions, other than (A) acquisitions pursuant to contracts in effect as of the date of this Agreement and set forth on Section 5.01(b)(vi) of the Company Disclosure Letter, true, correct and complete copies of which have been provided to Parent prior to the date hereof, (B) purchases of supplies in the ordinary course of business and consistent with past practice or (C) acquisitions in consideration of forbearance on, or restructuring, of existing loans to or payment obligations from third parties with respect to those contracts disclosed in Section 5.1(b)(vi) of the Company Disclosure Letter;

(vii) become an obligor under any surety bonds or other guarantees of performance, other than those entered into after the date hereof in the ordinary course of business and consistent past practice;

(viii) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company in the ordinary course of business), other than loans, advances, capital contributions or investments in the ordinary course of business and consistent with past practices pursuant to contracts in effect as of the date of this Agreement and set forth on Section 5.1(b)(viii) of the Company Disclosure Letter, true, correct and complete copies of which have been provided to Parent prior to the date hereof; provided, that none of such investments may constitute a transaction of the type referred to in clause (vi) above;

(ix) make any capital expenditures, other than capital expenditures made in the ordinary course of business and consistent with past practice in an amount per fiscal quarter not to exceed $10,000,000;

(x) incur or assume any Indebtedness, other than (A) Indebtedness under the Company’s existing credit facilities in the ordinary of course of business and consistent with past practice and (B) in order to refinance any existing Indebtedness at the maturity thereof or at any time starting two (2) months prior to the date such Indebtedness would become a current liability on the balance sheet of the Company on terms substantially similar in the aggregate to the Company given then current market conditions; provided, that all such Indebtedness incurred pursuant to clauses (A) and (B) may be repaid in full at the Closing without penalty or premium;

(xi) settle or compromise any litigation, claim or other proceeding against the Company or any of its Subsidiaries other than settlements or compromises where the amounts paid or payable by the Company or any of its Subsidiaries in settlement or compromise of any such litigation, claim or other proceeding do not exceed $1,250,000 in the aggregate, so long as such settlement or compromise (A) would not impose any material non-monetary obligations on the Company or its Subsidiaries or any of their respective assets or the conduct of any of their respective businesses and (B) is not in connection with Shareholder Litigation or any litigation, claim or other proceeding related to the transactions contemplated by this Agreement;

(xii) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any of its material assets, other than (A) sales, leases and licenses in the ordinary course of business, (B) dispositions of assets no longer used in the operation of the business, (C) sales, leases and licenses that are not material to the Company and its Subsidiaries, taken as a whole, or (D) factoring of accounts receivable pursuant to contracts in effect as of the date of this Agreement, true, correct and complete copies of which have been provided to Parent prior to the date hereof; provided, that at least 75% of the consideration received for all such transactions in the aggregate consists of cash;

(xiii) except as required by applicable Law, (A) increase the compensation or other benefits payable or provided to the Company’s directors or executive officers (other than the payment of bonuses earned in respect of fiscal year 2014 under and in accordance with the terms of the Company’s annual management incentive plan in effect as of the date of this Agreement (based on actual performance and without exercising any positive discretion) in the ordinary course of business consistent with past practice), (B) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to the Company’s employees that are not directors or executive officers, (C) establish, adopt, enter into or materially amend any Company Benefit Plan or plan, agreement or arrangement that would have been a Company Benefit Plan had it been in effect on the date hereof (other than the adoption of the Company’s annual management incentive plan in respect of fiscal year 2015 and the award of incentive opportunities thereunder of up to $5,906,452 in the aggregate), or (D) except pursuant to a retention plan adopted pursuant to Section 5.6(d), modify any severance, retention, change in control, pension, incentive or retirement arrangement;

(xiv) adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries (other than (A) the Merger or (B) the matters set forth on Section 5.1(b)(xiv) of the Company Disclosure Letter);

(xv) make or change any material Tax election, adopt or change any material accounting method with respect to Taxes, change any annual Tax accounting period, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any predecessor provision or similar provision of state, local or foreign Law) with respect to Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, seek any Tax ruling from any taxing authority, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xvi) enter into, or amend in a manner materially adverse to the Company or its Subsidiaries, any Related Party Transaction;

(xvii) (A) materially amend or modify, terminate or grant a waiver of any material rights under any Company Material Contract (other than in the ordinary course of business in the case of contracts described in clauses (i), (iii), (v), (vi) or (vii) of the definition of such term; provided that, in the case of contracts described in clause (vii) of such definition, this clause (xvii) shall not supersede clause (xiii) above) or (B) enter into a new contract (other than in the ordinary course of business in the case of contracts described in clauses (i), (v), (vi) or (vii) of the definition of such term) that (x) would have been a Company Material Contract if it had been in effect on the date hereof or (y) contains, unless required by applicable Law, a change in control provision in favor of the other party or parties thereto that would prohibit, or give such party or parties a right to terminate such agreement as a result of, the Merger or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated hereby;

(xviii) fail to maintain in full force and effect any Company Insurance Policies or replacements therefor in a form and amount consistent with past practice;

(xix) except as may be required by a change in GAAP, make any material change in its financial accounting principles, policies, or practices; or

(xx) agree, authorize or commit to do any of the foregoing.

(c) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be otherwise required by applicable Law or (ii) as expressly contemplated or permitted by this Agreement, Parent and Merger Sub shall take no action which is intended to or which would reasonably be expected to materially adversely affect or materially delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Entity required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise materially delay or prohibit consummation of the Merger or other transactions contemplated hereby.

Section 5.2 Access; Confidentiality.

(a) Subject to compliance with applicable Laws, the Company shall afford to Parent, Merger Sub and the Lenders and to its and their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”), upon written request, reasonable access during normal business hours, during the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, assets, liabilities, contracts, commitments, books and records, including for the purpose of conducting any non-invasive “Phase I” type environment assessment or audit (which shall not include the taking of soil, groundwater, surface water, air or building material samples or other invasive testing), other than, subject to Section 5.3, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access if and to the extent it would (i) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (ii) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality, so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third party to afford such access, (iii) on the advice of counsel, be reasonably likely to result in the loss of privilege or trade secret protection to the Company or any of its Subsidiaries or (iv) reasonably be expected to result in a violation of any applicable Law; provided, however, that in each case, the Company uses commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access. In the event that the Company does not provide access or information in reliance on the preceding sentence, the Company shall provide notice to Parent that such access or information is being withheld and the Company shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege.

(b) Parent hereby agrees that all information provided to it, Merger Sub, any Lender or any Parent Representatives in connection with this Agreement and the consummation of the transactions contemplated herein shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with the confidentiality agreement, dated as of April 4, 2014, between the Company and Court Square Capital Partners (the “Confidentiality Agreement”).

Section 5.3 Acquisition Proposals.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York time) on September 4, 2014 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, Affiliates, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (collectively, “Representatives”) shall have the right to (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that constitutes an Acquisition Proposal, (ii) provide access to non-public information to any Person pursuant to a confidentiality agreement entered into by such Person containing terms that are no less favorable in the aggregate to the Company or more favorable to such Person than those contained in the Confidentiality Agreement (any such confidentiality agreement, an “Acceptable Confidentiality Agreement”); provided that the Company shall promptly make available (and in any event within 48 hours) to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries or access that is provided to any Person given such access that was not previously made available to Parent or Merger Sub and (iii) subject to the preceding clause (ii), engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to any Acquisition Proposal and cooperate with or assist or participate in or facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make any Acquisition Proposal; provided, that neither the Company nor its Subsidiaries shall take any actions that would have the effect of limiting in any way Parent’s rights under Sections 5.3(e) and 5.3(f). No later than two (2) Business Days after the No-Shop Period Start Date, the Company shall notify Parent in writing of the identity of each Person or group of Persons from whom the Company received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date, and provide to Parent (x) a copy of any Acquisition Proposal made in writing and any other written terms or proposals provided (including financing commitments) to the Company or any of its Subsidiaries and (y) a written summary of the material terms of any Acquisition Proposal not made in writing (including any terms proposed orally or supplementally).

(b) Except as expressly permitted by this Section 5.3, immediately following the No-Shop Period Start Date, the Company shall, and shall cause each of its Subsidiaries and any of their respective Representatives to, cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons with respect to any Acquisition Proposal and use reasonable best efforts to require the immediate return or destruction of all confidential information previously furnished.

(c) Except as expressly permitted by this Section 5.3, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, the Company and its Subsidiaries shall not, and the Company shall use its reasonable best efforts to direct and cause its Representatives not to, (i) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes or could reasonably be expected to result in an Acquisition Proposal, (ii) engage in, enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or its Subsidiaries to any Person relating to, an Acquisition Proposal or any proposal or offer that constitutes, or could reasonably be expected to result in an Acquisition Proposal or (iii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement (other than an Acceptable Confidentiality Agreement) relating to an Acquisition Proposal or requiring the Company to abandon, terminate, breach or fail to consummate the transactions contemplated by this Agreement (an “Alternative Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained herein, at any time following the No-Shop Period Start Date and prior to the time the Shareholder Approval is obtained, if the Company receives an Acquisition Proposal from any Person that did not result from a breach of Sections 5.3(b) or (c), the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (i) the Company and its Representatives may provide information (including any non-public information) regarding, and afford access to, the business, properties, assets, books, records and personnel of, the Company and its Subsidiaries to such Person if the Company receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided, that the Company shall promptly (and in any event with 24 hours) make available to Parent and Merger Sub any non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access that was not previously made available to Parent or Merger Sub and (ii) the Company and its Representatives may engage in, enter into, continue or otherwise participate in any discussions or negotiations with such Person with respect to such Acquisition Proposal, if and only to the extent that prior to taking any action described in clauses (i) or (ii) above, the Company Board or the Special Committee determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and after consultation with its outside legal counsel and outside financial advisors that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal. Notwithstanding anything else contained herein to the contrary, until 11:59 p.m. on September 17, 2014, the Company and its Subsidiaries and their respective Representatives may continue to engage in the activities described in Section 5.3(a) (subject to the limitations and obligations set forth therein) with, and the restrictions in Section 5.3(b) and Section 5.3(c) shall not apply to, any Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date.

(e) Following the No-Shop Period Start Date, the Company shall promptly (and in any event within 48 hours after receipt), notify Parent both orally and in writing of the receipt of any Acquisition Proposal, any inquiries that would reasonably be expected to result in an Acquisition Proposal, or any request for information from, or any negotiations sought to be initiated or resumed with, either the Company or its Representatives concerning an Acquisition Proposal, which notice shall include (i) a copy of any Acquisition Proposal (including any financing commitments) made in writing and other written terms or proposals provided to the Company or any of its Subsidiaries and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing or any such inquiry or request. The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, material discussions or material negotiations regarding any Acquisition Proposal, inquiry that would reasonably be expected to result in an Acquisition Proposal, or request for non-public information and, upon the reasonable request of Parent, shall apprise Parent of the status of any discussions or negotiations with respect to any of the foregoing. Notwithstanding anything herein to the contrary, none of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by the last sentence of Section 5.3(a) to Parent.

(f) Except as set forth in this Section 5.3(f), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) change, withhold, withdraw, qualify or modify (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Recommendation with respect to the Merger, (ii) fail to include the Recommendation in the Proxy Statement, (iii) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, an Acquisition Proposal, (iv) authorize, adopt, approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement or (v) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company shareholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement (any of the foregoing, a “Change of Recommendation”). Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Shareholder Approval is obtained (but not after), the Company Board may effect a Change of Recommendation if the Company receives an Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel and upon recommendation thereof by the Special Committee) constitutes a Superior Proposal and/or authorize, adopt, approve, propose to authorize, adopt or approve, or cause or permit the Company to enter into, the Alternative Acquisition Agreement associated with such Superior Proposal; provided, however, that the Company Board may only take the actions described in the foregoing clause if the Company terminates this Agreement pursuant to Section 7.1(c)(ii) concurrently with entering into such Alternative Acquisition Agreement and pays the applicable Company Termination Payment and Company Expense Payment in compliance with Section 7.3 and if:

(w) the Company shall have provided prior written notice to Parent of the Company Board’s intention to take such actions at least four (4) Business Days in advance of taking such action, which notice shall specify the material terms of the Acquisition Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal and other material documents (including any financing commitments with respect to such Acquisition Proposal) and any arrangements with the Rollover Investors or any of their Affiliates;

(x) after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement and the Financing as would permit the Company Board not to take such actions;

(y) the Special Committee and the Company Board shall have considered in good faith any changes to this Agreement and the Financing or other arrangements that may be offered in writing by Parent by 5:00 PM Eastern Time on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (1) after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation and (2) after consultation with outside counsel and its financial advisors, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal, in each case, if such changes offered in writing by Parent were given effect; and

(z) the Acquisition Proposal to which this provision applies is thereafter modified in any material respect by the party making such Acquisition Proposal, the Company provides written notice of such modified Acquisition Proposal to Parent and shall again comply with clauses (w), (x) and (y) above and provides Parent with an additional two (2) Business Days’ notice prior to effecting any Change of Recommendation or effecting a termination pursuant to Section 7.1(c)(ii) (and shall do so for each subsequent modification).

(g) Subject to the proviso in this Section 5.3(g), nothing contained in this Section 5.3 shall be deemed to prohibit the Company, the Company Board, the Special Committee or any other committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with respect to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders), or (ii) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of the Company in connection with the making or amendment of a tender offer or exchange offer); provided, that neither the Company Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 5.3(f) shall have been satisfied. Actions permitted under this Section 5.3(g) shall not be a basis for Parent or Merger Sub to terminate this Agreement pursuant to Section 7.1(d)(ii).

(h) As used in this Agreement, “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company (in each case where the owners of at least 20% of the voting power of the Common Stock prior to such transaction cease to own at least 20% of the voting power of common stock of the surviving entity in such transaction), (ii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis or assets of the Company and its Subsidiaries representing twenty percent (20%) or more of the consolidated revenues or net income (including, in each case, securities of the Company’s Subsidiaries), or (iii) the direct or indirect acquisition by any Person of twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock.

(i) As used in this Agreement, “Excluded Party” means any Person, group of Persons or group of Persons that includes any Person or group of Persons, from whom the Company or any of its Representatives has received prior to the No-Shop Period Start Date a written Acquisition Proposal that the Special Committee determines in good faith, after consultation with outside counsel and its financial advisors, is or would reasonably be expected to result in a Superior Proposal; provided that if the Company provides notice to Parent that it is no longer engaged in negotiations with any Excluded Party then there shall no longer be any Person or group of Persons considered to be an Excluded Party.

(j) As used in this Agreement, “Superior Proposal” means an Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) that the Company Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable to the Company’s shareholders (other than the Rollover Investors) than the Merger and the other transactions contemplated by this Agreement, taking into account, among other things, all of the terms and conditions of such Acquisition Proposal (including the financing, likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Acquisition Proposal under the provisions of Section 5.3(f) or otherwise).

Section 5.4 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, subject to the receipt from Parent and Merger Sub of the information described in the second sentence of this clause (a), the Company shall prepare the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall jointly prepare a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”). Parent and Merger Sub shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. As promptly as practicable (and in any event within the earlier of (i) twenty (20) calendar days after the No-Shop Period Start Date, or if the twentieth calendar day is not a Business Day, then the next Business Day thereafter or (ii) if the Company provides notice to Parent that it is no longer engaged in negotiations with any Excluded Party, five (5) Business Days after providing such notice) after the No-Shop Period Start Date (or such earlier date as the Company determines in its sole discretion), subject to the receipt from Parent and Merger Sub of the information described in the second sentence of this clause (a), the Company shall file the Proxy Statement with the SEC, and the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall jointly file the Schedule 13E-3 with the SEC.

(b) The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Schedule 13E-3 or the transaction contemplated hereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and each of the Company and

Parent shall thereafter use their respective reasonable best efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Schedule 13E-3. If, at any time prior to the Company Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement or the Schedule 13E-3 or the other filings related thereto shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the shareholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or making the other filings (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such document or response and shall consider in good faith including in such document or response comments reasonably proposed by Parent in good faith. The Company shall cause the Proxy Statement to be mailed or made available to holders of Common Stock as of the record date established for the Company Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement, or 10 days after filing if no comment from the SEC; provided, that the Company shall not be required to mail or make available the Proxy Statement prior to the No-Shop Period Start Date.

Section 5.5 Shareholders Meeting. Subject to the other provisions of this Agreement, the Company shall take all action necessary in accordance with the NCBCA and its articles of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the mailing of the Proxy Statement for the purpose of obtaining the Shareholder Approval (the “Company Meeting”); provided that the Company may postpone or adjourn the Company Meeting (a) with the consent of Parent, (b) for the absence of a quorum or to solicit more proxies or (c) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Meeting. The Company shall, through the Company Board and the Special Committee, but subject to the right of the Company Board or the Special Committee to make a Change of Recommendation pursuant to Section 5.3, provide the Recommendation and shall include the Recommendation in the Proxy Statement, and, unless there has been a Change of Recommendation pursuant to Section 5.3, the Company shall use commercially reasonable efforts to solicit proxies in favor of the Shareholder Approval. Parent and its Representatives shall have the right to solicit proxies in favor of the Shareholder Approval.

Section 5.6 Employee Matters.

(a) For a period of one (1) year following the Effective Time (but not beyond the date on which the applicable individual’s employment with the Company, the Surviving Corporation or their respective Subsidiaries terminates), Parent shall provide, or shall cause to be provided, to each current (as of the Effective Time) employee of the Company or its Subsidiaries (collectively, the “Company Employees”), other than Company Employees covered by a collective bargaining agreement (i) base salary or hourly wage (as applicable) and target cash bonus opportunities that are substantially similar in the aggregate to those that were provided to the Company Employee immediately before the Effective Time and (ii) all other compensation and benefits (excluding equity-based compensation, change in control benefits and any defined benefit pension plans) that are substantially similar in the aggregate to the compensation and benefits that were provided to the Company Employee immediately before the Effective Time (excluding equity-based compensation, change in control benefits and any defined benefit pension plans). Notwithstanding the foregoing, if providing such benefits would result in a violation of applicable law or adverse tax consequences, then such benefits will not be required to be provided and will not be taken into account in determining whether post-closing compensation and benefits are substantially similar in the aggregate to compensation and benefits immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (x) Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, provide to each Company Employee (other than those who are entitled to severance benefits under a collective bargaining agreement) whose employment terminates involuntarily during the one-year period following the Effective Time severance benefits (other than relating to equity awards) equal to (and on the same terms as) the severance benefits provided for under the Company Benefit Plans covering such Company Employee that are severance arrangements (disregarding the vesting, settlement, exercisability or other features regarding equity awards), as in effect on the date of this Agreement and (y) during such one-year period following the Effective Time, severance benefits offered to each Company Employee shall be determined without taking into account any reduction after the Effective Time in base salary paid to such Company Employee.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits, but not for benefit accrual purposes) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to any equity-based compensation, with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision, disability and/or life benefits to any Company Employee, Parent shall (or shall cause one of its Subsidiaries to) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents (but only to the extent that such pre-existing condition restrictions or actively at work requirements did not apply to such Person under the comparable Company Benefit Plan that he or she was participating in prior to being covered under such New Plan), and Parent shall cause (or shall cause its Subsidiaries to cause) any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the plan year in which such Company Employee commences participation in such New Plan as if such amounts had been paid in accordance with such New Plan. This Section 5.6(b) shall not apply to individuals receiving benefits covered hereunder under a collective bargaining agreement.

(c) Parent hereby acknowledges that a “change of control” (or similar phrase) within the meaning of the applicable Company Benefit Plans, will occur at or prior to the Effective Time, as applicable.

(d) Parent and the Company agree that prior to the Closing the Company may adopt a retention program for non-executive officer employees of the Company and its Subsidiaries in accordance with the terms and conditions set forth on Section 5.6(d) of the Company Disclosure Letter. From and after the Effective Time, Parent shall cause the Surviving Corporation, its Subsidiaries and any successors thereto to assume, honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under such program in accordance with the terms and conditions of any agreements or arrangements entered into thereunder (but only to the extent such agreements and arrangements are consistent with Section 5.6(d) of the Company Disclosure Letter).

(e) Notwithstanding anything contained herein to the contrary, (i) nothing in this Agreement shall obligate Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to employ (or continue to employ) any employee for any period of time and (ii) the Company, the Surviving Corporation and their respective Subsidiaries shall not be required to continue any Company Benefit Plan after the Closing, and any Company Benefit Plan may be amended or terminated in accordance with its terms and applicable Law. No provision in this Section 5.6 shall: (x) create any third party beneficiary or other rights or remedies in any current or former employee, director, officer, consultant, independent contractor or other service provider (including any beneficiary or dependent thereof) of the Company, the Surviving Corporation or any of their respective Subsidiaries or any other Person other than the parties to this Agreement and their respective successors and permitted assigns, (y) constitute or create an employment contract or rights to continued employment with Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries, or (z) constitute or be deemed to constitute an amendment, termination or modification of any Company Benefit Plan, New Plan or any other employee benefit plan sponsored or maintained by Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries.

(f) The Company shall take all actions necessary to (i) suspend all outstanding purchase rights and all participant contributions to the ESPP for the period beginning on the date hereof and ending on the earlier of the Effective Time or the Termination Date, if any, and (ii) refund all participant contributions held under the ESPP immediately prior to the Effective Time.

Section 5.7 Consents and Approvals.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts with respect to (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including, in connection with any Regulatory Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided, that no party shall be required to pay (and the Company or any of its Subsidiaries shall not pay or agree to pay without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any contract or agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (i) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (ii) to the extent not made prior to the date hereof, timely making or causing to be made all such applications and filings as reasonably determined by Parent and the Company as promptly as practicable or as required by the Law of the jurisdiction of the Governmental Entity. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Governmental Consent and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, or any other Governmental Entity in connection with such applications or filings or the Merger. Without limiting the foregoing, Parent and Merger Sub shall cause the Equity Investor to supply, as promptly as reasonably practicable, such reasonable information, documentation, other material or testimony that may be requested by any such Governmental Entity with respect to the Equity Investor in connection with such Governmental Consents.

(c) Without limiting any of its other obligations hereunder, the Company, Parent and Merger Sub shall take all such further action as may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities, or competition authorities of any other nation or other jurisdiction (including multinational or supranational), or any other Person, may assert under any Regulatory Law with respect to the transactions contemplated herein, and to avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity with respect to the Merger, in each case so as to enable the Merger and the transactions contemplated by this Agreement to occur as soon as possible (taking into account the other conditions to Closing set forth in Sections 6.1, 6.2, and 6.3 and the Marketing Period) (and in any event no later than the Outside Date) by proposing, negotiating, committing to and effecting, by agreement, consent decree, hold separate order, trust or otherwise, (i) the sale, divestiture or disposition of such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries) or behavioral limitations, conduct restrictions or commitments with respect to any such assets, businesses, services, products or product lines of Parent or the Company (or any of their respective Subsidiaries), (ii) the creation or termination of relationships, ventures, contractual rights or obligations of the Company or Parent or their respective Subsidiaries and (iii) any other actions that would limit the freedom of action of Parent, the Company or any of their respective Subsidiaries or affiliates with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Company’s or the Surviving Corporation’s) assets, businesses, services, products or product lines, in each case as may be required in order to obtain all required Governmental Consents as promptly as practicable (including expirations or terminations of waiting periods whether imposed by Law or agreement) and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing the consummation of the Merger or the transactions contemplated by this Agreement or delaying any of the foregoing beyond the Outside Date (each of (i), (ii) and (iii), a “Divestiture Action”). Neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, and neither Parent nor any of its Subsidiaries shall, without the Company’s prior written consent, discuss or commit to any extension of any waiting period under any Regulatory Law or any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement. None of Parent, Merger Sub or the Company shall be required to take any action pursuant to this Section 5.7 unless it is expressly conditioned on the effectiveness of the Merger. Notwithstanding anything to the contrary in this Agreement, (x) neither Parent or Merger Sub nor any of their respective Affiliates or portfolio companies in which the Equity Investor or any of its investment fund Affiliates have made a debt or equity investment (other than such portfolio companies engaged in the same line of business as the Company or any of its Subsidiaries) shall be obligated to agree to take any action, or accept any conditions, restrictions, obligations or requirements, including any Divestiture Action, with respect to any Affiliates or portfolio companies of Parent or Merger Sub (as constituted and without giving effect to the Merger), pursuant to this Section 5.7, and (y) neither the Company nor any of its Subsidiaries shall agree without Parent’s prior written consent, to take any action, or accept any conditions, restrictions, obligations or requirements, including any Divestiture Action, with respect to the Company and its Subsidiaries, pursuant to this Section 5.7.

(d) Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of the Company and Parent agrees (i) to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions pursuant to this Section 5.7, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated therein, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Entity with respect to the Merger, (iv) to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining the necessary approvals for the Merger and the other transactions contemplated by this Agreement, and (v) not to participate in any meeting or discussion in person or by telephone expected to address matters related to the transactions contemplated herein with any Governmental Entity in connection with the Merger unless, to the extent not prohibited by such Governmental Entity, it gives the other party reasonable notice thereof and the opportunity to attend and observe and participate. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.7 in a manner so as to preserve any applicable privilege. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.7(d) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or any other Person is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including, without limiting the foregoing, taking the actions set forth in Section 5.7(c) (subject to the limitations set forth therein).

(f) For purposes of this Agreement, “Regulatory Law” means the Sherman Antitrust Act, 15 U.S.C. §§ 1, et seq., the Clayton Act, 15 U.S.C. §§ 12, et seq. and 29 U.S.C. §§ 52, et seq., the HSR Act, the Federal Trade Commission Act, 15 U.S.C. §§ 41, et seq., as amended, and all other federal, state, foreign, multinational or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including, without limitation, any antitrust, competition or trade regulation Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Laws that relate to foreign investments.

Section 5.8 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation shall or may become applicable to the transactions contemplated herein, each of the Company, Parent and Merger Sub and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on the transactions contemplated herein.

Section 5.9 Public Announcements. The Company, Parent and Merger Sub shall consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or as may be requested by a Governmental Entity in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided, however, that (a) the restrictions in this Section 5.9 shall not apply to the receipt and existence of an Acquisition Proposal or a Change of Recommendation and (b) each party hereto and their respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.9. Parent and the Company agree to issue a joint press release announcing this Agreement and agree that neither party shall issue such press release without the prior consent of the other party. Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub may disclose the terms of this Agreement and the transactions contemplated hereby to their respective current and prospective Affiliates, lenders, investors and limited partners who have confidentiality obligations to Parent or Merger Sub.

Section 5.10 Indemnification and Insurance.

(a) The Surviving Corporation, Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement with the Company or any of its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, subject to compliance with applicable Law, the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time with respect to any action or omission occurring or alleged to have occurred before or at the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries.

(b) From and after the Effective Time, the Surviving Corporation shall and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served at the Company’s or any of its Subsidiaries’ request or direction, or for their benefit, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before or at the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (or acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request, at the direction or for the benefit of the Company); provided, that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the

Effective Time; provided, that if the aggregate annual premium for such insurance shall exceed 300% of the current annual premium for such insurance (which is identified on Section 5.10(c) of the Company Disclosure Letter), then Parent shall provide or cause to be provided, a policy for the applicable individuals with as much coverage as can reasonably be obtained in its good faith judgment at a cost up to but not exceeding 300% of such current annual premium. At the Company’s option (or, if requested by Parent, the Company shall), the Company may purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated herein; provided, that the aggregate premium for such insurance policy shall not exceed 300 % of the current annual premium for such insurance. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(d) From and after the Effective Time, to the fullest extent permitted under applicable Law, Parent shall or shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity, advancement and other obligations provided in this Section 5.10.

(e) Solely with respect to actions or omissions occurring or alleged to have occurred before or at the Effective Time in connection with an Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries, the rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the NCBCA or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their officers or directors, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

Section 5.11 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding the fact that the Company Chairman and CEO is a Rollover Investor, this Section 5.11 shall not apply to limit the Company Chairman and CEO in his capacity as a director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company.

Section 5.12 Financing.

(a) Parent shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts with respect to, (i) maintaining in effect the Commitment Letters, (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent in all material respects with the terms and conditions contained therein (including, as necessary, the “flex” provisions contained in the Fee Letter) or, if available, on other terms that are acceptable to Parent and would not adversely affect (including with respect to timing, taking into account the expected timing of the Marketing Period) the ability of Parent to consummate the transactions contemplated herein and (iii) satisfying all conditions applicable to Parent and its Subsidiaries to obtaining the Financing that are within Parent or Merger Sub’s control. In the event that all conditions contained in the Debt Commitment Letter and Definitive Agreements have been satisfied (or upon funding will be satisfied), Parent and Merger Sub shall use their reasonable best efforts to timely cause the Lenders to fund the Debt Financing, as applicable.

(b) Parent and Merger Sub shall not, without the prior written consent of the Company, (i) terminate any Commitment Letter, unless such Commitment Letter is replaced in a manner consistent with the following clause (ii), or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Commitment Letters if such amendment, modification, waiver, or replacement (A) would (1) add any new (or adversely modify any existing) condition to the Financing Commitments or otherwise adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement or the likelihood of Parent or Merger Sub doing so or (2) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Financing less likely to occur, (B) reduces the amount of the Debt Financing unless the Equity Financing and/or the Rollover Investment is increased by a corresponding amount, (C) adversely affects the ability of Parent to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (D) could reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that Parent and Merger Sub may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof. Upon any such amendment, supplement or modification of the Debt Financing Commitments or the Equity Financing Commitment or the Rollover Contribution Agreement in accordance with this Section 5.12(b), the terms “Debt Financing Commitments” and “Equity Financing Commitment” and “Rollover Contribution Agreement” shall mean the Debt Financing Commitments, the Equity Financing Commitment and Rollover Contribution Agreement, respectively, as so amended, supplemented or modified or replaced.

(c) In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and to the Knowledge of Parent or Merger Sub, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing (in an amount sufficient, when taken together with other sources of funds available to Parent, to replace such unavailable portion) from the same or other sources and on terms and conditions no less favorable to Parent than such unavailable Debt Financing and which would not reasonably be expected to prevent, impede or materially delay the consummation of the Financing or the transactions contemplated by this Agreement. In furtherance of and not in limitation of the foregoing, in the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, but the bridge facilities contemplated by the Debt Commitment Letter (or alternative bridge facilities obtained in accordance with this Section 5.12(c)) are available on the terms and conditions described in the Debt Commitment Letter (or replacements thereof), then Parent shall cause the proceeds of such bridge financing to be used in lieu of such contemplated Debt Financing. For the purposes of this Agreement, the terms “Debt Commitment Letter” “Fee Letter” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment or any fee letter referred to in such commitment letter with respect to any alternative financing arranged in compliance herewith (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question). For the purposes of this Agreement, the terms “Equity Commitment Letter” and “Equity Financing Commitment” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance herewith (and any Equity Commitment Letter and Equity Financing Commitment remaining in effect at the time in question).

(d) Parent shall provide the Company with prompt oral and written notice (i) of (A) any material breach or default by any party to any Commitment Letters or the Definitive Agreements of which Parent or Merger Sub has Knowledge or any termination of any of the Commitment Letters, (B) the receipt of any written notice or other written communication to Parent or Merger Sub from any Lender, Equity Investor, Rollover Investor or other financing source with respect to any actual or threatened breach, default (or any accusation of breach or default), termination or repudiation by any party to any Commitment Letters or the Definitive Agreements or any provision thereof or (C) any material dispute or disagreement between or among any parties to any of the Commitment Letters or the Definitive Agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, and (ii) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters or the Definitive Agreements; provided, however, that in no event will Parent or Merger Sub be under any obligation to disclose any information pursuant to clauses (A) or (B) that is subject to attorney-client or similar privilege if Parent and Merger Sub shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. In the event that Parent or Merger Sub do not provide access or information in reliance on the preceding sentence, Parent or Merger Sub shall provide notice to the Company that such access or information is being withheld and Parent and Merger Sub shall use their commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Parent shall keep the Company reasonably informed of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, but subject to Section 8.5(b), compliance by Parent with this Section 5.12 shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available.

(e) Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, provide and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing (including any offering or private placement of debt securities) as soon as reasonably practicable; provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, including using reasonable best efforts to:

(i) furnish Parent and the Lenders as promptly as practicable with financial information and other pertinent information regarding the Company and its Subsidiaries, including, but not limited to, monthly consolidated statements of income and monthly balance sheets, as may be reasonably requested by Parent to consummate the Financing as is customary to be included in (A) marketing materials for senior secured or unsecured indebtedness (or any documentation or deliverables in connection therewith) and (B) all other information and data necessary for the Parent and Merger Sub to satisfy the conditions set forth in the Debt Commitment Letter (all such information described in this clause (i), the “Required Information”; provided, that with respect to any pro forma and summary financial data provided pursuant to clauses (A) and (B) above, such pro forma and summary financial data shall not be considered a part of the Required Information unless Parent has provided the Company with notice reasonably in advance of when the Marketing Period otherwise would begin if the Required Information did not include such pro forma and summary financial data any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing);

(ii) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, meetings with prospective lenders, drafting sessions and sessions with rating agencies in connection with the Financing, and assisting with the preparation of materials for rating agency presentations, roadshow presentations, offering memoranda, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information) and similar documents required in connection with the Debt Financing

(provided, however, that any such bank information memoranda, offering documents, or similar documents are not required to be distributed by the Company or its Subsidiaries) and otherwise reasonably cooperate in the marketing efforts related to the Debt Financing, including, as reasonably requested, prior to the No-Shop Period Start Date;

(iii) obtain consents and customary comfort letters of independent accountants (including “negative assurance” comfort), legal opinions, surveys and title insurance as reasonably requested by Parent as necessary and customary for financings similar to the Financing (including any offering or private placement of debt securities pursuant to Rule 144A under the Securities Act);

(iv) assist in the preparation of a customary confidential information memorandum, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for the facilities and other customary marketing materials to be used in connection with the syndications reasonably deemed necessary by the lead arranger of the Debt Financing to complete a successful syndication pursuant to the terms of the Debt Commitment Letter;

(v) assist Parent in procuring a public corporate credit rating and a public corporate family rating in respect of the relevant borrower under the facilities contemplated by the Debt Commitment Letter and public ratings for any of the facilities or notes issued in connection with the Debt Financing;

(vi) assist in the preparation of (and execute and deliver) one or more credit, indenture, purchase or other agreements, as well as any pledge, security, guaranty and mortgage documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral and taking all necessary corporate or other entity actions to facilitate all of the foregoing (provided, however, that (A) none of such indentures, agreements, documents or certificates will be executed and delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become effective after, the occurrence of the Closing and (C) no personal liability will be imposed on the officers or employees involved);

(vii) furnish Parent, Merger Sub and the Lenders with (A) such pertinent and customary information regarding the Company and its Subsidiaries (other than the Required Information) as may be reasonably requested in connection with the Debt Financing, including for note offering diligence purposes and (B) information (other than the Required Information) regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries customary for the arrangement of loans contemplated by the Debt Financing;

(viii) obtain customary payoff letters with respect to any Indebtedness of the Company or its Subsidiaries; and

(ix) with respect to any Real Property, reasonably cooperating with Parent to attempt to obtain title policies, surveys, owner affidavits, lease estoppels and subordination nondisturbance agreements;

(x) at least three (3) Business Days prior to Closing, provide all documentation and other information about the Company as is reasonably requested by the Lenders with respect to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act;

(xi) (A) promptly after the date hereof, permitting the prospective lenders and third party service providers involved in the Debt Financing to evaluate the Company’s and its Subsidiaries’ inventory, current assets, cash management and accounting systems policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, the commercial finance examinations and inventory, equipment and real property appraisals) upon reasonable advance notice and (B) assisting Parent with the establishment of bank and other accounts and blocked account and control agreements of the Company and one or more of its Subsidiaries in connection with the foregoing, in each case to the extent customary and reasonable; and

(xii) (A) obtaining a certificate of the chief financial officer of the Company and its Subsidiaries (as in effect on the date hereof) with respect to solvency matters, (B) obtaining customary authorization letters with respect to the bank information memoranda from a senior officer of the Company, (C) delivering any borrowing base certificates requested by Parent a reasonable time prior to Closing and (D) using reasonable best efforts to attempt to obtain consents of accountants for use of their reports in any materials relating to the Debt Financing;

provided in each case that none of the Company or its Subsidiaries shall be required to enter into any agreement that is not contingent upon the Closing (except the authorization letter delivered pursuant to the foregoing clause (xii)). The foregoing notwithstanding, (x) neither the Company nor any Persons who are directors of the Company shall be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing prior to the Effective Time (except that directors and officers of Subsidiaries of the Company may be required to sign resolutions or consents that do not become effective until the Closing), (y) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing (except the authorization letter delivered pursuant to the foregoing clause (xii)) shall be effective until the Closing and (z) none of the Company or its Subsidiaries nor any of their respective Representatives shall be required to pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed promptly after written request by the Company by Parent in connection with the Debt Financing prior to the Closing. Nothing contained in this Section 5.12(e) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.12(e) and any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries).

(f) If the Company at any point in good faith reasonably believes that it has delivered the Required Information in accordance with this Section 5.12, it may deliver to Parent a written notice to such effect, in which case the Company shall be deemed to have delivered the Required Information at the time of delivery of such notice, unless Parent shall provide to Company within five (5) Business Days after the delivery of such notice, a written notice describing in reasonable detail what information constitutes Required Information that Parent in good faith reasonably believes the Company has not delivered.

(g) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.12 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that the Company acknowledges and agrees that Parent and its Affiliates may share non-public or otherwise confidential information regarding the Company, its Subsidiaries and their respective businesses with potential financing sources in connection with any marketing efforts (including syndication) in connection with the Financing so long as such recipients of such information agree to reasonably acceptable confidentiality terms. The Company hereby consents to the use of its and its Subsidiaries’ logos solely for the purpose of obtaining the Financing.

(h) In no event will any extension of any portion of the Marketing Period beyond the Outside Date in accordance with clause (y) of the definition of Marketing Period be deemed an extension of the Outside Date.

Section 5.13 Rollover Investors. Other than the Rollover Investors, Parent shall not permit any Person to obtain any equity interests (or rights to obtain any equity interests) in Parent, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary, without the prior written consent of the Company (not to be unreasonably withheld) if obtaining the same would result in a change of control of Parent or Merger Sub, require any disclosure in the Proxy Statement or the Schedule 13E-3 or change the ultimate parent entity of Parent for purposes of the HSR Act.

Section 5.14 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent and (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Merger, this Agreement or the transactions contemplated herein. Without limiting the foregoing, the Company shall (i) promptly advise Parent of any actions, suits, claims, investigations or proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (ii) keep Parent reasonably informed regarding any such Shareholder Litigation, (iii) give Parent the opportunity to participate in such Shareholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Shareholder Litigation and consider Parent’s views with respect to such Shareholder Litigation and (iv) not settle any such Shareholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 5.15 Rule 16b-3. Prior to the Effective Time, the Company and the Company Board (or a committee thereof) shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 De-Listing. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the Shares to be de-listed from the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment (or, to the extent permitted by Law, waiver in writing by Parent and the Company, except with respect to Section 6.1(a), which shall not be waivable) at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Shareholder Approval shall have been obtained in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b) Orders. No injunction or similar order by a Governmental Entity having jurisdiction over the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by such an injunction or similar order prohibiting the consummation of the Merger would potentially result in criminal liability, prohibits the consummation of the transactions contemplated hereby shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity in a jurisdiction in which the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), is conducted or with respect to which the failure to abide by a Law prohibiting or making illegal the consummation of the Merger would potentially result in criminal liability that, in any case, prohibits, conditions or makes illegal the consummation of the Merger.

(c) Regulatory Consents. Any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been earlier terminated.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated herein is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of Parent or Merger Sub to perform their respective obligations under this Agreement.

(b) Performance of Obligations. Parent and Merger Sub shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c) Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of Parent and Merger Sub, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are further subject to the fulfillment (or waiver in writing by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.1(a), 3.2(a), 3.2(b), 3.2(c), 3.2(g), 3.3(b), 3.21 and 3.23 shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in Sections 3.1(b), 3.2(e), 3.3(a) and 3.22 shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) all other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company Material Adverse Effect contained in such representations and warranties), individually or in the aggregate, does not constitute a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date and signed by an officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d) Dissenter’s Rights. The Dissenting Shares constitute less than ten percent (10%) of the total number of outstanding Shares.

(e) No Company Material Adverse Effect. Since the date of this Agreement, no event, occurrence, or development of a state of circumstances or facts shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

Section 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII

TERMINATION

Section 7.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time prior to the Effective Time (except with respect to Section 7.1(c)(ii) below), whether before or after the adoption of this Agreement by shareholders of the Company and the sole shareholder of Merger Sub:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if:

(i) the Effective Time shall not have occurred on or before January 2, 2015 (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have acted or failed to act in any manner that constitutes a breach of the covenants, obligations and agreements under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Merger on or before such date;

(ii) any Governmental Entity having jurisdiction over the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by any injunction or similar order of a Governmental Entity regarding the consummation of the transactions contemplated hereby would potentially result in criminal liability, shall have issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting or conditioning the consummation of the Merger and such injunction or order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used such efforts as may be required by Section 5.7 to prevent, oppose and remove such injunction or order; or

(iii) the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Shareholder Approval shall not have been obtained;

(c) by the Company, if:

(i) Parent or Merger Sub shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure); provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in the failure of any condition set forth in Sections 6.1 or 6.3 being satisfied;

(ii) at any time prior to the time the Shareholder Approval is obtained, the Company Board or the Special Committee shall have determined that an Alternative Acquisition Agreement constitutes a Superior Proposal in accordance with Section 5.3(f) and (A) substantially concurrently with such termination, the Company enters into such Alternative Acquisition Agreement and (B) pays to Parent the applicable Company Termination Payment and Company Expense Payment pursuant to Section 7.3(a); or

(iii) (A) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (B) the Company has irrevocably notified Parent in writing that (1) all of the conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied or waived at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.2 for the purpose of consummating the Closing and (2) it is ready, willing and able to consummate the Closing, (C) Parent and Merger Sub fail to complete the Closing within three (3) Business Days following the date the Closing was required by Section 1.2 to have occurred and (D) the Company stood ready, willing and able to consummate the Closing during such period; and

(d) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach, which such notice states the nature of such breach in reasonable detail; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement that would result in the failure of any condition set forth in Section 6.1 or 6.2 being satisfied; or

(ii) the Company Board or any committee thereof (including the Special Committee) shall have made a Change of Recommendation; provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall expire at 5:00 p.m. (New York City time) on the 15th calendar day following the date on which the Company Board makes such Change of Recommendation.

Section 7.2 Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 7.1 of this Agreement shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates, except that (a) the provisions of the last sentence of Section 5.12(e), the Equity Commitment Letter, the Limited Guarantee and the Rollover Contribution Agreement and the provisions of Section 5.2(b), this Section 7.2, Section 7.3 and Article VIII shall survive the termination hereof and (b) except as otherwise provided in this Section 7.2 and Section 7.3, no party hereto shall be relieved of any liability for any material breach of this Agreement or fraud occurring prior to such termination.

Section 7.3 Termination Payments. Any provision in this Agreement to the contrary notwithstanding,

(a) In the event that:

(i) (A) this Agreement is terminated (1) by the Company or Parent pursuant to Section 7.1(b)(i), (2) by the Company or Parent pursuant to Section 7.1(b)(iii) or (3) by Parent pursuant to Section 7.1(d)(i), (B) any Person shall have made an Acquisition Proposal after the date of this Agreement but prior to the date of termination of this Agreement and such Acquisition Proposal, if public, shall not have been publicly withdrawn prior to such date and (C) within twelve months of such termination the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal (whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (B)); provided that for purposes of this Section 7.3(a)(i) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, the Company shall, (x) in the case of clause (i) above, no later than three (3) Business Days following the date the Company enters into a definitive agreement with respect to an Acquisition Proposal, (y) in the case of clause (ii) above, prior to or substantially concurrently with such termination (and any purported termination pursuant to Section 7.1(c)(ii) shall be void and of no force and effect unless and until the Company shall have made such payment), and (z) in the case of clause (iii) above, no later than three (3) Business Days after the date of such termination, pay Parent

(or one or more of its designees) the applicable Company Termination Payment and the Company Expense Payment, by wire transfer of immediately available funds to one or more accounts designated by Parent (or one or more of its designees); it being understood that in no event shall the Company be required to pay the Company Termination Payment and Company Expense Payment on more than one occasion. Following receipt by Parent (or one or more of its designees) of the Company Termination Payment and Company Expense Payment in accordance with this Section 7.3, the Company shall have no further liability with respect to this Agreement or the transactions contemplated herein to Parent or Merger Sub, except in the event of a willful and material breach by the Company of this Agreement. Parent shall have the right to assign its right to receive the Company Termination Payment and the Company Expense Payment to one or more Persons in its sole discretion.

(b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company the Parent Termination Fee, such payment to be made by wire transfer of immediately available funds within two (2) Business Days following such termination.

(c) Notwithstanding anything to the contrary in this Agreement, if Parent and Merger Sub fail to effect the Closing when required by Section 1.2 for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (i) (A) a decree or order of specific performance or an injunction or injunctions or other equitable relief if and to the extent permitted by Section 8.5, and (B) the termination of this Agreement pursuant to Section 7.1(b)(i), Section 7.1(c)(i) or Section 7.1(c)(iii) and receipt of payment of the Parent Termination Fee pursuant to Section 7.3(c) and the Limited Guarantee shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Subsidiaries against Parent, Merger Sub, the Equity Investor, the Rollover Investors any Lender or prospective Lender, lead arranger, agent of or to Parent or Merger Sub and any of their respective and any of their respective former, current or future direct or indirect equityholders, controlling persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (each a “Specified Person” and together, the “Specified Persons”) for any breach, cost, expense, loss or damage suffered as a result thereof, and (ii) except as provided in the immediately foregoing clause (i) and except for the obligations set forth in the Confidentiality Agreement, none of the Specified Persons will have any liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement, the Equity Financing Commitment, the Rollover Investment, the Debt Financing Commitment, the Limited Guarantee (except, for the avoidance of doubt, for the Limited Guarantor’s obligation under the Limited Guarantee, subject to the limitations contained therein), or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Without limiting the obligations of the Limited Guarantor under the Limited Guarantee or the right of the parties hereto to seek specific performance of, or of Parent and Merger Sub’s rights under the Equity Financing Commitment Letter, if and to the extent permitted thereunder, the Company acknowledges and agrees that none of the Lenders or the Equity Investor, shall have any liability or obligation to the Company or any of its Affiliates if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under their respective Financing Commitments. Without limiting clause (ii) above and the immediately preceding sentence, upon payment of the Parent Termination Fee, none of the Specified Persons shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Limited Guarantee, the Commitment Letters or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Specified Parties shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement or the transactions contemplated hereby. The parties acknowledge and agree that in no event will Parent or the Limited Guarantor be required to pay the Parent Termination Fee on more than one occasion.

(d) Without limiting or otherwise affecting any way the remedies available to Parent, in the event of termination of this Agreement pursuant to (A) Section 7.1(b)(iii), (B) material breach by the Company of its obligations pursuant to Section 5.3 or (C) material breach by the Company of its obligations pursuant to Section 5.5, then the Company shall promptly, but in no event later than three (3) Business Days after such termination, pay Parent (or one or more of its designees) the Company Expense Payment by wire transfer of same day funds, which amount shall be credited against any Company Termination Payment payable to Parent or Merger Sub (or any of their designees).

(e) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If either party fails to timely pay an amount due pursuant to this Section 7.3, the defaulting party shall pay the non-defaulting party interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 5.12 and Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated herein shall be paid by the party incurring or required to incur such expenses, except that (a) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 (including applicable SEC filing fees) shall be borne by the Company and (b) all filing fees paid in respect of any HSR Act or other regulatory filing shall be borne by Parent.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or PDF transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4 Governing Law; Jurisdiction.

(a) This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to any choice or conflict of law provision or rule (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal or state court located in Charlotte, North Carolina. Each party hereto agrees that any such suit, action or proceeding will constitute a mandatory complex business case under Chapter 7A, Section 45.4 of the North Carolina General Statutes, and, if a party initiates such a suit, action or proceeding in North Carolina state court, it must be brought in the North Carolina Business Court as a mandatory complex business case. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.7 of this Agreement.

(b) Notwithstanding the foregoing and without limiting Section 8.4(a), each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Lenders or any Lender Related Party in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or any other letter or agreement related to any Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

Section 8.5 Remedies; Specific Enforcement.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be an adequate remedy therefor. Each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to the granting of a decree or order of specific performance or other equitable relief of Parent’s obligation to cause the full funding of (i) the Equity Financing under the Equity Commitment Letter and (ii) the Rollover Investment and to consummate the Merger if and only in the event each of the following conditions has been satisfied: (w) all of the conditions in Sections 6.1 and 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but each of which at such time is capable of being satisfied) have been satisfied or waived, (x) each of the Debt Financing or any alternative financing obtained in accordance with Section 5.12, has been funded or will be funded at the Closing if the Equity Financing and Rollover Investment are funded at the Closing, (y) the Marketing Period has ended and Parent and Merger Sub fail to complete the Closing by the Outside Date and (z) the Company has irrevocably confirmed in a written notice to Parent and the Lenders that it is ready, willing and able to consummate the Closing and that if decree or order of specific performance or other equitable relief is granted and the Equity Financing, the Rollover Investment and the Debt Financing are funded, the Closing will occur. For the avoidance of doubt, while the Company may pursue both a grant of a decree or order of specific performance or other equitable relief as and only to the extent expressly permitted by this Section 8.5(b) with respect to the matters identified in clauses (i) and (ii) above and to consummate the Merger and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 7.3(b) or Section 7.3(c), respectively), under no circumstances shall the Company be permitted or entitled to receive both (A) such grant of a decree or order of specific performance or other equitable relief to cause the funding of the financing described in clauses (i) and (ii) above and to consummate the Merger and (B) payment of the Parent Termination Fee.

(c) Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein (including the limitations set forth in Section 8.5(b)) on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN, THE EQUITY FINANCING OR THE DEBT FINANCING. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY, (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6 AND (C) AGREES THAT SUCH WAIVERS AND CERTIFICATIONS SHALL EXTEND TO THE LENDERS.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or facsimile addressed as follows:

To Parent or Merger Sub:

Pioneer Parent, Inc.

c/o Court Square Capital Partners

55 East 52nd Street, 34th Floor

New York, New York 10055

Attn: Joseph M. Silvestri

Facsimile: (212) 752-6184

With a copy to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19104

Attn: Geraldine A. Sinatra and Eric S. Siegel

Facsimile: (215) 994-2222

To the Company:

Pike Corporation

100 Pike Way, PO 868

Mount Airy, North Carolina 27030

Attention: J. Eric Pike

Facsimile: (336) 719-4229

with copies (which shall not constitute notice) to:

Moore & Van Allen PLLC

100 North Tryon Street, Suite 4700

Charlotte, North Carolina 28202

Attention: James R. Wyche

Facsimile: (704) 331-1159

and

McGuireWoods LLP

201 North Tryon Street, Suite 3000

Charlotte, North Carolina 28202

Attention: Harrison L. Marshall, Jr.

Facsimile: (704) 343-2300

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Except as contemplated by the last sentence of Section 7.3(a), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent and Merger Sub may assign all of their rights under this Agreement or any related documents to any Lender as collateral security. For the avoidance of doubt, any assignee shall be bound by Section 8.4 of this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction so long as the economic or legal substance of such term or provision is not materially adversely affected. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, that the parties intend that the remedies and limitations thereon (including provisions that, subject to the terms and limitations set forth in Section 8.5(b), payment of the Parent Termination Fee or the Company Termination Payment (and, if applicable, the Company Expense Payment) be the exclusive remedy for the recipient thereof and the limitation on liabilities of the Specified Person) contained in Article VII and Section 8.5 to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing or the Limited Guarantee.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the exhibits and schedules hereto (including the Company Disclosure Letter), the Voting Agreement, the Equity Commitment Letter, the Rollover Contribution Agreement, the Limited Guarantee and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and except for (a) after the Effective Time, the right of the holders of the Shares, the Company Options, the Company RSU Awards and the Company Restricted Shares to receive the Merger Consideration, the Option Consideration, the RSU Award Consideration and the Restricted Shares Consideration, respectively, in accordance with the terms and conditions of Article II and (b) Sections 5.10 and 7.3, which shall be for the benefit of the Persons (including with respect to Section 7.3, the Lenders and the Specified Persons) set forth therein, and any such Person will have the rights provided for therein) and (c) this Article VIII in respect of the Sections set forth under the foregoing clauses (a), (b) and (c), is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Subject to the limitations set forth in Section 7.3 of this Agreement, the damages recoverable by the Company in connection with any claim related to this Agreement shall include the total amount that would have been recoverable by the holders of the Shares, Company Options and Company RSU Awards if all such holders brought such claim and were recognized as intended third party beneficiaries hereunder. Notwithstanding anything else in this Section 8.10 to the contrary, the provisions of Sections 7.3(c), 8.4 and 8.6 shall be enforceable by each Lender and Lender Related Party and its respective successors and assigns.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, whether before or after the Shareholder Approval or approval by the sole shareholder of Merger Sub, any provision of this Agreement may be amended (by action taken or authorized by their respective boards of directors, in the case of Company and Merger Sub) or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Shareholder Approval or the adoption of this Agreement by the sole shareholder of Merger Sub, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company or the sole shareholder of Merger Sub, as applicable; provided, further that the failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any statute defined or referred to herein or in any such statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Obligations of Merger Sub. Whenever this Agreement requires a Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.

Section 8.15 Definitions. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Acceptable Confidentiality Agreement” has the meaning set forth in Section 5.3(a).

“Acquisition Proposal” has the meaning set forth in Section 5.3(h).

“Action” has the meaning set forth in Section 5.10(b).

“Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, that Parent, Merger Sub or the Equity Investor shall not be considered Affiliates of any portfolio company in which the Equity Investor or any of its investment fund Affiliates have made a debt or equity investment (and vice versa). As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Articles of Merger” has the meaning set forth in Section 1.3.

“BAML” has the meaning set forth in Section 3.20.

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York or the Department of Secretary of State of the State of North Carolina are authorized or required by Law or executive order to be closed.

“Bylaws” has the meaning set forth in Section 1.5.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.3(f).

“Charter” has the meaning set forth in Section 1.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commitment Letters” has the meaning set forth in Section 4.6(b).

“Common Stock” means the common stock, $0.001 par value per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.4(a).

“Company Benefit Plans” has the meaning set forth in Section 3.11(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Chairman and CEO” means J. Eric Pike.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.6(a).

“Company Expense Payment” means the lesser of (i) documented out-of-pocket expenses incurred by Parent and its Affiliates in connection with this Agreement and the Financing and the transactions contemplated hereby and thereby and (ii) $2,000,000.

“Company Insurance Policies” has the meaning set forth in Section 3.19.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that individually or in the aggregate would, or would reasonably be expected to, have a material adverse effect on the financial condition, business properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided, none of the following, and no fact, circumstance, change, event, occurrence or effect to the extent arising out of or relating to the following, shall in and of itself constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) any facts, circumstances, changes, events, occurrences or effects generally affecting (i) any of the industries in which the Company and its Subsidiaries operate or (ii) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates, or (b) any facts, circumstances, changes, events, occurrences or effects, arising out of, resulting from or attributable to (i) changes or prospective changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing (except, for purposes of clauses (a)(i), (a)(ii), and (b)(i), (b)(iii) and (b)(iv) only, to the extent that such fact, circumstance, change, event or occurrence adversely affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in any of the industries in which the Company and its Subsidiaries primarily operate), (ii) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement (other than compliance with Section 5.1), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to this Agreement, the Merger or the other transactions contemplated by this Agreement except that this clause (b)(ii) shall not apply in the determination of a breach of violation of the representation and warranties contained in Section 3.2, 3.3, 3.4, 3.11(g) or 3.16(a), (iii) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (iv) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (v) any action taken by the Company or its Subsidiaries that is required by this Agreement or taken at Parent’s written request (other than compliance with Section 5.1), (vi) any change or announcement of a potential change in the Company’s credit ratings, (vii) any change to the extent resulting or arising from the identity of, or any facts or circumstances relating only to, Parent, Merger Sub or their respective Affiliates, (viii) any decline in the market price, or change in trading volume, of any capital stock of the Company or (ix) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow or cash position; provided, that the underlying cause of any decline, change or failure referred to in clause (b)(vi), (b)(viii) or (b)(ix) (if not otherwise falling within any of clause (a) or clauses (b)(i) through (ix) above) may be taken into account in determining whether there is a “Company Material Adverse Effect”.

“Company Material Contracts” has the meaning set forth in Section 3.18(a).

“Company Meeting” has the meaning set forth in Section 5.5.

“Company Option” means an option to purchase Shares from the Company.

“Company Permits” has the meaning set forth in Section 3.9(b).

“Company Restricted Share” means any outstanding Share awarded by the Company that is subject to any vesting requirements that remain unsatisfied as of immediately prior to the Effective Time.

“Company RSU Award” means an award by the Company of restricted stock units or performance stock units or deferred stock or deferred stock units that correspond to Shares and that is unsettled as of immediately prior to the Effective Time.

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Termination Payment” means either (i) in the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) on or prior to September 17, 2014 in connection with entering into an Alternative Acquisition Agreement with an Excluded Party, an amount equal to $9,831,193, or (ii) an amount equal to $15,729,910 in all other circumstances.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Debt Agreement” has the meaning set forth in Section 3.18(a)(iii).

“Debt Commitment Letter” has the meaning set forth in Section 4.6(a).

“Debt Financing” has the meaning set forth in Section 4.6(a).

“Debt Financing Commitments” has the meaning set forth in Section 4.6(a).

“Definitive Agreements” has the meaning set forth in Section 5.12(a).

“Divestiture Action” has the meaning set forth in Section 5.7(c).

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Effective Time” has the meaning set forth in Section 1.3.

“Environmental Law” has the meaning set forth in Section 3.10(b).

“Equity Commitment Letter” has the meaning set forth in the Recitals.

“Equity Financing” has the meaning set forth in Section 4.6(b).

“Equity Financing Commitment” has the meaning set forth in Section 4.6(b).

“Equity Investor” has the meaning set forth in the Recitals.

“ERISA” has the meaning set forth in Section 3.11(a).

“ESPP” means the Company’s Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Party” has the meaning set forth in Section 5.3(i).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Fee Letter” has the meaning set forth in Section 4.6(b).

“Financing” has the meaning set forth in Section 4.6(b).

“Financing Commitments” has the meaning set forth in Section 4.6(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents” has the meaning set forth in Section 5.7(a).

“Governmental Entity” means any federal, state, local, municipal, foreign or supranational government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, including any department, commission, board, instrumentality, political subdivision, bureau or official, whether federal, state, local, municipal, foreign or supranational, or any arbitral body or the NYSE or any self-regulatory organization; provided, the foregoing should not include any municipal power agency, electrical cooperative or similar Person except with respect to matters described in Section 3.18 and otherwise to the extent such Person is not acting in a regulatory capacity under applicable Laws (it being understood that acting in a regulatory capacity does not include giving an order that does not have the force of Law).

“Hazardous Substance” has the meaning set forth in Section 3.10(c).

“HSR Act” has the meaning set forth in Section 3.4(a).

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

“Indemnified Party” has the meaning set forth in Section 5.10(b).

“Intellectual Property” has the meaning set forth in Section 3.16(a).

“Knowledge” means (a) with respect to Parent, the actual knowledge of the individuals listed on Section 8.15 of the Parent Disclosure Letter after due inquiry and (b) with respect to the Company, the actual knowledge of the individuals listed on Section 8.15(b) of the Company Disclosure Letter after due inquiry.

“Law” or “Laws” means all applicable laws, statutes, constitutions, rules, regulations, judgments, rulings, orders and decrees of any Governmental Entity.

“Leased Real Property” has meaning set forth in Section 3.17.

“Lender Related Party” means, with respect to the Lenders, any former, current and future Affiliates, officers, directors, managers, employees, shareholders, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the Lenders; provided however, in no circumstance shall Parent, the Company, Merger Sub, the Equity Investor or any of their respective Affiliates be a Lender Related Party.

“Lenders” has the meaning set forth in Section 4.6(a).

“Lien” means any mortgage, pledge, title defects, claims, charges, security interest, hypothecation, easement, right of way, encumbrance or liens of any kind or nature.

“Limited Guarantee” has the meaning set forth in the Recitals.

“Limited Guarantor” has the meaning set forth in the Limited Guarantee.

“Losses” has the meaning set forth in Section 5.10(b).

“Marketing Period” means the first period of twenty (20) consecutive Business Days commencing on the later of September 18, 2014 or the date on which the Company files the preliminary Proxy Statement with the SEC and throughout and at the end of which (a) Parent shall have received the Required Information from the Company and (b)(i) the conditions set forth in Sections 6.1 and 6.3 are satisfied (except for those conditions that by their nature are to be satisfied at the Closing) and (ii) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.1 or 6.3 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive Business Day period; provided that (x) November 28, 2014 shall not be considered a Business Day for purposes of this definition, (y) if the Marketing Period has not been completed on or prior to December 23, 2014, the Marketing Period shall commence no earlier than January 2, 2015, and (z) the Marketing Period shall not be deemed to have commenced if (A) after the date of this Agreement and prior to the completion of the Marketing Period, (I) Ernst &Young LLP shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents, including Company SEC Documents filed after the date hereof, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another independent accounting firm reasonably acceptable to Parent, (II) the financial statements included in the Required Information that is available to Parent on the first day of any such 20 consecutive Business Day period would be required to be updated under Rule 3-12 of Regulation S-X in order to be sufficiently current on any day during such 20 consecutive Business Day period to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such 20 consecutive Business Day period, in which case the Marketing Period shall not be deemed to commence until the receipt by Parent of updated Required Information that would be required under Rule 3-12 of Regulation S-X to permit a registration statement on Form S-1 using such financial statements to be declared effective by the SEC on the last day of such new 20 consecutive Business Day period or (III) the Company shall have announced any intention to restate any historical financial statements of the Company or other financial information included in the Required Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded no such restatement shall be required, and (B) the Company shall have been delinquent in filing or furnishing any Company SEC Document, the Marketing Period shall not be deemed to have commenced unless and until, at the earliest, all such delinquencies have been cured.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.11(f).

“NCBCA” has the meaning set forth in the Recitals.

“New Plans” has the meaning set forth in Section 5.6(b).

“No-Shop Period Start Date” has the meaning set forth in Section 5.3(a).

“NYSE” means the New York Stock Exchange.

“Old Plans” has the meaning set forth in Section 5.6(b).

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Owned Real Property” has meaning set forth in Section 3.17.

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.3(a).

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Termination Fee” means $23,594,864.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” means (a) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (c) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity (provided the same are not violated), (d) any state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and which, would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole, (e) title exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (f) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (g) any defects, irregularities or imperfections of title, encroachments, easements, servitudes, permits, rights of way, flowage rights, restrictions, leases, licenses, covenants, sidetrack agreements and oil, gas, mineral and any mining reservations, rights, licenses and leases, which, in each case, would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole and (h) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet) or (i) Liens that, individually or in the aggregate, would not be reasonably expected to materially detract from the value of any of the property, rights, or assets of the business of the Company or any of its Subsidiaries or materially interfere with the use thereof as currently used by the Company or any of its Subsidiaries.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13(d)(3) of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Proxy Statement” has the meaning set forth in Section 3.13.

“Real Property” has the meaning set forth in Section 3.17.

“Real Property Lease” has the meaning set forth in Section 3.17.

“Recommendation” has the meaning set forth in Section 3.3(b).

“Regulatory Law” has the meaning set forth in Section 5.7(f).

“Related Party Transaction” means any transaction, contract or understanding with or binding upon the Company or any of its Subsidiaries with a present or former director, officer or Affiliate of the Company or any of its Subsidiaries of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K.

“Representatives” has the meaning set forth in Section 5.3(a).

“Required Information” has the meaning set forth in Section 5.12(e)(i).

“Restricted Shares Consideration” has the meaning set forth in Section 2.3(c).

“Rollover Contribution Agreement” has the meaning set forth in Section 4.6(b).

“Rollover Equity Investment” has the meaning set forth in the Recitals.

“Rollover Investment” has the meaning set forth in Section 4.6(b).

“Rollover Investors” has the meaning set forth in the Recitals.

“Rollover Shares” has the meaning set forth in the Recitals.

“RSU Award Consideration” has the meaning set forth in Section 2.3(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule 13E-3” means a Rule 13E-3 transaction statement on Schedule 13E-3 filed with the SEC.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Share” means each share of Common Stock.

“Shareholder Approval” has the meaning set forth in Section 3.22.

“Shareholder Litigation” has the meaning set forth in Section 5.14.

“Software” means computer programs in object code and source code formats.

“Special Committee” has the meaning set forth in the Recitals.

“Specified Person” has the meaning set forth in Section 7.3(c).

“Stockholders Agreement” means that certain agreement, dated April 18, 2002, among Pike Holdings, Inc., LGB Pike LLC, J. Eric Pike and the other Persons party thereto, as amended by that certain Addendum dated June 13, 2005, as further amended by that certain Amendment dated July 21, 2005.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting power is directly or indirectly owned by such Person, or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 5.3(j).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takuan” means Takuan, LLC, a North Carolina limited liability company.

“Tax Return” has the meaning set forth in Section 3.14(b).

“Taxes” has the meaning set forth in Section 3.14(b).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Voting Agreement” has the meaning set forth in the Recitals.

[Remainder of this page intentionally left blank. Signature page(s) follow on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PIKE CORPORATION

By:	/s/ J. Eric Pike
	Name:	J. Eric Pike
	Title:	Chairman and CEO

[Signatures continue on next page]

[Signature Page to the Agreement and Plan of Merger]

PIONEER PARENT, INC.

By:	/s/ Kevin D. Brown
	Name:	Kevin D. Brown
	Title:	Secretary

[Signatures continue on next page]

[Signature Page to the Agreement and Plan of Merger]

PIONEER MERGER SUB, INC.

By:	/s/ Kevin D. Brown
	Name:	Kevin D. Brown
	Title:	Secretary

[Signature Page to the Agreement and Plan of Merger]

Appendix B

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

August 3, 2014

The Special Committee of the Board of Directors

Pike Corporation

100 Pike Way

Mount Airy, N.C. 27030

Members of the Special Committee of the Board of Directors:

We understand that Pike Corporation (“Pike”) proposes to enter into an Agreement and Plan of Merger, dated as of August 4, 2014 (the “Agreement”), by and among Pike, Pioneer Parent, Inc. (“Parent”) and Pioneer Merger Sub, Inc., a direct wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into Pike (the “Merger”) and each outstanding share of the common stock, par value $0.001 per share, of Pike (“Pike Common Stock”) will be converted into the right to receive $12.00 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You (the “Special Committee”) have requested our opinion as to the fairness, from a financial point of view, to the holders of Pike Common Stock (other than the Rollover Investors (as defined in the Agreement)) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Pike;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Pike (including management’s expectations regarding long-term leverage levels) furnished to or discussed with us by the management of Pike, including certain financial forecasts relating to Pike prepared by the management of Pike (such forecasts, “Pike Forecasts”), and compared actual historical financial results of Pike against certain historical Pike Forecasts;

(iii)	discussed the past and current business, operations, financial condition and prospects of Pike with members of senior management of Pike;

(iv)	reviewed the trading history for Pike Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(v)	compared certain financial and stock market information of Pike with similar information of other companies we deemed relevant;

(vi)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(vii)	considered the results of our efforts on behalf of the Special Committee to solicit, at the direction of the Special Committee, indications of interest from certain third parties with respect to a possible acquisition of all of Pike;

(viii)	reviewed the Agreement; and

(ix)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

The Special Committee of the Board of Directors

Pike Corporation

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of Pike that it is not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Pike Forecasts, we have been advised by Pike, and we have assumed at the direction of the Special Committee, that the Pike Forecast identified to us as the “Base Case” has been reasonably prepared on bases reflecting (and that such Pike Forecast identified to us as the “Base Case” represents) the best currently available estimates and good faith judgments of the management of Pike as to the future financial performance of Pike and, at the direction of the Special Committee, have used and relied upon such “Base Case” for purposes of our analysis and opinion. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Pike or any other entity, nor have we made any physical inspection of the properties or assets of Pike or any other entity. We have not evaluated the solvency or fair value of Pike or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of the Special Committee, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Pike or the Merger (including the contemplated benefits thereof).

We express no view or opinion as to any terms or other aspects or implications of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any other agreement, arrangement or understanding entered into in connection with or related to the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of Pike Common Stock (other than the Rollover Investors) and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to Pike or in which Pike might engage or as to the underlying business decision of Pike to proceed with or effect the Merger. We also are not expressing any view or opinion with respect to, and we have relied, at the direction of the Special Committee, upon the assessments of representatives of Pike regarding, legal, regulatory, accounting, tax and similar matters relating to Pike and the Merger as to which we understand that Pike obtained such advice as it deemed necessary from qualified professionals. In addition, we express no opinion or recommendation as to how any shareholder should vote or act in connection with the Merger or any other matter.

We have acted as financial advisor to the Special Committee of the Board of Directors of Pike in connection with the Merger and will receive a fee for our services, a portion of which was payable upon our delivery of an initial presentation and financial analysis to the Special Committee, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, Pike has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies,

The Special Committee of the Board of Directors

Pike Corporation

governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Pike, certain of its affiliates, Court Square Capital Partners, L.P., an affiliate of Parent (“Court Square”), and certain of Court Square’s affiliates and portfolio companies. In addition, we and certain of our affiliates have maintained, currently are maintaining, and in the future may maintain, commercial (including vendor and/or customer) relationships with Pike, certain of its affiliates, Court Square and/or certain of its affiliates and portfolio companies.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Pike and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as joint bookrunner and underwriter for an equity offering of Pike’s securities by a selling shareholder of Pike, and (ii) having acted or acting as a lender under certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Pike and certain of its affiliates.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Court Square and certain of its affiliates and portfolio companies and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as financial advisor to a portfolio company of Court Square in connection with the sale transaction pursuant to which Court Square acquired such portfolio company, (ii) having acted as financial advisor to a former portfolio company of Court Square in connection with Court Square’s sale of such portfolio company, (iii) having acted or acting as an administrative agent, a joint lead arranger and/or a joint bookrunner for, and/or as a lender under, certain term loans, letters of credit, credit and leasing facilities and other credit arrangements of Court Square and certain of its affiliates and portfolio companies, (iv) having provided or providing certain derivatives, foreign exchange and other trading services to certain affiliates and portfolio companies of Court Square, and (v) having provided or providing certain treasury management services and products to Court Square and certain of its affiliates and portfolio companies.

It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of Pike (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of Pike Common Stock (other than the Rollover Investors) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

        INCORPORATED

Appendix C

Chapter 55. North Carolina Business Corporation Act.

Article 13. Appraisal Rights.

Part 1. Right to Appraisal and Payment for Shares.

§ 55-13-01. Definitions.

In this Article, the following definitions apply:

(1) Affiliate.—A person that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of G.S. 55-13-01(7), a person is deemed to be an affiliate of its senior executives.

(2) Beneficial shareholder.—A person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) Corporation.—The issuer of the shares held by a shareholder demanding appraisal and, for matters covered in G.S. 55-13-22 through G.S. 55-13-31, the term includes the surviving entity in a merger.

(4) Expenses.—Reasonable expenses of every kind that are incurred in connection with a matter, including counsel fees.

(5) Fair value.—The value of the corporation’s shares (i) immediately before the effectuation of the corporate action as to which the shareholder asserts appraisal rights, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable, (ii) using customary and current valuation concepts and techniques generally employed for similar business in the context of the transaction requiring appraisal, and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to G.S. 55-13-02(a)(5).

(6) Interest.—Interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this State on the effective date of the corporate action.

(7) Interested transaction.—A corporate action described in G.S. 55-13-02(a), other than a merger pursuant to G.S. 55-11-04, involving an interested person and in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition, the following definitions apply:

a. Interested person.—A person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action met any of the following conditions:

1. Was the beneficial owner of twenty percent (20%) or more of the voting power of the corporation, other than as owner of excluded shares.

2. Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of twenty-five percent (25%) or more of the directors to the board of directors of the corporation.

3. Was a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than any of the following:

I. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action.

II. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in G.S. 55-8-31(a)(1) and (c).

III. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity, or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of the acquiring entity or such affiliate of the acquiring entity.

b. Beneficial owner.—Any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares. If a member of a national securities exchange is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted, then that member of a national securities exchange shall not be deemed a “beneficial owner” of any securities held directly or indirectly by the member on behalf of another person solely because the member is the record holder of the securities. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

c. Excluded shares.—Shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action.

(8) Preferred shares.—A class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(9) Record shareholder.—The person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(10) Senior executive.—The chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(11) Shareholder.—Both a record shareholder and a beneficial shareholder.

§ 55-13-02. Right to appraisal.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to appraisal rights and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(1) Consummation of a merger to which the corporation is a party if either (i) shareholder approval is required for the merger by G.S. 55-11-03 and the shareholder is entitled to vote on the merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) the corporation is a subsidiary and the merger is governed by G.S. 55-11-04.

(2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged.

(3) Consummation of a disposition of assets pursuant to G.S. 55-12-02 if the shareholder is entitled to vote on the disposition.

(4) An amendment of the articles of incorporation (i) with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has an obligation or right to repurchase the fractional share so created or (ii) changes the corporation into a nonprofit corporation or cooperative organization.

(5) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors.

(6) Consummation of a conversion to a foreign corporation pursuant to Part 2 of Article 11A of this Chapter if the shareholder does not receive shares in the foreign corporation resulting from the conversion that (i) have terms as favorable to the shareholder in all material respects and (ii) represent at least the same percentage interest of the total voting rights of the outstanding shares of the corporation as the shares held by the shareholder before the conversion.

(7) Consummation of a conversion of the corporation to nonprofit status pursuant to Part 2 of Article 11A of this Chapter.

(8) Consummation of a conversion of the corporation to an unincorporated entity pursuant to Part 2 of Article 11A of this Chapter.

(b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3), (4), (6), and (8) of subsection (a) of this section shall be limited in accordance with the following provisions:

(1) Appraisal rights shall not be available for the holders of shares of any class or series of shares that are any of the following:

a. A covered security under section 18(b)(1)(A) or (B) of the Securities Act of 1933, as amended.

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least twenty million dollars ($ 20,000,000)(exclusive of the value of shares held by the corporation’s subsidiaries, senior executives, directors, and beneficial shareholders owning more than ten percent (10%) of such shares).

c. Issued by an open-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and may be redeemed at the option of the holder at net asset value.

(2) The applicability of subdivision (1) of this subsection shall be determined as of (i) the record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights or (ii) the day before the effective date of such corporate action if there is no meeting of shareholders.

(3) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

(4) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where the corporate action is an interested transaction.

(c) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles may limit or eliminate appraisal rights for any class or series of preferred shares. Any amendment to the articles that limits or eliminates appraisal rights for any shares that are outstanding immediately prior to the effective date of the amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of the amendment, however, shall not apply to any corporate action that becomes effective within one year of that date if the corporate action would otherwise afford appraisal rights.

(d) A shareholder holding shares of a class or series that were issued and outstanding as of the effective date of this act but that did not as of that date entitle the shareholder to vote on a corporate action described in subdivision (a)(1), (2), or (3) of this section shall be entitled to appraisal rights, and to obtain payment of the fair value of the shareholder’s shares of such class or series, to the same extent as if such shares did entitle the shareholder to vote on such corporate action.

§ 55-13-03. Assertion of rights by nominees and beneficial owners.

(a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder (i) objects with respect to all shares of the class or series owned by the beneficial shareholder and (ii) notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder does both of the following:

(1) Submits to the corporation the record shareholder’s written consent to the assertion of rights no later than the date referred to in G.S. 55-13-22(b)(2)b.

(2) Submits written consent under subdivision (1) of this subsection with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.

Part 2. Procedure for Exercise of Appraisal Rights.

§ 55-13-20. Notice of appraisal rights.

(a) If any corporate action specified in G.S. 55-13-02(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this Article. If the corporation concludes that appraisal rights are or may be available, a copy of this Article must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b) In a merger pursuant to G.S. 55-11-04, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. In the case of any other corporate action specified in G.S. 55-13-02(a) with respect to which shareholders of a class or series do not have the right to vote, but with respect to which those shareholders are entitled to assert appraisal rights, the corporation must notify in writing all record shareholders of such class or series that the corporate action became effective. Notice required under this subsection must be sent within 10 days after the corporate action became effective and include the materials described in G.S. 55-13-22.

(c) If any corporate action specified in G.S. 55-13-02(a) is to be approved by written consent of the shareholders pursuant to G.S. 55-7-04, then the following must occur:

(1) Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of each shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(2) Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to the applicable shareholders required by subsections (d) and (e) of G.S. 55-7-04, may include the materials described in G.S. 55-13-22, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this Article.

(d) If any corporate action described in G.S. 55-13-02(a) is proposed, or a merger pursuant to G.S. 55-11-04 is effected, then the notice referred to in subsection (a) or (c) of this section, if the corporation concludes that appraisal rights are or may be available, and in subsection (b) of this section shall be accompanied by the following:

(1) The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of the notice and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this subdivision are not reasonably available, then the corporation shall provide reasonably equivalent financial information.

(2) The latest available quarterly financial statements of the corporation, if any.

The right to receive the information described in this subsection may be waived in writing by a shareholder before or after the corporate action.

§ 55-13-21. Notice of intent to demand payment and consequences of voting or consenting.

(a) If a corporate action specified in G.S. 55-13-02(a) is submitted to a vote at a shareholders’ meeting, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must do the following:

(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(2) Not vote, or cause or permit to be voted, any shares of any class or series in favor of the proposed action.

(b) If a corporate action specified in G.S. 55-13-02(a) is to be approved by less than unanimous written consent, a shareholder who is entitled to vote on the corporate action and who wishes to assert appraisal rights with respect to any class or series of shares must not execute a consent in favor of the proposed action with respect to that class or series of shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or (b) of this section is not entitled to payment under this Article.

§ 55-13-22. Appraisal notice and form.

(a) If a corporate action requiring appraisal rights under G.S. 55-13-02(a) becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (b)(1) of this section to all shareholders who satisfied the requirements of G.S. 55-13-21. In the case of a merger under G.S. 55-11-04, the parent corporation must deliver a written appraisal notice and form to all record shareholders of the subsidiary who may be entitled to assert appraisal rights. In the case of any other corporate action specified in G.S. 55-13-02(a) that becomes effective and with respect to which shareholders of a class or series do not have the right to vote but with respect to which such shareholders are entitled to assert appraisal rights, the corporation must deliver a written appraisal notice and form to all record shareholders of such class or series who may be entitled to assert appraisal rights.

(b) The appraisal notice must be sent no earlier than the date the corporate action specified in G.S. 55-13-02(a) became effective and no later than 10 days after that date. The appraisal notice must include the following:

(1) A form that specifies the first date of any announcement to shareholders, made prior to the date the corporate action became effective, of the principal terms of the proposed corporate action. If such an announcement was made, the form shall require a shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date. The form shall require a shareholder asserting appraisal rights to certify that the shareholder did not vote for or consent to the transaction.

(2) Disclosure of the following:

a. Where the form must be sent and where certificates for certificated shares must be deposited, as well as the date by which those certificates must be deposited. The certificate deposit date must not be earlier than the date for receiving the required form under sub-subdivision b. of this subdivision.

b. A date by which the corporation must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice required under subsection (a) of this section and form are sent. The form shall also state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by the specified date.

c. The corporation’s estimate of the fair value of the shares.

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in sub-subdivision b. of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

e. The date by which the notice to withdraw under G.S. 55-13-23 must be received, which date must be within 20 days after the date specified in sub-subdivision b. of this subdivision.

(3) Be accompanied by a copy of this Article.

§ 55-13-23. Perfection of rights; right to withdraw.

(a) A shareholder who receives notice pursuant to G.S. 55-13-22 and who wishes to exercise appraisal rights must sign and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to G.S. 55-13-22(b)(2). In addition, if applicable, the shareholder must certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to G.S. 55-13-22(b)(1). If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under G.S. 55-13-27. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

(b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to G.S. 55-13-22(b)(2)e. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c) A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in G.S. 55-13-22(b) shall not be entitled to payment under this Article.

§ 55-13-24. Repealed by Session Laws 2011-347, s. 1, effective October 1, 2011.

§ 55-13-25. Payment.

(a) Except as provided in G.S. 55-13-27, within 30 days after the form required by G.S. 55-13-22(b) is due, the corporation shall pay in cash to the shareholders who complied with G.S. 55-13-23(a) the amount the corporation estimates to be the fair value of their shares, plus interest.

(b) The payment to each shareholder pursuant to subsection (a) of this section must be accompanied by the following:

(1) The following financial information:

a. The annual financial statements specified in G.S. 55-16-20(a) of the corporation that issued the shares to be appraised. The date of the financial statements shall not be more than 16 months before the date of payment and shall comply with G.S. 55-16-20(b). If annual financial statements that meet the requirements of this sub-subdivision are not reasonably available, the corporation shall provide reasonably equivalent financial information.

b. The latest available quarterly financial statements, if any.

(2) A statement of the corporation’s estimate of the fair value of the shares. The estimate must equal or exceed the corporation’s estimate given pursuant to G.S. 55-13-22(b)(2)c.

(3) A statement that the shareholders described in subsection (a) of this section have the right to demand further payment under G.S. 55-13-28 and that if a shareholder does not do so within the time period specified therein, then the shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this Article.

§ 55-13-26. Repealed by Session Laws 2011-347, s. 1, effective October 1, 2011.

§ 55-13-27. After-acquired shares.

(a) A corporation may elect to withhold payment required by G.S. 55-13-25 from any shareholder who was required to but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to G.S. 55-13-22(b)(1).

(b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within 30 days after the form required by G.S. 55-13-22(b) is due, notify all shareholders who are described in subsection (a) of this section of the following:

(1) The information required by G.S. 55-13-25(b)(1).

(2) The corporation’s estimate of fair value pursuant to G.S. 55-13-25(b)(2).

(3) That they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under G.S. 55-13-28.

(4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer.

(5) That those shareholders who do not satisfy the requirements for demanding appraisal under G.S. 55-13-28 shall be deemed to have accepted the corporation’s offer.

(c) Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (b)(2) of this section to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d) Within 40 days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (b)(2) of this section to each shareholder described in subdivision (b)(5) of this section.

§ 55-13-28. Procedure if shareholder dissatisfied with payment or offer.

(a) A shareholder paid pursuant to G.S. 55-13-25 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under G.S. 55-13-25). A shareholder offered payment under G.S. 55-13-27 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares, plus interest.

(b) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value, plus interest, under subsection (a) of this section within 30 days after receiving the corporation’s payment or offer of payment under G.S. 55-13-25 or G.S. 55-13-27, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 55-13-29. Reserved for future codification purposes.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court Action.

(a) If a shareholder makes a demand for payment under G.S. 55-13-28 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, the corporation shall pay in cash to each shareholder the amount the shareholder demanded pursuant to G.S. 55-13-28, plus interest.

(a1) Repealed by Session Laws 1997-202, s. 4.

(b) The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office (or, if none, its registered office) in this State is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c) The corporation shall make all shareholders (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a trial by jury.

(e) Each shareholder made a party to the proceeding is entitled to judgment either (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for the shareholder’s shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under G.S. 55-13-27.

§ 55-13-31. Court costs and expenses.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(b) The court in an appraisal proceeding may also assess the expenses for the respective parties, in amounts the court finds equitable:

(1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20, 55-13-22, 55-13-25, or 55-13-27.

(2) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated and that these expenses should not be assessed against the corporation, the court may direct that the expenses be paid out of the amounts awarded the shareholders who were benefited.

(d) To the extent the corporation fails to make a required payment pursuant to G.S. 55-13-25, 55-13-27, or 55-13-28, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

§§ 55-13-32 through 55-13-39. Reserved for future codification purposes.

Part 4. Other Remedies.

§ 55-13-40. Other remedies limited.

(a) The legality of a proposed or completed corporate action described in G.S. 55-13-02(a) may not be contested, nor may the corporate action be enjoined, set aside, or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

(b) Subsection (a) of this section does not apply to a corporate action that:

(1) Was not authorized and approved in accordance with the applicable provisions of any of the following:

a. Article 9, 9A, 10, 11, 11A, or 12 of this Chapter.

b. The articles of incorporation or bylaws.

c. The resolution of the board of directors authorizing the corporate action.

(2) Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(3) Constitutes an interested transaction, unless it has been authorized, approved, or ratified by either (i) the board of directors or a committee of the board or (ii) the shareholders, in the same manner as is provided in G.S. 55-8-31(a)(1) and (c) or in G.S. 55-8-31(a)(2) and (d), as if the interested transaction were a director’s conflict of interest transaction.

(4) Was approved by less than unanimous consent of the voting shareholders pursuant to G.S. 55-7-04, provided that both of the following are true:

a. The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected.

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the approval of the corporate action is effective as to the shareholder bringing the proceeding.

Appendix D

Pike Corporation

Fiscal 2014 Audited Consolidated Financial Statements

(Reproduced from Pike Corporation’s Annual Report

on Form 10-K for the fiscal year ended June 30, 2014)

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Our internal control over financial reporting includes policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; (2) provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the board of directors of Pike; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on our financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of June 30, 2014. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (1992 framework) (COSO) in Internal Control—Integrated Framework. Based on our assessment and those criteria, management has concluded that we maintained effective internal control over financial reporting as of June 30, 2014.

Our independent registered public accounting firm, KPMG LLP, audited the effectiveness of our internal control over financial reporting. KPMG LLP has issued their report on the effectiveness of internal control over financial reporting, which is included in this Annual Report on Form 10-K.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Pike Corporation

We have audited the accompanying consolidated balance sheet of Pike Corporation as of June 30, 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the two years in the period ended June 30, 2013. Our audits also included the financial statement schedule for each of the two years in the period ended June 30, 2013 listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pike Corporation at June 30, 2013, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information for each of the two years ended June 30, 2013 set forth therein.

/s/ Ernst & Young LLP

Charlotte, North Carolina

September 4, 2013,

except for Note 19, as to which the date is

September 12, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Pike Corporation:

We have audited the accompanying consolidated balance sheet of Pike Corporation and subsidiaries as of June 30, 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year ended June 30, 2014. In connection with our audit of the consolidated financial statements, we also have audited financial statement schedule “Valuation and Qualifying Accounts”. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pike Corporation and subsidiaries as of June 30, 2014, and the results of their operations and their cash flows for the year ended June 30, 2014, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Pike Corporation’s internal control over financial reporting as of June 30, 2014, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated September 12, 2014, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Greensboro, North Carolina

September 12, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Pike Corporation:

We have audited Pike Corporation’s internal control over financial reporting as of June 30, 2014, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Pike Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Pike Corporation maintained, in all material respects, effective internal control over financial reporting as of June 30, 2014, based on criteria established in Internal Control—Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Pike Corporation and subsidiaries as of June 30, 2014, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for the year ended June 30, 2014, and our report dated September 12, 2014 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Greensboro, North Carolina

September 12, 2014

PIKE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amounts)

	June 30,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$989	$2,578
Accounts receivable from customers, net	96,850	104,585
Costs and estimated earnings in excess of billings on uncompleted contracts	85,563	71,248
Inventories	12,373	14,396
Prepaid expenses and other	7,029	9,914
Deferred income taxes	10,304	8,720

Total current assets	213,108	211,441
Property and equipment, net	177,743	179,928
Goodwill	153,668	153,668
Other intangibles, net	67,463	74,841
Deferred loan costs, net	1,111	1,561
Other assets	3,059	2,335

Total assets	$616,152	$623,774

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$34,961	$33,500
Accrued compensation	26,697	30,468
Billings in excess of costs and estimated earnings on uncompleted contracts	6,007	6,235
Accrued expenses and other	10,269	5,908
Current portion of insurance and claim accruals	10,372	12,121

Total current liabilities	88,306	88,232
Revolving credit facility	197,000	221,000
Insurance and claim accruals, net of current portion	4,720	4,958
Deferred compensation, net of current portion	7,415	6,431
Deferred income taxes	56,392	58,402
Other liabilities	3,625	2,916
Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $0.001 per share; 100,000 authorized shares; no shares issued and outstanding	—	—
Common stock, par value $0.001 per share; 100,000 authorized shares; 31,939 and 31,719 shares issued and outstanding at June 30, 2014 and June 30, 2013, respectively	6,425	6,424
Additional paid-in capital	180,255	176,988
Accumulated other comprehensive loss, net of taxes	(119)	(47)
Retained earnings	72,133	58,470

Total shareholders’ equity	258,694	241,835

Total liabilities and shareholders’ equity	$616,152	$623,774

The accompanying notes are an integral part of these consolidated financial statements.

PIKE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Fiscal Year Ended June 30,
	2014	2013	2012
Revenues	$810,660	$918,691	$685,169
Cost of operations	706,929	771,475	593,478

Gross profit	103,731	147,216	91,691
General and administrative expenses	74,894	75,579	66,219
Secondary offering and other related costs	—	4,138	—
Gain on sale of property and equipment	(1,968)	(584)	(626)

Income from operations	30,805	68,083	26,098
Other expense (income):
Interest expense	8,187	7,384	7,304
Other, net	(349)	(127)	(63)

Total other expense	7,838	7,257	7,241

Income before income taxes	22,967	60,826	18,857
Income tax expense	9,304	24,633	7,974

Net income	$13,663	$36,193	$10,883

Earnings per share:
Basic	$0.43	$1.04	$0.31

Diluted	$0.42	$1.03	$0.31

Weighted average shares used in computing earnings per share:
Basic	31,830	34,777	34,678

Diluted	32,191	35,057	35,111

Dividends per share:	$—	$1.00	$—

The accompanying notes are an integral part of these consolidated financial statements.

PIKE CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Fiscal Year Ended June 30,
	2014	2013	2012
Net income	$13,663	$36,193	$10,883
Other comprehensive (loss) income:
Interest rate cash flow hedges:
Change in fair value arising during the year, net of income taxes of ($131), ($82) and ($11), respectively	(205)	(129)	(17)
Reclassification adjustments included in net income, net of income taxes of $85, $52 and $125, respectively	133	82	195

Total other comprehensive (loss) income	(72)	(47)	178

Comprehensive income	$13,591	$36,146	$11,061

The accompanying notes are an integral part of these consolidated financial statements.

PIKE CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in thousands)

	Common Stock Shares	Common Stock	Additional Paid-In Capital	Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholders’ Equity
Balance, June 30, 2011	33,666	$6,427	$161,586	$(178)	$86,554	$254,389
Employee stock compensation plans, net	403	—	3,212	—	—	3,212
Issuance of common stock in connection with Pine Valley Power, Inc. acquisition	983	1	8,262	—	—	8,263
Comprehensive income:
Net income	—	—	—	—	10,883	10,883
Gain on derivative instruments, net of income taxes of $114	—	—	—	178	—	178

Total comprehensive income	—	—	—	178	10,883	11,061

Balance, June 30, 2012	35,052	$6,428	$173,060	$—	$97,437	$276,925
Employee stock compensation plans, net	328	—	3,928	—	—	3,928
Special cash dividend declared and paid	—	—	—	—	(35,164)	(35,164)
Repurchase and retirement of common stock	(3,661)	(4)	—	—	(39,996)	(40,000)
Comprehensive income:
Net income	—	—	—	—	36,193	36,193
Loss on derivative instruments, net of income taxes of ($30)	—	—	—	(47)	—	(47)

Total comprehensive income	—	—	—	(47)	36,193	36,146

Balance, June 30, 2013	31,719	$6,424	$176,988	$(47)	$58,470	$241,835
Employee stock compensation plans, net	220	1	3,267	—	—	3,268
Comprehensive income:
Net income	—	—	—	—	13,663	13,663
Loss on derivative instruments, net of income taxes of ($46)	—	—	—	(72)	—	(72)

Total comprehensive income	—	—	—	(72)	13,663	13,591

Balance, June 30, 2014	31,939	$6,425	$180,255	$(119)	$72,133	$258,694

The accompanying notes are an integral part of these consolidated financial statements.

PIKE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Fiscal Year Ended June 30,
	2014	2013	2012
Cash flows from operating activities:
Net income	$13,663	$36,193	$10,883
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39,503	41,431	38,254
Non-cash interest expense	1,123	994	2,698
Deferred income taxes	(3,470)	(1,150)	(952)
Gain on sale of property and equipment	(1,968)	(584)	(626)
Equity compensation expense	3,481	3,684	3,925
Excess tax benefit from stock-based compensation	(123)	(117)	(696)
Changes in operating assets and liabilities:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts	(6,580)	(5,083)	(24,047)
Inventories, prepaid expenses and other	3,626	264	388
Insurance and claim accruals	(1,987)	1,598	(3,666)
Accounts payable and other	1,618	5,555	1,197
Deferred compensation	—	—	(1,659)

Net cash provided by operating activities	48,886	82,785	25,699

Cash flows from investing activities:
Purchases of property and equipment	(32,224)	(40,355)	(33,852)
Business acquisitions, net of cash acquired	—	(69,654)	(16,806)
Net proceeds from sale of property and equipment	5,704	4,088	5,110

Net cash used in investing activities	(26,520)	(105,921)	(45,548)

Cash flows from financing activities:
Principal payments on long-term debt	—	—	(99,000)
Borrowings under prior revolving credit facility	—	—	37,700
Repayments under prior revolving credit facility	—	—	(37,700)
Borrowings under existing revolving credit facility	149,500	370,000	217,420
Repayments under existing revolving credit facility	(173,500)	(272,000)	(94,420)
Special cash dividend declared and paid	—	(35,164)	—
Repurchase of common stock	—	(40,000)	—
Stock option and employee stock purchase activity, net	341	1,297	(1,001)
Excess tax benefit from stock-based compensation	123	117	696
Deferred loan costs	(419)	(137)	(2,556)

Net cash (used in) provided by financing activities	(23,955)	24,113	21,139

Net (decrease) increase in cash and cash equivalents	(1,589)	977	1,290
Cash and cash equivalents beginning of year	2,578	1,601	311

Cash and cash equivalents end of year	$989	$2,578	$1,601

The accompanying notes are an integral part of these consolidated financial statements.

PIKE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the fiscal years ended June 30, 2014, 2013 and 2012

(in thousands, except per share amounts)

1.	Organization and Business

On November 5, 2013, Pike Electric Corporation changed its state of incorporation from Delaware to North Carolina (the “Reincorporation”). The Reincorporation was effected by merging Pike Electric Corporation, a Delaware corporation, with and into Pike Corporation, a North Carolina corporation and its wholly-owned subsidiary. In connection with the Reincorporation, Pike Electric Corporation changed its name to “Pike Corporation.” The Reincorporation did not result in any change in the business, management, fiscal year, accounting, location of the principal executive offices or other facilities, capitalization, assets or liabilities of Pike Electric Corporation.

As used in this section, unless the context requires otherwise, the terms “Pike,” the “Company,” “we,” “us” and “our” refer to Pike Corporation and its subsidiaries and all predecessors of Pike Corporation and its subsidiaries.

We are one of the largest providers of construction and engineering services for investor-owned, municipal and co-operative electric utilities in the United States. Since our founding in 1945, we have evolved from a specialty non-unionized contractor for electric utilities focused on the distribution sector in the southeastern United States to one of the nation’s largest specialty construction and engineering firms servicing over 300 customers. Our comprehensive suite of energy and communication solutions includes facilities planning and siting, permitting, engineering, design, installation, maintenance and repair of power delivery systems, including renewables (primarily ground-based) and utility-grade solar construction projects, and storm-related services. As a result of the acquisition of Synergetic Design Holdings, Inc. and its subsidiary UC Synergetic, Inc. (together “UCS”) expanding the size and scope of our engineering business, we decided in the first quarter of fiscal 2013 to change our reportable segments. As a result of these changes, we operated our business as two reportable segments: Construction and All Other Operations. On January 1, 2014, as part of the integration of our engineering businesses, Synergetic Design Holdings, Inc. merged with and into Pike Enterprises, Inc., a wholly-owned subsidiary of the Company, and UC Synergetic, Inc. merged with and into Pike Energy Solutions, LLC, the surviving entity of which was named UC Synergetic, LLC. In order to properly align our segments with our current financial reporting structure, we changed the name of our All Other Operations segment to Engineering. Prior fiscal year segment information has been revised to conform to the current-year presentation. See Note 19 for further information on our segments.

We monitor revenue by two categories of services: core and storm-related. We use this breakdown because core services represent ongoing service revenues, most of which are generated by our customers’ recurring maintenance needs, and storm-related revenues represent additional revenue opportunities that depend on weather conditions.

The following table sets forth our revenue by type of service for the fiscal years indicated:

	Fiscal Year Ended June 30,
	2014		2013		2012
Core services	$743,229	91.7%	$751,364	81.8%	$614,623	89.7%
Storm-related services	67,431	8.3%	167,327	18.2%	70,546	10.3%

Total	$810,660	100.0%	$918,691	100.0%	$685,169	100.0%

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Pike Corporation and its wholly-owned subsidiaries. All intercompany amounts and transactions have been eliminated in consolidation.

Reclassifications

Certain reclassifications have been made to the amounts reported in these notes to consolidated financial statements for the prior years to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the allowance for doubtful accounts; recognition of revenue for costs and estimated earnings in excess of billings on uncompleted contracts; future cash flows associated with long-lived assets; useful lives and salvage values of fixed assets for depreciation purposes; workers’ compensation and employee benefit liabilities; purchase price allocations; fair value assumptions in analyzing goodwill; income taxes; and fair values of financial instruments. Due to the subjective nature of these estimates, actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly-liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Revenue Recognition

Revenues from service arrangements are recognized when services are performed. We recognize revenue from hourly services based on actual labor and equipment time completed and on materials when billable to our customers. We recognize revenue on unit-based services as the units are completed. We recognize the full amount of any estimated loss on site-specific unit projects if estimated costs to complete the remaining units for the project exceed the revenue to be received from such units.

Revenues for fixed-price contracts are recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date to total estimated costs for each contract. Contract costs include all direct material, labor and subcontract costs, as well as indirect costs related to contract performance, such as indirect labor, tools, repairs and depreciation. The cost estimation process is based on the professional knowledge and experience of our engineers, project managers, field construction supervisors, operations management and financial professionals. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. At the time a loss on a contract becomes known, the entire amount of the estimated ultimate loss is accrued.

The current asset “Costs and estimated earnings in excess of billings on uncompleted contracts” represents revenues recognized in excess of amounts billed. The current liability “Billings in excess of costs and estimated earnings on uncompleted contracts” represents billings in excess of revenues recognized.

Allowance for Doubtful Accounts

We provide an allowance for doubtful accounts that represents an estimate of uncollectible accounts receivable. The determination of the allowance includes certain judgments and estimates including our customers’ willingness or ability to pay and our ongoing relationship with the customer. In certain instances, primarily relating to storm-related work and other high-volume billing situations, billed amounts may differ from ultimately collected amounts. We incorporate our historical experience with our customers into the estimation of the allowance for doubtful accounts. These amounts are continuously monitored as additional information is obtained. Accounts receivable are primarily due from customers located within the United States and include balances billed to customers pursuant to retainage provisions in certain contracts that are due upon completion of the contracts and acceptance by the customer. These amounts are generally collected within one year. Any material change in our customers’ business or cash flows could affect our ability to collect amounts due. Receivable amounts pertaining to retainage provisions with customers totaled $2,458 and $7,527 at June 30, 2014 and 2013, respectively.

Accounts receivable from customers, net and costs and estimated earnings in excess of billings on uncompleted contracts included allowances for doubtful accounts of $5,531 and $1,894 at June 30, 2014 and 2013, respectively. We recorded bad debt expense (recovery) of $1,251, ($54) and 43 for fiscal 2014, 2013 and 2012, respectively.

Inventories

Inventories consist of equipment in process to be sold under sale-leaseback arrangements, unbilled materials purchased for engineering, procurement and construction (“EPC”) projects, machine parts, supplies, small tools and other materials used in the ordinary course of business and are stated at the lower of average cost or market.

Property and Equipment

Property and equipment is carried at cost. Replacements and improvements are capitalized when costs incurred for those purposes extend the useful life of the asset. Maintenance and repairs are expensed as incurred. Depreciation on capital assets is computed using the straight-line method. Internal and external costs incurred to acquire and create internal use software are capitalized and amortized over the useful life of the software. Capitalized software is included in property and equipment on the consolidated balance sheets. Our management makes assumptions regarding future conditions in determining estimated useful lives and potential salvage values, and reviews these assumptions at least annually. These assumptions impact the amount of depreciation expense recognized in the period and any gain or loss recognized once the asset is disposed of or classified as “held for sale.”

We review our property and equipment for impairment when events or changes in business conditions indicate the carrying value of the assets may not be recoverable. An impairment of assets classified as “held and used” exists if the sum of the undiscounted estimated future cash flows expected is less than the carrying value of the assets. If this measurement indicates a possible impairment, we compare the estimated fair value of the asset to the net book value to measure the impairment charge, if any. If the criteria for classifying an asset as “held for sale” have been met, we record the asset at the lower of carrying value or fair value, less estimated selling costs.

Goodwill and Other Intangible Assets

We test our goodwill for impairment annually or more frequently if events or circumstances indicate impairment may exist. Examples of such events or circumstances could include a significant change in business climate or a loss of significant customers. We complete our annual analysis of our reporting units as of the first day of our fourth fiscal quarter. For purposes of our fiscal 2014 analysis, we had four reporting units: non-union construction, union construction, energy delivery engineering and telecom engineering. In evaluating reporting units, we first consider our operating segments and related components in accordance with U.S. GAAP. We allocate goodwill to the reporting units that are expected to benefit from the synergies of the business combinations generating the goodwill. We apply a two-step fair value-based test to assess goodwill for impairment. The first step compares the fair values of the reporting units to their carrying amounts, including goodwill. If the carrying amount of any reporting unit exceeds its fair value, the second step is then performed. The second step compares the carrying amount of the reporting unit’s goodwill to the implied fair value of the goodwill. If the implied fair value of the goodwill is less than the carrying amount, an impairment loss would be recorded.

We determined the fair value of our reporting units based on the income approach, using a discounted cash flow model. The income approach was used because it has a more direct correlation to the specific economics of the reporting units than the market approach, which considers comparable companies and transactions that are comparable to the Company as a whole, but are not as comparable to the individual reporting units in terms of size, operational diversity, and geographic diversity. Under the income approach, the discounted cash flow model determines fair value based on the present value of projected cash flows over a specific projection period and a residual value related to future cash flows beyond the projection period. Both values are discounted using a rate which reflects our best estimate of the weighted-average cost of capital of a market participant, and is adjusted for appropriate risk factors. We perform sensitivity tests with respect to growth rates and discount rates used in the income approach.

For our annual impairment analysis, we relied solely on the income approach. The income approach was used because it has a more direct correlation to the specific economics of the reporting units than the market approach which is based on multiples of companies that, although comparable to the Company as a whole, may not have the exact same risk factors as our reporting units and are not as comparable to the individual reporting units in terms of size, operational diversity and geographic diversity. The analysis indicated that, as of the first day of our fourth fiscal quarter, the fair values of each of our reporting units exceeded their respective carrying values in excess of 10%. For our analysis, we also considered various elements of an implied control premium in assessing the reasonableness of the reconciliation of the summation of the fair values of the invested capital of our four reporting units (with appropriate consideration of the interest bearing debt) to the Company’s overall market capitalization and our net book value. This analysis included (i) the current control premium being paid for companies with a similar market capitalization and within similar industries and (ii) certain synergies that a market participant buyer could realize, such as the elimination of potentially redundant costs. Based on this analysis, management determined that the resulting control premium implied in the annual impairment analysis was approximately 10%, which was within a reasonable range of current market conditions. Based on our annual impairment analysis, we concluded that goodwill was not impaired.

In addition to goodwill, we identify and value other intangible assets that we acquire in business combinations, such as customer arrangements, customer relationships, intellectual property and non-compete agreements, that arise from contractual or other legal rights or that are capable of being separated or divided from the acquired entity and sold, transferred, licensed, rented or exchanged. The fair value of identified intangible assets is based upon an estimate of the future economic benefits expected to result from ownership, which represents the amount at which the assets could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. For customers with whom we have an existing relationship prior to the date of the transaction, we utilize assumptions that a marketplace participant would consider in estimating the fair value of customer relationships that an acquired entity had with our pre-existing customers in accordance with U.S. GAAP. The inputs into goodwill and intangible asset fair value calculations reflect our market assumptions and are not observable. Consequently, the inputs are considered to be Level 3 as specified in the fair value accounting guidance.

Intangible assets with definite lives are amortized over their estimated useful lives and are also reviewed for impairment if events or changes in circumstances indicate that their carrying amount may not be realizable. We have no intangibles with indefinite lives other than goodwill.

Inherent in valuation determinations related to goodwill and other intangible assets are significant judgments and estimates, including assumptions about our future revenue, profitability and cash flows, our operational plans, current economic indicators and market valuations. To the extent these assumptions are incorrect or there are declines in our business outlook, impairment charges may be recorded in future periods.

Insurance and Claim Accruals

The insurance and claim accruals are based on known facts, actuarial estimates and historical trends. We are partially self-insured for individual workers’ compensation, vehicle and general liability, and health insurance claims. To mitigate a portion of these risks, we maintain commercial insurance for individual workers’ compensation and vehicle and general liability claims exceeding $1,000. We also maintain commercial insurance for health insurance claims exceeding $500 per person on an annual basis. We determine the amount of our loss reserves and loss adjustment expenses for self-insured claims based on analyses prepared quarterly that use both company-specific and industry data, as well as general economic information. Our estimates for insurance loss exposures require us to monitor and evaluate our insurance claims throughout their life cycles. Using this data and our assumptions about the emerging trends, we estimate the size of ultimate claims. Our most significant assumptions in forming our estimates include the trend in loss costs, the expected consistency with prior fiscal year claims of the frequency and severity of claims incurred but not yet reported, changes in the timing of the reporting of losses from the loss date to the notification date, and expected costs to settle unpaid claims. We also monitor the reasonableness of the judgments made in the prior fiscal year’s estimates and adjust current year assumptions based on that analysis.

For the fiscal years ended June 30, 2014, 2013 and 2012, respectively, health care and casualty insurance and claims expense was $31,839, $33,313 and $32,545, respectively, and was included in cost of operations and general and administrative expenses in the consolidated statements of income.

Collective Bargaining Agreements

Several of our subsidiaries are party to collective bargaining agreements with unions representing craftworkers performing field construction operations. The collective bargaining agreements expire at various times and have typically been renegotiated and renewed on terms similar to the ones contained in the expiring agreements. The agreements require those subsidiaries to pay specified wages, provide certain benefits to their respective union employees and contribute certain amounts to multi-employer pension plans and employee benefit trusts. These subsidiaries’ multi-employer pension plan contribution rates generally are specified in the collective bargaining agreements (usually on an annual basis), and contributions are made to the plans on a “pay-as-you-go” basis based on its union employee payrolls, which cannot be determined for future periods because the location and number of union employees that any such subsidiary employs at any given time and the plans in which they may participate vary depending on the projects we have ongoing at any time and the need for union resources in connection with those projects. If any of these subsidiaries withdrew from, or otherwise terminated its participation in, one or more multi-employer pension plans or if the plans were to otherwise become underfunded, we could be assessed liabilities for additional contributions related to the underfunding of these plans. We are not aware of any material amounts of withdrawal liability that have been incurred as a result of a withdrawal by any of our subsidiaries from any multi-employer defined benefit pension plans.

Stock-Based Compensation

Share-based payments are recognized in the consolidated financial statements based on their grant date fair values. Share-based compensation expense is recognized over the period the recipient is required to perform the services in exchange for the award (presumptively the vesting period). We value awards with graded vesting as single awards and recognize the related compensation expense using a straight-line attribution method. U.S. GAAP requires that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

Advertising and Promotion Costs

We expense advertising and promotion costs as incurred and these costs are included as a component of general and administrative expenses. Advertising and promotion costs for the fiscal years ended June 30, 2014, 2013 and 2012 were $505, $659 and $813, respectively.

Earnings Per Share

Basic earnings per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period and potentially dilutive common stock equivalents. Potential common stock equivalents that have been issued by us relate to both outstanding stock options and restricted stock awards and are determined using the treasury stock method.

Deferred Loan Costs

Deferred loan costs are being amortized over the term of the related debt using the effective-interest method. Accumulated amortization was $2,002 and $1,133 at June 30, 2014 and 2013, respectively. Amortization expense was $869, $751 and $2,386 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively. We also wrote-off approximately $1,700 of unamortized deferred loan costs as additional interest expense related to the prior credit facility in August 2011. Total deferred loan costs associated with entering into our existing revolving credit facility were approximately $1,800. We also capitalized deferred loan costs totaling approximately $138 and $823 for the fiscal years ended June 30, 2013 and 2012, respectively, relating to our accordion loan feature of our existing revolving credit facility exercised on June 27, 2012 and amounts borrowed to fund the UCS acquisition on July 2, 2012. On December 17, 2013, we entered into an amendment to our revolving credit facility to restate the leverage covenant ratio. Total costs associated with this amendment were approximately $419 for the fiscal year ended June 30, 2014.

Derivative Instruments

We use certain derivative instruments to manage risk relating to diesel fuel and interest rate exposure. Our use of derivative instruments is currently limited to interest rate swaps and diesel fuel swaps. These instruments are generally structured as hedges of forecasted transactions or the variability of cash flows to be paid related to a recognized asset or liability (cash flow hedges). We do not enter into derivative instruments for trading or speculative purposes. However, we have entered into diesel fuel swaps to economically hedge future purchases of diesel fuel, for which we have not applied hedge accounting. All derivatives are recognized on the balance sheet at fair value. For those derivative instruments for which we intend to elect hedge accounting, on the date the derivative contract is entered into, we document all relationships between hedging instruments and hedged items, as well as our risk-management objective and strategy for undertaking the various hedge transactions. This process includes linking all derivatives designated as cash flow hedges to specific assets and liabilities on the consolidated balance sheet or to specific forecasted transactions. We also formally assess, both at the hedge’s inception and on an ongoing basis, whether the derivatives used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

Changes in the fair value of derivatives that are highly effective, and are designated and qualify as cash flow hedges are recorded in other comprehensive income (loss) until earnings are affected by the variability in cash flows of the designated hedged item. Any changes in the fair value of a derivative where hedge accounting has not been elected or where there is ineffectiveness are recognized immediately in earnings. Cash flows related to derivatives are included in operating activities. See Note 8 for additional information.

Income Taxes

The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date.

Recent Accounting Pronouncements

Revenue Recognition

In May 2014, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update (“ASU”) related to revenue from contracts with customers which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect the ASU will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

Presentation of Comprehensive Income

In February 2013, the FASB issued final guidance related to the reporting of amounts reclassified out of accumulated other comprehensive income that requires entities to report, either on their income statement or in a footnote to their financial statements, the effects on earnings from items that are reclassified out of accumulated other comprehensive income. The guidance was effective prospectively for our interim period ended September 30, 2013. The adoption of this guidance only affected presentation and did not have an impact on our financial position, results of operations or cash flows.

Disclosures about Offsetting Assets and Liabilities

In December 2011, the FASB issued an accounting standards update regarding disclosures about offsetting assets and liabilities, which requires entities to disclose information about offsetting and related arrangements of financial instruments and derivative instruments. The amendment was effective retrospectively for our interim period ended September 30, 2013. The adoption of this guidance only affected presentation and did not have an impact on our financial position, results of operations or cash flows.

3.	Acquisitions

UC Synergetic

On July 2, 2012, we completed the acquisition of UCS, a privately-held company headquartered in Charlotte, North Carolina, for $69,654, net of cash acquired of $666. The funding for the acquisition consisted of cash borrowed from the $75,000 accordion loan feature of our existing revolving credit facility that was finalized on June 27, 2012. UCS provides engineering and consulting services focusing on (i) energy distribution, transmission and substation infrastructure, including storm assessment and inspection, and (ii) wireline and wireless communications. This acquisition extended our footprint in the Northeast and Midwest and resulted in our being one of the largest utility infrastructure engineering and design firms in the United States.

We completed our analysis of the valuation of the acquired assets and liabilities assumed of UCS during the fiscal year ended June 30, 2013. In June 2013, we recorded additional adjustments increasing goodwill and deferred income taxes totaling $11 to accurately reflect the amounts recognized as of the acquisition date. The purchase price of $69,654 has been allocated to the assets acquired and liabilities assumed at the effective date of the acquisition based on estimated fair values as summarized in the following table:

Current assets	$13,632
Property and equipment	1,760
Intangible assets	39,800
Goodwill	30,736
Other	100

Total assets acquired	86,028
Current liabilities	(3,009)
Deferred income taxes	(13,365)

Total liabilities assumed	(16,374)

Net assets	$69,654

The intangible assets recognized are attributable to customer relationships totaling $34,000, non-compete agreements with the seller totaling $1,800 and a trademark totaling $4,000, and are being amortized over twelve, three and twenty years, respectively. The allocation of the purchase price, which primarily used a discounted cash flow approach with respect to identified intangible assets, was based upon Level 3 fair value inputs and a discount rate consistent with the inherent risk of each of the acquired assets. The goodwill recognized is attributable primarily to expected synergies and $5,357 is amortizable for tax purposes.

The financial results of the operations of UCS have been included in our consolidated financial statements since the date of the acquisition and represent revenue of $77,253 and net income of $3,469 for the fiscal year ended June 30, 2013. The following unaudited pro forma condensed statement of income data gives effect to the acquisition of UCS as if it had occurred on July 1, 2011. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the fiscal years presented. Pro forma results for the fiscal year ended June 30, 2012 excludes non-recurring charges primarily related to seller transaction expenses prior to the acquisition totaling approximately $2,900.

	Fiscal Year Ended June 30,
	2013	2012
Revenues	$918,691	$757,855

Net income	$36,193	$13,761

Basic earnings per common share	$1.04	$0.40

Diluted earnings per common share	$1.03	$0.39

Pine Valley

On August 1, 2011, we acquired Pine Valley, a privately-held company located near Salt Lake City, Utah, for $25,068, net of cash acquired of $465. The funding for the purchase consisted of cash from operations and cash borrowed under our revolving credit facility totaling $7,271 and $10,000, respectively, and the issuance of approximately 983 shares of our common stock having an estimated fair value of $8,262 on the issuance date. Pine Valley provides construction and maintenance services to the transmission and distribution, renewable energy, industrial water and mining industries.

We completed our analysis of the valuation of the acquired assets and liabilities of Pine Valley during the quarter ended December 31, 2011. The purchase price of $25,068 has been allocated to the assets acquired and liabilities assumed at the effective date of the acquisition based on estimated fair values as summarized in the following table:

Current assets	$3,278
Property and equipment	1,251
Intangible assets	10,072
Goodwill	12,039

Total assets acquired	26,640
Current liabilities	(1,572)

Total liabilities assumed	(1,572)

Net assets	$25,068

The intangible assets recognized are attributable to customer relationships totaling $8,005, non-compete agreements with the seller totaling $1,829 and a trademark totaling $238, and are being amortized over fifteen, five and five years, respectively. All changes in goodwill for the fiscal year ended June 30, 2013 are related to purchase price allocation adjustments for Pine Valley. The goodwill recognized is attributable primarily to expected synergies and is amortizable for tax purposes over a period of 15 years.

The financial results of the operations of Pine Valley have been included in our consolidated financial statements since the date of the acquisition and represent revenue of $18,851 and net loss of $3 for the fiscal year ended June 30, 2012. The following unaudited pro forma condensed statement of income data gives effect to the acquisition of Pine Valley as if it had occurred on July 1, 2010. The pro forma results are not necessarily indicative of what actually would have occurred had the acquisition been in effect for the fiscal years presented.

	Fiscal Year Ended June 30,
	2012	2011
Revenues	$686,980	$618,980

Net income	$10,994	$6,251

Basic earnings per common share	$0.32	$0.19

Diluted earnings per common share	$0.31	$0.18

4.	Property and Equipment

Property and equipment is comprised of the following:

	Estimated Useful Lives in Years	June 30,
		2014	2013
Land	—	$2,705	$2,964
Buildings	15-39	27,269	27,415
Vehicles	5-12	244,029	237,127
Machinery and equipment	3-19	72,895	79,055
Office equipment, furniture and software	3-7	39,665	30,540

Total		386,563	377,101
Accumulated depreciation		(208,820)	(197,173)

Property and equipment, net		$177,743	$179,928

Depreciation expense for the fiscal years ended June 30, 2014, 2013 and 2012 was $32,125, $32,855 and $33,445, respectively.

Expenses for maintenance and repairs of property and equipment were $36,990, $36,302 and $34,510 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

Amounts reported as gain on sale and impairment of property and equipment relate primarily to the sale of aging, damaged or excess fleet equipment. Assets held for sale are recorded at the lower of carrying value or fair value, less selling costs. Fair value for this purpose is generally determined based on prices in the used equipment market. The carrying value of assets held for sale was $72 and $175 at June 30, 2014 and 2013, respectively, and is included in prepaid expenses and other in the consolidated balance sheets. All of the assets held for sale are expected to be sold within twelve months.

5.	Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for fiscal year 2014 and 2013 are as follows:

	Construction	Engineering	Total Goodwill
Goodwill at June 30, 2012	$113,110	$9,822	$122,932

Acquisition of UCS	—	30,736	30,736

Goodwill at June 30, 2013	$113,110	$40,558	$153,668

	—	—	—

Goodwill at June 30, 2014	$113,110	$40,558	$153,668

See Note 19 for details pertaining to the Company’s reportable segments.

We have recorded no impairment losses related to goodwill and have no intangible assets with indefinite lives other than goodwill.

Other amortizable intangible assets are comprised of:

	Customer Relationships		Non-Compete Agreements		Trademarks		Total
	June 30,		June 30,		June 30,		June 30,
	2014	2013	2014	2013	2014	2013	2014	2013
Gross carrying value	$92,711	$92,711	$3,629	$11,719	$4,838	$4,838	$101,178	$109,268

Accumulated amortization	(30,427)	(24,382)	(2,269)	(9,393)	(1,019)	(652)	(33,715)	(34,427)

Net intangible assets	$62,284	$68,329	$1,360	$2,326	$3,819	$4,186	$67,463	$74,841

Weighted-average useful life (years)	20.6	20.6	4.0	6.1	17.4	17.4	19.9	18.9

Amortization expense related to intangible assets for the fiscal years ended June 30, 2014, 2013 and 2012 was $7,378, $8,576 and $4,809, respectively.

Estimated future amortization expense related to intangible assets is as follows:

Fiscal Year Ended June 30,	Amount
2015	$7,268
2016	6,415
2017	5,705
2018	5,482
2019	5,383
Thereafter	37,210

Total	$67,463

6.	Debt

On August 24, 2011, we entered into a $200,000 revolving credit facility that replaced our prior credit facility. Our revolving credit facility matures in August 2015. We repaid outstanding term loans and borrowings on the revolver of our prior credit facility upon entering into our revolving credit facility. The obligations under our revolving credit facility are unconditionally guaranteed by us and each of our existing and subsequently acquired or organized domestic and first-tier foreign subsidiaries and secured on a first-priority basis by security interests (subject to permitted liens) in substantially all assets owned by us and each of our subsidiaries, subject to limited exceptions. Total costs associated with entering into our revolving credit facility were approximately $1,800, including the commitment fee, which are capitalized and being amortized over the term of the debt using the effective interest method.

Borrowings under our revolving credit facility bear interest at a variable rate at our option of either (i) the Base Rate, defined as the greater of the Prime Rate (as defined in our revolving credit facility), the Federal Funds Effective Rate (as defined in our revolving credit facility) plus 0.50% or LIBOR plus 1.00%, plus a margin ranging from 0.50% to 1.50% or (ii) LIBOR plus a margin ranging from 2.00% to 3.00%. The margins are applied based on our leverage ratio, which is computed quarterly. The margins are applied based on our leverage ratio, which is computed quarterly. At June 30, 2014 and 2013, the Base Rate margin was 1.50% and 0.75% and the LIBOR margin was 3.00% and 2.25%, respectively. At June 30, 2014 and 2013, our Base Rate was 4.75% and 4.00% and the adjusted LIBOR rate was 3.19% and 2.5%, respectively.

We are subject to a commitment fee ranging from 0.375% to 0.625% and letter of credit fees between 2.00% and 3.00% based on our leverage ratio. We are also subject to letter of credit fronting fees of 0.125% per annum for amounts available to be withdrawn.

Our revolving credit facility contains a number of other affirmative and restrictive covenants, including limitations on dissolutions, sales of assets, investments, and indebtedness and liens. On December 17, 2013, we entered into an amendment to our revolving credit facility to restate the leverage covenant ratio. Our revolving credit facility includes a requirement that we maintain (i) a leverage ratio, which is the ratio of total debt to adjusted EBITDA (as defined in our revolving credit facility; measured on a trailing four-quarter basis), of no more than 4.00 to 1.00 as of the last day of each fiscal quarter, declining to 3.75 on June 30, 2014 and declining to 3.50 on September 30, 2014 and thereafter, and (ii) a consolidated fixed charge coverage ratio (as defined in our revolving credit facility) of at least 1.25 to 1.00.

On June 27, 2012, we exercised the accordion feature of our revolving credit facility and entered into a commitment increase agreement with our lenders thereby increasing the lenders’ commitments by $75,000, from $200,000 to $275,000. Total costs associated with the new accordion commitment were approximately $800, which are capitalized and being amortized over the term of the debt using the effective interest method.

As of June 30, 2014, we had $197,000 in borrowings and our availability under our revolving credit facility was $74,000 (after giving effect to $4,000 of outstanding standby letters of credit).

Cash paid for interest expense totaled $6,763, $6,389 and $4,285 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively. Interest costs capitalized for the fiscal years ended June 30, 2014, 2013 and 2012 were $12, $12 and $47, respectively.

7.	Shareholders’ Equity

Special Dividend

On December 4, 2012, we announced that our board of directors declared a special cash dividend of $1.00 per share on our common stock totaling $35,164. The dividend was payable to shareholders of record as of December 14, 2012 and was paid on December 21, 2012.

Secondary Offering and Concurrent Share Repurchase

On May 13, 2013, we entered into a share repurchase agreement with LGB Pike II LLC (the “Selling Shareholder”), pursuant to which we agreed to purchase $40,000 of our common stock from the Selling Shareholder concurrently with the closing of an underwritten public offering by the Selling Shareholder of 8,000 shares of our common stock at the price at which the shares of common stock were sold to the public in the offering, less the underwriting discount, or $10.925 per share (the “Repurchase Agreement”). We funded the share repurchase with available cash and borrowings under our revolving credit facility, and the shares were repurchased and cancelled on May 21, 2013. The excess of the repurchase price over our common stock par value was charged against retained earnings. We did not receive any proceeds from the sale of shares in the secondary offering and were obligated to conduct such offering and pay the expenses related thereto pursuant to that certain Stockholders Agreement, dated April 18, 2002, as amended, among the Company and certain shareholders. We incurred fees and expenses totaling $4,138 in connection with the secondary equity offering, the concurrent share repurchase and a special committee of our board of directors. This amount is shown as a separate operating expense in the consolidated statements of income for the fiscal year ended June 30, 2013; $2,464 of the offering expenses are non-deductible for income tax purposes.

8.	Derivative Instruments and Hedging Activities

All derivative instruments are recorded on the consolidated balance sheets at their respective fair values. Changes in fair value are recognized either in income or other comprehensive income (loss) (“OCI”), depending on whether the transaction qualifies for hedge accounting and, if so, the nature of the underlying exposure being hedged and how effective the derivatives are at offsetting price movements in the underlying exposure. The effective portions recorded in OCI are recognized in the statement of operations when the hedged item affects earnings.

We have used certain derivative instruments to manage risk relating to diesel fuel and interest rate exposure. Derivative instruments are not entered into for trading or speculative purposes. We document all relationships between derivative instruments and related items, as well as our risk-management objectives and strategies for undertaking various derivative transactions.

Interest Rate Risk

We are exposed to market risk related to changes in interest rates on borrowings under our revolving credit facility, which bears interest based on LIBOR, plus an applicable margin dependent upon our total leverage ratio. We use derivative financial instruments to manage exposure to fluctuations in interest rates on our revolving credit facility.

Effective January 2013, we entered into an interest rate swap agreement (the “January 2013 Swap”), with a notional amount of $10,000, to help manage a portion of our interest risk related to our floating-rate debt. Under the January 2013 Swap, we pay a fixed rate of 0.42% and receive a rate equivalent to the 30-day LIBOR, adjusted monthly. The January 2013 Swap qualified for hedge accounting and is designated as a cash flow hedge. There was no hedge ineffectiveness for the January 2013 Swap for the fiscal years ended June 30, 2014 and 2013. The swap will expire in June 2015.

Effective December 2012, we entered into two interest rate swap agreements (the “December 2012 Swaps”), with notional amounts of $10,000 and $25,000, respectively, to help manage a portion of our interest risk related to our floating-rate debt. Under the December 2012 Swaps, we pay fixed rates of 0.42% and 0.45%, respectively, and receive a rate equivalent to the 30-day LIBOR, adjusted monthly. The December 2012 Swaps qualified for hedge accounting and are designated as cash flow hedges. There was no hedge ineffectiveness for the December 2012 Swaps for the fiscal years ended June 30, 2014 and 2013. These swaps will expire in June 2015.

Effective September 2012, we entered into two interest rate swap agreements (the “September 2012 Swaps”), each with notional amounts of $25,000, to help manage a portion of our interest risk related to our floating-rate debt. Under the September 2012 Swaps, we pay fixed rates of 0.40% and 0.42%, respectively, and receive a rate equivalent to the 30-day LIBOR, adjusted monthly. The September 2012 Swaps qualified for hedge accounting and are designated as cash flow hedges. There was no hedge ineffectiveness for the September 2012 Swaps for the fiscal years ended June 30, 2014 and 2013. These swaps will expire in February and March 2015, respectively.

Effective May 2010, we entered into an interest rate swap agreement (the “May 2010 Swap”), with a notional amount of $20,000, to help manage a portion of our interest risk related to our floating-rate debt. The May 2010 Swap expired in May 2012. Under the May 2010 Swap, we paid a fixed rate of 1.1375% and received a rate equivalent to the 30-day LIBOR, adjusted monthly. The May 2010 Swap qualified for hedge accounting and was designated as a cash flow hedge. There was no hedge ineffectiveness for the May 2010 Swap for the fiscal year ended June 30, 2012.

Effective June 2010, we entered into an interest rate swap agreement (the “June 2010 Swap”), with a notional amount of $20,000, to help manage a portion of our interest risk related to our floating-rate debt. The June 2010 Swap expired in June 2012. Under the June 2010 Swap, we paid a fixed rate of 1.0525% and received a rate equivalent to the 30-day LIBOR, adjusted monthly. The June 2010 Swap qualified for hedge accounting and was designated as a cash flow hedge. There was no hedge ineffectiveness for the June 2010 Swap for the fiscal year ended June 30, 2012.

The net derivative income (loss) recorded in OCI will be reclassified into earnings over the term of the underlying cash flow hedge. The amount that will be reclassified into earnings will vary depending upon the movement of the underlying interest rates. As interest rates decrease, the charge to earnings will increase. Conversely, as interest rates increase, the charge to earnings will decrease.

Diesel Fuel Risk

We have a large fleet of vehicles and equipment that primarily uses diesel fuel. As a result, we have market risk for changes in diesel fuel prices. If diesel prices rise, our gross profit and operating income could be negatively affected due to additional costs that may not be fully recovered through increases in prices to customers.

We periodically enter into diesel fuel swaps and fixed-price forward contracts to decrease our price volatility. We currently hedge approximately 56% of our diesel fuel usage primarily over the next twelve months with prices ranging from $3.86 to $3.99 per gallon at a weighted-average price of $3.90 per gallon. We are not currently utilizing hedge accounting for any active diesel fuel derivatives.

Balance Sheet and Statement of Operations Information

The fair value of derivatives at June 30, 2014 and 2013 is summarized in the following table:

		Asset Derivatives at June 30, 2014			Liability Derivatives at June 30, 2014
	Balance Sheet Location	Gross Fair Value of Recognized Assets	Gross Fair Value Offset	Net Fair Value	Gross Fair Value of Recognized Liabilities	Gross Fair Value Offset	Net Fair Value
Derivatives designated as hedging instruments:
Interest rate swaps	Accrued expenses and other	$—	$—	$—	$(195)	$—	$(195)

Total derivatives designated as hedging instruments		$—	$—	$—	$(195)	$—	$(195)

Derivatives not designated as hedging instruments:
Diesel fuel swaps	Prepaid expenses and other	$167	$(21)	$146	$(21)	21	$—

Total derivatives not designated as hedging instruments		$167	$(21)	$146	$(21)	21	$—

Total derivatives		$167	$(21)	$146	$(216)	21	$(195)

		Asset Derivatives at June 30, 2013			Liability Derivatives at June 30, 2013
	Balance Sheet Location	Gross Fair Value of Recognized Assets	Gross Fair Value Offset	Net Fair Value	Gross Fair Value of Recognized Liabilities	Gross Fair Value Offset	Net Fair Value
Derivatives designated as hedging instruments:
Interest rate swaps	Accrued expenses and other	$—	$—	$—	$(77)	$—	$(77)

Total derivatives designated as hedging instruments		$—	$—	$—	$(77)	$—	$(77)

Derivatives not designated as hedging instruments:
Diesel fuel swaps	Accrued expenses and other	$22	$(22)	$—	$(316)	$22	$(294)

Total derivatives not designated as hedging instruments		$22	$(22)	$—	$(316)	$22	$(294)

Total derivatives		$22	$(22)	$—	$(393)	$22	$(371)

The effects of derivative instruments, net of tax, on the consolidated statements of income for the fiscal years ended June 30, 2014 and 2013 are summarized in the following tables:

Derivatives designated as cash flow hedging instruments:

	Amount of Loss Recognized in OCI (Effective Portion)		Location of Loss Reclassified from Accumulated OCI into Earnings	Amount of Loss Reclassified from Accumulated OCI into Earnings
Fiscal Year Ended June 30,	2014	2013		2014	2013
Interest rate swaps	$(72)	$(47)	Interest expense	$(133)	$(82)

Total	$(72)	$(47)		$(133)	$(82)

Derivatives not designated as cash flow hedging instruments:

	Location of Gain (Loss) Recognized in Earnings	Amount of Gain (Loss) Recognized in Earnings
Fiscal Year Ended June 30,		2014	2013
Diesel fuel swaps	Cost of operations	$440	$1,294

Total		$440	$1,294

For the fiscal years ended June 30, 2014, 2013 and 2012, there were no reclassifications to earnings due to hedged firm commitments no longer deemed probable or due to hedged forecasted transactions that had not occurred by the end of the originally specified time period.

Accumulated OCI

For the interest rate swaps, the following table summarizes the net derivative gains or losses, net of taxes, deferred into accumulated OCI and reclassified to income (loss) for the fiscal years indicated below.

	Fiscal Year Ended June 30,
	2014	2013
Net accumulated derivative loss deferred at beginning of period	$(47)	$—
Change in fair value	(205)	(129)
Reclassification to net income	133	82

Net accumulated derivative loss deferred at end of period	$(119)	$(47)

The estimated net amount of the existing losses in OCI at June 30, 2014 expected to be reclassified into net income over the next twelve months is approximately $119. This amount was computed using the fair value of the cash flow hedges at June 30, 2014 and will differ from actual reclassifications from OCI to net income during the next twelve months.

9.	Fair Value Measurements

Fair value rules currently apply to all financial assets and liabilities and for certain nonfinancial assets and liabilities that are required to be recognized or disclosed at fair value. For this purpose, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. These tiers include:

•	Level 1—Valuations based on quoted prices in active markets for identical instruments that we are able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•	Level 2—Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

As of June 30, 2014 and 2013, we held certain items that are required to be measured at fair value on a recurring basis. These included interest rate derivative instruments and diesel fuel derivative instruments. Derivative instruments are used to hedge our exposure to interest rate fluctuations and a portion of our diesel fuel costs. These derivative instruments currently consist of swaps only. See Note 8 for further information on our derivative instruments and hedging activities.

Our interest rate derivative instruments and diesel fuel derivative instruments consist of over-the-counter contracts, which are not traded on a public exchange. The fair values for our interest rate swaps and diesel fuel swaps are based on current settlement values and represent the estimated amount we would have received or paid upon termination of these agreements. The fair values are derived using pricing models that rely on market observable inputs such as yield curves and commodity forward prices, and therefore are classified as Level 2. We also consider counterparty credit risk in our determination of all estimated fair values. We have consistently applied these valuation techniques in all periods presented.

At June 30, 2014 and 2013, the carrying amounts and fair values for our interest rate swaps and diesel fuel swaps were as follows:

Description	June 30, 2014	Level 1	Level 2	Level 3
Asset:
Diesel fuel swap agreements	$146	$—	$146	$—
Liability:
Interest rate swap agreements	(195)	—	(195)	—

Total	$(49)	$—	$(49)	$—

Description	June 30, 2013	Level 1	Level 2	Level 3
Liability:
Diesel fuel swap agreements	$(294)	$—	$(294)	$—
Interest rate swap agreements	(77)	—	(77)	—

Total	$(371)	$—	$(371)	$—

The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair values due to the short-term nature of these instruments. The carrying value of our debt approximates fair value based on the market-determined, variable interest rates.

Assets and liabilities that are measured at fair value on a nonrecurring basis include assets held for sale. Assets held for sale are valued using Level 2 inputs, primarily observed prices for similar assets in the used equipment market.

10.	Income Taxes

Income tax expense consisted of the following:

	Fiscal Year Ended June 30,
	2014	2013	2012
Current	$12,774	$25,783	$8,926
Deferred	(3,470)	(1,150)	(952)

Total	$9,304	$24,633	$7,974

In assessing the value of deferred tax assets, the Company considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the availability of taxable income in carryback periods, the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company provides a valuation allowance to reduce the carrying value of certain of its deferred tax assets to their net expected realizable value, if applicable. The Company has concluded that no valuation allowance is required for deferred tax assets at June 30, 2014 and 2013, respectively. Significant components of our deferred tax liabilities and assets are as follows:

	June 30,
	2014	2013
Deferred tax liabilities:
Tax over book depreciation	$(44,166)	$(46,927)
Tax over book amortization	(18,999)	(19,465)
Other	(4,503)	(2,634)

Total deferred tax liabilities	(67,668)	(69,026)

Deferred tax assets:
Deferred compensation	2,885	2,510
Self-insurance accruals	5,863	3,701
Accrued expenses	3,453	5,529
Stock compensation	5,418	5,210
Other	3,961	2,394

Total deferred tax assets	21,580	19,344

Net deferred tax liabilities	$(46,088)	$(49,682)

The differences between the income tax expense and the amounts computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

	Fiscal Year Ended June 30,
	2014		2013		2012
Computed tax at federal statutory rate	$8,039	35.0%	$21,289	35.0%	$6,600	35.0%
State income taxes, net of federal expense	593	2.6%	2,920	4.8%	972	5.2%
Internal Revenue Code Section 199 deduction	(680)	-3.0%	(1,441)	-2.4%	(393)	-2.1%
Meals and entertainment	362	1.6%	418	0.7%	286	1.5%
Non-deductible reorganization costs	278	1.2%	862	1.4%	—	0.0%
Other	712	3.1%	585	1.0%	509	2.7%

Net income tax expense	$9,304	40.5%	$24,633	40.5%	$7,974	42.3%

Cash paid for income taxes, net of refunds received, totaled $7,706, $26,624 and $3,244 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

We have recorded a liability for unrecognized tax benefits related to tax positions taken on various income tax returns. If recognized, the entire amount of unrecognized benefits would impact our effective tax rate.

A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows:

	Fiscal Year Ended June 30,
	2014	2013	2012
Beginning of year	$355	$100	$146
Increases related to tax positions taken in a current year	—	155	100
Increases related to tax positions taken in a prior year	—	100	—
Reduction for tax positions of prior years	—	—	(146)
Settlements	(300)	—	—

End of year	$55	$355	$100

The open tax years remaining subject to audit by the Internal Revenue Service are fiscal years ended June 30, 2012 and forward. With few exceptions, our state income tax returns are subject to examination for the fiscal year ended June 30, 2010 and forward.

We have elected not to recognize interest and penalties related to income tax matters in the income tax provision. Interest and penalties were minor for all periods presented and, as of June 30, 2014 and 2013, there were no significant amounts accrued for interest or penalties related to uncertain tax positions.

The Company does not anticipate a change in the balance of unrecognized tax benefits during the next 12 months.

11.	Employee Benefit Plans and Other Postretirement Benefits

We sponsor a defined contribution plan that covers all full-time employees who have completed a minimum of two months of employment. Contributions relating to the defined contribution plan will be made based upon the plan’s provisions. Additional amounts may be contributed at the option of our board of directors. Our contributions were $2,208, $2,466 and $1,812 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

We also maintain a postretirement plan that provides health benefits and certain other benefits for certain retired officers who retire on or after age 55 with at least 10 years of continuous service. We intend to maintain the insurance for all of the officers during their eligible retirement years. We retain the right to modify or eliminate these benefits. The liability for these benefits totaled $2,086 and $2,084 as of June 30, 2014 and 2013, respectively, and is reflected on the balance sheet in accrued expenses and other and other liabilities.

12.	Stock-Based Compensation

Overview

In connection with our initial public offering, we adopted the 2005 Omnibus Compensation Plan (the “2005 Plan”) in July 2005. We adopted the 2008 Omnibus Compensation Plan (as amended and restated, the “2008 Plan” and, together with the 2005 Plan, the “Omnibus Plans”) in fiscal year 2008 in anticipation of future compensation-related equity awards. The Omnibus Plans authorize our board of directors to grant various types of awards to directors, officers, employees and consultants, including stock options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, nonqualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, cash incentive awards, deferred share units and other equity-based or equity-related awards. To date, all equity awards under the Omnibus Plans have consisted of nonqualified stock options, restricted stock and restricted stock units. In November 2011, we increased the number of shares of common stock that may be issued under the 2008 Plan from 2,500 to 5,000 shares.

Subject to adjustment, as provided below, the aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2005 Plan is 1,750, of which the maximum number of shares that may be delivered pursuant to incentive stock options granted and restricted stock awards is 500 and 450, respectively. Subject to adjustment, as provided below, the aggregate number of shares of common stock that may be issued pursuant to awards granted under the 2008 Plan is 5,000, of which the maximum number of shares that may be delivered pursuant to incentive stock options granted and restricted stock awards is 500 and 500, respectively. We have a policy of issuing new shares to satisfy option exercises.

Under both Omnibus Plans, the maximum number of shares of common stock with respect to which awards may be granted to any eligible individual in any fiscal year is 600. If an award granted under either Omnibus Plan is forfeited, or otherwise expires, terminates or is canceled without the delivery of shares, then the shares covered by the forfeited, expired, terminated or canceled award will again be available to be delivered pursuant to awards under the applicable Omnibus Plan.

We also maintain two stock option plans that were adopted in 2002 (the “2002 Plans”), under which stock options were granted to key employees, officers and directors. Option grants under the 2002 Plans were at a price of no less than the fair market value of the underlying stock at the date of grant, generally vest over a four-year period, and have a term of ten years. We do not intend to make additional grants under the 2002 Plans.

We recorded non-cash expense related to our stock-based compensation plans of $3,481, $3,684 and $3,925 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively, all of which is included in general and administrative expenses in the consolidated statements of income. The total income tax benefit associated with non-cash stock compensation expense was $1,360, $1,439 and $1,533 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively. As of June 30, 2014, there were 3,061 shares available for future issuance under our stock-based compensation plans.

Stock Options

For purposes of determining compensation expense for stock option awards, the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model. The key assumptions used in the Black-Scholes model for options granted during fiscal 2012 were as follows:

Fiscal Year Ended June 30, 2012
Dividend yield	—
Risk-free interest rate	1.12% - 2.18%
Expected volatility	0.43
Expected life	6.0 - 6.5 years

There were no stock options granted in fiscal 2014 and 2013. The dividend yield assumption is based on our current intent not to issue dividends. The risk-free interest rate is based on the U.S. Treasury rate for the expected life at the time of grant. As of July 1, 2010, we began to use our historical volatility as a basis for our expected volatility. Prior to that, we had limited trading history beginning July 27, 2005 and had based our expected volatility on the average long-term historical volatilities of peer companies. We are using the “simplified method” to calculate expected holding periods, which represents the period of time that options granted are expected to be outstanding. We will continue to use this method until we have sufficient historical exercise experience to give us confidence that our calculations based on such experience will be reliable.

A summary of stock option activity for the fiscal year ended June 30, 2014, is presented as follows:

	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Life (years)	Aggregate Intrinsic Value

Options outstanding, June 30, 2013	2,937	$11.42
Exercised	(51)	$7.22
Forfeited	(1)	$9.03

Options outstanding, June 30, 2014	2,885	$11.50	3.5	$1,167

Options vested or expected to vest, June 30, 2014	2,885	$11.50	3.5	$1,167

Options exercisable, June 30, 2014	2,699	$11.66	3.3	$1,145

The weighted-average grant-date fair value of options granted during fiscal 2012 was $3.92. The total intrinsic value of options exercised during fiscal 2014, 2013 and 2012 was $253, $521 and $3,263, respectively. The total fair value of options vested during fiscal 2014, 2013 and 2012 was $1,141, $1,990 and $2,102, respectively.

As of June 30, 2014, there was $361 of unrecognized compensation expense related to outstanding stock options which is expected to be recognized over a weighted-average period of 0.8 years.

Cash received from option exercises for the fiscal years ended June 30, 2014, 2013 and 2012 was $368, $1,974 and $332, respectively. The actual tax benefit realized from option exercises totaled $99, $203 and $1,276 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

Other Stock-Based Compensation

A summary of restricted stock activity, including cash settled restricted stock awards, for the fiscal year ended June 30, 2014 is presented below:

	Shares	Weighted- Average Grant Date Fair Value
Non-vested shares, June 30, 2013	637	$9.73
Granted	32	$10.94
Vested	(288)	$9.90
Forfeited	(20)	$10.21

Non-vested shares, June 30, 2014	361	$9.68

The fair value of restricted stock awards is estimated based on the average of our high and low stock price on the date of grant, and, for the purposes of expense recognition, the total new number of shares expected to vest is adjusted for estimated forfeitures. As of June 30, 2014, there was $2,407 of unrecognized compensation expense related to non-vested restricted stock, which is expected to be recognized over a weighted-average period of 1.4 years. The total fair value of shares vested during the fiscal years ended June 30, 2014, 2013 and 2012 was $2,810, $2,295 and $2,538, respectively. Vested and deferred restricted stock awards totaled 36 and 19 as of June 30, 2014 and 2013, respectively.

Employee Stock Purchase Plan

In September 2005, we adopted an Employee Stock Purchase Plan (the “ESPP”) that was approved by shareholders in December 2005. Under the ESPP, shares of our common stock are purchased during offerings commencing on January 1 of each year. The first offering period under the ESPP commenced on January 1, 2006. Shares are purchased at three-month intervals at 95% of the fair market value on the last trading day of each three-month purchase period. Employees may purchase shares having a value not exceeding 20% of their annual compensation, or $25, whichever is less. During the fiscal year ended June 30, 2014, employees purchased 55 shares at an average price of $9.82 per share. During the fiscal year ended June 30, 2013, employees purchased 52 shares at an average price of $10.14 per share. During the fiscal year ended June 30, 2012, employees purchased 63 shares at an average price of $7.05 per share At June 30, 2014, there were 68 shares of common stock reserved for future issuance under the ESPP.

13.	Earnings Per Share

The following table sets forth the calculations of basic and diluted earnings per share:

	Fiscal Year Ended June 30,
	2014	2013	2012
Basic:
Net income	$13,663	$36,193	$10,883

Weighted-average common shares	31,830	34,777	34,678

Basic earnings per share	$0.43	$1.04	$0.31

Diluted:
Net income	$13,663	$36,193	$10,883

Weighted-average common shares	31,830	34,777	34,678
Potential common stock arising from stock options and restricted stock	361	280	433

Weighted-average common shares—diluted	32,191	35,057	35,111

Diluted earnings per share	$0.42	$1.03	$0.31

Outstanding options and restricted stock awards equivalent to 1,557, 2,149 and 2,563 shares of common stock were excluded from the calculation of diluted earnings per share for the fiscal years ended June 30, 2014, 2013 and 2012, respectively, because their effect would have been anti-dilutive.

14.	Leases

We lease various technology hardware; real estate used as engineering offices, satellite offices or storage facilities; various vehicles and equipment; and two airplanes under operating leases with terms ranging from one to ten years. We also rent various vehicles and equipment on short-term, month-to-month lease agreements. Many of these leases have automatic renewal features and we have no material escalation clauses. At June 30, 2014, the future minimum lease payments under the operating leases in each of the next five fiscal years ending June 30 and thereafter are as follows:

2015	$18,912
2016	17,452
2017	14,939
2018	13,016
2019	8,880
Thereafter	8,282

$81,481

Rent expense related to operating leases was approximately $19,031, $15,576 and $11,061 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively. We do not have any leases that are classified as capital leases for any of the periods presented in these financial statements.

During fiscal 2014, 2013 and 2012, we entered into various sales leaseback agreements with third parties whereby vehicles were sold and are being leased by us over periods ranging between five to seven years. The transactions were recorded as operating leases and are included in the table above. Gains on the sales of the vehicles have been deferred and are being amortized over the term of the lease agreements.

15.	Deferred Compensation

In March 2011, we established a new deferred compensation plan for the purpose of providing certain employees with the opportunity to defer certain payments of base salary and annual bonuses, and receive employer contributions, in accordance with the terms and provisions of the plan agreement. Amounts deferred under this plan by an employee will not be taxable to the employee for income tax purposes until the time actually received by the employee. Deferred compensation plan assets and related liabilities for these benefits totaled $2,148 and $1,396 as of June 30, 2014 and 2013, respectively, and are included in other long-term assets and other long-term liabilities on the consolidated balance sheets.

In connection with the acquisition of Red Simpson, Inc. on July 1, 2004, we agreed to pay, as part of the purchase price, $26,000 in deferred compensation over a two-year period. We also agreed to pay an additional $29,100 in deferred compensation over four years if the employees continued their employment.

In May 2005, the deferred compensation plan was amended to eliminate the future service requirement and fully vest the benefits under the plan. The amendment provides that, if an employee continues to be employed, dies, becomes disabled, retires, or is terminated for other than “cause” as defined in the amendment, the amounts under the deferred compensation plan will be paid out in accordance with the original four-year payment term. Generally under the amendment, if an employee voluntarily terminates or is terminated for cause, then any remaining unpaid amounts under the deferred compensation plan are paid out on the fifteenth anniversary (2019) of the initial payment date plus interest. The interest rate is to be determined by us based upon a risk-free interest rate plus a margin reflecting an appropriate risk premium. Generally under the amendment, if an employee is terminated for “specified cause,” as defined in the amendment, then all unpaid amounts under the deferred compensation plan are forfeited.

Accretion of interest on deferred compensation liabilities was $255, $243 and $312 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively, and is included in interest expense on the consolidated statements of income.

The following table sets forth the approximate amounts of deferred compensation related to the acquisition of Red Simpson remaining to be paid in each of the next five fiscal years ending June 30 and thereafter:

2015	$—
2016	—
2017	2,087
2018	—
2019	—
Thereafter	4,515

Total	6,602
Less amount representing interest	(1,311)

Present value of expected payments	5,291
Less current portion	—

Deferred compensation, net of current portion	$5,291

16.	Financial Instruments

Concentrations of Credit Risk

Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts. Due to the high-credit quality of our customers, credit risk relating to accounts receivable is limited and credit losses have generally been within management’s estimates. We perform periodic credit evaluations of our customers’ financial condition, but generally do not require collateral. Duke Energy, which now includes legacy Progress Energy, was our only customer that represented greater than 10% of our total revenues during that time frame, with approximately 16%, 17% and 22% for fiscal 2014, 2013 and 2012 total revenues primarily generated from our Construction segment (adjusted to include those revenues attributable to Progress Energy), respectively. We had accounts receivable greater than 10% of our consolidated balance from two customers of $21,350 at June 30, 2014. We had accounts receivable greater than 10% of our consolidated balance from one customer of $13,843 at June 30, 2013.

At June 30, 2014 and 2013, we had cash in excess of federally insured limits on deposit with financial institutions of approximately $285 and $1,372, respectively.

Off-Balance Sheet Risk

For June 30, 2014 and 2013, we had letters of credit outstanding totaling $4,000 and $4,069, respectively, as required by our workers’ compensation, general liability and vehicle liability insurance providers and to the surety bond holder.

17.	Related Party Transactions and Agreements

Stockholders Agreement

We and certain of our shareholders, including certain of our executive officers, are parties to a Stockholders Agreement dated April 18, 2002, as amended, which provides such shareholders registration rights for the shares of our common stock they hold. Specifically, each of the shareholders party to the Stockholders Agreement has “piggyback” registration rights where, if we propose to register any of our securities for sale for our own account, other than a registration in connection with an employee benefit or similar plan or an acquisition or an exchange offer, we will be required to provide them the opportunity to participate in such registration.

Company Share Repurchase

As previously discussed in Note 7, we entered into the Repurchase Agreement pursuant to which we agreed to purchase $40,000 of our common stock from the Selling Shareholder concurrently with the closing of an underwritten secondary offering by the Selling Shareholder. At the time of such offering and the negotiation of the Repurchase Agreement, two affiliates of the Selling Shareholder, Robert D. Lindsay and J. Russell Triedman, were members of our board of directors. Consequently, the Repurchase Agreement was negotiated, reviewed and recommended by a special committee of our board of directors, composed entirely of independent directors, who were advised by independent financial advisors and independent legal counsel.

18.	Commitments and Contingencies

Legal Proceedings

We are from time to time a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of business. These actions typically seek, among other things: (i) compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract, property damage, (ii) punitive damages, civil penalties or other damages, or (iii) injunctive or declaratory relief. With respect to all such lawsuits, claims and proceedings, we accrue reserves when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. We do not believe that any of these proceedings, individually or in the aggregate, would be expected to have a material adverse effect on our results of operations, financial position or cash flows.

Purchase Obligations

As of June 30, 2014, we had $30,287 in purchase obligations related to materials and subcontractor services for customer contracts, all of which are expected to be completed within twelve months.

Performance Bonds and Parent Guarantees

In the ordinary course of business, we are required by certain customers to post surety or performance bonds in connection with services that we provide to them. These bonds provide a guarantee to the customer that we will perform under the terms of a contract and that we will pay subcontractors and vendors. If we fail to perform under a contract or to pay subcontractors and vendors, the customer may demand that the surety make payments or provide services under the bond. We must reimburse the surety for any expenses or outlays it incurs. As of June 30, 2014, we had $106,072 in surety bonds outstanding. To date, we have not been required to make any reimbursements to our sureties for bond-related costs. We believe that it is unlikely that we will have to fund significant claims under our surety arrangements in the foreseeable future. Pike Corporation, from time to time, guarantees the obligations of its wholly-owned subsidiaries, including obligations under certain contracts with customers.

Collective Bargaining Agreements

Several of our subsidiaries are party to collective bargaining agreements with unions representing craftworkers performing field construction operations. The collective bargaining agreements expire at various times and have typically been renegotiated and renewed on terms similar to the ones contained in the expiring agreements. The agreements require those subsidiaries to pay specified wages, provide certain benefits to their respective union employees and contribute certain amounts to multi-employer pension plans and employee benefit trusts. These subsidiaries’ multi-employer pension plan contribution rates generally are specified in the collective bargaining agreements (usually on an annual basis), and contributions are made to the plans on a “pay-as-you-go” basis based on its union employee payrolls, which cannot be determined for future periods because the location and number of union employees that any such subsidiary employs at any given time and the plans in which they may participate vary depending on the projects we have ongoing at any time and the need for union resources in connection with those projects. If any of these subsidiaries withdrew from, or otherwise terminated its participation in, one or more multi-employer pension plans or if the plans were to otherwise become underfunded, it could be assessed liabilities for additional contributions related to the underfunding of these plans. We are not aware of any material amounts of withdrawal liability that have been incurred as a result of a withdrawal by any of our subsidiaries from any multi-employer defined benefit pension plans.

Indemnities

We generally indemnify our customers for the services we provide under our contracts, as well as other specified liabilities, which may subject us to indemnity claims and liabilities and related litigation. As of June 30, 2014, we do not believe that any future indemnity claims against us would have a material adverse effect on our results of operations, financial position or cash flows.

19.	Business Segment Information

As a result of the acquisition of UCS expanding the size and scope of our engineering business, we decided in the first quarter of fiscal 2013 to change our reportable segments. Prior to December 31, 2013, our operations were managed in four business units, which were shown as two reportable segments for financial reporting purposes: Construction and All Other Operations. These segments were organized principally by service category. Each segment had its own management that was responsible for the operations of the segment’s businesses. On January 1, 2014, as a result of the merger of UC Synergetic, Inc. into Pike Energy Solutions, LLC discussed in Note 2, changes in management reflecting sole leadership over the combined engineering entity, and in order to properly align our segments with our current financial reporting structure, we changed the name of our All Other Operations segment to Engineering and will manage our operations as two business units. Prior fiscal year segment information has been revised to conform to the current-year presentation.

The types of services from which each reportable segment derives its revenues are as follows:

•	Construction includes installation, maintenance and repair of power delivery systems, including storm restoration services. The Construction segment accounted for 81%, 83% and 90% of consolidated revenues for the fiscal years ended June 30, 2014, 2013 and 2012.

•	Engineering includes siting, permitting, engineering and design of power and communication delivery systems, including storm assessment and inspection services.

We evaluate the operating performance of our segments based upon segment income from operations. The Other column below represents certain corporate general and administrative costs not allocated to the segments. We review total assets at the consolidated level and, accordingly, those amounts have not been disclosed for each reportable segment. The accounting policies of the segments are consistent with those described in Note 2.

	Fiscal Year Ended June 30, 2014
	Construction	Engineering	Other	Total
Core services	$592,095	$184,136	$—	$776,231
Less: Intersegment revenues	(345)	(32,657)	—	(33,002)

Core services, net	591,750	151,479	—	743,229
Storm-related services	64,810	2,621	—	67,431

Revenues, net	$656,560	$154,100	$—	$810,660
Income (loss) from operations	$27,460	$3,849	$(504)	$30,805
Depreciation and amortization	$34,390	$5,113	$—	$39,503
Purchases of property and equipment	$30,756	$1,468	$—	$32,224

	Fiscal Year Ended June 30, 2013
	Construction	Engineering	Other	Total
Core services	$605,666	$183,775	$—	$789,441
Less: Intersegment revenues	(657)	(37,420)	—	(38,077)

Core services, net	605,009	146,355	—	751,364
Storm-related services	157,865	9,462	—	167,327

Revenues, net	$762,874	$155,817	$—	$918,691
Income (loss) from operations	$69,148	$5,053	$(6,118)	$68,083
Depreciation and amortization	$36,162	$5,269	$—	$41,431
Purchases of property and equipment	$39,505	$850	$—	$40,355

	Fiscal Year Ended June 30, 2012
	Construction	Engineering	Other	Total
Core services	$552,048	$78,602	$—	$630,650
Less: Intersegment revenues	(8,066)	(7,961)	—	(16,027)

Core services, net	543,982	70,641	—	614,623
Storm-related services	70,546	—	—	70,546

Revenues, net	$614,528	$70,641	$—	$685,169
Income (loss) from operations	$25,885	$2,177	$(1,964)	$26,098
Depreciation and amortization	$37,463	$791	$—	$38,254
Purchases of property and equipment	$33,852	$—	$—	$33,852

20.	Quarterly Data - Unaudited

The following table presents the quarterly operating results for the fiscal years ended June 30, 2014 and 2013:

	Quarter Ended
	September 30,	December 31,	March 31,	June 30,
Fiscal 2014:
Revenues	$193,307	$210,859	$207,583	$198,911
Gross profit	19,896	30,912	26,246	26,677
Net income (1)	959	5,660	2,828	4,216
Basic income per share	$0.03	$0.18	$0.09	$0.13
Diluted income per share	$0.03	$0.18	$0.09	$0.13

Fiscal 2013:
Revenues	$244,613	$273,668	$200,222	$200,188
Gross profit	36,922	59,234	25,045	26,015
Net income (2)	9,282	23,602	2,693	616
Basic income per share	$0.26	$0.67	$0.08	$0.02
Diluted income per share	$0.26	$0.67	$0.08	$0.02

(1)	In fiscal 2014, we incurred approximately $1,000 in fees and expenses in connection with an Agreement and Plan of Merger that we entered into on August 4, 2014 all of which were incurred in the quarter ended June 30, 2014. See Note 21 for additional information.
(2)	In fiscal 2013, we incurred fees and expenses totaling $4,138 in connection with the secondary equity offering and concurrent share repurchase, both of which closed on May 21, 2013. Approximately $2,900 of these costs were incurred in the quarter ended June 30, 2013. See Note 7 for additional information.

Earnings per share amounts for each quarter are required to be computed independently. As a result, their sum may not equal the total year basic and diluted earnings per share.

21.	Subsequent Event

Agreement and Plan of Merger

On August 4, 2014, the Company entered into an Agreement and Plan of Merger with Pioneer Parent, Inc., a Delaware corporation (“Parent”), and Pioneer Merger Sub, Inc., a North Carolina corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent. Parent is owned by an investment fund affiliated with Court Square Capital Partners. J. Eric Pike, Chairman and Chief Executive Officer of the Company, will be a director, officer and shareholder of Parent after completion of the Merger. The Merger has a total transaction value of approximately $595,000, consisting of an equity value of approximately $395,000 and net debt of approximately $200,000. Each of the Company’s shareholders (other than certain excluded shares and dissenting shares) will receive $12.00 in cash, without interest and less any applicable withholding taxes, for each share of the Company’s common stock they hold. We incurred approximately $1,000 in fees and expenses in connection with the Agreement and Plan of Merger. Approximately $700 of these costs were non-deductible for income tax purposes

The board of directors of the Company, acting on the unanimous recommendation of a special committee comprised entirely of independent and disinterested directors, adopted the merger agreement and resolved to submit it to the Company’s shareholders for their approval. The transaction is expected to be completed in the second quarter of the Company’s 2015 fiscal year, subject to receipt of approval from the Company’s shareholders and regulatory approvals, and satisfaction of other customary closing conditions.

PRELIMINARY COPY — SUBJECT TO COMPLETION

PIKE CORPORATION

100 PIKE WAY

MOUNT AIRY, NC 27030

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M78463-TBD	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PIKE CORPORATION

The Board of Directors (without J. Eric Pike’s participation) recommends you vote FOR proposals 1, 2 and 3:		For	Against	Abstain

1.	To approve the Agreement and Plan of Merger, dated as of August 4, 2014, as it may be amended from time to time, by and among Pike Corporation, Pioneer Parent, Inc. and Pioneer Merger Sub, Inc. (the “merger agreement”).	☐	☐	☐

2.	To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of Pike Corporation in connection with the merger, as disclosed in the table under “Proposal 1: Approval of the Merger Agreement — Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits—Potential Change of Control Payments to Named Executive Officers Table,” including the associated footnotes and narrative discussion.	☐	☐	☐

3.	To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.	☐	☐	☐

NOTE: To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

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M78464-TBD

PIKE CORPORATION Special Meeting of Shareholders [ ], 2014 This proxy is solicited by the Board of Directors.

The undersigned hereby appoint(s) Audie G. Simmons, Anthony K. Slater and Jeffrey S. Calhoun, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Pike Corporation that the undersigned is/are entitled to vote at the Special Meeting of Shareholders to be held at [        ], Eastern Time, on [            ], [            ], 2014, at the Company’s offices located at 100 Pike Way, Mount Airy, NC 27030, or any adjournment or postponement thereof. The proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof, exercising their discretion as set forth in the Notice of Special Meeting of Shareholders and Proxy Statement.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE, OR FOLLOW THE INSTRUCTIONS TO VOTE BY INTERNET OR TELEPHONE.
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